    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 6, 1997

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------
                       HEALTH SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                            ------------------------

           DELAWARE                                        6719                                95-42288333
(State or other jurisdiction of                (Primary Standard Industrial                  (I.R.S. Employer
incorporation or organization)                     Classification No.)                     Identification No.)
               21600 OXNARD STREET                                 225 NORTH MAIN STREET
             WOODLAND HILLS, CA 91367                                 PUEBLO, CO 81003
                  (818) 719-6978                                       (719) 542-0500

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------
                                B. CURTIS WESTEN
                               MICHAEL E. JANSEN
                       HEALTH SYSTEMS INTERNATIONAL, INC.
                             225 NORTH MAIN STREET
                                PUEBLO, CO 81003
                                 (719) 542-0500

 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                            ------------------------

                                   Copies to:

        PETER C. KRUPP                  ALLEN J. MARABITO                 LINDA C. WILLIAMS               ARTHUR FLEISCHER, JR.
    SKADDEN, ARPS, SLATE,         FOUNDATION HEALTH CORPORATION     PILLSBURY MADISON & SUTRO LLP     FRIED, FRANK, HARRIS, SHRIVER
  MEAGHER & FLOM (ILLINOIS)              3400 DATA DRIVE                235 MONTGOMERY STREET                   & JACOBSON
        333 W. WACKER                    RANCHO CORDOVA,                    SAN FRANCISCO,                  ONE NEW YORK PLAZA
   CHICAGO, ILLINOIS 60806               CALIFORNIA 95670                  CALIFORNIA 94104              NEW YORK, NEW YORK 10004
        (812) 407-0700                    (916) 631-5000                    (415) 983-1000                    (212) 859-4000

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time ("Effective Time") of the merger (the "Merger") of a wholly-owned subsidiary of Health Systems International, Inc. with and into Foundation Health Corporation as described in the Agreement and Plan of Merger, dated as of October 1, 1996.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------
                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

           TITLE OF EACH CLASS                           PROPOSED MAXIMUM PROPOSED MAXIMUM    AMOUNT OF
           OF SECURITIES TO BE             AMOUNT TO BE   OFFERING PRICE      AGGREGATE      REGISTRATION
               REGISTERED                 REGISTERED(1)     PER UNIT(2)   OFFERING PRICE(2)       FEE
-----------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
  $.001 per share........................    78,617,961       $31.00       $1,874,735,974    $568,102(3)
-----------------------------------------------------------------------------------------------------------
Series A Participating Preferred
  Stock Purchase Rights..................       (4)             (4)              (4)             (4)
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

(1) Consists of 78,617,961 shares of HSI Class A Common Stock issuable upon the exchange pursuant to the Merger of 58,975,354 currently outstanding shares of FHC Common Stock as of the date hereof, plus 1,500,000 additional shares which may be issued pursuant to outstanding FHC stock options.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high ($31.25) and low ($30.75) prices of FHC Common Stock on January 3, 1997, on the New York Stock Exchange multiplied by 60,475,354 (the number of FHC shares currently outstanding, plus 1,500,000 FHC shares issuable pursuant to outstanding options to purchase FHC Common Stock).

(3) The Registrant has previously paid a fee of $362,167 in connection with the filing of the Joint Proxy Statement/Prospectus pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, such document filed with the Commission on October 31, 1996. Therefore, the fee accompanying this filing is $205,935.

(4) Such number of Rights as are associated from time to time with the shares of HSI Class A Common Stock registered hereby pursuant to the terms of the Registrant's Stockholder Rights Plan. Initially, the rights are attached to and trade with the shares of Common Stock. Pursuant to Rule 457 of the Securities Act, no additional registration fee is required for the Rights.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[HSI LOGO]                                                     [FOUNDATION LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Boards of Directors of Health Systems International, Inc. ("HSI") and Foundation Health Corporation ("FHC") have agreed to a merger of equals designed to create one of the premier managed health care companies in the world. The combined company will be named Foundation Health Systems, Inc. ("New FHS").

     If the merger is completed, FHC stockholders will receive 1.3 shares of HSI Class A Common Stock, par value $.001 per share (after the merger referred to as "New FHS Common Stock") for each share of FHC common stock that they own. HSI stockholders will continue to own their existing shares after the merger which will represent an equivalent number of shares of New FHS Common Stock. We estimate that the shares of New FHS Common Stock to be issued to FHC stockholders will represent approximately 61% of all of the outstanding common stock of New FHS after the merger. Likewise, the shares of HSI common stock held by HSI stockholders prior to the merger will represent approximately 39% of all of the outstanding common stock of New FHS after the merger.

     The merger cannot be completed unless the stockholders of both companies approve it. We have scheduled special meetings for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

     Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect in most cases will be a vote against the merger.

     The dates, times and places of the meetings are as follows:

     FOR FHC STOCKHOLDERS:

     February 7, 1997, 9:30 a.m. at FHC's headquarters, 3400 Data Drive, Rando Cordova, California 95670.

     FOR HSI STOCKHOLDERS:

     February 7, 1997, 9:30 a.m. at Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California, 91367.

     The accompanying Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

----------------------------------------------
             Malik M. Hasan, M.D.                ----------------------------------------------
    Chairman of the Board of Directors and                     Daniel D. Crowley
           Chief Executive Officer                  Chairman, President and Chief Executive
      Health Systems International, Inc.                            Officer
                                                         Foundation Health Corporation

January 6, 1997

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     Health Systems International, Inc. ("HSI") will hold a special meeting of its stockholders (the "Special Meeting") on February 7, 1997, at 9:30 a.m. at Warner Center Marriott, 21850 Oxnard Street Woodland Hills, California, 91367, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 1, 1996 (the "Merger Agreement"), among Foundation Health Corporation ("FHC"), HSI and FH Acquisition Corp., a wholly owned subsidiary of HSI ("Merger Subsidiary"), the merger of Merger Subsidiary with and into FHC (the "Merger") and the transactions contemplated thereby, including the issuance of shares of HSI Class A Common Stock, par value $.001 per share ("HSI Common Stock").

          2. To consider and vote upon a proposal to amend and restate HSI's Certificate of Incorporation to (i) increase the number of authorized shares of common stock of HSI to 380 million shares with 350 million shares designated as Class A Common Stock and 30 million shares designated as Class B Common Stock and (ii) change the name of HSI to "Foundation Health Systems, Inc."

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     HSI has fixed the close of business on December 23, 1996 as the record date for the determination of stockholders entitled to vote at the Special Meeting or any adjournment thereof. A list of such stockholders will be available for examination by stockholders of record during business hours at the offices of HSI located at 225 North Main Street, Pueblo, Colorado, 81003 for ten days prior to the Special Meeting and will also be available at the Special Meeting.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Adoption of the Merger Agreement, the Merger and the transactions contemplated thereby require the affirmative vote of a majority of the outstanding shares of HSI Common Stock entitled to vote at the Special Meeting. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Special Meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect, in most cases, as a vote against the Merger.

B. Curtis Westen, Esq.                                           January 6, 1997
Senior Vice President,
General Counsel and Secretary

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     Foundation Health Corporation ("FHC") will hold a special meeting of its stockholders (the "Special Meeting") on February 7, 1997, at 9:30 a.m. at FHC's headquarters, 3400 Data Drive, Rancho Cordova, California, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 1, 1996 (the "Merger Agreement"), among FHC, Health Systems International, Inc. ("HSI") and FH Acquisition Corp., a wholly owned subsidiary of HSI ("Merger Subsidiary"), the merger of Merger Subsidiary with and into FHC (the "Merger") and the transactions contemplated thereby. Pursuant to the Merger, FHC will survive as a wholly owned subsidiary of HSI. The Merger Agreement provides, among other things, for the issuance to FHC stockholders of 1.3 shares of HSI Class A Common Stock, par value $.001 per share, for every share of FHC Common Stock, par value $.01 per share ("FHC Common Stock"), held.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     FHC has fixed the close of business on December 23, 1996 as the record date for the determination of stockholders entitled to vote at the Special Meeting or any adjournment thereof. A list of such stockholders will be available for examination by stockholders of record during business hours at the offices of FHC, 3400 Data Drive, Rancho Cordova, California 95670 for ten days prior to the Special Meeting and will also be available at the Special Meeting.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. Adoption of the Merger Agreement, the Merger and the transactions contemplated thereby require the affirmative vote of a majority of the outstanding shares of FHC Common Stock entitled to vote at the Special Meeting. Please sign and promptly return the proxy card in the enclosed envelope, whether or not you expect to attend the Special Meeting. Failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect, in most cases, as a vote against the Merger.

Allen J. Marabito, Esq.                                          January 6, 1997
Senior Vice President,
General Counsel and Secretary

                  SUBJECT TO COMPLETION, DATED JANUARY 6, 1997

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                                   PROSPECTUS
                             ---------------------

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                                      AND

                         FOUNDATION HEALTH CORPORATION
                             JOINT PROXY STATEMENT
                                      FOR
                        SPECIAL MEETINGS OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 7, 1997
                             ---------------------

     This Joint Proxy Statement/Prospectus constitutes the proxy statement of each of Health Systems International, Inc., a Delaware corporation ("HSI"), and Foundation Health Corporation, a Delaware corporation ("FHC"), relating to the solicitation of proxies for use at the special meeting of stockholders of each of HSI and FHC scheduled to be held on February 7, 1997, and at any adjournments or postponements thereof (respectively, the "HSI Meeting" and the "FHC Meeting," and collectively, the "Special Meetings"). At each Special Meeting, the stockholders of each of HSI and FHC will be asked to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 1, 1996, among FHC, HSI and FH Acquisition Corp., a wholly owned subsidiary of HSI ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into FHC (the "Merger"), HSI will change its name to Foundation Health Systems, Inc. (such combined company after the Merger is referred to herein as "New FHS") and each FHC stockholder will receive 1.3 shares of Class A Common Stock, par value $.001 per share, of New FHS ("HSI Common Stock" or, after the Merger, "New FHS Common Stock") for each share of the Common Stock, $.01 par value per share, of FHC ("FHC Common Stock") held by such FHC stockholder. HSI stockholders are also asked to consider and vote upon an amendment to HSI's Certificate of Incorporation to increase the number of authorized shares of common stock and effect the name change to New FHS. The consummation of the Merger is conditioned upon approval of the amendment.

     This Joint Proxy Statement/Prospectus also constitutes the prospectus of HSI with respect to the New FHS Common Stock to be issued to FHC stockholders pursuant to the Merger. A registration statement has been filed with the Securities and Exchange Commission (the "SEC") with respect to shares of New FHS Common Stock to be so issued. Based on the current number of shares of FHC Common Stock outstanding, HSI will issue approximately 76.7 million shares of New FHS Common Stock in the aggregate to the FHC stockholders in connection with the Merger which would have an aggregate market value of approximately $1.84 billion, based on the closing stock price of HSI Common Stock on January 3, 1997. As a result of the transaction, FHC stockholders will hold approximately 61%, and HSI stockholders will hold approximately 39%, of all of the outstanding common stock of New FHS after the Merger.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE BY THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HSI, FHC OR NEW FHS. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

     THIS JOINT PROXY STATEMENT/PROSPECTUS IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JANUARY 8, 1997.

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF EACH OF HSI AND FHC WITH RESPECT TO THE MERGER.
                             ---------------------
THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS
   HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
       STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
        CRIMINAL OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JANUARY 6, 1997

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
SUMMARY..........................................   1
SELECTED FINANCIAL DATA AND
  PRO FORMA SUMMARY COMBINED
  FINANCIAL DATA.................................  10
  HSI Selected Historical Consolidated
    Financial Data...............................  11
  FHC Selected Historical Consolidated
    Financial Data...............................  12
  New FHS Pro Forma Summary Combined
    Financial Data...............................  13
HSI AND FHC COMPARATIVE PER SHARE DATA...........  14
RISK FACTORS.....................................  15
THE MERGER AND THE SPECIAL
  MEETINGS.......................................  23
  The Merger.....................................  23
  The Special Meetings...........................  23
  Times and Places; Purposes.....................  23
  Voting Rights; Votes Required for Approval.....  24
  Proxies........................................  24
  Background of the Merger.......................  25
  Reasons for the Merger; Recommendations of the
    Boards.......................................  30
  Opinion of FHC's Financial Advisor.............  36
  Opinions of HSI's Financial Advisors...........  40
  Accounting Treatment...........................  45
  Material Federal Income Tax Consequences.......  45
  Regulatory Approvals...........................  47
  No Appraisal Rights............................  47
  Certain Litigation Related to the Merger.......  47
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION....................................  48
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS.....................................  49
DIRECTORS AND MANAGEMENT OF NEW FHS FOLLOWING THE
  MERGER.........................................  57
  Directors......................................  57
  Committees of the Board of Directors...........  58
  Compensation of Directors......................  59
  Executive Officers.............................  59
  Executive Compensation.........................  59
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
  AND FIVE-PERCENT STOCKHOLDERS..................  60
  Ownership of HSI Common Stock..................  60
  Ownership of FHC Common Stock..................  62
THE MERGER AGREEMENT.............................  65
  General........................................  65
  Consideration to Be Received in the Merger.....  65
  Effective Time.................................  65
  Exchange of Shares.............................  65
  Corporate Organization and Governance..........  66
  Certain Conditions.............................  67
  Representations and Warranties.................  69

                                                  PAGE
                                                  ----
  Certain Covenants..............................  69
  Assumption of Indenture........................  71
  No Solicitation of Transactions................  71
  Continuance of Existing Indemnification
    Rights.......................................  72
  Stock Option Plans and Benefit Plans...........  72
  Termination....................................  73
  Termination Fees...............................  74
  Expenses.......................................  75
CONFLICTS OF INTEREST AND INTERESTS OF CERTAIN
  PERSONS IN THE MERGER..........................  76
  Employment and Consulting Agreements...........  76
  Indemnification and Insurance..................  77
CERTAIN OTHER AGREEMENTS.........................  78
  Voting Agreement...............................  78
  CWF Agreement..................................  78
  Amendments to the Rights Agreements............  79
COMPARISON OF STOCKHOLDERS' RIGHTS...............  80
  Capital Stock..................................  80
  Board of Directors.............................  80
  Board Committees...............................  81
  Voting Power...................................  82
  Special Voting Requests........................  82
  Charter Amendments.............................  82
  Amendment of Bylaws............................  82
DESCRIPTION OF NEW FHS CAPITAL
  STOCK FOLLOWING THE MERGER.....................  83
  Authorized Capital Stock.......................  83
  Common Stock...................................  83
  Preferred Stock................................  84
  Preemptive Rights..............................  85
  Transfer Agent and Registrar...................  85
  Stock Exchange Listing; Delisting and
    Deregistration of FHC Common Stock...........  85
  Federal Securities Laws Consequences; Stock
    Transfer Restriction Agreements..............  85
PROPOSED HSI CHARTER AMENDMENT...................  86
LEGAL MATTERS....................................  87
EXPERTS..........................................  87
FUTURE STOCKHOLDER PROPOSALS.....................  88
WHERE YOU CAN FIND MORE
  INFORMATION....................................  88
LIST OF DEFINED TERMS............................  90
Appendix I:    Agreement and Plan of Merger
Appendix II:   Form of Restated Certificate of
               Incorporation
Appendix III:   Form of Restated Bylaws
Appendix IV:   Opinion of Morgan Stanley & Co.
               Incorporated
Appendix V:    Opinion of Salomon Brothers Inc
Appendix VI:   Opinion of Shattuck Hammond
               Partners, Inc.

                                    SUMMARY

     This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to more detailed information appearing in this Joint Proxy Statement/Prospectus and the Appendices. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this Joint Proxy Statement/Prospectus and the documents we have referred you to, including the Merger Agreement. See "Where You Can Find More Information." (Page 88)

THE COMPANIES

     HEALTH SYSTEMS INTERNATIONAL, INC.
     21600 Oxnard Street
     Woodland Hills, California 91367
     (818) 719-6978

     225 North Main Street
     Pueblo, Colorado 81003
     (719) 542-0500

     HSI is one of the largest managed health care organizations in the United States. It serves more than 1.9 million members in nine states: California, Colorado, Connecticut, Idaho, New Jersey, New Mexico, Pennsylvania, Oregon and Washington. Health Net, HSI's health maintenance organization ("HMO") subsidiary in California, is the second largest provider of managed health care services in California with over 1.3 million members. HSI also owns Preferred Health Network, Inc., a preferred provider organization ("PPO") network providing access to more than 4.6 million individuals in 38 states, coordinates managed health care products for multi-region employers and owns two health and life insurance companies licensed to sell insurance in 33 states and the District of Columbia.

     FOUNDATION HEALTH CORPORATION
     3400 Data Drive
     Rancho Cordova, California 95670
     (916) 631-5000

     FHC is an integrated managed health care organization with headquarters in Rancho Cordova, California. Through its HMO, insured PPO and government contracts subsidiaries, FHC provides group, individual, Medicare, Medicaid and CHAMPUS coverage for more than three million individuals. In addition, FHC's subsidiaries offer managed health care products related to workers' compensation, behavioral health, dental, vision and prescription drugs, and administrative services for medical groups and self-funded benefit programs.

SPECIAL MEETINGS; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL (SEE PAGE 23)

  HSI

     The HSI Meeting is scheduled to be held on February 7, 1997, in order to approve the issuance of New FHS Common Stock in the Merger pursuant to the Merger Agreement and certain amendments to HSI's Third Amended and Restated Certificate of Incorporation (the "HSI Charter"). Consummation of the Merger is conditioned upon approval of the HSI Charter amendments.

     Each holder of record of HSI Common Stock as of December 23, 1996 (the "HSI Record Date") is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of HSI Common Stock entitled to vote is necessary to constitute a quorum at the HSI Meeting and the affirmative vote, in person or by proxy, of the holders of a majority of the shares of HSI Common Stock outstanding on the HSI Record Date is required to approve and adopt the HSI Proposals (defined below on page 23).

     At the close of business on the HSI Record Date, directors and executive officers of HSI were the owners of an aggregate of 5,323,594 shares (approximately 18%) of the HSI Common Stock entitled to vote. HSI believes that all such shares will be voted in favor of the HSI Proposals.

  FHC

     The FHC Meeting is scheduled to be held on February 7, 1997, in order to approve the Merger Agreement, the Merger and the transactions contemplated thereby.

     Each holder of record of FHC Common Stock as of December 23, 1996 (the "FHC Record Date") is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FHC Common Stock entitled to vote is necessary to constitute a quorum at the FHC Meeting and the affirmative vote, in person or by proxy, of the holders of a majority of the shares of FHC Common Stock outstanding on the FHC Record Date is required to approve and adopt the FHC Proposal (defined below on page 23).

     At the close of business on the FHC Record Date, directors and executive officers of FHC were the owners of an aggregate of 183,715 shares (less than 1%) of the FHC Common Stock entitled to vote. FHC believes that all such shares will be voted in favor of the FHC Proposal.

  Proxies

     An abstention with respect to either of the HSI Proposals or the FHC Proposal will have the effect of a vote cast against the applicable proposal. Brokers who hold shares of HSI Common Stock or FHC Common Stock as nominees will not have discretionary authority to vote such shares on the applicable proposal in the absence of instructions from the beneficial owners thereof. Any votes which are not cast by the nominee-broker will have the effect of votes cast against such proposal.

REASONS FOR THE MERGER AND RELATED MATTERS (SEE PAGES 30 THROUGH 36)

     The FHC Board of Directors (the "FHC Board") and the HSI Board of Directors (the "HSI Board") each have separately determined that the Merger, the Merger Agreement and the transactions contemplated thereby are in the best interests of their respective companies' stockholders. The Merger will provide each of the companies with economies of scale needed to lower its costs and to compete more effectively in the managed health care industry. The Merger will also create an entity with enhanced geographic diversity, which each of the FHC Board and HSI Board believes should improve New FHS's position with customers seeking health care providers with broad national networks.

     In order to complete the Merger, it is necessary for the HSI stockholders to approve the amendment of the HSI Charter to increase the amount of authorized shares of HSI Common Stock and to change the name of HSI to "Foundation Health Systems, Inc." The HSI Board believes that it is in the best interests of the HSI stockholders to approve the amendment to the HSI Charter to (i) change the name of HSI to New FHS in order to better reflect the combined company on a going forward basis and (ii) to increase the amount of authorized shares of New FHS Common Stock in order to ensure that a sufficient amount of stock is authorized after the issuance of the shares of New FHS Common Stock in the Merger. See "Proposed HSI Charter Amendment."

     In addition to factors set forth in the first paragraph of this section, the material factors considered by the HSI Board and the FHC Board also include:
(i) FHC and HSI have complementary product offerings and membership composition,
(ii) each of the FHC Board and the HSI Board believes that FHC's and HSI's HMO businesses in California and the West will enhance the other's operations and that HSI's medical management expertise will facilitate the development of commercial HMO services in markets where FHC has government contracts, and (iii) each of the FHC Board and the HSI Board also believes, based upon the advice of their management and the financial advisors of each of FHC and HSI, that the Merger could generate at least $110 million of synergies and cost savings for the combined company.

     The HSI Board and the FHC Board also considered a number of potentially negative material factors and information relating to the Merger which the HSI Board and the FHC Board both determined were outweighed by the potential benefits of the transaction including, among others, (i) the lack of assurance that the combined entity would achieve the above mentioned synergies and cost savings, (ii) the fact that a reduction in workforce of the combined entity would be necessary to achieve those synergies and cost savings, (iii) the costs related to the compensation and severance arrangements with FHC's senior management, and (iv) the supermajority vote of the New FHS Board required with respect to certain corporate governance matters which could adversely restrict the ability of the New FHS Board to implement certain changes in management.

     In reaching its opinion that the Merger was in the best interest of its stockholders, each of the FHC Board and the HSI Board considered a number of material factors in addition to those set forth above. See "Risk Factors" and "The Merger and the Special Meetings -- Reasons for the Merger; Recommendations of the Boards" for a discussion of the effects of the Merger on the stockholders, as well as considerations relating to the disadvantages, adverse consequences and material risks of the Merger.

RECOMMENDATIONS TO STOCKHOLDERS

  To HSI Stockholders:

     The HSI Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to:

          (a) approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, including the issuance of shares of New FHS Common Stock to FHC stockholders in the Merger; and

          (b) amend and restate the HSI Charter as required by the Merger Agreement (the amendments are summarized on page 86).

  To FHC Stockholders:

     The FHC Board believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby.

THE MERGER

     The Merger Agreement is attached as Appendix I to this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

     The Merger Agreement provides for a merger of equals transaction involving the merger of Merger Subsidiary with and into FHC, with FHC surviving the Merger as a wholly-owned subsidiary of HSI. In connection with the Merger, HSI will be renamed Foundation Health Systems, Inc.

  What FHC Stockholders Will Receive (see page 65)

     As a result of the Merger, FHC stockholders will receive 1.3 shares (the "Exchange Ratio") of New FHS Common Stock for each share of FHC Common Stock that they own. No fractional shares will be issued. Instead, FHC stockholders will receive a check in payment for any fractional shares based on the market value of the New FHS Common Stock determined as the average closing price per share of HSI Common Stock on the New York Stock Exchange, Inc. (the "NYSE") during the three trading days immediately prior to the Effective Time (as defined at page 23).

     FHC stockholders should not send in their stock certificates until instructed to do so after the Merger is completed. HSI stockholders do not need to take any action with respect to their stock certificates, which will evidence the equivalent number of shares of New FHS Common Stock following the Merger.

  Ownership of New FHS Following the Merger

     Holders of HSI Common Stock and Class B Common Stock, par value $.001 per share, of HSI ("HSI Class B Common Stock" or, after the Merger, "New FHS Class B Common Stock") will retain their shares after the Merger. The shares of New FHS Common Stock issued to FHC stockholders in the Merger will constitute approximately 61% of all of the outstanding common stock of New FHS after the Merger and approximately 72% of the voting power of the New FHS Common Stock prior to the conversion of the outstanding non-voting New FHS Class B Common Stock into New FHS Common Stock. The HSI stockholders will hold approximately 39% of all of the outstanding common stock of New FHS after the Merger and approximately 28% of the voting power of the New FHS Common Stock prior to the conversion of the outstanding non-voting New FHS Class B Common Stock into New FHS Common Stock. See "Description of New FHS Capital Stock Following the Merger -- Common Stock" on page 83 for a description of the voting rights and conversion rights of the holders of New FHS Common Stock and New FHS Class B Common Stock.

     Each outstanding and unexercised option to purchase shares of FHC Common Stock will be assumed by New FHS in the Merger and converted into an option to purchase shares of New FHS Common Stock. Approximately 4.9 million shares of New FHS Common Stock will be subject to such converted options based on the number of shares of FHC Common Stock subject to the existing FHC options multiplied by the Exchange Ratio.

  Board of Directors and Management of New FHS Following the Merger (see pages 57 through 59 and 66)

     Daniel D. Crowley will serve as Chairman of New FHS for a one-year period following the completion of the Merger. After the Merger, Malik M. Hasan, M.D. will be President and Chief Executive Officer of New FHS and will succeed Mr. Crowley in the office of Chairman.

     The Board of Directors of New FHS (the "New FHS Board") initially will consist of eleven members, five designated by HSI (including Dr. Hasan) and six designated by FHC (including Mr. Crowley). The classes of the New FHS Board shall consist of (a) for the 1997 class, four members including Mr. Crowley and Dr. Hasan and one member designated by HSI and one member designated by FHC, (b) for the 1998 class, three members including two members designated by FHC and one member designated by HSI, and (c) for the 1999 class, four members including two members designated by HSI and two members designated by FHC.

     The committees of the New FHS Board will initially be comprised of an audit committee, a nominating committee, a compensation and stock option committee and an investment policy committee. Initially there will be no executive committee. Each committee will consist of an equal number of directors designated by each of HSI and FHC.

  Conflicts of Interest and Interests of Certain Persons in the Merger (see pages 76 and 77)

     In considering the recommendations of the FHC Board and the HSI Board that you vote in favor of the Merger Agreement, the Merger and the transactions contemplated thereby, you should be aware that a number of officers of HSI and FHC, including some officers who are also directors, have employment agreements, consulting agreements, retention incentives or benefit plans that provide them with interests in the Merger that are different from, or in addition to, yours.

     Mr. Crowley and certain other executive officers of FHC have entered into new employment agreements and consulting agreements as part of the proposed transaction. These agreements provide, among other things, for $16.0 million in aggregate severance payments to these executives upon termination (which amounts are the same amounts payable under their current employment agreements), $6.9 million in aggregate bonuses if such executives remain employed by the combined company for a certain period of time after the Merger and a $13.5 million aggregate amount payable under certain of these executives' consulting and non-compete agreements. In addition, certain provisions of Dr. Hasan's employment agreement are expected to be amended as part of the proposed transaction to, among other things, modify certain severance benefits and provide for a three-year pay to stay bonus of up to $1.33 million per year upon the attainment of certain performance criteria. Please refer to pages 76 and 77 for more information concerning employment arrangements, consulting agreements, retention incentives and benefit plans of such officers.

     New FHS is required by the Merger Agreement to provide indemnification and liability insurance arrangements for officers and directors of HSI and FHC.

  Conditions to the Merger (see pages 67 and 68)

     The completion of the Merger depends upon meeting a number of conditions, including, but not limited to, the following:

          (a) the approval of the holders of a majority of the stock entitled to vote of each of HSI and FHC;

          (b) there shall have been no law enacted or injunction entered which effectively prohibits the Merger or which imposes material conditions with respect thereto;

          (c) the approval of certain governmental authorities;

          (d) the receipt of letters from each of HSI's and FHC's independent accountants stating that the Merger will qualify for pooling of interests accounting treatment; and

          (e) the receipt of an opinion from FHC's legal counsel that the transaction shall be a tax-free reorganization.

     The conditions to the Merger may be waived by the party entitled to assert the condition. If any material condition to the Merger is waived, HSI and FHC and their respective boards of directors will consult with legal counsel as to the necessity of amending this Joint Proxy Statement/Prospectus and resoliciting proxies for the Special Meetings. Notwithstanding the foregoing, it is the intent of each company to amend this Joint Proxy Statement/Prospectus and resolicit proxies in the event that the companies waive the condition relating to pooling of interests accounting treatment or the requirement that the transaction be a tax-free reorganization.

  Termination of the Merger Agreement (see pages 73 and 74)

     HSI and FHC can agree to terminate the Merger Agreement without completing the Merger, and either of HSI or FHC can terminate the Merger Agreement if any of the following occurs:

          (a) the Merger is not completed by March 31, 1997, but this deadline will be extended to April 30, 1997 if the completion of the Merger is delayed only because one or more required governmental approvals have not been received;

          (b) a court or other governmental authority permanently prohibits the Merger;

          (c) the appropriate approvals of the holders of a majority of the stock of either HSI or FHC are not received at the Special Meetings;

          (d) the other party breaches in a manner which would result in a material adverse effect on HSI and FHC, taken as a whole, or materially fails to comply with any of its representations or warranties or obligations under the Merger Agreement;

          (e) the board of directors of the other party, (A) withdraws or modifies in any adverse manner its approval or recommendation in favor of the Merger, or (B) approves or recommends another transaction with a third party;

          (f) the board of directors of the other party determines, under certain circumstances and before the approval of the Merger Agreement by its stockholders, that the board's fiduciary obligations require acceptance of an offer from a third party to enter into a superior transaction; or

          (g) the other party receives another transaction proposal and such proposal has not been withdrawn or rejected or negotiations with respect to such proposal have not been terminated within 30 days.

  Termination Fees (see pages 74 and 75)

     The Merger Agreement requires HSI or FHC to pay the other a termination fee of $40 million if (i) the Merger Agreement is terminated because its board of directors withdraws or modifies in any adverse manner its approval or recommendation in favor of the Merger or approves or recommends another transaction with a third party or (ii) its board of directors terminates the Merger Agreement because it determines that its fiduciary obligations require acceptance of an offer from a third party to enter into a superior transaction.

     The Merger Agreement further requires HSI or FHC to pay the other a termination fee of $20 million if the Merger Agreement is terminated because it receives another transaction proposal and such proposal has not been withdrawn or rejected or negotiations have not been terminated by the other party within 30 days, and it agrees to enter into or completes another transaction within 12 months of such termination.

     HSI or FHC is required to pay the other a termination fee of $20 million if the Merger Agreement is terminated by the non-breaching party because it has materially breached any covenant or agreement. Such termination fee is subject to increase to $40 million if prior to or at the time of such termination, another transaction proposal has been publicly announced or it agrees to enter into or completes another transaction within 12 months of such termination.

     The Merger Agreement further requires HSI or FHC to pay the other a termination fee of $5 million, plus reimbursement of up to $5 million in expenses, if the Merger Agreement is terminated because it does not receive the appropriate stockholder approval of the Merger. Such termination fee is subject to increase to $40 million, less the amounts previously paid, if prior to or at the time of such termination, another transaction proposal has been publicly announced or it agrees to enter into or completes another transaction within 12 months of such termination.

AMENDMENTS TO HSI CERTIFICATE OF INCORPORATION AND BYLAWS (SEE PAGES 82, 83 AND
86)

     The Merger Agreement provides that, as part of the Merger, HSI will amend and restate the HSI Charter and its Bylaws (the "HSI Bylaws") to, among other things:

          (a) change the name of HSI to Foundation Health Systems, Inc.;

          (b) increase its authorized number of shares of common stock to 380 million consisting of 350 million shares of Class A Common Stock and 30 million shares of Class B Common Stock; and

          (c) amend and restate the HSI Bylaws as part of the Merger to implement certain governance arrangements as required by the Merger Agreement, including provisions relating to composition of the New FHS Board and management succession.

     The proposed form of amended and restated certificate of incorporation of New FHS (the "New Charter") is attached as Appendix II and the proposed form of amended and restated bylaws of New FHS (the "New Bylaws") is attached as Appendix III.

     Approval of the proposed New Charter amendments requires the affirmative vote of the holders of a majority of the HSI Common Stock. The HSI Board has the power to adopt the New Bylaws and has approved the New Bylaws to be effective upon the Merger.

REGULATORY APPROVALS (SEE PAGE 46)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits completion of the Merger until notifications have been given and certain information has been furnished to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and the specified waiting period requirements of the HSR Act have been satisfied. The statutory waiting period expired for FHC and HSI on November 28, 1996.

     The Merger is also subject to review and approval by the various federal and state agencies that regulate the operations of HMOs operated by the subsidiaries of HSI and FHC, including the California Department of Corporations (the "DOC"). In addition, the insurance regulatory authorities in certain states and the United Kingdom that regulate the insurance subsidiaries of HSI and FHC also must approve the Merger.

     HSI and FHC believe that all filings have been made with the various federal and state regulatory authorities pertaining to the Merger in accordance with the legal requirements and they believe that all such federal and state approvals necessary to consummate the Merger will be received on or before January 31, 1997.

NO APPRAISAL RIGHTS (SEE PAGE 47)

     Under Delaware law, FHC stockholders have no right to an appraisal of the value of their shares in connection with the Merger.

ACCOUNTING TREATMENT (SEE PAGE 45)

     The Merger is intended to qualify as a pooling of interests, which means that HSI and FHC will be treated as if they had always been combined for accounting and financial reporting purposes.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 36 THROUGH 45)

     In deciding to approve the Merger, each of the HSI Board and the FHC Board considered opinions from their respective financial advisors as to the fairness of the Exchange Ratio from a financial point of view to their respective stockholders. FHC received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, and HSI received separate opinions from its financial advisors, Salomon Brothers Inc and Shattuck Hammond Partners, Inc. to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinions, the Exchange Ratio is fair to the FHC and HSI stockholders, respectively, from a financial point of view. These opinions are attached as Appendices IV, V and VI to this Joint Proxy Statement/Prospectus. Stockholders are encouraged to read these opinions.

     In connection with delivering these opinions, such financial advisors performed a variety of analyses. While not uniformly performed or presented, the analyses included comparing HSI and FHC historical stock prices and financial multiples to each other and to those of other selected publicly traded companies, comparing the financial terms of the Merger to those of other publicly announced transactions and estimating the relative values and contributions of HSI and FHC based on past and estimated future performance and anticipated benefits of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 45 AND 46)

     The Merger has been structured with the intent and is subject to the condition that FHC receive an opinion from Pillsbury Madison & Sutro LLP, outside legal counsel to FHC, to the effect that, among other things, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and neither HSI nor HSI's or FHC's respective stockholders will recognize any gain or loss for federal income tax purposes as a result of the Merger except for tax payable because of cash received instead of fractional shares by FHC stockholders.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 48)

     Shares of HSI Common Stock and FHC Common Stock are listed on the NYSE. On September 30, 1996, the last full trading day on the NYSE prior to the public announcement of the proposed Merger, FHC Common Stock closed at $33 7/8 per share and HSI Common Stock closed at $28 3/8 per share.

     On January 3, 1997, FHC Common Stock closed at $31 per share and HSI Common Stock closed at $24 per share.

LISTING OF NEW FHS COMMON STOCK (SEE PAGE 85)

     New FHS will list the shares of New FHS Common Stock to be issued in connection with the Merger on the NYSE and it is expected that the ticker symbol will be FHS.

DIVIDENDS AFTER THE MERGER (SEE PAGES 14 AND 48)

     There is no present intention of paying any cash dividends to New FHS stockholders after completion of the Merger. No dividends have been paid by HSI since 1992 on HSI Common Stock. FHC has never paid cash dividends on FHC Common Stock. The payment of dividends by New FHS in the future, however, will depend on regulatory requirements, business conditions, its financial position and earnings, certain credit agreement restrictions and other factors.

CERTAIN RELATED AGREEMENTS (SEE PAGES 78 AND 79)

  Voting Agreement

     Dr. Hasan, the beneficial owner of 4,306,826 shares of HSI Common Stock and options to purchase 710,000 shares of HSI Common Stock (approximately 16.9%), has entered into a voting agreement with FHC with respect to such shares and options.

     Pursuant to the voting agreement, Dr. Hasan has agreed to vote all of such shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby. Dr. Hasan has further agreed not to sell, pledge or otherwise dispose of any such shares of HSI Common Stock prior to the termination of the voting agreement, without the prior written consent of FHC. However, prior to the termination of the voting agreement Dr. Hasan may sell up to 250,000 shares of HSI Common Stock in his sole discretion.

  CWF Agreement

     HSI and FHC entered into an agreement (the "CWF Agreement") with respect to certain rights of The California Wellness Foundation ("CWF"), the holder of 19,297,642 shares of HSI Class B Common Stock, which constitutes all of the outstanding shares of the HSI Class B Common Stock, under the HSI Charter and a shareholder agreement and a registration rights agreement, each of which will remain in effect following the Merger. Pursuant to the CWF Agreement, HSI has agreed, among other things, to take all steps necessary to prevent the occurrence of an Adjustment Event (as such term is defined in the HSI Charter), including, without limitation, the payment in accordance with its terms of that certain Senior Promissory Note by Health Net dated as of January 28, 1992 in favor of CWF, with a principal balance as of December 1, 1996 of $19.4 million. The occurrence of an Adjustment Event would give CWF the right to elect a majority of the members to the HSI Board. In addition the HSI Board has agreed, pursuant to the CWF Agreement, to use its best efforts to cause CWF to agree not to exercise its registration rights until the Merger is closed in order to avoid any delay in approval of the Merger.

  Rights Plan Amendments

     HSI and FHC have each amended their stockholders rights plans to exempt the Merger Agreement and the related transactions from triggering the rights issued under such plans. In addition, the HSI amendment modifies certain terms of the HSI stockholders rights plan applicable to Dr. Hasan. The FHC amendment also provides that the FHC stockholders rights plan will terminate following the Merger.

COMPARISON OF STOCKHOLDERS' RIGHTS (SEE PAGES 80 THROUGH 83)

     Both HSI and FHC are Delaware corporations and New FHS will continue to be a Delaware corporation governed by Delaware General Corporate Law. However, upon consummation of the Merger, FHC stockholders' present rights will be altered, as they will be defined and governed by the New Charter and the New Bylaws. The material differences in the New Charter as compared to the FHC Charter include a provision for non-voting Class B Common Stock, a provision requiring the affirmative vote of the holders of at least 80% of the voting stock for certain business combinations, a provision for a staggered board consisting of three classes of directors and the absence of a provision for cumulative voting. Please refer to pages 80 through 83 for more information concerning the material differences between the rights of the FHC stockholders and the rights of the holders of New FHS Common Stock.

RISK FACTORS (SEE PAGE 15)

     Stockholders of HSI and FHC should carefully review the matters set forth under "Risk Factors" before voting on the Merger and the transactions contemplated thereby, including the potential effects of the following:

     - The failure to successfully integrate the two companies that have previously operated independently or the inability to achieve the operating efficiencies contemplated by the HSI Board and the FHC Board could have a material adverse effect on the business, results of operations or financial condition of New FHS as well as the market value of New FHS Common Stock. See "Risk Factors -- Uncertainties Related to the Merger."

     - A significant portion of FHC's and HSI's revenues relate to federal, state and local government health care coverage programs, which can be affected by statutory and regulatory changes, including a reduction in reimbursement rates. See "Risk Factors -- Government Programs, Regulations and Audits."

     - Because the Exchange Ratio is fixed in the Merger Agreement and neither HSI nor FHC has the right to terminate the Merger Agreement based on changes in the market price of the HSI Common Stock or FHC Common Stock, the market value of the shares of New FHS Common Stock may vary significantly from the market value of the shares of HSI Common Stock or FHC Common Stock as of the date of this Joint Proxy Statement/Prospectus. See "Risk Factors -- Volatility of Stock Price; Fixed Exchange Ratio."

     - Holders of FHC Common Stock will become holders of New FHS Common Stock following the Merger and subject to the New Charter and New Bylaws. See "Risk Factors -- Rights of Holders Following the Merger; Anti-Takeover Provisions."

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of HSI, FHC and New FHS set forth under "Risk Factors"; "The Merger and the Special Meetings -- Reasons for the Merger; Recommendations of the Boards"; and "Opinions of Financial Advisors" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, HSI and FHC claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of HSI, FHC and New FHS, and could cause those results to differ materially from those expressed in such forward-looking statements: materially adverse changes in economic conditions in the markets served by either company; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in the companies' operating areas; and competition from others in the managed health care industry.

                            SELECTED FINANCIAL DATA
                 AND PRO FORMA SUMMARY COMBINED FINANCIAL DATA

     The following tables set forth (i) selected financial data for HSI as of and for each of the five years in the period ended December 31, 1995 and the nine month period ended September 30, 1996, (ii) selected financial data for FHC as of and for each of the five years in the period ended June 30, 1996 and the three month period ended September 30, 1996, and (iii) unaudited pro forma summary combined financial data giving effect to the Merger using the pooling of interests method of accounting for each of the three years in the period ended December 31, 1995 and the nine month period ended September 30, 1996. The selected financial data should be read in conjunction with the historical financial statements of FHC and HSI and the notes thereto which are incorporated by reference into this Joint Proxy Statement/Prospectus. The selected financial data for HSI for each of the five years ended December 31, 1995 has been derived from audited historical consolidated financial statements of HSI. The selected financial data for HSI for the nine months ended September 30, 1996 has been derived from unaudited consolidated financial statements and, in the opinion of the management of HSI, includes all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the operating results for interim periods. Results for the interim period for HSI are not necessarily indicative of results for the full fiscal year. The selected financial data for FHC for each of the five years ended June 30, 1996 has been derived from audited historical consolidated financial statements of FHC. The selected financial data for FHC for the three months ended September 30, 1996 has been derived from unaudited consolidated financial statements and, in the opinion of the management of FHC, includes all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the operating results for interim periods. Results for the interim period for FHC are not necessarily indicative of results for the full fiscal year.

     The unaudited pro forma summary combined financial data provides financial information giving effect to the Merger using the pooling of interests method of accounting. Such data is derived from the unaudited pro forma combined condensed financial statements set forth elsewhere herein, and should be read in conjunction therewith. The unaudited pro forma summary combined financial data is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results. See "Unaudited Pro Forma Combined Condensed Financial Statements."

              HSI SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                 NINE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                          ENDED
                                                 ------------------------------------------------------------   SEPTEMBER 30,
                                                   1991        1992         1993         1994         1995          1996
                                                 --------   ----------   ----------   ----------   ----------   -------------
Income Statement Data(1):
Revenues:
  Premium revenue..............................  $283,437   $1,528,500   $1,943,730   $2,290,601   $2,692,335    $ 2,345,207
  Administrative services revenue..............        --        9,642       13,530       15,561       39,717         56,919
                                                 --------   ----------   ----------   ----------   ----------   -------------
        Total revenue..........................   283,437    1,538,142    1,957,260    2,306,162    2,732,052      2,402,126
Operating Expenses:
  Health care..................................   220,368    1,245,780    1,567,232    1,838,235    2,180,277      1,951,954
  Marketing, general and administrative........    35,437      182,650      262,927      266,764      302,870        234,554
  Depreciation and amortization................     2,408       32,677       34,187       39,692       48,140         39,595
  Administrative services......................        --        8,327       10,837       15,623       37,453         50,771
  Merger-related costs.........................        --           --       29,725          672       20,164             --
                                                 --------   ----------   ----------   ----------   ----------   -------------
Operating income...............................    25,224       68,708       52,352      145,176      143,148        125,252
Interest income (expense), net.................     2,248         (679)        (114)       5,592       13,495          9,377
Income taxes...................................    (9,659)     (27,753)     (28,438)     (62,759)     (67,307)       (58,899)
Minority interest in loss of subsidiary........        --           --           --           66          256             72
                                                 --------   ----------   ----------   ----------   ----------   -------------
Net income.....................................  $ 17,813   $   40,276   $   23,800   $   88,075   $   89,592    $    75,802
                                                 ========    =========    =========    =========    =========   ============
Net income (before merger-related costs).......  $ 17,813   $   40,276   $   46,051   $   88,467   $  101,085    $    75,802
                                                 ========    =========    =========    =========    =========   ============
Primary earnings per share.....................  $   1.24   $     0.81   $     0.48   $     1.77   $     1.83    $      1.57
                                                 ========    =========    =========    =========    =========   ============
Primary earnings per share (before
  merger-related costs)........................  $   1.24   $     0.81   $     0.93   $     1.78   $     2.07    $      1.57
                                                 ========    =========    =========    =========    =========   ============
Weighted average common shares outstanding
  (primary)....................................    14,337       49,456       49,517       49,691       48,831         48,301
                                                 ========    =========    =========    =========    =========   ============
Balance Sheet Data(1):
  Cash and equivalents and marketable
    securities.................................  $ 78,759   $  351,268   $  465,602   $  512,372   $  592,561    $   527,218
  Total assets.................................   125,262      771,679      822,221      894,397    1,213,711      1,151,521
  Long-term debt...............................     4,541      224,493      219,922      158,340      354,080        362,618
  Stockholders' equity.........................    81,122      127,316      154,352      223,605      285,527        368,799

---------------

(1) All data prior to February 6, 1992 reflects only QualMed, Inc. ("QualMed") operations since Health Net was not considered a predecessor company prior to its conversion from a not-for-profit company to a for-profit company.

            FHC SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA (1)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                THREE MONTHS
                                                                    YEAR ENDED JUNE 30,                             ENDED
                                               --------------------------------------------------------------   SEPTEMBER 30,
                                                  1992         1993         1994         1995         1996          1996
                                               ----------   ----------   ----------   ----------   ----------   -------------
Statement of Operations Data:
Revenues:
  Commercial premiums......................... $  900,660   $1,102,392   $1,358,616   $1,664,509   $2,002,695    $   566,912
  Government contracts........................    670,271      746,827      542,726      187,493      586,011        248,001
  Specialty services..........................     50,627       89,135      380,726      509,807      700,923        184,922
  Patient service revenue, net................     40,612       43,483       41,358       38,604       50,124         13,371
  Investment and other income.................     21,603       20,519       37,273       59,010       67,875         18,851
                                               ----------   ----------   ----------   ----------   ----------
                                                1,683,773    2,002,356    2,360,699    2,459,423    3,407,628      1,032,057
                                               ----------   ----------   ----------   ----------   ----------
Expenses:
  Commercial health care services.............    711,735      862,602    1,067,027    1,290,367    1,607,073        475,700
  Government contracts health care services...    171,983      188,139      152,185       67,508      375,480        180,927
  Government contracts subcontractor costs....    419,817      432,903      252,743       66,551       40,572             --
  Specialty services costs....................     47,950       79,366      355,208      438,124      616,537        162,945
  Patient service costs.......................     40,973       38,156       37,599       33,561       36,216         12,889
  Selling, general and administrative.........    165,259      227,611      282,318      304,850      448,322        131,467
  Amortization and depreciation...............     17,079       19,197       25,162       34,831       52,184         14,553
  Interest expense............................      6,035        4,239       11,147       10,796       14,684          5,690
  Acquisition and restructuring costs(2)......         --       12,413           --      124,822           --             --
                                               ----------   ----------   ----------   ----------   ----------
                                                1,580,831    1,864,626    2,183,389    2,371,410    3,191,068        984,171
                                               ----------   ----------   ----------   ----------   ----------
Income from continuing operations before
  income taxes and minority interest..........    102,942      137,730      177,310       88,013      216,560         47,886
Provision for income taxes....................     39,360       57,327       69,954       29,900       64,318         15,683
Minority interest.............................      4,042        6,636        7,398        2,262           --             --
                                               ----------   ----------   ----------   ----------   ----------
Income from continuing operations............. $   59,540   $   73,767   $   99,958   $   55,851   $  152,242    $    32,203
                                               ==========   ==========   ==========   ==========   ==========
Earnings per share from continuing
  operations.................................. $     1.49   $     1.54   $     2.05   $     1.02   $     2.61    $       .55
                                               ==========   ==========   ==========   ==========   ==========
Weighted average common and common stock
  equivalent shares outstanding............... 40,022,322   47,870,576   48,688,221   54,780,162   58,292,971     59,077,144
                                               ==========   ==========   ==========   ==========   ==========

                                                                          JUNE 30,
                                               --------------------------------------------------------------   SEPTEMBER 30,
                                                  1992         1993         1994         1995         1996          1996
                                               ----------   ----------   ----------   ----------   ----------   -------------
Balance Sheet Data:
  Cash and investments........................ $  291,919   $  481,840   $  761,593   $  794,551   $  941,070        981,445
  Total assets................................    632,037      856,711    1,432,025    1,884,689    2,337,653      2,494,991
  Long-term obligations.......................     51,688      150,369      149,335      167,483      309,136        391,644
  Stockholders' equity........................    263,427      342,398      416,377      707,394      866,926        906,000

---------------

(1) FHC's consolidated financial statements have been restated to (a) reflect the results of acquisitions accounted for in accordance with the pooling of interests method of accounting and (b) reflect the results of operations and financial position of FHC's affiliated physician-owned medical practices and physician practice management subsidiary which have been treated as discontinued operations for all periods reported. See Notes 1 and 12 to the FHC Consolidated Financial Statements included in FHC's Form 10-K as amended.

(2) In connection with certain acquisitions FHC recorded charges for acquisition and restructuring costs.

              NEW FHS PRO FORMA SUMMARY COMBINED FINANCIAL DATA(1)

                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                                     NINE MONTHS
                                                                                YEAR ENDED DECEMBER 31,                 ENDED
                                                                         --------------------------------------     SEPTEMBER 30,
                                                                           1993         1994           1995             1996
                                                                         --------     --------     ------------     -------------
Statement of Operations Data:
  Revenues.............................................................  $  4,335     $  4,622       $  5,524         $   5,376
  Medical and specialty services expenses..............................     3,448        3,637          4,292             4,309
  Selling, general and administrative expenses.........................       616          629            793               750
  Interest expense.....................................................        28           25             33                31
  Acquisition and restructuring costs..................................        30          126             20
                                                                         --------     --------       --------          --------
  Income from continuing operations before income taxes................       213          205            386               286
  Provision for income taxes...........................................        97           84            145               102
                                                                         --------     --------       --------          --------
  Income from continuing operations....................................  $    116     $    121       $    241         $     184
                                                                         ========     ========       ========          ========
  Primary and fully diluted earnings per share from continuing
    operations.........................................................  $   1.02     $   1.05       $   1.95         $    1.47
                                                                         ========     ========       ========          ========
  Weighted average common and common equivalent shares -- Primary and
    fully diluted(2)...................................................     113.9        115.7          123.7             124.8
                                                                         ========     ========       ========          ========

                                                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                                                       1995             1996
                                                                                                   ------------     -------------
Balance Sheet Data:
  Cash and investments.................................................                              $  1,393         $   1,508
  Total assets.........................................................                                 3,213             3,646
  Long-term obligations................................................                                   561               757
  Stockholders' equity.................................................                                 1,068             1,255

---------------
(1) Includes pro forma combined financial information of HSI and FHC. See notes to Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus which includes a reconciliation of the historical FHC financial statements to a fiscal year end of December 31 to coincide with the fiscal year end of HSI.

(2) The assumed weighted average common and common equivalent shares reflects the issuance of 1.3 shares of New FHS Common Stock for each share of FHC Common Stock and equivalent shares.

                     HSI AND FHC COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of HSI and FHC and combined per share data on an unaudited pro forma basis, based on the assumption that the Merger occurred at the beginning of the earliest period presented and was accounted for as a pooling of interests.

     Neither HSI nor FHC has paid cash dividends since inception other than a one-time cash dividend by HSI in 1992. It is anticipated that New FHS will retain all earnings for use in the expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the New FHS Board and will depend, among other things, upon New FHS's earnings, capital requirements, financial condition and debt covenants.

     The pro forma comparative per share data does not purport to represent what New FHS's financial position or results of operations would actually have been had the Merger occurred at the beginning of the earliest period presented or to project New FHS's financial position or results of operations for any future date or period. The information presented in the table should be read in conjunction with the separate consolidated financial statements and accompanying notes of HSI, and the separate consolidated financial statements and accompanying notes of FHC incorporated by reference herein.

               HISTORICAL EARNINGS AND BOOK VALUE PER SHARE DATA

HSI

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                          YEAR ENDED DECEMBER 31,       SEPTEMBER
                                                         --------------------------        30,
                                                          1993      1994      1995        1996
                                                         ------    ------    ------    -----------
Earnings per share...................................... $  .48    $ 1.77    $ 1.83      $  1.57
Book value per share....................................                     $ 5.93      $  7.62

FHC

                                                                                          THREE
                                                                                         MONTHS
                                                                                          ENDED
                                                            YEAR ENDED JUNE 30,         SEPTEMBER
                                                         --------------------------        30,
                                                          1994      1995      1996        1996
                                                         ------    ------    ------    -----------
Earnings per share from continuing operations........... $ 2.05    $ 1.02    $ 2.61      $   .55
Book value per share....................................                     $14.76        15.39

  PRO FORMA COMBINED AND EQUIVALENT EARNINGS AND BOOK VALUE PER SHARE DATA(1)

                                                                                       NINE MONTHS
                                                                                          ENDED
                                                          YEAR ENDED DECEMBER 31,       SEPTEMBER
                                                         --------------------------        30,
                                                          1993      1994      1995        1996
                                                         ------    ------    ------    -----------
Pro forma combined earnings per New FHS share........... $ 1.02    $ 1.05    $ 1.95      $  1.47
Pro forma equivalent earnings per FHC share............. $ 1.32    $ 1.36    $ 2.53      $  1.91
Pro forma combined book value per New FHS share.........                     $ 8.70      $ 10.05
Pro forma equivalent book value per FHC share...........                     $11.31      $ 13.06

---------------
(1) Equivalent shares of FHC represent FHC weighted average and outstanding shares adjusted for the Exchange Ratio. New FHS shares represent the sum of FHC weighted average and outstanding shares adjusted for the Exchange Ratio plus HSI weighted average and outstanding shares.

                                  RISK FACTORS

     The following are certain factors that should be considered by the stockholders of HSI and FHC in evaluating the Merger Agreement, the Merger and the transactions contemplated thereby.

UNCERTAINTIES RELATED TO THE MERGER

     The Merger involves the integration of two companies that have previously operated independently. Among the factors considered by the HSI Board and the FHC Board in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that should result from the Merger. While HSI and FHC expect to achieve savings in operating costs as a result of the Merger of at least $110 million, no assurances can be given that difficulties will not be encountered in integrating the operations of HSI and FHC or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the business, results of operations or financial condition of New FHS as well as the market value of New FHS. Difficulties may relate to the combination of two separate different corporate cultures, the drop in productivity which may result from the uncertainty of employees during the period from the announcement of Merger through a transition period and the potential loss of senior management as a result of the Merger after an initial transition period. See "Conflicts of Interest and Interests of Certain Persons in the Merger" for a description of the employment arrangements of FHC senior management. These difficulties may be enhanced by the continuing growth of the combined company through additional acquisitions. See
"-- Acquisitions and Dispositions" below.

     Negotiation and consummation of the Merger as well as additional charges associated with and related to integrating the operations of HSI and FHC will result in material non-recurring costs and expenses to New FHS. Such costs cannot be determined until the transition plan related to the integration of operations is completed, but they are estimated at this time by HSI and FHC to be in the range of $175 million to $225 million. New FHS intends to expense these costs in the quarter in which the Merger is consummated, which is anticipated to be the first quarter of calendar 1997. In the event the Merger is not approved and consummated, the risks to each of HSI and FHC include (i) diminution of competitive advantages in the marketplace, due to consolidation of competitors with enhanced buying power, particularly with respect to health care providers (and the inability to obtain cost-competitive provider contracts),
(ii) inability to meet customers' requirements for lower premiums resulting in reduced revenues and/or reduced margins, (iii) interruption of employee base (and loss of senior management) during the pre-merger period, (iv) additional costs associated with hiring and retaining employees if the Merger is not consummated, (v) costs of the failed transaction (including legal, accounting and investment banker fees), (vi) possible lack of financing capacity to expand its business and (vii) possible decrease in HSI's or FHC's stock price and a corresponding inability to use stock for future acquisitions. In addition, if the Merger Agreement is terminated by FHC or HSI, either FHC or HSI may be obligated to pay termination fees of $5 million, $20 million or $40 million depending on the circumstances leading up to such termination. See "The Merger Agreement -- Termination Fees."

     FHC has a process in which it continually reviews its lines of business and geographic coverage to evaluate their long-term profitability and strategic potential. FHC believes that this type of general strategic review by managed care companies has intensified in 1995 and 1996. Recent pressures on price and profitability due primarily to increased competition and changes in the cost structure of the industry, have caused managed care companies to focus more specifically on their diversification into many related product lines in the early 1990s. FHC has similarly been motivated to make strategic changes in 1995 and 1996, such as its discontinuation of its physician management business, negotiation of transfer of the Alabama HMO license, sale of its pharmaceutical review business and restructuring of its United Kingdom operations. As a result of integration planning for the Merger, FHC is performing a strategic review of its business, both from a product line and geographic perspective. The outcome of this review, which would be subject to any necessary regulatory review and approvals, is likely to result in a significant charge to FHC's income for the quarter ended December 31, 1996.

     In its Form 10-Q for the quarter ended September 30, 1996, HSI reported that on April 10, 1996 HSI announced its intention to take a pre-tax one-time restructuring charge of approximately $34.2 million or $.41 per share of HSI Common Stock after tax, during the quarter ended June 30, 1996. The charge was to cover non-recurring costs of a comprehensive restructuring of HSI's Health Net subsidiary, computer software and hardware write-offs, and the consolidation of certain operational functions of other subsidiaries. Due to the proposed Merger, HSI has postponed the restructuring charge to the quarter ended December 31, 1996, to allow HSI management to reevaluate the impact of the Merger on the restructuring plan. The components and approximate amounts that HSI intends to take as a restructuring charge in its quarter ended December 31, 1996 (which charge has been increased to approximately $35.2 million) are: executive, workforce and facilities consolidation costs of approximately $10.5 million; software and hardware write-offs of approximately $15.9 million; and other components which aggregate approximately $8.9 million.

     On a pro forma basis, as of September 30, 1996, New FHS would have a ratio of debt (notes payable) to total stockholders' equity of approximately 60%, as compared to approximately 43% for FHC and approximately 99% for HSI as of that date on a stand-alone basis. See "Unaudited Pro Forma Combined Condensed Financial Statements." HSI and FHC do not believe that this pro forma debt to equity ratio will have a material adverse effect on the future results of operations or liquidity of New FHS. HSI and FHC intend to negotiate a combined new credit facility for New FHS to replace the existing credit facilities of each company; however, there can be no assurance that they will be able to negotiate an acceptable amount of credit or terms for this facility.

CONTROL OVER AND PREDICTABILITY OF HEALTH CARE COSTS

     The profitability of New FHS depends in large part upon its ability to accurately predict and control health care costs through underwriting criteria, utilization management and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of health care costs. In addition, each of HSI and FHC has experienced in its commercial and government business (and particularly in the case of FHC, its CHAMPUS business) pharmacy costs which have increased at a rate greater than other health care costs due to the availability of new drugs, higher pharmaceutical costs and excess utilization; there can be no assurance that FHC, HSI or New FHS can control these costs or increase premiums to cover these unexpected costs. Changes in health care practices, inflation, new technologies, major epidemics, disasters and catastrophes, clusters of high-cost cases, new mandated benefits or other regulatory changes, and numerous other factors affecting the delivery and cost of health care are beyond any health plan's control and may adversely affect New FHS's ability to predict and control health care costs and claims. In addition, there can be no assurance that provider agreements negotiated in the future will not result in substantially higher health care costs.

ADEQUACY OF RESERVES

     Each of HSI's and FHC's HMO and insurance subsidiaries, including FHC's workers' compensation insurance subsidiaries, are required to maintain reserves to cover their estimated ultimate liability with respect to reported and unreported claims incurred. These reserves do not represent an exact calculation of liabilities but rather are estimates involving judgment and actuarial projections. The accuracy of these estimates may be affected by external forces such as changes in the rate of inflation, the regulatory environment, medical costs and other factors. In particular, because certain workers' compensation claims may not be reported for several years, estimating reserves for such claims can be more difficult and uncertain than estimating reserves in other lines of insurance in which the period between the occurrence of the claim and final determination of liability is shorter. Establishment of reserves is an inherently uncertain process and there can be no certainty that currently established reserves will prove to be adequate to cover actual ultimate expenses. Subsequent actual experience could result in reserves being too low. Higher than expected claim costs could require reserves for prior periods to be increased, which could have an adverse impact on New FHS's earnings in future periods.

COMPETITION AND PREMIUM PRICING

     The managed health care industry is highly competitive, with major competitors including Blue Cross/ Blue Shield plans, other indemnity insurers and other national and regional HMOs, PPOs and third party administrator companies. A number of HSI's and FHC's competitors are more established in the health care industry and will have substantially larger memberships and greater financial resources than New FHS following the Merger. HSI and FHC anticipate that premium pricing will continue to be highly competitive, in particular, due to over-capacity of HMOs in the industry, and New FHS may not be able to secure adequate rate increases due, in large part, to premium reduction initiatives undertaken by large employer groups and government payors. HSI and FHC believe that there will continue to be premium pressures on HMOs and PPOs from increasingly sophisticated consumers, such as large employer groups and government groups (particularly in California), small employer groups and individuals. Both HSI and FHC have recently experienced significant price pressures from large employer groups and adverse selection in their PPO businesses. In addition, employers may choose to self-insure their health care risk while seeking benefit administration and utilization review services from third parties to assist them in controlling and reporting health care costs.

DEPENDENCE UPON HEALTH CARE PROVIDERS

     New FHS's profitability and the success of its long-range business plans will depend upon its ability to attract and retain qualified health care providers. In particular, New FHS will be dependent upon maintaining a network of qualified primary care physicians for the provision of general medical care, who are primarily responsible for hospital and specialty referrals and preventive care. Many providers are consolidating into organized groups or larger bargaining units and asserting greater bargaining power, which will likely result in increased health care costs. These providers are also developing the capacity to take risk and are offering managed health care programs directly to employer groups and others. In addition, there is increasing competition from other HMOs, health care plans and hospitals to retain the services of providers. The failure to retain key medical groups, independent practice associations and hospitals could adversely affect New FHS's operating results and future profitability. There can be no assurance that New FHS will successfully maintain a cost effective, stable provider network.

GOVERNMENT PROGRAMS, REGULATION AND AUDITS

     The health care industry in general, and HMOs and insurance companies in particular, are subject to substantial federal and state regulation, including but not limited to, regulations relating to cash reserves, adequacy of reserves, minimum net worth, licensing requirements, approval of policy language and benefits, mandatory products and benefits, provider compensation arrangements, premium rates and periodic examinations by state and federal agencies. The laws and rules governing the businesses of FHC and HSI and interpretations of those laws and rules are subject to frequent change. Existing and future laws and rules could force New FHS to change how it does business and may restrict New FHS's revenue or enrollment growth or both and increase its health care and administrative costs. In addition, the failure to comply with such laws and regulations can result in substantial fines and penalties or in the imposition of a "cease and desist" order which could prevent New FHS from offering a product or service. Regulatory approvals must be obtained and maintained to market many of FHC's and HSI's products and services. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect New FHS's revenue or the number of its enrollees, or could increase costs.

     FHC's and HSI's HMOs which have Medicare risk contracts are subject to regulation by the Health Care Financing Administration ("HCFA"), a branch of the United States Department of Health and Human Services. HCFA has the right to audit HMOs operating under Medicare risk contracts to determine each HMO's compliance with HCFA's contracts and regulations and the quality of care being rendered to the HMO's enrollees. These Medicare contracts are renewed annually unless FHC or HSI or HCFA elects to terminate the contracts. HCFA also may unilaterally terminate FHC's and HSI's Medicare contracts if FHC or HSI fails to continue to meet compliance and eligibility standards. While the federal government may implement changes in the Medicare risk-based program, FHC and HSI believe that HMOs will continue to be an important factor in the federal government's overall efforts to control medical costs. However, the loss of

Medicare contracts or termination or modification of the risk-based Medicare programs could have an adverse effect on the revenue, profitability and business prospects of FHC, HSI or New FHS. The services reimbursed by Medicare and Medicaid are subject to various requirements and restrictions imposed by contract, law and regulation. FHC's and HSI's HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Both Medicare and Medicaid have in force or have proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may have an adverse effect on the financial condition and results of operations of New FHS.

     Recently enacted HCFA rules relating to physician incentive plans and applicable to the Medicare and Medicaid businesses of HMOs (the "New HCFA Rules"), among other matters (i) prohibit the direct or indirect payment to physicians as inducement to limit medically necessary covered services to beneficiaries, (ii) allow the use of incentives to encourage authorization of only medically necessary services, (iii) require that HMOs assure adequate provision of stop-loss protection by physicians and (iv) require that HMOs conduct periodic beneficiary surveys. Although the New HCFA Rules apply only to members covered by Medicare and Medicaid contracts and not to private health plan members, the policies addressed by the rules may influence the conduct of the managed care industry in general. Compliance with the New HCFA Rules will impose significant disclosure requirements and could be costly and time consuming. Under the New HCFA Rules, HMOs must disclose information regarding physician incentive plans to HCFA, state Medicaid agencies and, upon request, to covered beneficiaries. Enforcement powers available to HCFA or the applicable state Medicaid agencies for failure to make the appropriate disclosures include intermediate sanctions (e.g., the freezing of enrollment or the cessation of marketing) and civil monetary penalties of up to $25,000 per violation. FHC and HSI are and New FHS will be, subject to the New HCFA Rules with respect to their Medicare and Medicaid businesses effective January 1, 1997. Failure to comply with the New HCFA Rules could have a material adverse effect on these components of New FHS's operations.

     A significant portion of FHC's and HSI's revenues relate to federal, state and local government health care coverage programs. The following table represents the proportion of revenue for FHC and HSI (for their most recent fiscal years) and for New FHS (based on the pro forma annual period ended December 31, 1995) attributable to federal, state and local government health care coverage programs:

                                                           FY 6/30/96      FY 12/31/95
                                                               FHC             HSI          NEW FHS
                                                           -----------     ------------     -------
Medicare.................................................      13.7%           18.2%          15.7%
Medicaid.................................................       6.2%            0.8%           3.8%
CHAMPUS..................................................      16.7%             --            9.3%

     FHC and HSI also cover local, state and federal employees under their standard commercial benefits products. These types of programs, such as the federal CHAMPUS and Medicare program and the federal and state Medicaid programs, are generally subject to frequent change including changes which may reduce the number of persons enrolled or eligible, reduce the revenue received by FHC or HSI or increase FHC's or HSI's administrative or health care costs under such programs. Such changes have in the past and may in the future adversely affect New FHS's financial results and its willingness to continue participation in such programs. The effect of the Merger on the operations of the government contracts of FHC and HSI has not been fully determined but such contracts are operated by separate subsidiaries of FHC and HSI and are subject to separate accounting and audit procedures. In addition, the contracts are subject to specific operational requirements, modifications of which would require the approval of the respective contracting entities.

     Accreditation by the National Committee on Quality Assurance ("NCQA") is a condition of doing business as an HMO in Florida and in the future may be a condition to doing business in other states and New FHS may have to seek such accreditation for its HMO subsidiaries. Employer groups are increasingly requiring accreditation as a condition to contract with a managed care company; failure to be accredited could therefore cause loss of business and inability to bid on proposals. Accreditation was previously denied to one of FHC's two Florida HMOs prior to its acquisition by FHC. FHC is currently in the process of seeking accreditation by the NCQA of both of its Florida HMOs. Failure to obtain any required accreditation within specific time frames could result in suspension of enrollment levels or revocation of licensure, which could have an adverse effect on New FHS's future operating results.

     FHC and HSI are also subject to various governmental audits and investigations. Adverse findings could result in the loss of licensure or the right to participate in certain programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect New FHS's reputation in various markets and make it more difficult for New FHS to sell its products and services. New FHS's ability to declare and pay dividends will also be limited by state regulations which restrict New FHS's subsidiaries' ability to distribute funds to New FHS. In addition, many states in which New FHS will operate are currently considering regulation relating to mandatory benefits, provider compensation, any willing provider legislation and composition of physician networks. Changes in federal and state laws or regulations, if enacted, could increase health care costs and administrative expenses, and changes could be made in Medicare or Medicaid reimbursement rates. In its operation of the CHAMPUS contracts, FHC has experienced, and New FHS could expect to continue to experience, ongoing governmental audits, a long tail of liability relating to payment of claims and a history of making retrospective adjustments and uncertainty in negotiating reimbursement of bid price adjustments, equitable adjustments and change orders. There can be no assurance that any future regulatory action by such governmental agencies will not have an adverse impact on the profitability or marketability of New FHS's plans in their respective jurisdictions.

WORKERS' COMPENSATION INSURANCE

     FHC writes managed care workers' compensation business, primarily in California but increasingly in other states. Workers' compensation premiums represented 13.8%, 14.3% and 11.5% of FHC's consolidated revenue for the fiscal years ending June 30, 1996, 1995 and 1994, respectively. Workers' compensation premiums on a pro forma basis for New FHS would have represented approximately 7.5% of total combined revenue for the year ended December 31, 1995. For FHC's fiscal year ended June 30, 1996, approximately 83% of FHC's direct written workers' compensation premiums were generated from businesses in California. Since January 1995, policies in California have been issued under "open rating" rules instead of the "minimum rate" laws which had been in effect. The open rating environment brings uncertainties to premium revenues and operating profits due to increased price competition. Although FHC underwrites, and New FHS, intends to continue to underwrite, each account taking into consideration the insured's risk profile, prior loss experience, loss prevention plans and other underwriting considerations, there can be no assurance that FHC or New FHS will be able to continue to operate profitably in the workers' compensation industry or that future workers' compensation legislation will not be adopted in California or other states which may adversely affect the results of operations of FHC or New FHS.

ACQUISITIONS AND DISPOSITIONS

     A significant part of the business strategies of HSI and FHC has been to diversify into new geographic markets and new product areas through acquisitions. As a result, each of HSI and FHC is subject to the uncertainties and risks associated with any business that has grown rapidly and has expanded into new geographic and product areas. Identifying and pursuing acquisition opportunities, integrating acquired businesses and managing growth requires a significant amount of management time and skill. There can be no assurance that New FHS will realize the full cost savings or revenue enhancements that HSI and FHC expect to realize as a result of their recent acquisitions and the consolidation of certain of the operations of the acquired companies or that such savings or enhancements will be realized at the points in time currently anticipated. In addition, although HSI and FHC are continuously reviewing and contemplating the acquisition of HMOs and other health care-related entities, there can be no assurance that New FHS will be able to (i) negotiate acceptable terms with suitable acquisition candidates or that, if negotiated, such acquisitions will be either approved by all relevant regulatory authorities or consummated, (ii) assimilate such acquired companies or (iii) manage future growth. Future acquisitions by New FHS may involve significant cash expenditures and may result in increased indebtedness, interest and amortization expense or decreased operating income, any of which could have a negative impact on New FHS's operating results. Such acquisitions may also result in dilution to earnings per share of the combined company and acquisitions involving consideration in the form of New FHS Common Stock may also dilute the voting power of the New FHS stockholders.

     Each of HSI and FHC has also actively sought to increase growth in its existing markets by increasing penetration of its existing product lines through continued investment in its sales and marketing capabilities and by introducing new products that both increase plan flexibility and reach new potential customers including Medicare and Medicaid recipients. There can be no assurance that, following the Merger, New FHS will be able to successfully implement this strategy as the introduction of new products may be subject to unforeseen costs and regulatory delays.

     Although their primary emphasis has been on acquisitions, both FHC and HSI have been involved from time to time with dispositions of assets and businesses. No assurance can be made that such divestitures will result in a gain to New FHS and such divestitures by New FHS in the future could result in the incurrence of restructuring charges. Most recently, HSI has sold certain hospital management and related subsidiaries that it acquired in the Northeast. In November 1996, FHC and its affiliates sold their California and Arizona medical groups and physician management business to a physician management company, FPA Medical Management Inc. ("FPA"), and entered into 30 year provider agreements with FPA's affiliated medical groups to provide medical services to FHC's HMO enrollees. The provider agreements provide for the payment by FHC and its affiliates to FPA of Guaranteed Access Fund payments aggregating $55 million (including similar payments being made to FPA in connection with its June 1996 acquisition of FHC-affiliated IPAs) over the next two years to assure continued access to the medical group providers by FHC's members. The Guaranteed Access Fund payments for calendar year 1996, 1997 and 1998 are $16.5 million, $29.9 million and $8.6 million, respectively. New FHS will rely significantly on the operations and management of this physician management company, which has been expanding rapidly, to provide adequate access and manage the provision of care to a large number of New FHS enrollees in California and Arizona. As consideration for this transaction, FHC received from FPA and related parties promissory notes representing approximately $22 million in short-term secured subordinated indebtedness and approximately $98 million in secured subordinated indebtedness payable over seven years, and received $75 million of FPA common stock and $2 million in cash. In December 1996, FPA repaid to FHC $30 million in short-term indebtedness incurred in connection with FPA's acquisition of the IPAs and medical groups. In March 1996, FHC adopted a plan to discontinue the physician practice management segment of its business. The sale to FPA of the medical groups and physician practice management business was a component of this plan. FHC has deferred losses from that segment of its business from March 1996 through September 30, 1996 totalling approximately $37.5 million due to the anticipated gain on the FPA transaction of approximately $30.6 million (net of the Guaranteed Access Fund payments). These amounts are preliminary as this transaction was recently concluded in November 1996. The value of these assets to New FHS will be dependent upon FPA's future operations and financial performance.

DEPENDENCE UPON KEY PERSONNEL; CONFLICTS OF INTEREST

     The future success of New FHS depends in large part upon the continued services of its senior management and other key personnel. Certain members of FHC's senior management have entered into new employment agreements and consulting agreements in order to facilitate an orderly transition of HSI's and FHC's management during the first year following the Merger. These provisions could provide such executives with an incentive to terminate their employment following the Merger or the transition period. Therefore, those executives, three of whom are also directors of FHC, may have a conflict of interest with respect to the transaction. See "Conflicts of Interest and Interests of Certain Persons in the Merger -- Employment and Consulting Agreements." New FHS's success also depends upon its ability to recruit and retain other managerial personnel. The loss of a significant group of senior management or key personnel or the inability to attract and retain qualified employees could have a material adverse effect on New FHS's results of operations or the ability to achieve synergies and operating costs savings as a result of the Merger.

INFORMATION SYSTEMS

     Each of HSI's and FHC's businesses are significantly dependent upon effective information systems. HSI and FHC have many different information systems for their various businesses. Each of FHC and HSI is in the process of attempting to reduce the number of systems and also upgrade and expand its information systems capabilities. Failure of either FHC or HSI, or of New FHS, to maintain an effective and efficient information system, or to effectively and timely integrate and consolidate the systems of FHC and HSI, could result in loss of existing customers and difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. The known obstacles to the effective integration and consolidation of the systems of FHC and HSI include potential timing, cost, disruption, compatibility and testing issues. In addition, New FHS may from time to time obtain significant portions of its services or facilities from independent third parties which may make New FHS's operations vulnerable to such third parties' failure to perform adequately. HSI and FHC have made several large acquisitions in recent years. Failure to effectively integrate acquired operations could result in increased administrative costs and the deterioration of customer relations.

HEALTH CARE REFORM

     There have been numerous legislative and regulatory initiatives at both the federal and state levels to address, among other aspects of the nation's health care system, the continuing increases in health care costs and the lack of health care coverage for a significant segment of the population. Certain of such initiatives have also been a result of recent negative publicity regarding the purported denial of care to enrollees by managed health care companies. The Health Insurance Portability and Accountability Act of 1996 (the "1996 Act"), which was adopted by Congress and signed by President Clinton in August 1996, contains a number of provisions to reform the nation's health care system. These provisions include guaranteed insurance coverage and "portability" of health insurance when changing jobs; require plans to provide special enrollments to certain late enrollees and dependents during the coverage year; limit use of pre-existing conditions as the basis for exclusion from coverage; prohibit plans from discriminating against any individual in eligibility to enroll or in premium charges; allow establishment of medical savings accounts; allow mandatory or voluntary regional health alliances or purchasing cooperatives; increase the tax deductibility of premiums for the self employed; and contain numerous fraud and abuse provisions containing significant criminal and civil law enhancements (some of which will apply not only to federal health programs, such as Medicare and Medicaid, but to private health plans as well). To varying degrees, many of the provisions of the 1996 Act and other pending bills contemplate the involvement of state governments in the regulation and implementation of federal health care reform legislation. Although HSI and FHC believe that many of the provisions of the 1996 Act will have an impact on their current operations and those of New FHS, some of the provisions of the 1996 Act were previously mandated by state law in California and other states and therefore HSI and FHC were previously complying with certain of the provisions. Due to the recent adoption of the 1996 Act, neither HSI nor FHC has been able to quantify the impact of the 1996 Act on their respective operations.

     Various states are considering forms of single-payor systems, restructuring of Medicaid programs, "any willing provider" legislation that could require managed care companies to contract with any medical provider who agrees to the terms of the company's standard provider contract and payment schedule and "patient care initiatives" which address consumer protection issues in the managed care environment. All or any of these potential forms of legislation could adversely affect New FHS's business. Neither HSI nor FHC is able to evaluate whether any of such proposals or other proposals will be adopted and implemented. However, certain of the proposals, if adopted, could have a material adverse effect on New FHS's business. Continued negative publicity regarding the managed care industry could also have a material adverse effect on New FHS's business.

EXPOSURE TO EVOLVING THEORIES OF RECOVERY

     Each of HSI and FHC, like HMOs and other health insurers generally, excludes certain health care services from coverage under its plans. Each is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or to restrict reimbursement for certain services. Several recent proceedings filed against managed care companies have successfully challenged HMOs' decisions to deny coverage of treatment sought by enrollees. Compensatory damages (including damages for emotional distress) and punitive damages, which are generally not covered by insurance except in certain states where such coverage is permitted, have been awarded. Punitive damages have been awarded on the premise that the defendant HMOs have, in bad faith, denied coverage of the treatment sought. Although each lawsuit must succeed or fail on its own merits, HSI and FHC anticipate that claims alleging bad faith may become more common in enrollees' actions against managed care companies. The loss of any such claim, if it results in significant punitive or other damage award or a directive that New FHS effect significant changes in its operations, could have a material adverse effect on New FHS. In addition, HMO enrollees are challenging certain features of HMOs' financial arrangements with their contracting providers, in particular, that these arrangements contain certain financial incentives to control unnecessary referrals to specialists and unnecessary hospitalizations. The enrollees contend that these financial arrangements, and the capitation system for reimbursing providers as well, provide participating providers with improper incentives to furnish less than adequate medical care to enrollees. State legislatures are also considering managed care reimbursement methodologies and their effect on access to, and quality of, medical care. The financial and operational impact which such evolving theories of recovery and legislation, if enacted, will have on the managed care industry generally, and on New FHS in particular, is unknown. In addition, the risk of potential liability under punitive damages theories may increase significantly the difficulty of obtaining reasonable settlements of such coverage claims.

VOLATILITY OF STOCK PRICE; FIXED EXCHANGE RATIO

     The stock market, and the market for securities of health care companies in particular, has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. From time to time analysts and others have issued reports and articles which have had a negative impact on stock prices. In addition, various factors and events, such as announcements by New FHS or its competitors concerning operating results, loss of a major employer group contract or provider contract, governmental approvals, regulations or audits, acquisitions, new product introductions, competitive pricing pressures and rising costs of health care may also contribute to the volatility of the trading price of New FHS Common Stock.

     No assurance can be given as to the market prices of HSI Common Stock or FHC Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement and neither HSI nor FHC has the right to terminate the Merger Agreement based on changes in the market price of the HSI Common Stock or FHC Common Stock, the market value of the shares of New FHS Common Stock that holders of FHC Common Stock will receive in the Merger may vary significantly from the market value of the shares as of the date of this Joint Proxy Statement/Prospectus. See "Comparative Per Share Market Price and Dividend Information."

RIGHTS OF HOLDERS FOLLOWING THE MERGER; ANTI-TAKEOVER PROVISIONS

     Following the Merger, holders of FHC Common Stock will become holders of New FHS Common Stock. Certain differences exist between the rights of stockholders of FHC and the rights of the holders of New FHS Common Stock under the New Charter and New Bylaws including provisions related to directors, committee composition, and future amendments to the New Charter. The FHC Charter provides for cumulative voting in the election of directors and the HSI Charter and New Charter do not, which may limit the ability of FHC stockholders to elect a director to the New FHS Board. The FHC Bylaws provide that all directors are elected annually whereas the HSI Charter and the New Charter provide for a classified board. In addition, the HSI Charter provides that upon the occurrence of an Adjustment Event (as such term is defined in the HSI Charter), including the failure to pay the principal or interest on that certain Senior Promissory Note by Health Net dated as of January 28, 1992 in favor of CWF, CWF, as the holder of all of the outstanding shares of the HSI Class B Common Stock, would have the right to elect a majority of the members to the New FHS Board. The principal balance of such Senior Promissory Note on December 1, 1996 was $19.4 million. Furthermore, the FHC Charter does not contain a provision with respect to the voting requirements for certain business combinations whereas the HSI Charter and the New Charter contain a provision requiring the affirmative vote of holders of at least 80% of the outstanding voting stock for certain combinations with an "interested stockholder." Although the intent of such a provision is to provide an incentive to an "interested stockholder" to treat the stockholders within a class equally and to discourage discriminatory two-tiered transactions, the effect of such a provision may also be to discourage others from making tender offers for New FHS Common Stock and, consequently, may also inhibit fluctuations in the market price of New FHS Common Stock that could result from actual or rumored takeover attempts. Such a provision, together with other provisions in the New Charter and New Bylaws, may also have the effect of preventing changes in the management of New FHS. See "Comparison of Stockholders' Rights."

ABSENCE OF DIVIDENDS

     Neither HSI nor FHC has paid cash dividends since inception other than a one-time cash dividend by HSI in 1992. It is anticipated that New FHS will retain all earnings for use in the expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. See "HSI and FHC Comparative Per Share Data" and "Comparative Per Share Market Price and Dividend Information."

                      THE MERGER AND THE SPECIAL MEETINGS
THE MERGER

     HSI and FHC are furnishing this Joint Proxy Statement/Prospectus to holders of HSI Common Stock and holders of FHC Common Stock in connection with the solicitation of proxies by the respective boards of directors of HSI and FHC for use at the Special Meetings.

     At the FHC Meeting, holders of FHC Common Stock will be asked to vote upon a proposal (the "FHC Proposal") to approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby.

     At the HSI Meeting, holders of HSI Common Stock will be asked to vote upon the following proposals (the "HSI Proposals"): (i) to approve the Merger Agreement, the Merger and the transactions contemplated thereby, including the issuance of shares of HSI Common Stock to FHC stockholders in the Merger and
(ii) to approve the amendment and restatement of the HSI Charter at the time of the Merger. The HSI Charter is being amended in order to (a) change the name of HSI to Foundation Health Systems, Inc. and (b) increase the authorized shares of HSI's common stock to 380 million consisting of 350 million shares of HSI Common Stock and 30 million shares of HSI Class B Common Stock. Copies of the Merger Agreement and the New Charter are attached hereto as Appendix I and Appendix II, respectively. The Merger Agreement also provides for the HSI bylaws to be amended and restated at the time of the Merger in the form attached hereto as Appendix III. The holders of HSI Common Stock are not being asked to approve the New Bylaws because the HSI Board has the power to adopt the New Bylaws and has approved the New Bylaws to be effective upon the Merger.

     The Merger Agreement provides, among other things, for a merger of equals transaction involving the merger of Merger Subsidiary with and into FHC, with FHC surviving the Merger as a wholly-owned subsidiary of HSI (the "Surviving Corporation"). In the Merger, each share of FHC Common Stock issued and outstanding immediately before the Effective Time (as defined herein) (excluding those held in the treasury of FHC and those owned by HSI), without any action on the part of the holder thereof, will be converted into the right to receive 1.3 shares of New FHS Common Stock. The Merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the time of such filing being herein referred to as the "Effective Time," and the date of such filing being herein referred to as the "Effective Date"), which is currently expected to occur after receipt of requisite regulatory and stockholder approvals.

THE SPECIAL MEETINGS

     This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies (i) from the holders of HSI Common Stock by the HSI Board for use at the HSI Meeting and (ii) from the holders of FHC Common Stock by the FHC Board for use at the FHC Meeting. This Joint Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the respective stockholders of HSI and FHC on or about January 8, 1997. It is expected that representatives of Deloitte & Touche, LLP, each of HSI's and FHC's independent auditors, will be present at the Special Meetings to respond to appropriate questions of stockholders and to make a statement if they desire.

TIMES AND PLACES; PURPOSES

     The HSI Meeting will be held at Warner Center Marriott, 21850 Oxnard Street, Woodland Hills, California, 91367, on February 7, 1997, starting at 9:30 a.m. local time. At the HSI Meeting, the stockholders of HSI will be asked to consider and vote upon (i) the HSI Proposals and (ii) such other matters as may properly come before the HSI Meeting.

     The FHC Meeting will be held at FHC's headquarters, 3400 Data Drive, Rancho Cordova, California, on February 7, 1997, starting at 9:30 a.m., local time. At the FHC Meeting, the stockholders of FHC will be asked to consider and vote upon
(i) the FHC Proposal and (ii) such other matters as may properly come before the FHC Meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     HSI. The HSI Board has fixed the close of business on December 23, 1996, as the HSI Record Date. Only holders of record of shares of HSI Common Stock on the HSI Record Date are entitled to notice of and to vote at the HSI Meeting. On the HSI Record Date, there were 29,136,310 shares of HSI Common Stock outstanding and entitled to vote at the HSI Meeting, held by approximately 1,500 stockholders of record.

     Each holder of record, as of the HSI Record Date, of HSI Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of HSI Common Stock entitled to vote is necessary to constitute a quorum at the HSI Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of HSI Common Stock outstanding on the HSI Record Date is required to approve and adopt the HSI Proposal.

     FHC. The FHC Board has fixed the close of business on December 23, 1996, as the FHC Record Date. Only holders of record of shares of FHC Common Stock on the FHC Record Date are entitled to notice of and to vote at the FHC Meeting. On the FHC Record Date, there were 58,975,354 shares of FHC Common Stock outstanding and entitled to vote at the FHC Meeting, held by approximately 700 stockholders of record.

     Each holder of record, as of the FHC Record Date, of FHC Common Stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FHC Common Stock entitled to vote is necessary to constitute a quorum at the FHC Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares of FHC Common Stock outstanding on the FHC Record Date is required to approve and adopt the FHC Proposal.

PROXIES

     All shares of HSI Common Stock and FHC Common Stock represented by properly executed proxies received prior to or at the respective HSI Meeting or FHC Meeting, as the case may be, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the HSI Proposals or the FHC Proposal, as the case may be. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Special Meeting, will not be voted. Accordingly, since the affirmative vote of a majority of outstanding shares is required for approval of each of the HSI Proposals and the FHC Proposal, a proxy marked "ABSTAIN" will have the effect of a vote against such proposals. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the applicable Special Meeting. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of either the HSI Proposals or the FHC Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of such proposals. Therefore, since the affirmative vote of a majority of the aggregate voting power is required for approval of the HSI Proposals and the FHC Proposal, a "broker non-vote" with respect to either proposal will have the effect of a vote against the Merger.

     For a stockholder who is a participant in either the FHC Profit Sharing and 401(k) Plan (the "FHC PSP") or the profit sharing component of the HSI Associate 401(k) Savings Plan (the "HSI PSP"), the proxy card will similarly serve as voting instructions for the trustee of the respective plan, if accounts are registered in the same name. If proxy cards representing shares in the FHC PSP or the HSI PSP are not executed and returned, those shares will be voted by the trustee in the same proportion as the shares for which executed proxy cards are returned by other participants in each of the plans, respectively.

     The HSI Board and the FHC Board are not currently aware of any business to be acted upon at their respective Special Meetings other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against the approval and adoption of the HSI Proposals or the FHC Proposal will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies. Neither HSI nor FHC currently intends to seek an adjournment of its Special Meeting.

     A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of HSI or FHC, as the case may be, a signed notice of revocation or a later-dated signed proxy or by attending the applicable Special Meeting and voting in person. Attendance at the HSI Meeting or the FHC Meeting will not in itself constitute the revocation of a proxy.

     It is the policy of HSI and FHC to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

     The cost of solicitation of proxies will be paid by HSI for HSI proxies and by FHC for FHC proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and HSI, or FHC, as the case may be, will, upon request, reimburse them for their reasonable expenses. HSI and FHC have retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a maximum fee of $20,000 plus expenses. To the extent necessary in order to ensure sufficient representation at its Special Meeting, HSI or FHC may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.

     STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR FHC COMMON STOCK WILL BE MAILED BY NEW FHS TO FORMER FHC STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER. HSI STOCKHOLDERS DO NOT NEED TO TAKE ANY ACTION WITH RESPECT TO THEIR STOCK CERTIFICATES, WHICH WILL EVIDENCE THE EQUIVALENT NUMBER OF SHARES OF NEW FHS COMMON STOCK FOLLOWING THE MERGER.

BACKGROUND OF THE MERGER

     The past several years have been a period of substantial and rapid change in the managed health care industry, characterized by, among other things: intensifying competition; premium reduction initiatives undertaken by large employer groups; and increased governmental regulation of the health care industry. During this period, the managements of both FHC and HSI have carefully reviewed their strategic alternatives and taken various steps to maintain and enhance their long term competitive position and profitability in the face of these changing industry conditions.

     In December 1994, members of senior management of FHC and HSI had discussions regarding a possible transaction involving FHC and HSI, leading to a preliminary proposal by FHC of a business combination of FHC and HSI. The FHC preliminary proposal provided for HSI and FHC to be combined into a new company in a tax free reorganization to be accounted for as a pooling of interests. The proposal provided for a one-for-one fixed stock exchange ratio. Pursuant to its terms, the proposal would be deemed withdrawn upon any unauthorized public announcement or communication to any third party of the proposal. In January 1995, following the unauthorized public disclosure of FHC's preliminary proposal, FHC withdrew its proposal and terminated discussions with HSI.

     During October 1994 through December 1994 members of senior management of HSI and FHP International Corporation ("FHP") had several discussions regarding a possible business combination or strategic alliance between the two companies. In December 1994, FHP proposed a business combination of FHP and HSI which, among other things, contemplated that (i) each share of voting common stock of HSI would be exchanged for $34 worth of FHP common stock based on the closing price of FHP common stock on the date of the proposal, subject to a 10% collar and
(ii) each share of nonvoting common stock of HSI would be exchanged for $34 worth of nonvoting FHP common stock based on the closing price of FHP common stock on the date of the proposal, subject to a 10% collar. In January 1995, following the unauthorized public disclosure of FHP's proposal, FHP withdrew its proposal and terminated discussions with HSI.

     During 1995 and 1996, FHC continued to review its long term business goals and explore means to maintain its competitiveness in the managed health care industry and to enhance stockholder value. In this regard, in April 1995, the FHC Board directed its financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), to explore strategic alternatives to strengthen FHC's competitive position in California and other states. The FHC Board also considered other strategic alternatives available to FHC, including maintaining the status quo, a stock restructuring or repurchase program, the divestiture of certain operations, the sale of a minority interest in certain of its operations, the addition of a minority investment partner, possible acquisitions and other business combinations. Throughout the remainder of 1995 and 1996, FHC considered several possible acquisitions and consummated the acquisitions, directly or indirectly, of London Guarantee & Accident Company of New York (a licensed property and casualty company), Tucson Medical Associates (a physician group in Arizona) and Managed Health Networks, Inc. (a behavioral health company).

     In June 1996, several members of FHC's senior management met with members of the senior management of WellPoint Health Networks Inc. ("WellPoint" or the "third party") relating to a proposal from this third party to acquire FHC. Throughout the period of June through August 1996, senior management of FHC and the third party held discussions relating to the proposed terms of a potential combination including preliminary indications of interest by such party for an acquisition of FHC at prices in the mid $40 range per share of FHC Common Stock. After several months of due diligence and discussions, during the week of August 26, 1996, the third party made a proposal authorized by its board through Morgan Stanley to acquire FHC at a price of $40.00 per share of FHC Common Stock, which consideration would consist of 50% cash, 25% convertible preferred stock and 25% registered common stock of the third party. The closing price of FHC Common Stock on the NYSE on August 26, 1996 was $30 per share. Based on the approximately 58.9 million outstanding shares of FHC Common Stock as of the time of the third party proposal, the aggregate nominal value of the offer was approximately $2.36 billion.

     As described below, on August 28, 1996, the FHC Board considered the third party proposal and the transaction with HSI. At the August 28 meeting, the FHC Board unanimously rejected the third party proposal and determined that FHC's management should continue exploring a transaction with HSI. The FHC Board considered a number of factors in rejecting the third party proposal, including the value offered, financing concerns, operating risks and leverage of the proposed combined company, the advice of Morgan Stanley described below and the concurrent discussions with HSI relating to a "merger of equals" transaction. For purposes of its analysis, the FHC Board assumed that synergies ranging from approximately $135 million to $185 million could be achieved by the combined companies. At that meeting, Morgan Stanley advised the FHC Board that, based on its preliminary financial analysis and its experience and knowledge, the third party proposal was at the low end of the range of fairness, the proposal did not represent an adequate offer and, while a transaction with the third party could provide greater short term value to FHC's stockholders than the HSI transaction (see "Opinion of FHC's Financial Advisor -- Pro Forma Share Price Analysis"), greater value could be achieved in the long term through a strategic transaction with HSI. The FHC Board, based in part on the advice of its financial advisor, Morgan Stanley, and on the other considerations described above, rejected the third party proposal and determined that FHC management should continue exploring a transaction with HSI. In view of the HSI proposal and the uncertainties relating to other strategic alternatives, including a sale of FHC, the FHC Board determined to pursue the transaction with HSI and did not pursue other alternatives.

     During 1995 and 1996, HSI considered various strategic alternatives available to it including maintaining the status quo, expanding business lines through internal growth and acquisitions and potential business combinations with other companies in the managed health care industry. In March 1995, HSI entered into a Plan of Reorganization (the "WellPoint Agreement") with WellPoint and Blue Cross of California ("BCC"). As a result of disagreements among HSI, WellPoint and BCC arising out of the terms of the WellPoint

Agreement, in December 1995, HSI, WellPoint and BCC announced the termination of this proposed transaction.

     On August 7, 1996, Jay M. Gellert, President and Chief Operating Officer of HSI, called Daniel D. Crowley, Chairman of the Board, President and Chief Executive Officer of FHC, to arrange a meeting. On August 19, 1996, Mr. Crowley and Kirk A. Benson, Senior Vice President -- Corporate Development of FHC, met with Mr. Gellert to discuss a possible business combination between FHC and HSI.

     On August 21, 1996, members of senior management of FHC and HSI, together with their respective legal counsel, continued discussions regarding the possible combination of FHC and HSI. The structure discussed was based upon the concept of a "merger of equals" (i.e., a strategic combination of two similarly-sized companies in which neither company is acquiring the other and the ultimate control of the combined entity remains in the hands of a large, fluid, changeable and changing market). The parties discussed possible exchange ratios as well as governance arrangements in respect of the combined entity during such discussions.

     On August 22, 1996, FHC and HSI entered into a confidentiality agreement relating, among other things, to the information to be provided by each company to the other and limiting the ability of each party for two years to acquire any voting securities or assets of, or solicit proxies or make a public announcement of a proposal for any extraordinary transaction with respect to, the other party. Following the execution of such confidentiality agreement, the parties began their mutual due diligence review.

     On August 27, 1996, the investment policy committee of the FHC Board met and considered the status of the third party proposal to acquire FHC referenced above and also received a presentation from FHC senior management as to a possible combination with HSI. The investment policy committee unanimously determined to advise the FHC Board not to accept the third party proposal and recommended that FHC senior management and representatives of Morgan Stanley provide a full presentation to the FHC Board regarding the proposed combination with HSI.

     On August 28, 1996, the FHC Board held a special meeting to review the status of the HSI discussions and the third party proposal. As described above, at that meeting the FHC Board rejected the third party proposal. In addition, after considering presentations by FHC senior management and FHC's legal and financial advisors, the FHC Board authorized senior management to continue its discussions with HSI and its advisors relating to a merger of equals transaction, to continue to proceed with its due diligence review and to report back to the FHC Board as discussions progressed.

     On August 26, 1996, and again on September 2, 1996, Mr. Crowley and FHC's legal and financial advisors met with Malik M. Hasan, M.D., Chairman of the Board of Directors and Chief Executive Officer of HSI, and HSI's legal and financial advisors to discuss the terms of a proposed merger of equals. At the August 26, 1996 meeting, the parties made presentations to each other about their respective company philosophies and prospects. In addition, at these meetings, the parties discussed proposed exchange ratios, corporate governance arrangements as well as potential synergies that could be achieved by the combined company. Following negotiations between senior management of FHC and HSI at the September 2, 1996 meeting, Mr. Crowley and Dr. Hasan agreed to recommend to their respective Boards of Directors an exchange ratio of 1.3 shares of New FHS Common Stock per share of FHC Common Stock in the proposed Merger. The Exchange Ratio was determined by the parties as a result of arm's length negotiations between FHC and HSI with each party receiving financial advice from its respective financial advisors in connection with negotiating the Exchange Ratio.

     On September 5, 1996, the FHC Board held a special meeting to consider the status of the negotiations with HSI. Following presentations by FHC's management and legal and financial advisors, the FHC Board requested senior management of FHC to schedule a meeting with the directors and senior management of HSI so that the directors of the two companies could meet each other.

     On September 6, 1996, the HSI Board held a special meeting to consider the status of the negotiations with FHC and to hear presentations from its financial and legal advisors regarding the terms of the proposed transaction. Following such presentations, the HSI Board determined that it would continue to evaluate the proposed transaction and to proceed with the director and senior management meeting proposed by the FHC Board.

     On September 10, 1996, certain members of the FHC Board and the HSI Board and senior management of both companies met informally and discussed the terms of a merger of equals of FHC and HSI and the potential operating synergies which might result from the proposed transaction.

     On September 11, 1996, the FHC Board held a regularly scheduled meeting at which it continued to consider the status of the HSI transaction. At that meeting, in view of the significance of the corporate governance issues in the transaction and the potential conflict of interest of FHC management with respect to those matters, the FHC Board created an ad hoc committee consisting of independent directors Earl B. Fowler, Richard W. Hanselman and Raymond S. Troubh to review the corporate governance provisions relating to the proposed transaction including the composition of the board of directors and committees of directors of the combined entity and the requirement during a transition period for a supermajority vote of directors for certain actions, including termination of the Chairman of the Board and Chief Executive Officer of the combined entity. The ad hoc committee made recommendations to the FHC Board regarding corporate governance issues relating to the proposed transaction, which recommendations were generally accepted by the FHC Board and which served as the basis for negotiations with HSI. Additionally, the ad hoc committee also served as a negotiating committee of the FHC Board to discuss various issues relating to the transaction with FHC's legal and financial advisors as they arose. The members of the committee met on several occasions to consider corporate governance issues as well as other issues relating to the transaction. The ad hoc committee members also met with Dr. Hasan and Mr. Gellert to discuss the proposed integration, management and operation of New FHS if a merger of equals transaction was consummated.

     On September 11, 1996, the HSI Board held a special meeting at which it continued to consider the status of the FHC transaction and received presentations from HSI's senior management and legal and financial advisors. The HSI Board authorized management to continue discussions with FHC and its advisors relating to a merger of equals transaction.

     On September 10, 1996, Frank A. Olson, a member of the FHC Board, expressed his general dissatisfaction with elements of the proposed transaction with HSI regarding certain compensation and governance issues as they were proposed at that time as described by FHC's management and advisors. On September 12, 1996, Mr. Olson submitted his letter of resignation from the Board which was announced by FHC on September 18, 1996.

     On September 16, 1996, as a result of unusual market activity in FHC Common Stock, FHC announced that it was discussing a "merger of equals" combination with an unidentified party which would result in a nominal value per share of FHC Common Stock below the September 13, 1996 closing stock price per share of FHC Common Stock of $36 1/8. In the two weeks preceding the above mentioned announcement, (i) FHC Common Stock's daily trading volume and closing price on the NYSE ranged from 167,500 shares traded and a closing price of $29 3/4 per share on September 3, 1996 to 1,102,000 shares traded and a closing price of $36 1/8 per share on September 13, 1996, the last business day before FHC's September 16 announcement and (ii) HSI Common Stock's daily trading volume and closing price on the NYSE ranged from 9,200 shares traded and a closing price of $24 1/2 per share on September 3, 1996 to 120,200 shares traded and a closing price of $26 per share on September 13, 1996. Additionally, while neither FHC nor Morgan Stanley were aware of any unusual trading activity in FHC options during the two week time period prior to the September 16 announcement, subsequent to the announcement the financial press reported that trading of FHC's $35 call options (expiring October 19, 1996) surged in the week preceding the announcement. Subsequent to this announcement, the third party contacted Morgan Stanley and inquired whether it could make a new proposal. At its September 18, 1996 meeting and based on the advice of Morgan Stanley as described below, the FHC Board confirmed its prior determination that a transaction with HSI was expected to provide its stockholders with greater long term value than a transaction with the third party in the same price range previously offered. Accordingly, following that meeting and at the request of the FHC Board, Morgan Stanley advised the third party that it was free to make a new proposal, but that a proposal in the same price range as previously offered by the third party would not be acceptable to the FHC Board. No new proposal was made by the third party.

     During the last two weeks of August and throughout September 1996, senior management and legal and financial advisors of FHC and HSI continued to conduct their due diligence review and discuss the terms of a possible combination. In addition, the compensation committees of HSI and FHC each met several times to discuss the terms of the proposed merger of equals of FHC and HSI and considered, in connection with the overall transaction, the proposed employment arrangements relating to FHC's senior management. At its meetings, the members of HSI's compensation committee considered presentations from HSI management and its legal, compensation and financial advisors and discussions with members of the compensation committee of the FHC Board. At its meetings, the members of FHC's compensation committee conducted discussions with FHC management and its legal and financial advisors, compensation consultants and members of HSI's compensation committee.

     At a special meeting of the FHC Board on September 18, 1996, Morgan Stanley made a presentation to the FHC Board relating to the fairness of the HSI transaction as more fully described in "-- Opinion of FHC's Financial Advisor." As part of that presentation, Morgan Stanley provided the FHC Board with a summary analysis of the strategic alternatives considered by FHC during 1995 and 1996, as discussed above, as well as a review of potential strategic partners. In light of the fact that the third party had recently inquired whether it could make a new proposal, Morgan Stanley also analyzed the potential value to FHC's stockholders of a proposal with a nominal value of $40 per share (the price offered by the third party in August 1996) and a nominal value of $42 per share, consisting of 50% cash, 25% common stock and 25% convertible preferred stock of the third party. At that meeting, the FHC Board, based on the advice of Morgan Stanley, confirmed its prior determination that a transaction with HSI was expected to provide its stockholders with greater long term value than a transaction with the third party in the same price range previously offered. See "-- Opinion of FHC's Financial Advisor" for a summary of the analysis of Morgan Stanley comparing the short term and long term values of the HSI proposed transaction and the third party proposal. Additionally, in view of the HSI proposal and the uncertainties relating to other strategic alternatives, including the sale of FHC, the FHC Board determined that FHC should continue to pursue the transaction with HSI and did not pursue other alternatives. At the September 18, 1996 FHC Board meeting, Dr. Hasan and Mr. Gellert also made a presentation relating to the management and business strategies of the combined entity.

     On September 25, 1996, the FHC Board held another special meeting to review the status of negotiations with HSI. At the September 25, 1996 FHC Board meeting, as well as at the prior FHC Board meetings held on August 28, 1996 and throughout September, the FHC Board received presentations from Morgan Stanley as to the exchange ratio to be used in the transaction and also received presentations from FHC's management and its legal advisors. At the September 25, 1996 meeting of the FHC Board, Morgan Stanley delivered its written opinion that, as of such date, the Exchange Ratio was fair to the holders of FHC Common Stock from a financial point of view.

     On September 25, 1996, the HSI Board held a special meeting to review the status of negotiations with FHC. At the September 25, 1996 meeting as well as the prior HSI Board meeting held on September 11, 1996, the HSI Board received presentations from Salomon Brothers Inc ("Salomon") and Shattuck Hammond Partners, Inc. ("Shattuck Hammond") as to the exchange ratio to be used in the transaction and the synergies and cost savings that could reasonably be expected to be realized in the transaction and also received presentations from HSI's senior management and its legal advisors. Subsequent to the September 25, 1996 meeting of the HSI Board, each of Salomon and Shattuck Hammond delivered its written opinion that, as of such date, the Exchange Ratio was fair to the holders of HSI Common Stock from a financial point of view. Throughout the month of September 1996, HSI also received general financial advice relating to the transaction from Volpe, Welty & Company ("Volpe Welty") and Smith Barney, Inc. ("Smith Barney").

     On September 30, 1996, the FHC Board met to consider the approval of the Merger Agreement, the related agreements and the transactions contemplated by those agreements. Morgan Stanley orally confirmed its opinion that, as of such date, the Exchange Ratio was fair to the holders of FHC Common Stock from a financial point of view. After discussion and upon consideration of the factors described below, the FHC Board concluded that the Merger Agreement and the transactions contemplated thereby, including the related agreements, were in the best interest of FHC stockholders and, by unanimous vote of the directors present and with one director, Patrick Foley, absent, approved the Merger Agreement, the related agreements and the transactions contemplated by those agreements.

     On September 30, 1996, the HSI Board met to consider the approval of the Merger Agreement, the related agreements and the transactions contemplated by those agreements. Salomon and Shattuck Hammond each orally confirmed their fairness opinions at the September 30 meeting of the HSI Board that, as of such date, the Exchange Ratio was fair to the holders of HSI Common Stock from a financial point of view. After discussion and upon consideration of the factors described below, the HSI Board concluded that the Merger Agreement and the transactions contemplated thereby, including the related agreements, were in the best interest of HSI stockholders and, by unanimous vote of the directors present and with two directors absent (Messrs. Austin and Gallagher), approved the Merger Agreement, the related agreements and the transactions contemplated by these agreements.

     The Merger Agreement and the related agreements were executed by authorized officers of FHC and HSI on October 1, 1996. The closing stock price of FHC Common Stock and HSI Common Stock on September 30, 1996 was $33 7/8 per share and $28 3/8 per share, respectively.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS

  Joint Reasons for the Merger

     Each of the FHC Board and the HSI Board believes that the Merger offers FHC and HSI a unique opportunity to create a premier managed health care company that will be better positioned to compete effectively in the rapidly changing managed health care industry than either company on a stand-alone basis.

     The FHC Board and the HSI Board have each determined that the Merger, the Merger Agreement and the transactions contemplated thereby are in the best interests of their respective stockholders. In separately reaching their determinations, the FHC Board and the HSI Board consulted with their respective legal counsel with respect to the legal duties of the board of directors, regulatory matters and the Merger Agreement and issues related thereto and with their respective financial advisors, Morgan Stanley for FHC, and Salomon, Shattuck Hammond, Volpe Welty and Smith Barney for HSI, with respect to the financial aspects and fairness of the transaction, as well as with their respective senior management. The FHC Board and the HSI Board considered the following material information and factors in making their decision:

     Economies of Scale. In considering the Merger, the HSI Board and the FHC Board considered that the Merger will provide each company with the economies of scale needed to lower its costs and to compete more effectively in the managed health care industry. The HSI Board and the FHC Board believe that the Merger will create a combined company that will be the third largest managed care company in terms of membership (with approximately five million members in 16 states) and the fourth largest managed care company in terms of revenues (with over $6.0 billion in annual revenues based on the 12 months ended June 30,
1996). Consequently, as one of the nation's largest managed health care companies, in the view of the HSI Board and the FHC Board, New FHS will have the critical mass necessary to lower its costs which will enable it to offer products with lower premiums, to attain net growth and to realize appropriate margins.

     Geographic Diversity. The Merger of FHC and HSI will also create an entity with enhanced geographic diversity. The Merger will establish the combined entity with strong positions in the West, particularly in California, and growing operations in Texas, Florida and the Northeast. In addition, the combined entity will have HMO operations in four regions in which FHC currently does not have an HMO presence: Connecticut, Idaho, New Mexico and Pennsylvania and in six regions in which HSI currently does not have an HMO presence:
Arizona, Florida, Louisiana, Oklahoma, Texas and Utah. The HSI Board and the FHC Board believe that enhanced geographic diversity should improve the combined entity's position with buyers seeking health care providers with broad national networks.

     Complementary Product Offerings/Membership Composition. Additionally, FHC and HSI have complementary product offerings and membership composition. The HSI Board and the FHC Board believe that each of FHC's and HSI's HMO businesses in California and the West will enhance the other's operations and that HSI's medical management expertise will facilitate the development of commercial HMO services in

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

markets where FHC has government contracts. The HSI Board and the FHC Board also believe that the combined entity will have the benefit of FHC's strength in the government contracts market and HSI's strength in marketing to larger employer groups. Moreover, the HSI Board and the FHC Board believe that FHC will have the opportunity to cross-market and cross-sell its specialty products such as behavioral health services to HSI's existing base of employers and members.

     Potential Consolidation Cost Savings. The HSI Board and the FHC Board also believe, based upon the advice of the respective management and financial advisors of each of HSI and FHC, that the transaction could generate at least $110 million of synergies and cost savings for the combined company after the Merger, although there is no assurance that these synergies or savings would be achieved. In the view of the HSI Board and the FHC Board, the combined company should be able to reduce costs by consolidating corporate overhead and administration, management information systems and administrative functions and by applying each company's most successful health care delivery systems and managed care techniques to the combined company's business.

     Stockholder Long Term Value. Each of the HSI Board and the FHC Board believes that the transaction is an excellent opportunity to provide its stockholders with long term value. FHC's stockholders will own approximately 61% of the combined entity and HSI's stockholders will own approximately 39% of the combined entity after the Merger, and the Merger will provide HSI's and FHC's stockholders the opportunity to continue sharing in the combined entity's long term growth. In addition, the synergies and cost savings referred to above, if achieved, would inure to the benefit of the stockholders of the combined company, although there is no assurance that these synergies or savings will be achieved.

  Reasons for the Merger -- FHC

     In approving the Merger, the FHC Board considered the following material information and factors in addition to the considerations set forth above as "Joint Reasons for the Merger":

          - the strategic alternatives available to FHC, including maintaining the status quo, a stock restructuring or repurchase program, the divestiture of certain operations, the sale of a minority interest in certain of its operations, a minority investment partner, possible acquisitions and other possible business combinations and the FHC Board's belief that the HSI transaction was the preferrable alternative for FHC's stockholders;

          - the status of the managed health care industry, including increasing competition, limited pricing flexibility, anti-managed care initiatives and the continuing need for mass and volume to obtain better health care costs allowing lower premiums and appropriate operating and profit margins;

          - the (i) continued consolidation within the managed health care industry, including the combination of Aetna Life and Casualty Company and U.S. Healthcare, and the recently announced acquisition of FHP International Corporation by PacifiCare Health Systems, Inc. and its impact on the managed health care market in California and (ii) the importance of market position, significant scale and financial resources to a company's ability to compete effectively in the changing environment in the managed health care market and the FHC Board's belief that the transaction with HSI would provide FHC with the economies of scale needed to lower its costs and to compete more effectively in the managed health care industry;

          - FHC announced that it was engaged in discussions for a business combination more than two weeks prior to the execution of the Merger Agreement and no other entity made any alternative proposal, which indicated that it was unlikely that any sale transaction was available which would provide FHC's stockholders with greater long term value than the HSI transaction. In this regard, the FHC Board, in August 1996, considered an acquisition proposal from a third party at a price of $40.00 per share of FHC Common Stock consisting of 50% cash, 25% convertible preferred stock and 25% registered common stock of the third party. The FHC Board, based in part on the advice of Morgan Stanley that the proposal was at the low end of the range of fairness and was not an adequate offer for FHC, rejected the proposal (see "-- Background of the Merger"). The third party was subsequently advised by Morgan

     Stanley that it was free to make a new proposal, but that a proposal in the same price range as previously indicated would not be acceptable to the FHC Board. No new proposal was made by the third party;

          - the financial performance and condition, results of operations, market position, businesses, liabilities and prospects of each of FHC, HSI and of New FHS;

          - the results of the due diligence review of HSI conducted by FHC's management and legal and financial advisors;

          - the Merger's structure as a merger of equals which would result in a capital structure for New FHS with essentially no additional leverage (as compared to a cash acquisition, which could require significant additional leverage) and increased cash flow potential which in turn would offer New FHS the flexibility to pursue future opportunities;

          - the FHC Board's belief that HSI's medical management system and its medical management expertise in general could result in significant benefits to New FHS's members and providers;

          - the ability of the combined company to provide a broader range of services to the customers of each company at a lower cost which reinforced the FHC Board's belief that the transaction would provide FHC's stockholders with the economies of scale needed to lower its costs and to compete more effectively in the managed health care industry;

          - the requirement of the Merger Agreement that employee reductions be made on a fair and equitable basis;

          - the recommendation of the Merger by FHC's management;

          - the corporate governance issues relating to the transaction, including the composition of the board of directors and committees of directors of the combined entity, the arrangements with respect to the senior management of the combined entity following the Merger and the requirements for a supermajority vote of directors for certain actions, including termination of the Chief Executive Officer of the combined entity (see "The Merger Agreement -- Corporate Organization and Governance");

          - the presentations made by Morgan Stanley at various FHC Board meetings as to the relative expected earnings contribution of FHC and HSI to the combined entity, the appropriate exchange ratio to be used in the Merger and the pro forma impact of the Merger on FHC's stockholders (see "-- Opinion of FHC's Financial Advisor");

          - Additionally, the FHC Board relied on the written opinion of Morgan Stanley dated September 25, 1996 (which was orally confirmed on September 30, 1996), to the effect that the Exchange Ratio is fair to the stockholders of FHC from a financial point of view. (The full text of the written opinion of Morgan Stanley, dated the date hereof, which sets forth the procedures followed, the factors considered and the assumptions made by Morgan Stanley, is attached as Appendix IV to this Joint Proxy Statement/Prospectus and is incorporated by reference. You should read the opinion of Morgan Stanley carefully and in its entirety.);

          - the terms and conditions of the Merger Agreement, including the Exchange Ratio, the parties' representations, warranties and covenants, the conditions to their respective obligations, the amount of termination fees payable under the Merger Agreement and the circumstances under which such termination fees will be payable and the FHC Board's belief that such terms and conditions were appropriate for the transaction with HSI (see "The Merger Agreement");

          - the fact that, in the view of Morgan Stanley, the termination fees payable under the Merger Agreement should not inhibit a third party desirous of making a financially superior offer for FHC;

          - the terms and conditions of the Voting Agreement with Dr. Hasan (see "Certain Other Agreements -- Voting Agreement");

          - the terms and conditions of the senior management employment and consulting agreements, including the overall costs of the management packages, the terms of the non-competition and consulting provisions, and that the employment arrangements would make it more likely that FHC senior management would continue their employment with New FHS for at least a transitional period and, in certain instances, would not compete with New FHS after termination of their employment;

          - the regulatory approvals required to consummate the Merger, including antitrust approvals, insurance and HMO regulatory approvals, and the FHC Board's belief that it was likely that such approvals would be obtained; and

          - the fact that the Merger is expected to be treated as a tax-free reorganization and is intended to be accounted for under the pooling of interests method of accounting (see "-- Accounting Treatment" and "-- Material Federal Income Tax Consequences").

     In approving the Merger, the FHC Board also considered the following potentially negative material information and factors relating to the transaction which the FHC Board determined were outweighed by the benefits of the transaction:

          - the lack of assurance that the combined entity would achieve the expected potential operational cost savings and efficiencies of at least $110 million;

          - the fact that a reduction in workforce would be necessary to achieve the projected cost savings and efficiencies from the Merger;

          - the amount of the management packages including an aggregate of approximately $16.0 million of severance payments to certain executives of FHC upon termination of their employment under certain circumstances following the Merger (which aggregate amount is the same amount payable under their current employment agreements); approximately $6.9 million in aggregate bonuses (in lieu of participation in FHC's existing management incentive plan) if those executives remain employed by the combined company for certain periods of time after the Merger; and a maximum $13.5 million aggregate amount payable under consulting and non-compete agreements to be entered into by certain FHC senior management immediately following termination of employment with New FHS;

          - a sale of FHC could generate greater short term value to FHC's stockholders;

          - the possibility that the supermajority vote required with respect to certain corporate governance matters could adversely restrict the ability of the New FHS Board to implement certain changes in management;

          - certain members of current FHC senior management, including FHC's Chief Executive Officer, would not likely play a long term role in the management of the combined entity; and

          - the rights of CWF to obtain control of the HSI Board upon the occurrence of an adjustment event which could arise as a result of HSI's failure to pay certain indebtedness owed to CWF (however, this factor would be mitigated by HSI's agreement to enter into the CWF Agreement in order to minimize the risk of such a change in the control of the HSI Board and the FHC Board's belief that New FHS would have the liquidity to repay the indebtedness).

     Following consideration of the information and factors described above (including reliance on the opinion of Morgan Stanley that the Exchange Ratio is fair to the stockholders of FHC from a financial point of view), the FHC Board concluded that the Merger is in the best interest of its stockholders. In reaching this conclusion, the FHC Board did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weightings would, in the view of the FHC Board, be impractical. Rather, the FHC Board viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the FHC Board may have given different weight to different information and factors.

     FOR THE REASONS DESCRIBED ABOVE, THE FHC BOARD, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AT A MEETING ON SEPTEMBER 30, 1996 AND WITH ONE DIRECTOR ABSENT, APPROVED THE MERGER AGREEMENT, THE MERGER

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

AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT FHC STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY. ON NOVEMBER 26, 1996, THE FHC BOARD UNANIMOUSLY RATIFIED THE MERGER AGREEMENT, THE MERGER AND TRANSACTIONS CONTEMPLATED THEREBY.

  Reasons for the Merger -- HSI

     In approving the Merger, the HSI Board considered the following material information and factors in addition to the considerations set forth above as "Joint Reasons for the Merger":

          - current industry, economic and market conditions, including, without limitation, the HSI Board's belief that, while the prospects for HSI are good, the managed health care market is consolidating, which could adversely affect HSI's competitive position and the HSI Board's belief that the Merger would provide the HSI stockholders with greater long term value than the company on a stand alone basis;

          - the HSI Board's belief that New FHS would be better able to respond to the needs of consumers and customers, the increased competitiveness of the health care industry and the opportunities that changes in the health care industry might bring;

          - the present and anticipated environment in the managed health care industry and the strategic options available to HSI and the HSI Board's belief that the Merger would provide the HSI stockholders with greater long term value than the company on a stand alone basis;

          - information concerning the financial condition, results of operations, prospects and businesses of each of HSI and FHC together with the results of HSI's due diligence review of FHC conducted by HSI's senior management, legal advisors and financial advisors;

          - the financial and business prospects for New FHS, including opportunities for realizing operating efficiencies and other synergies, which are expected to result in a significant reduction in general and administrative, medical management and certain other expenses;

          - FHC's strong market position with its government contracts (including CHAMPUS) and workers' compensation products which would provide complementary sources of business to New FHS;

          - the fact that HSI and FHC have businesses which are highly complementary to the other in terms of product offerings and geographic scope, which, among other things, offer potential cross-marketing and cross-selling opportunities;

          - the merger of equals with FHC would result in a capital structure for New FHS with essentially no additional leverage (as compared to a cash acquisition which could require significant additional leverage) and increased cash flow potential which in turn would offer New FHS the flexibility to pursue future opportunities;

          - the terms and conditions of the Merger Agreement, including the Exchange Ratio, the parties' representations and warranties, covenants and agreements and the conditions to their respective obligations set forth in the Merger Agreement and the HSI Board's belief that such terms and conditions were appropriate for the transaction with FHC;

          - the HSI Board's understanding, based upon the opinion of its outside legal counsel, that the Merger is structured as a merger of equals and could be accomplished on a tax-free basis;

          - the HSI Board's understanding, after consultation with its outside auditors and financial advisors' that the Merger would be accounted for as a pooling of interests transaction;

          - the fact that nine of the 11 members of the New FHS Board will be independent directors;

          - the fact that the New FHS Board will include five current HSI directors and six current FHC directors and that HSI senior management will continue to operate New FHS with the FHC senior management actively involved in the oversight of New FHS as New FHS seeks to realize synergies that were identified in connection with the Merger (see "The Merger Agreement -- Corporate Organization and Governance");

          - the regulatory approvals required to consummate the Merger, including antitrust approvals and insurance and HMO regulatory approvals, and the HSI Board's belief that it was likely that such approvals would be obtained;

          - the terms and conditions of the new employment arrangements with FHC's senior management make it more likely that the FHC senior management would continue in their employment with New FHS for at least a transitional period and, in certain instances, would not compete with the combined entity (see "Conflicts of Interest and Interests of Certain Persons in the Merger -- Employment and Consulting Agreements");

          - presentations from, and discussions with, senior executives of HSI, representatives of HSI's outside legal counsel and representatives of Salomon, Shattuck Hammond, Volpe Welty and Smith Barney regarding the business, financial, accounting and legal due diligence review with respect to FHC and the terms and conditions of the Merger Agreement;

          - the HSI Board's belief that New FHS will have the liquidity to repay the indebtedness owed to CWF pursuant to the terms of the CWF Agreement;

          - the HSI Board relied on the written opinions of Salomon and Shattuck Hammond to the effect that the Exchange Ratio was fair to holders of HSI Common Stock from a financial point of view. (The full text of the written opinions, dated the date hereof, are attached as Appendix V and Appendix VI to this Joint Proxy Statement/Prospectus. You are urged to read the opinions of Salomon and Shattuck Hammond in their entirety.); and

          - the fact that pursuant to the Merger Agreement, HSI or FHC would be entitled to a termination fee under certain circumstances.

     In approving the Merger, the HSI Board considered the following potentially negative material information and factors relating to the transaction which the HSI Board determined were outweighed by the benefits of the transaction:

          - the lack of assurance that the combined entity would achieve the expected potential operational cost savings and efficiencies of at least $110 million;

          - the fact that a reduction in workforce would be necessary to achieve the projected cost savings and efficiencies from the Merger;

          - the fact that a large percent of FHC's revenues, 37%, were derived from government contracts, including CHAMPUS contracts and that such types of contracts are generally subject to frequent change which could, among other things, reduce the amount of revenue received under such contracts;

          - the impact of FHC's proposed restatement of its financial statements and HSI's financial advisors' views that such changes should not negatively impact the value of New FHS;

          - the risk that establishment of reserves, especially as it relates to FHC's workers' compensation business, is inherently uncertain and that established reserves could prove to be inadequate;

          - the costs related to the new employment and consulting agreements with FHC's senior management, including under certain circumstances, $16.0 million in aggregate severance payments to certain executives upon termination, approximately $6.9 million in aggregate bonuses if such executives remain employed by the combined company for a certain period of time after the Merger and a maximum $13.5 million aggregate amount payable under certain consulting and non-compete agreements;

          - the fact that NCQA accreditation was denied to one of FHC's two Florida HMOs prior to its acquisition by FHC, and that FHC is currently in the process of seeking accreditation by the NCQA of both of its Florida HMOs; and

          - the possibility that the supermajority vote required with respect to certain corporate governance matters could adversely restrict the ability of the New FHS Board to implement certain changes in management.

     Following consideration of the information and factors described above (including reliance on the opinions of Salomon and Shattuck Hammond that the Exchange Ratio is fair to the stockholders of HSI from a financial point of view), the HSI Board concluded that the Merger is in the best interests of its stockholders. In reaching this conclusion, the HSI Board did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weightings would, in the view of the HSI Board, be impractical. Rather, the HSI Board viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the HSI Board may have given different weight to different information and factors.

     FOR THE REASONS DESCRIBED ABOVE, THE HSI BOARD, BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AT A MEETING ON SEPTEMBER 30, 1996 AND WITH TWO DIRECTORS ABSENT (MESSRS. AUSTIN AND GALLAGHER), APPROVED THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT HSI STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND "FOR" THE AMENDMENT AND RESTATEMENT OF THE HSI CHARTER AS REQUIRED BY THE MERGER AGREEMENT.

OPINION OF FHC'S FINANCIAL ADVISOR

     On September 25, 1996 and on the date hereof, Morgan Stanley delivered its written opinion (the "Morgan Stanley Opinion") to the FHC Board to the effect that, as of September 25, 1996 and as of the date hereof, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of FHC Common Stock.

     A COPY OF THE MORGAN STANLEY OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MORGAN STANLEY, IS ATTACHED AS APPENDIX IV TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE MORGAN STANLEY OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FHC STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE FHC SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MORGAN STANLEY OPINION ATTACHED AS APPENDIX IV HERETO. STOCKHOLDERS OF FHC SHOULD READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at the Morgan Stanley Opinion, Morgan Stanley: (i) reviewed certain publicly available financial statements and other information of FHC and HSI; (ii) reviewed certain internal financial statements and other financial and operating data concerning FHC and HSI prepared by the management of FHC and HSI, respectively; (iii) analyzed certain summary financial projections concerning FHC prepared by the management of FHC; (iv) analyzed certain summary financial projections concerning HSI prepared by the management of HSI; (v) reviewed and discussed with senior executives of FHC the past and current operations and financial condition and the prospects of FHC; (vi) reviewed and discussed with senior executives of HSI the past and current operations and financial condition and the prospects of HSI and analyzed the estimated pro forma impact of the Merger, including on the combined company's earnings per share, consolidated capitalization and financial ratios; (vii) reviewed and discussed with senior executives of FHC and HSI the strategic objectives of the Merger and the long-term benefits expected to result from the Merger, including without limitation, certain estimates and timing of synergies and other cost savings for the combined company; (viii) reviewed the reported prices and trading activity for the FHC Common Stock and HSI Common Stock; (ix) compared the financial performance of FHC and HSI and the prices and trading activity of FHC Common Stock and HSI Common Stock with that of certain other comparable publicly traded companies and their securities; (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (xi) reviewed the Merger Agreement and certain related documents; (xii) considered at the time it rendered its fairness opinion and as of the date hereof, the fact that the Exchange Ratio was fixed at the time of the Merger Agreement and would not be changed for any reason, including any subsequent change in each company's stock prices prior to the Effective Time; and (xiii) considered such other factors as Morgan Stanley deemed appropriate.

     In arriving at the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of the Morgan Stanley Opinion. With respect to the financial projections, including estimates of the long-term benefits expected to result from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FHC and HSI. Furthermore, Morgan Stanley did not assume responsibility for conducting a physical inspection of the properties or facilities of FHC or HSI or for making or obtaining any independent valuation or appraisal of the assets or liabilities of FHC and HSI, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley assumed, with FHC's consent, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Code, and that the Merger will be accounted for as a pooling of interests business combination in accordance with United States generally accepted accounting principles. Morgan Stanley also assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. The Morgan Stanley Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date hereof.

     The following is a summary of the material financial analyses presented by Morgan Stanley to the FHC Board during the various FHC Board meetings held throughout September 1996. Except where indicated, the analysis set forth below reflects Morgan Stanley's presentation to the FHC Board on September 18, 1996.

     Comparative Stock Price Performance. As part of its analysis, Morgan Stanley reviewed the recent stock market performance of FHC and HSI and compared such performance to that of a group of other companies in the managed care industry which group was comprised of FHP International, Inc., PacifiCare Health Systems (Classes A and B), and WellPoint Health Networks, Inc. Morgan Stanley also reviewed the ratio of FHC's to HSI's stock prices over various periods ending September 10, 1996, and computed the premium of the Exchange Ratio in relation to the aforementioned ratios. The ratio of closing stock prices of FHC to HSI for the various periods ending September 10, 1996 were as follows: 1.251 for the previous 12 months; 1.231 for the previous 180 days; 1.274 for the previous 90 days; and 1.223 for the previous 30 days.

     Morgan Stanley observed that the Exchange Ratio represented a premium of approximately 3.9%, 5.6%, 2.0%, and 6.3%, respectively, over the aforementioned ratios of FHC's to HSI's stock prices.

     Contribution Analysis. Morgan Stanley analyzed the pro forma contribution of each of FHC and HSI to the combined company. Such analysis included, among other things, relative contributions of revenues, membership, earnings before interest and taxes ("EBIT"), net income, and equity value at or over various time periods. All financial information relating to FHC was adjusted to reflect FHC on a calendar year basis rather than a June 30 fiscal year basis. In particular, such analysis showed that, based on management's estimates, FHC would contribute approximately 55.4% of the projected revenues in 1996, 61.6% of combined membership, 55.4% of the projected EBIT for 1996, 63.1% of projected net income for 1996, 62.1% of projected net income for 1997, and 60.2% of equity value as of September 13, 1996. These contribution percentages were computed before taking into account any synergies or cost savings that may be realized if the Merger were to be consummated. Morgan Stanley observed that the aforementioned contribution ratios implied exchange ratios between FHC and HSI in the range of 1.110 to 1.416. Morgan Stanley also observed that the contribution analysis did not take into account the different valuation multiples, such as price-earnings multiples, that the market ascribed to FHC and HSI, and that HSI's 1996 and 1997 price-earnings multiples, based on research analysts' estimates, were higher than FHC's corresponding price-earnings multiples. Morgan Stanley also observed the implied exchange ratios between FHC and HSI with respect to various estimated equity values, including equity market trading, market for corporate control and discounted cash flow values, and aggregate value for each company. Such implied exchange ratios were 1.352, 1.206, 1.083 and 1.137, respectively.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company, as well as on FHC's earnings per share, after taking into account the Exchange Ratio. These analyses were based on management's estimate of 1996, 1997 and 1998 net income for FHC and HSI, respectively. Based on such analysis, Morgan Stanley observed that the Merger would result in a slight decrease in FHC's earnings per share in 1996 and a slight increase in FHC's earnings per share in 1997 and 1998. For purposes of the above analysis, Morgan Stanley did not attempt to identify or quantify synergies (through, for example, cost reductions and rationalizations as described below) which might be achieved in connection with the Merger. However, for illustrative purposes, and as a hypothetical example, Morgan Stanley also analyzed, and presented to the FHC Board on September 11, 1996, certain pro forma effects of the Merger on the earnings of the combined company, as well as FHC's earnings per share, assuming that various levels of pre-tax synergies, ranging from $0 to $175 million, would be realized in each of 1997 and 1998 in connection with the Merger and after taking into account the Exchange Ratio. While a level of synergy can be expected to be achieved in a strategic business combination such as the Merger as a result of rationalization (through elimination of duplicate facilities and restructuring of medical service delivery networks) and cost reductions (including savings realized through economies of scale), the various synergy amounts were selected by Morgan Stanley in conjunction with management in order to ascertain the arithmetic sensitivity of post-Merger earnings to the achievement of synergies and Morgan Stanley expressed no view as to whether these synergies would be obtained, or with respect to the reasonableness of the amount or timing of such synergies. No assurances can be given that the hypothetical amount of these synergies bears any relation to the synergies, if any, which might be realized as a result of the Merger. Based on such illustrative analysis, Morgan Stanley observed that, after taking into account such hypothetical synergies, the Merger would result in an increase in FHC's earnings per share of 5.8% to 31.9% in 1997 and 5.8% to 37.5% in 1998.

     Pro Forma Share Price Analysis. Morgan Stanley performed an analysis of the combined company's potential share price assuming the Merger were to be consummated. Based on estimated multiples of 1997 and 1998 net income for the combined company, ranging from 10.0 (FHC's current multiple of estimated 1997 earnings) to a hypothetical multiple of 14.0 (which is less than the net income multiple of large capitalization managed care companies such as Humana and United HealthCare), and based on management's estimates of 1997 and 1998 net income for FHC and HSI, respectively, and after giving effect to the Exchange Ratio of 1.3, Morgan Stanley calculated market values of New FHS Common Stock attributable to one share of FHC Common Stock. For illustrative purposes, Morgan Stanley performed such analysis assuming that 25% to 100% of the hypothetical pre-tax synergies would be realized under various scenarios in connection with the Merger. Morgan Stanley expressed no view as to whether these synergies would actually be obtained or with respect to the reasonableness of the amount or timing of such synergies. Such analysis resulted in pro forma market values of New FHS Common Stock attributable to one share of FHC Common Stock ranging from approximately $33.45 to $52.74 per share in 1997, and $41.78 to $70.32 per share in 1998. These prices compared to FHC's closing price on the NYSE of $34 5/8 per share on September 18, 1996, the date on which such analysis was presented to the FHC Board.

     In view of the fact that the third party offeror had inquired whether it could make a new proposal for FHC at approximately the same time that Morgan Stanley was making its presentation to the FHC Board relating to the transaction with HSI on September 18, Morgan Stanley also analyzed the potential value to FHC's stockholders of a third party offer with a nominal value of $40 per share of FHC Common Stock, the price offered by the third party in August 1996, and a nominal value of $42 per share. Morgan Stanley had previously advised the FHC Board on August 28, 1996 that the third party offer with a nominal value of $40 per share of FHC Common Stock was at the low end of the range of fairness and was not an adequate offer for FHC. With respect to a third party offer with a nominal value of $40 per share of FHC Common Stock, consisting of 50% cash, 25% common stock and 25% convertible preferred stock, Morgan Stanley calculated the total potential value of the third party offer to range from $39.38 to $47.40 in 1997 and to range from $39.13 to $52.68 in 1998. In its analysis, Morgan Stanley assumed for illustrative purposes that 25% to 100% of hypothetical pre-tax synergies of $87.0 million in 1997 and $174.0 million in 1998 would be achieved in such transaction and a 5.5% annual dividend on the convertible preferred stock and utilized a multiple range of 10.0x to 14.0x next 12 months earnings per share for 1997 and 1998, as estimated by such third party's management. As Morgan Stanley was comparing the third party offer and the HSI transaction and did not have sufficient information regarding the third party, it analyzed the third party offer utilizing the hypothetical synergies which might be achieved in a combination of FHC and HSI. Morgan Stanley expressed no view as to whether the assumed synergies would actually be obtained or with respect to the reasonableness of the amount of or the timing of such synergies. Morgan Stanley also estimated the potential value to FHC stockholders of a third party offer assuming a nominal offer price of $42.00 per share of FHC Common Stock based on the same structure as the third party offer and utilizing the range of hypothetical synergies utilized in its preceding analysis of the third party offer. Morgan Stanley calculated that the total potential value of such a third party offer would range from $40.88 to $48.52 in 1997 and would range from $40.64 to $54.12 in 1998. This analysis indicated that greater long term value could be achieved by FHC in a transaction with HSI rather than a transaction with the third party.

     Stand Alone Valuation Analyses. Morgan Stanley estimated a range of equity values for each of FHC and HSI on the bases of equity market trading, market for corporate control and discounted cash flow analyses. The equity market trading valuation analysis for each company was based on projected next 12 months earnings per share estimates provided by equity research analysts and management. Morgan Stanley reviewed earnings estimates for FHC and HSI based on First Call data as of September 6, 1996 and analyzed the low, mean and high earnings estimates for each company. First Call is an on-line data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on certain public companies. With respect to FHC, Morgan Stanley's analysis was based on estimates of 10 research analysts for each of 1996 and 1997. The mean estimate for 1998 was based on estimates of three research analysts. With respect to HSI, Morgan Stanley's analysis was based on estimates of 11 research analysts and the mean for 1998 was derived by increasing the First Call mean for 1997 ($2.47) by 15%. Morgan Stanley was not provided with the names of the individual research analysts for which it was provided estimates by First Call. Morgan Stanley calculated ranges of per share equity value of $22.72 to $29.82 for FHC and $18.56 to $24.36 for HSI based on this analysis utilizing equity research analysts' estimates. Morgan Stanley calculated ranges of per share equity value of $24.80 to $32.50 for FHC and $18.08 to $23.73 for HSI based on this analysis utilizing management estimates. The market for corporate control analysis for each company was based on projected next 12 months earnings per share estimates provided by equity research analysts and management. Morgan Stanley used a range of 12.0x to 17.0x multiple of projected next 12 months earnings per share estimates for this analysis. Morgan Stanley calculated ranges of per share equity value of $34.08 to $48.28 for FHC and $27.84 to $39.44 for HSI, based on this analysis utilizing equity research analysts' estimates. Morgan Stanley calculated ranges of per share equity value of $37.20 to $52.70 for FHC and $27.12 to $38.42 for HSI, based on this analysis utilizing management estimates. The discounted cash flow analysis for each company was based upon discussions with management of each of FHC and HSI, as well as upon certain financial forecasts prepared by the management of each company. Unlevered free cash flows of each company were calculated as net income plus depreciation and amortization, deferred taxes, minority interest, other non-cash expense and after-tax net interest expense, less capital expenditures and investments in working capital. Morgan Stanley calculated terminal values for each of FHC and HSI by applying a range of multiples of estimated net income in 2000 from 9.0x to 11.0x, which range represents estimated long-range trading multiples of net income. The unlevered free cash flows and terminal values for each of FHC and HSI were then discounted to their present values using a range of discount rates from 13.5% to 14.5%. The discount rate ranges were selected based upon a weighted average cost of capital analysis for each of FHC and HSI. Based upon this analysis, and utilizing (i) unlevered free cash flow amounts for 1996 through 2000 for FHC, in millions, of $32, $204, $162, $221 and $269, respectively, and terminal values based on 9x, 10x and 11x net income multiples, in millions, of $2,563, $2,848, and $3,133, respectively, and (ii) unlevered free cash flow amounts for 1996 through 2000 for HSI, in millions, of $1, $150, $228, $210 and $233, respectively, and terminal values based on 9x, 10x and 11x net income multiples, in millions, of $1,663, $1,847 and $2,032, respectively, Morgan Stanley calculated per share equity values of FHC ranging from $31.36 to $38.40 on a fully diluted basis. The per share equity values calculated for HSI ranged from $29.37 to $34.92 on a fully diluted basis.

     Peer Group Comparison. Morgan Stanley compared certain financial information of FHC and HSI with certain public financial information of selected California-based managed care companies, which included FHP International, Inc., Maxicare Health Plans, PacifiCare Health Systems and WellPoint Health Networks. Such comparison indicated, as of September 6, 1996, a median ratio of market price to next 12 months net income of 11.3 for the group and 9.3 and 11.3 for FHC and HSI, respectively.

     Comparable Transaction Analysis. An analysis of the precedent transactions in the HMO industry revealed no transactions which Morgan Stanley viewed as comparable to the FHC/HSI merger of equals and therefore this type of analysis was not material to Morgan Stanley's fairness analysis. Morgan Stanley did, however, present to the FHC Board its review of the proposed acquisition of FHP by PacifiCare Health Systems that was announced on August 5, 1996. Morgan Stanley analyzed the equity value and aggregate value for FHP to be $2,024.7 million and $2,030.4 million, respectively. Morgan
Stanley analyzed that the equity value represented (i) a 19.9x multiple of FHP's 1996 estimated earnings per share, (ii) a 25.2x multiple of FHP's 1997 earnings per share, and (iii) a 21.9x multiple of FHP's next twelve months earnings per share. Morgan Stanley also analyzed that the aggregate value represented (i) a
 .70x multiple of FHP's last twelve months revenue, (ii) a 8.3x multiple of FHP's last twelve months EBIT and (iii) an 11.8x multiple of FHP's last twelve months EBITDA.

     Earnings Exchange Ratio Analysis. Morgan Stanley calculated implied exchange ratios based on earnings per share estimates of equity research analysts and management for each of FHC and HSI. As in the Stand Alone Valuation Analysis, the earnings per share estimates of equity research analysts reviewed by Morgan Stanley for FHC and HSI were based on First Call data as of September 6, 1996. The overall mean of such implied exchange ratios, reflecting low, mean and high analysts' estimates and the managements' respective base case was 1.313 for 1996, 1.242 based on the next twelve months estimates and 1.274 for 1997.

     The above summary of the presentations by Morgan Stanley to the FHC Board does not purport to be a complete description of such presentations or of all the advice rendered by Morgan Stanley, including advice with respect to the structuring of, and issues relating to, the consummation of the Merger. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting portions of its analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the opinion. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FHC or HSI. The analyses performed by Morgan Stanley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be valued in the marketplace.

     FHC retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in FHC Common Stock and HSI Common Stock and may continue to provide investment banking services to the combined entity in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell the securities of, FHC and HSI. Morgan Stanley and its affiliates have, in the past, provided financial advisory and financing services to FHC and have received customary fees for the rendering of such services. Morgan Stanley and its affiliates have also provided financial advisory and financing services to HSI and have received customary fees for the rendering of such services.

     Pursuant to a letter agreement dated July 23, 1996 between FHC and Morgan Stanley, FHC paid Morgan Stanley a fee of $4.0 million in connection with rendering their fairness opinion and has agreed to pay Morgan Stanley an additional fee of $4.0 million upon the successful consummation of the Merger. FHC has also agreed to reimburse Morgan Stanley for its out-of-pocket expenses. In addition, FHC has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to Morgan Stanley's engagement.

OPINIONS OF HSI'S FINANCIAL ADVISORS

     The HSI Board retained Salomon pursuant to a letter agreement dated August 23, 1996 and Shattuck Hammond pursuant to a letter agreement dated September 16, 1996 to act as its financial advisors (collectively, the "HSI Financial Advisors") in connection with the Merger and to render their separate opinions to the HSI Board as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of HSI. On September 25, 1996, each of HSI Financial Advisors expressed its separate opinion to the Board of Directors of HSI that the Exchange Ratio was fair, from a financial point of view, to the stockholders of HSI as of that date. The HSI Financial Advisors subsequently issued their respective written opinions to the HSI Board that the Exchange Ratio was fair, from a financial point of view, to the stockholders of HSI as of September 30, 1996 and as of the date of this Joint Proxy Statement/Prospectus (the "Salomon Opinion" and the "Shattuck Hammond Opinion," respectively).

     A COPY OF EACH OF THE SALOMON OPINION AND THE SHATTUCK HAMMOND OPINION, WHICH SET FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY EACH OF SALOMON AND SHATTUCK HAMMOND ARE ATTACHED AS APPENDIX V AND APPENDIX VI, RESPECTIVELY, TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE SALOMON OPINION AND THE SHATTUCK HAMMOND OPINION ARE EACH DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY HSI STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HSI SPECIAL MEETING. THE SUMMARY OF EACH OF THE SALOMON OPINION AND THE SHATTUCK HAMMOND OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE SALOMON OPINION AND THE SHATTUCK HAMMOND OPINION ATTACHED AS APPENDIX V HERETO AND APPENDIX VI HERETO, RESPECTIVELY. STOCKHOLDERS OF HSI SHOULD READ EACH OF THE SALOMON OPINION AND THE SHATTUCK HAMMOND OPINION IN THEIR ENTIRETY.

     In rendering their opinions, the HSI Financial Advisors analyzed the Merger as a strategic business combination not involving a sale of control of HSI, and the HSI Financial Advisors did not solicit, and were not authorized to solicit, third party acquisition interest in HSI. In addition, the HSI Financial Advisors are not expressing any opinion as to the price or range of prices at which New FHS Common Stock may trade subsequent to the completion of the Merger. The HSI Financial Advisors' opinions are necessarily based upon economic, market and other conditions, and the information made available to them, as of the respective dates of such opinions.

     Except as noted above, no limitations were imposed by HSI on the HSI Financial Advisors with respect to the investigations made or procedures followed by the HSI Financial Advisors in rendering their respective opinions.

     In connection with rendering their respective opinions, each of the HSI Financial Advisors, among other things: (1) reviewed the Merger Agreement and its related exhibits; (2) reviewed certain publicly available business and financial information, including financial projections, which HSI and FHC provided to it; (3) discussed the past and current operations and financial condition and prospects of HSI and FHC, including the possible benefits of operational synergies following the completion of the Merger, with certain members of their respective senior managements and independent outside auditors;
(4) considered, both at the time it rendered its fairness opinion and as of the date hereof, the fact that the Exchange Ratio was fixed at the time of the Merger Agreement and would not be changed for any reason, including any subsequent change in each company's stock prices prior to the Effective Time; and (5) considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which it deemed relevant, including its knowledge of the managed health care industry as well as its experience in connection with similar transactions and securities valuation generally.

     Each of the HSI Financial Advisors assumed and relied upon the accuracy and completeness of the information which it reviewed for the purpose of its opinion and the HSI Financial Advisors did not assume any responsibility for the independent verification of such information or for independent evaluation or appraisal of the assets of HSI and FHC. With respect to the financial projections for HSI and FHC, the HSI Financial Advisors assumed that they have been prepared on a basis reflecting the best currently available estimates and judgments of the managements of HSI and FHC, as the case may be, as to the future performance of such entity, and neither of the HSI Financial Advisors expressed an opinion with respect to such forecasts or the assumptions on which they were based. The HSI Financial Advisors have assumed that the parties would complete the Merger in accordance with the terms of the Merger Agreement.

     In connection with their opinions, at the request of HSI in order to prepare a joint presentation to the HSI Board, the HSI Financial Advisors worked together on the following material analyses: (1) historical stock price performance analyses including (a) relative stock price performances and (b) stock price and trading volume profiles; (2) historical exchange ratio analysis;
(3) implied relative ownership analysis; (4) contribution analysis based upon
(a) a relative contribution analysis, and (b) a pro forma analysis to examine the synergistic effects of the Merger on HSI's and FHC's earnings per share; and
(5) combined company comparative analysis which compared key financial statistics of HSI, FHC and the combination of HSI and FHC on a pro forma basis (the "Pro Forma Combined Entity") with the same data from selected publicly traded companies.

     The following is a brief summary of the material financial analyses, as of the dates and periods reflected below, which each of the HSI Financial Advisors used in providing its opinion to the HSI Board, and which they jointly presented during the various HSI Board meetings held throughout September 1996.

     Historical Stock Price Performance. The HSI Financial Advisors reviewed the historical stock prices of HSI Common Stock and FHC Common Stock as compared to a select index. This stock price performance was an element in arriving at the fairness determination. The two stocks were evaluated based on their price as a percent of a base period of time over various other periods of time, including the daily figures from August 1, 1994 through September 25, 1996 and August 1, 1995 through September 25, 1996. These time periods were selected to reflect the fact that HSI did not exist in its present form until the merger of QualMed and Health Net in January of 1994. The stock prices were analyzed in relation to two select indices of (1) the S&P Industrial average for 400 stocks and (2) a Salomon Brothers Custom Index created from the stock prices of five publicly traded companies engaged in the managed health care services that Salomon believed were comparable in certain respects to HSI and FHC. These companies included Humana Inc., Oxford Health Plans, Inc., PacifiCare/FHP International, United HealthCare Corporation and WellPoint Health Networks (the "Comparable Companies"). The Comparable Companies were selected based on market value, membership, revenues, margins, location and growth rate.

     The HSI Financial Advisors reviewed a variety of significant news events which appeared to affect the respective stock prices and volume for HSI Common Stock during the time period from September 6, 1995 through September 25, 1996, including, among other events: (1) the announcement of a Medicare rate increases of 5.7%, (2) the formal ending of the proposed merger of WellPoint Health Networks and HSI, (3) the report of an increase in HSI's yearly earnings to $2.07 per share from $1.78 per share, (4) the reduction in the HSI Common Stock May 1996 public offering by 2.9 million shares and (5) the report of an increase in HSI's earnings in the second quarter of 1996 to $.51 per share from $.47 a share and the deferral of a $.41 per share charge until the third quarter of 1996.

     The HSI Financial Advisors also reviewed a variety of significant news events which appeared to affect the respective stock prices and volume for FHC Common Stock during the time period from September 6, 1995 through September 25, 1996, including, among other events: (1) the selection of FHC for a California Medicaid contract worth $600 million per year, (2) a downgrading of FHC by two analysts, (3) FHC's acquisition of the remaining 40% of Intergroup HMO in Utah,
(4) a report of fourth quarter results which fell short of analyst expectations and (5) Moody's upgrading of FHC's credit rating to Baa2 from Baa3.

     Historical Exchange Ratio Analysis. The HSI Financial Advisors reviewed the historical stock prices of HSI Common Stock and FHC Common Stock and the implied historical exchange ratios determined by dividing the price per share of FHC Common Stock by the price per share of HSI Common Stock (the "Historical Exchange Ratio") over various periods of time including, among others, the period from September 6, 1995 through September 25, 1996. The HSI Financial Advisors calculated that during this period the Historical Exchange Ratio ranged from a high of 1.45 to a low of 0.98, with an average of 1.25 and a value on September 25, 1996 of 1.26.

     Implied Relative Ownership Analysis. The HSI Financial Advisors analyzed HSI's implied relative ownership of the Pro Forma Combined Entity during the time period from September 6, 1995 through September 25, 1996. HSI's ownership percentage was calculated as HSI's shares outstanding divided by pro forma combined shares outstanding calculated using the historical exchange ratios during such time period. The HSI Financial Advisors determined that during this period, HSI's implied ownership ranged from a high of 45.55% to a low of 36.25% with an average of 39.78% and a value on September 25, 1996 of 39.49%. These ownership percentages are based on 58.826 million shares outstanding for FHC and 48.388 million shares outstanding for HSI.

     Contribution Analysis-Relative Contribution Analysis. The HSI Financial Advisors reviewed and compared the relative contribution of HSI and FHC to the Pro Forma Combined Entity based upon membership, revenues, EBITDA, EBIT, net income, book value, equity value, net debt (cash) and firm value at and for the years ending December 31, 1996 and 1997 and compared these ratios to the ratio of the pro forma ownership of the stockholders of HSI and FHC of the Pro Forma Combined Entity. All financial information relating to FHC was adjusted to reflect FHC on a calendar year basis rather than a June 30 fiscal year basis. According to this analysis HSI would contribute to the Pro Forma Combined Entity the approximate following percentages: (1) 44.5% and 42.2% of projected 1996 and 1997 revenues, respectively, (2) 44.6% and 41.7% of projected 1996 and 1997 EBITDA, respectively, (3) 43.9% and 41.3% of projected 1996 and 1997 EBIT, respectively, (4) 36.9% and 37.4% of projected 1996 and 1997 net income, respectively, (5) 41.3% of projected equity value, and (6) 16.9% of net debt. The above relative contribution analysis did not take into account any transaction adjustments or proposed synergies.

     The managements of HSI and FHC prepared their respective projected financial results which the HSI Financial Advisors used in their analyses. The pro forma analysis reflected certain assumptions which HSI and FHC made, some of which may be beyond the control of HSI and FHC and which may not necessarily reflect what will actually occur upon the completion of the Merger. Synergies included in the analysis do not include any provision for the cost of achieving the synergies nor any potential expense related to current FHC employees, such as consulting or non-compete fees.

     No Synergies Analysis. Based upon the Exchange Ratio of 1.3 shares of HSI Common Stock, and in the absence of anticipated synergies, the HSI equivalent pro forma earnings per share were $2.41 and $3.03 for the years ending December 31, 1997 and 1998, respectively, which compared with projected earnings per share of $2.39 and $3.14 for the same years for HSI assuming it did not complete the Merger. The HSI Financial Advisors calculated that the imputed accretion/(dilution) to these HSI equivalent pro forma earnings per share resulting from the Merger for the years ending December 31, 1997 and 1998 was 0.8% and (3.4%), respectively.

     Anticipated Synergies Analysis. Based upon the Exchange Ratio of 1.3 shares of HSI Common Stock, and taking into account synergies anticipated from the Merger, the HSI equivalent pro forma earnings per share were $2.92 and $3.82 for the years ending December 31, 1997 and 1998, respectively, which compared with projected earnings per share of $2.39 and $3.14 for the same years for HSI assuming it did not complete the Merger. The HSI Financial Advisors calculated that the imputed accretion to these HSI equivalent pro forma earnings per share resulting from the Merger for the years ending December 31, 1997 and 1998 was 22.1% and 21.7%, respectively. The HSI Financial Advisors noted, based upon the pro forma analysis, that the Merger could potentially have a substantial positive impact on the HSI equivalent pro forma earnings per share.

     Combined Company Comparative Analysis. The HSI Financial Advisors analyzed key financial data and statistics for HSI, FHC and the Pro Forma Combined Entity. This information was compared with the same data from the Comparable Companies as well as median values created from the Comparable Companies returns. For each of the Comparable Companies, the HSI Financial Advisors examined certain publicly available financial data including sales, EBITDA, EBIT, net income, earnings per share, profit and expense margins and membership. The HSI Financial Advisors examined balance sheet items, published earnings forecasts and the trading performance of the common stock of each of the Comparable Companies. In addition, the HSI Financial Advisors calculated the ratio of the closing ratio of the closing price (as of September 25, 1996) of HSI, FHC, the Pro Forma Combined Entity and of each of the Comparable Companies' stock in relation to each company's earnings per share and the ratio of the firm value of each company in relation to each company's sales, EBITDA, EBIT and total membership.

     The ratios of the stock prices of the Comparable Companies to projected 1996 earnings per share ranged from 11.5x to 39.2x and had a median of 16.8x. HSI, FHC and the Pro Forma Combined Entity had ratios of stock price to 1996 earnings of 12.9x, 11.5x and 12.1x, respectively. The ratios of the stock prices of the Comparable Companies to projected 1997 earnings per share ranged from 10.3x to 28.0x and had a median of 11.2x. HSI, FHC and the Pro Forma Combined Entity had ratios of stock price to 1997 earnings of 11.2x, 10.3x and 10.7x, respectively. The ratio of firm value to last twelve months ("LTM") sales of the Comparable Companies ranged from 28.9% to 134.8% and had a median of 40.0%. HSI, FHC and the Pro Forma Combined Entity had ratios of firm value to LTM sales of 38.6%, 41.5% and 40.1%, respectively. The ratios of firm value to LTM EBITDA of the Comparable Companies ranged from 3.7x to 24.0x and had a median of 6.4x. HSI, FHC and the Pro Forma Combined Entity had ratios of firm value to LTM EBITDA of 5.4x, 5.8x and 5.6x, respectively. The ratios of firm value to LTM EBIT of the Comparable Companies ranged from 4.2x to 32.3x and had a median of 8.6x. HSI, FHC and the Pro Forma Combined Entity had ratios of firm value to LTM EBIT of 7.1x, 7.8x and 7.4x, respectively. The ratios of firm value to total membership of the Comparable Companies ranged from $50.2 to $2,421.1 and had a median of $482.2. HSI, FHC and the Pro Forma Combined Entity had ratios of firm value to total membership of $612.4, $451.2 and $513.2, respectively.

     An analysis of the precedent transactions in the HMO industry revealed no transactions which the HSI Financial Advisors viewed as comparable to the FHC/HSI merger of equals and therefore this type of analysis was not material to either of the HSI Financial Advisors' fairness analysis. The HSI Financial Advisors did, however, include in the materials presented to the HSI Board as background information a review of various transactions in the HMO industry announced between July 1993 and August 1996.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying each of the Salomon Opinion and the Shattuck Hammond Opinion. In arriving at their opinions, the HSI Financial Advisors each considered independently the results of all such analyses as a whole and did not attribute any particular weight to any analysis or factor considered by them. The analyses were prepared solely for purposes of providing their opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of HSI and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, the HSI Financial Advisors' opinions and presentations to the HSI Board were one of many factors taken into consideration by the HSI Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by the HSI Financial Advisors.

     The HSI Financial Advisors were retained based on their experience as financial advisors in connection with mergers and acquisitions as well as each of Salomon's and Shattuck Hammond's familiarity with HSI. In addition, HSI retained Smith Barney and Volpe Welty to provide general advisory services based on their experience as financial advisors and their past relationship and familiarity with HSI. Neither Smith Barney nor Volpe Welty provided reports or opinions to HSI in connection with the Merger.

     Salomon is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes.

     Shattuck Hammond is a nationally recognized investment banking firm. As part of its investment banking business, Shattuck Hammond is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and for other purposes.

     Pursuant to a letter agreement, dated as of August 23, 1996, HSI agreed to pay Salomon a fee of $100,000 upon the execution of said letter. HSI also agreed to pay Salomon a fee of $1,000,000 upon the rendering of its fairness opinion relating to the Exchange Ratio. HSI also agreed to pay Salomon a fee of $2,650,000, such fee being payable upon consummation of the Merger. HSI also agreed to reimburse Salomon for its reasonable out-of-pocket expenses up to $150,000 and to indemnify Salomon and certain related persons against certain liabilities in connection with the engagement of Salomon, including certain liabilities under federal securities laws.

     Salomon has been engaged previously by each of HSI and FHC to provide certain investment banking and financial advisory services and has received customary compensation for such services. Salomon served as managing underwriter in connection with HSI's equity offering in 1995. Salomon represented FHC by (i) acting as FHC's financial advisor in connection with its acquisition in 1994 of Thomas-Davis Medical Centers, P.C. and related affiliate, Intergroup Health Care Corporation and (ii) acting as FHC's lead manager in connection with its $125 million note offering in 1993. In addition, in the ordinary course of its business, Salomon actively trades the equity securities of HSI and FHC for its own account and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

     Pursuant to a letter agreement, dated as of September 16, 1996, HSI agreed to pay Shattuck Hammond a fee of $1,750,000, such fee being payable upon consummation of the Merger, to provide financial advisory services and render a fairness opinion. HSI also agreed to reimburse Shattuck Hammond for its reasonable out-of-pocket expenses up to $100,000 and to indemnify Shattuck Hammond and certain related persons against certain liabilities in connection with the engagement of Shattuck Hammond, including certain liabilities under federal securities laws. Shattuck Hammond has been engaged previously by HSI to provide certain investment banking and financial advisory services and has received customary compensation for such services.

     Pursuant to a letter agreement, dated as of September 1996, HSI agreed to pay Smith Barney a fee of up to $450,000, such fee being payable upon consummation of the Merger, to provide financial advisory services to HSI in connection with the Merger. In addition, pursuant to a letter agreement dated as of October 30, 1996, HSI agreed to pay Volpe Welty a fee of $250,000 upon the execution of said letter and a fee of $250,000, payable upon consummation of the Merger, to provide financial advisory services in connection with the Merger.

ACCOUNTING TREATMENT

     It is a condition to the consummation of the Merger that HSI and FHC each receive from Deloitte & Touche LLP a letter dated the closing date of the Merger opining to the effect that the transactions contemplated by the Merger Agreement, if consummated, will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under Opinion No. 16, Business Combinations, of the Accounting Principles Board of the American Institute of Certified Public Accountants. Under this accounting method, the assets and liabilities of each of FHC and HSI will be carried forward to New FHS at their historical recorded bases. Results of operations of New FHS will include the results of both HSI and FHC for the entire fiscal year in which the Merger occurs. The reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined financial position and results of operations for New FHS. See "Unaudited Pro Forma Combined Condensed Financial Statements."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material United States federal income tax considerations of the Merger. FHC has received an opinion from its outside legal counsel, Pillsbury Madison & Sutro LLP, to the effect that, based upon the assumptions and understandings and subject to the limitations contained in the opinion, the Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Code. The opinion of Pillsbury Madison & Sutro LLP (the "Filing Opinion") is filed as Exhibit 8.1 to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. As a condition to FHC's obligation to consummate the Merger, the Filing Opinion will be confirmed as of the Effective Time.

     The Filing Opinion is subject to the limitation, among others, that it is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on its date and all of which could change prior to the Effective Time so as to render the conclusions reached in the opinion inaccurate or incorrect. Further, both the Filing Opinion and confirming opinion will rely on certain assumptions and on representations of officers of HSI and FHC, and if any such assumption or representation relied upon in the Filing

Opinion or confirming opinion does not conform to the facts surrounding the Merger, the validity of the conclusions reached in that opinion could be adversely affected. Neither the Filing Opinion nor the confirming opinion binds the Internal Revenue Service ("IRS") or precludes the IRS from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions would not be successfully asserted by the IRS or adopted by a court if the issues were litigated.

     Based on the conclusion in its opinion that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code, Pillsbury Madison & Sutro LLP is of the further opinion that for United States federal income tax purposes:

          (i) no gain or loss will be recognized by HSI, FHC or Merger Subsidiary as a result of the formation of Merger Subsidiary or the Merger;

          (ii) no gain or loss will be recognized as a result of the Merger by holders of HSI Common Stock or by holders of unexercised options to acquire HSI Common Stock;

          (iii) no gain or loss will be recognized by holders of FHC Common Stock who exchange their FHC Common Stock for New FHS Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares;

          (iv) the aggregate tax basis of New FHS Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the FHC Common Stock surrendered in the exchange (reduced by any basis allocable to fractional shares for which cash is received);

          (v) the holding period of New FHS Common Stock received in exchange for FHC Common Stock in the Merger will include the holding period of such FHC Common Stock, provided the shares of FHC Common Stock are capital assets in the hands of the holder thereof at the Effective Time;

          (vi) a holder of FHC Common Stock receiving cash in the Merger in lieu of a fractional interest in New FHS Common Stock will be treated as if such holder actually received such fractional share interest which was subsequently redeemed by HSI, resulting in the recognition of gain or loss (capital gain or loss if the FHC Common Stock giving rise to such fractional interest is held as a capital asset within the meaning of
     Section 1221 of the Code, and in that event, long term capital gain or loss if such FHC Common Stock has been held for more than one year at the Effective Time), measured by the difference between the amount of cash received and the basis of the FHC Common Stock allocable to such fractional interest;

          (vii) no gain or loss will be recognized by a holder of an unexercised option to acquire FHC Common Stock (an "FHC Option") solely as a result of the conversion of the FHC Option into options to purchase shares of New FHS Common Stock provided that, as to any such FHC Option that is not an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), such FHC Option (a) was issued in connection with the performance of services and (b) did not when issued and does not at the Effective Time have a readily ascertainable fair market value (within the meaning of Income Tax Regulations Section 1.83-7(b)); and

          (viii) to the extent any such unexercised FHC Option is an ISO prior to the Merger, such FHC Option will remain an incentive stock option after its conversion into an option to purchase shares of New FHS Common Stock.

     THE FOREGOING IS NOT INTENDED TO BE A COMPREHENSIVE DISCUSSION OF ALL POSSIBLE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. FURTHERMORE, THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT PROVIDE INFORMATION REGARDING THE TAX CONSEQUENCES OF THE MERGER UNDER THE TAX LAWS OF ANY STATE OR OF ANY LOCAL OR FOREIGN JURISDICTION. FHC STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO SPECIFIC TAX CONSEQUENCES OF THE MERGER.

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

REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the United States Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC or the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. The statutory waiting period expired for FHC and HSI on November 28, 1996.

     Federal and state antitrust enforcement authorities frequently scrutinize the legality under the antitrust laws of mergers such as the Merger. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any such agency could take any action under antitrust laws that it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of businesses of HSI and FHC acquired as a result of the Merger. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

     The Merger is subject to review and approval by the DOC which has regulated California health care service plans and certain other managed health care activities since 1975 under the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"). The Merger is also subject to review and approval by the various state agencies that regulate the operations of the non-California HMOs operated by the subsidiaries of HSI and FHC. In addition, the insurance regulatory authorities in certain states and the United Kingdom that regulate the insurance subsidiaries of HSI and FHC also must approve the Merger.

     HSI and FHC believe that all filings have been made with the DOC and various state regulatory authorities pertaining to the Merger in accordance with the legal requirements and they believe that all such state approvals necessary to consummate the Merger will be received on or before January 31, 1997.

NO APPRAISAL RIGHTS

     Appraisal rights are not available under Section 262 of the Delaware General Corporation Law ("DGCL") in a merger transaction in which the shares of a company listed on a national securities exchange are to be issued in exchange for shares of a company that are also listed on a national securities exchange. Holders of FHC Common Stock, therefore, will not have any statutory right to have the value of their FHC Common Stock determined judicially or to receive cash in connection with the Merger regardless of how they vote on the Merger because both shares of FHC Common Stock and shares of New FHS Common Stock issuable in exchange therefor will be listed on a national securities exchange as of the Effective Time.

CERTAIN LITIGATION RELATED TO THE MERGER

     On October 16, 1996, an alleged stockholder of FHC filed a suit in the Superior Court in Sacramento, California entitled "Smilow vs. Crowley, et al" (Case No. 96A505745), against FHC and individual members of the FHC Board. The plaintiff, who purports to represent a class of all FHC stockholders, alleges that the consideration which FHC stockholders would receive pursuant to the Merger is inadequate and that the directors of FHC have therefore breached their fiduciary duties to the FHC stockholders. The complaint alleges that the Merger consideration is below the fair or intrinsic value of FHC and that the defendants have not considered other potential purchasers of FHC or explored other strategic alternatives to maximize stockholder value. The suit seeks an injunction against the Merger, rescission of the Merger if consummated, unspecified damages, attorneys' fees and other relief. The defendants were served on November 20, 1996 and have until January 23, 1997 to answer the complaint. The defendants have denied the allegations in the complaint. The parties have agreed on a proposed settlement of the suit pursuant to which plaintiff's counsel has reviewed and commented on this Joint Proxy Statement/Prospectus, the suit will be dismissed with prejudice and FHC will pay plaintiff's attorney fees as awarded by the court in an amount not to exceed $300,000. The proposed settlement is subject to the approval of the court.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     HSI Common Stock and FHC Common Stock are listed on the NYSE. The HSI ticker symbol on the NYSE is HQ. The FHC ticker symbol on the NYSE is FH. Following the Merger, it is expected that the ticker symbol for New FHS will be FHS.

     The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of HSI Common Stock and FHC Common Stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources.

                                                        HSI COMMON STOCK      FHC COMMON STOCK
                                                        -----------------     -----------------
                                                          MARKET PRICE          MARKET PRICE
                                                        -----------------     -----------------
                                                         HIGH       LOW        HIGH       LOW
                                                        ------     ------     ------     ------
1994
  First Quarter.......................................  $29 7/8    $   20     $41 1/2    $29 3/4
  Second Quarter......................................  36 3/4     24 1/2         46     33 1/4
  Third Quarter.......................................  29 1/4     21 7/8     39 5/8     31 1/4
  Fourth Quarter......................................  30 5/8     20 3/4     37 1/2     29 3/4
1995
  First Quarter.......................................  $33 7/8    $24 7/8    $34 7/8    $26 3/8
  Second Quarter......................................  34 1/8         25     32 3/4     26 7/8
  Third Quarter.......................................  30 3/8     27 7/8     39 1/8     26 5/8
  Fourth Quarter......................................  34 1/4     29 1/4     46 3/4     36 1/2
1996
  First Quarter.......................................  $37 1/8    $30 3/8    $43 7/8    $35 5/8
  Second Quarter......................................  37 1/8     26 7/8         41         35
  Third Quarter.......................................  28 3/8     19 3/8     36 1/8     24 1/4
  Fourth Quarter......................................  29 1/8     22 5/8         37     28 1/4
1997
  First Quarter (through January 3, 1997).............  $24 3/4    $   24     $31 3/4    $30 3/4

     On September 30, 1996, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE Composite Transaction Tape was $28 3/8 per share of HSI Common Stock and $33 7/8 per share of FHC Common Stock. Certain of the prices set forth on the above table may reflect the impact of FHC's press release of September 16, 1996 stating that it was negotiating with a third party and of several news articles that speculated about the merger discussions between FHC and HSI. See "The Merger and The Special Meetings -- Background of the Merger" and "The Merger and the Special Meetings -- Opinion of FHC's Financial Advisor." On January 3, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $24 per share of HSI Common Stock and $31 per share of FHC Common Stock. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

     No dividends have been paid by HSI since 1992 on HSI Common Stock, and HSI has no present intention of paying any dividends on the HSI Common Stock. HSI is, and New FHS will be, a holding company and therefore its ability to pay dividends depends on distributions received from its subsidiaries, which are subject to regulatory net worth requirements and certain additional state regulations which may restrict the declaration of dividends by HMOs and insurance companies. FHC has never paid cash dividends on the FHC Common Stock, except that CareFlorida Health Systems, Inc., which was acquired by FHC and became its wholly-owned subsidiary in October 1994, paid cash dividends to its shareholders prior to the acquisition. The payment of any cash dividends or any dividends of shares of New FHS Common Stock, if any, by New FHS in the future will rest solely within the discretion of the New FHS Board and will depend upon, among other things, New FHS's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the New FHS Board. Each of HSI's and FHC's credit facilities restrict payment of cash dividends on HSI's and FHC's Common Stock, respectively, and it is expected that any credit facilities entered into by New FHS will restrict payment of cash dividends on New FHS Common Stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     Following is an unaudited pro forma combined condensed balance sheet for New FHS as of September 30, 1996, and unaudited pro forma combined condensed income statements for New FHS for the nine months ended September 30, 1996 and the three years ended December 31, 1995. The historical FHC financial statements have been conformed to a fiscal year end of December 31 to coincide with the fiscal year end of HSI. Such unaudited pro forma combined condensed financial statements include historical amounts for FHC and HSI adjusted to reflect the Merger. The pro forma income statements were prepared assuming the Merger was consummated at the beginning of the earliest fiscal year presented. The pro forma balance sheet was prepared assuming the Merger was consummated at September 30, 1996. Reference is made to the notes to the unaudited pro forma combined condensed financial statements.

     As further discussed in the notes to the unaudited pro forma combined condensed financial statements, the Merger will be accounted for using the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger, see "The Merger and The Special Meetings -- Accounting Treatment."

     Certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited pro forma combined condensed financial statements provide information about the impact of the Merger by showing how it might have affected the financial condition and results of operations of New FHS had the Merger actually been completed as of the dates indicated. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and are not necessarily indicative of actual results that would have been achieved had the Merger been consummated at the beginning of the periods presented or of future results and should be read in conjunction with the historical financial statements of FHC and HSI and notes thereto incorporated herein by reference.

               NEW FHS PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                     ASSETS

                                                                                           PRO FORMA
                                                      FHC        HSI       ADJUSTMENTS      NEW FHS
                                                     ------     ------     -----------     ---------
Cash and investments...............................  $  981     $  527       $              $ 1,508
Receivables........................................     457         95                          552
Property and equipment.............................     260         85                          345
Intangible assets..................................     401        334                          735
Other assets.......................................     396        110                          506
                                                     ------     ------        ------         ------
          Total assets.............................  $2,495     $1,151       $              $ 3,646
                                                     ======     ======        ======         ======
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Reserve for claims, loss and loss adjustment
  expenses.........................................  $  942     $  250       $              $ 1,192
Notes payable......................................     392        365                          757
Other liabilities..................................     255        167            20            442
                                                     ------     ------        ------         ------
          Total liabilities........................   1,589        782            20          2,391
                                                     ------     ------        ------         ------
Total stockholders' equity.........................     906        369           (20)         1,255
                                                     ------     ------        ------         ------
          Total liabilities and stockholders'
            equity.................................  $2,495     $1,151       $              $ 3,646
                                                     ======     ======        ======         ======

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

             NEW FHS PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

                                                                                           PRO FORMA
                                                      FHC        HSI       ADJUSTMENTS      NEW FHS
                                                     ------     ------     -----------     ---------
Revenues...........................................  $2,946     $2,430      $               $ 5,376
Medical and specialty services expenses............   2,357      1,952                        4,309
Selling, general and administrative expenses.......     425        325                          750
Interest expense...................................      13         18                           31
                                                     ------     ------     -----------     ---------
Income from continuing operations before income
  taxes............................................     151        135                          286
Provision for income taxes.........................      43         59                          102
                                                     ------     ------     -----------     ---------
Income from continuing operations..................  $  108     $   76      $               $   184
                                                     ======     ======      =========      ========
Primary and fully diluted earnings per share from continuing operations...............      $  1.47
                                                                                           ---------
Weighted average common and common stock equivalent shares --
  Primary and fully diluted...........................................................        124.8
                                                                                           ---------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

             NEW FHS PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

                                                                                           PRO FORMA
                                                 FHC           HSI         ADJUSTMENTS      NEW FHS
                                               --------     ----------     -----------     ---------
Revenues.....................................  $  2,759     $    2,765      $              $   5,524
Medical and specialty services expenses......     2,112          2,180                         4,292
Selling, general and administrative
  expenses...................................       405            388                           793
Interest expense.............................        13             20                            33
Acquisition and restructuring costs..........                       20                            20
                                               --------     ----------     -----------     ---------
Income from continuing operations before
  income taxes...............................       229            157                           386
Provision for income taxes...................        78             67                           145
                                               --------     ----------     -----------     ---------
Income from continuing operations............  $    151     $       90      $              $     241
                                               ========      =========      =========       ========
Primary and fully diluted earnings per share from continuing operations...............     $    1.95
                                                                                           ---------
Weighted average common and common stock equivalent shares --
  Primary and fully diluted...........................................................         123.7
                                                                                           ---------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

             NEW FHS PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

                                                                                                 PRO FORMA
                                                 FHC              HSI          ADJUSTMENTS        NEW FHS
                                             -----------     -------------     -----------     -------------
Revenues...................................   $   2,295       $      2,327      $                $   4,622
Medical and specialty services expenses....       1,799              1,838                           3,637
Selling, general and administrative
  expenses.................................         307                322                             629
Interest expense...........................          10                 15                              25
Acquisition and restructuring costs........         125                  1                             126
                                               --------         ----------       --------         --------
Income from continuing operations before
  income taxes.............................          54                151                             205
Provision for income taxes.................          21                 63                              84
                                               --------         ----------       --------         --------
Income from continuing operations..........   $      33       $         88      $                $     121
                                               ========         ==========       ========         ========
Primary and fully diluted earnings per share from continuing operations...................       $    1.05
                                                                                                  --------
Weighted average common and common stock equivalent shares --
  Primary and fully diluted...............................................................           115.7
                                                                                                  --------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

             NEW FHS PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)
                 (IN MILLIONS, EXCEPT EARNINGS PER SHARE DATA)

                                                                                           PRO FORMA
                                                 FHC           HSI         ADJUSTMENTS      NEW FHS
                                               --------     ----------     -----------     ---------
Revenues.....................................  $  2,359     $    1,976      $               $ 4,335
Medical and specialty services expenses......     1,881          1,567                        3,448
Selling, general and administrative
  expenses...................................       308            308                          616
Interest expense.............................         9             19                           28
Acquisition and restructuring costs..........                       30                           30
                                               --------     ----------       --------      --------
Income from continuing operations before
  income taxes...............................       161             52                          213
Provision for income taxes...................        69             28                           97
                                               --------     ----------       --------      --------
Income from continuing operations............  $     92     $       24      $               $   116
                                               ========     ==========       ========      ========
Primary and fully diluted earnings per share from continuing operations...............      $  1.02
                                                                                           --------
Weighted average common and common stock equivalent shares --
  Primary and fully diluted...........................................................        113.9
                                                                                           --------

    See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The Merger has been accounted for in the Unaudited Pro Forma Combined Condensed Financial Statements using the pooling of interests method of accounting (see "The Merger and Special Meetings -- Accounting Treatment"). The accompanying unaudited pro forma combined condensed financial statements do not give effect to cost savings resulting from any synergies which are expected to occur due to the integration of HSI's and FHC's operations. Additionally, the unaudited pro forma combined condensed financial statements do not reflect the non-recurring costs and expenses associated with integrating the operations of the two companies. Certain costs of integration could result in a significant, non-recurring charge to the combined results of operations after consummation of the Merger; however, the actual amount of such charge cannot be determined until the transition plan relating to the integration of operations is completed. No material adjustments were required to conform the accounting policies of HSI and FHC.

2. STOCKHOLDERS' EQUITY

     The common stockholders' equity account of New FHS as of September 30, 1996 has been adjusted to reflect the assumed issuance of approximately 76.7 million shares of New FHS Common Stock in exchange for all the issued and outstanding FHC Common Stock based upon the Exchange Ratio of 1.3 shares of New FHS Common Stock for each share of FHC Common Stock.

     Pro forma earnings per primary and fully diluted share for each period are based on the combined weighted average number of shares of common stock outstanding, after adjusting New FHS's historical amounts for the conversion of outstanding shares of FHC Common Stock into New FHS Common Stock at the Exchange Ratio.

3. RECONCILIATION TO HISTORICAL FHC CONSOLIDATED FINANCIAL STATEMENTS

     The historical FHC financial statements have been conformed to a fiscal year end of December 31 to coincide with the fiscal year of HSI. The following reconciles the historical FHC financial statements to the pro forma FHC income statements (in millions).

                                              AUDITED                                      UNAUDITED
                                        -------------------   -------------------------------------------------------------------
                                               YEAR            LESS: SIX MONTHS       ADD: SIX MONTHS         PRO FORMA YEAR
                                        ENDED JUNE 30, 1994   ENDED JUNE 30, 1994   ENDED JUNE 30, 1993   ENDED DECEMBER 31, 1993
                                        -------------------   -------------------   -------------------   -----------------------
Fiscal Year Ended June 30, 1994
Revenues..............................        $ 2,361               $ 1,101               $ 1,099                 $ 2,359
Medical and specialty services
  expenses............................          1,865                   864                   880                   1,881
Selling, general and administrative
  expenses............................            315                   148                   141                     308
Interest expense......................             11                     5                     3                       9
                                               ------                ------                ------                  ------
Income from continuing operations
  before income taxes.................            170                    84                    75                     161
Provision for income taxes............             70                    32                    31                      69
                                               ------                ------                ------                  ------
Income from continuing operations.....        $   100               $    52               $    44                 $    92
                                               ======                ======                ======                  ======

                                               YEAR            LESS: SIX MONTHS       ADD: SIX MONTHS         PRO FORMA YEAR
                                        ENDED JUNE 30, 1994   ENDED JUNE 30, 1995   ENDED JUNE 30, 1994   ENDED DECEMBER 31, 1994
                                        -------------------   -------------------   -------------------   -----------------------
Fiscal Year Ended June 30, 1995
Revenues..............................        $ 2,459               $ 1,265               $ 1,101                 $ 2,295
Medical and specialty services
  expenses............................          1,896                   961                   864                   1,799
Selling, general and administrative
  expenses............................            342                   183                   148                     307
Interest expense......................             10                     5                     5                      10
Acquisition and restructuring costs...            125                    --                    --                     125
                                               ------                ------                ------                  ------
Income from continuing operations
  before income taxes.................             86                   116                    84                      54
Provision for income taxes............             30                    41                    32                      21
                                               ------                ------                ------                  ------
Income from continuing operations.....        $    56               $    75               $    52                 $    33
                                               ======                ======                ======                  ======

                                              AUDITED                                      UNAUDITED
                                        -------------------   -------------------------------------------------------------------
                                               YEAR            LESS: SIX MONTHS       ADD: SIX MONTHS         PRO FORMA YEAR
                                        ENDED JUNE 30, 1996   ENDED JUNE 30, 1996   ENDED JUNE 30, 1995   ENDED DECEMBER 31, 1995
                                        -------------------   -------------------   -------------------   -----------------------
Fiscal Year Ended June 30, 1996
Revenues..............................        $ 3,408               $ 1,914               $ 1,265                 $ 2,759
Medical and specialty services
  expenses............................          2,676                 1,525                   961                   2,112
Selling, general and administrative
  expenses............................            501                   279                   183                     405
Interest expense......................             15                     7                     5                      13
                                               ------                ------                ------                  ------
Income from continuing operations
  before income taxes.................            216                   103                   116                     229
Provision for income taxes............             64                    27                    41                      78
                                               ------                ------                ------                  ------
Income from continuing operations.....        $   152               $    76               $    75                 $   151
                                               ======                ======                ======                  ======

4. TRANSACTION COSTS

     Transaction costs of $20 million, net of taxes related to investment banking, financial advisory, legal and other Merger costs have been accrued as a liability on the New FHS Pro Forma Combined Condensed Balance Sheet.

5. HSI RESTRUCTURING CHARGE

     In its Form 10-Q for the quarter ended September 30, 1996, HSI reported its previously announced intention to take a pre-tax one-time restructuring charge of approximately $34.2 million during the quarter ended June 30, 1996. The charge was to cover non-recurring costs of a comprehensive restructuring of HSI's Health Net subsidiary, anticipated computer software and hardware write-offs, and the consolidation of certain operational functions of other subsidiaries. Due to the proposed Merger, HSI has postponed the restructuring charge to the quarter ended December 31, 1996, to allow HSI management to reevaluate the impact of the Merger on the restructuring plan. The components and approximate amounts that HSI intends to take as a restructuring charge in its quarter ended December 31, 1996 (which charge has been increased to approximately $35.2 million) are: executive, workforce and facilities consolidation costs of approximately $10.5 million; software and hardware write-offs of approximately $15.8 million; and other components which aggregate approximately $8.9 million.

                      DIRECTORS AND MANAGEMENT OF NEW FHS
                              FOLLOWING THE MERGER

DIRECTORS

     The Merger Agreement provides that, immediately following the consummation of the Merger and for five years thereafter, the New FHS Board will consist of 11 members, five of whom will be designated by HSI and six of whom will be designated by FHC. In addition to Daniel D. Crowley, the following current directors of FHC will be appointed to serve as directors of New FHS: Patrick Foley, Earl B. Fowler, Richard W. Hanselman, Richard J. Stegemeier, and Raymond
S. Troubh. In addition to Malik M. Hasan M.D., the following current directors of HSI will be appointed to serve as directors of New FHS: J. Thomas Bouchard, George Deukmejian, Thomas T. Farley and Roger F. Greaves. The current FHC directors and HSI directors not appointed to serve as directors of New FHS have agreed to resign from the FHC Board and the HSI Board, respectively, effective upon consummation of the Merger. The New Bylaws provide that, except under certain conditions, the number of directors may be increased or reduced during the period beginning on the Effective Date and up to, but not including, the election of directors at the May 2000 annual meeting of New FHS stockholders (the "Transition Period"), only by the affirmative vote of eight members of the entire New FHS Board and thereafter by the majority of the New FHS Board. See "The Merger Agreement -- Corporate Organization and Governance -- Board" and "Comparison of Stockholders Rights -- Board of Directors."

     Certain biographical information about the directors appointed to serve on the New FHS Board is set forth below:

     Mr. Bouchard, age 56, became a director of HSI in January 1994 (upon consummation of the merger transaction involving Health Net and QualMed which created HSI (the "HSI Combination")). Mr. Bouchard served as a director of QualMed from May 1991 until February 1995. Since October 1994, Mr. Bouchard has served as Senior Vice President, Human Resources of International Business Machines Corporation. From June 1989 until October 1994, Mr. Bouchard served as Senior Vice President & Chief Human Resources Officer of U.S. West, Inc., a diversified global communications company, and prior to that time he was Senior Vice President -- Human Resources and Organization for United Technologies Corp. Mr. Bouchard has served on the Board of Directors of the Labor Policy Association since March 1991 and Nordstrom National Credit Bank since April 1991.

     Mr. Crowley, age 49, has been a director and the President and Chief Executive Officer of FHC since May 1989. In May 1990, Mr. Crowley was appointed Chairman of the Board of Directors of FHC.

     Mr. Deukmejian, age 68, became a director of HSI in January 1994 (upon consummation of the HSI Combination). Mr. Deukmejian served as a director of QualMed from April 1992 until February 1995 and, since February 1991, has been a partner in the law firm of Sidley & Austin, Los Angeles, California. Mr. Deukmejian served as Governor of the State of California for two terms, from January 1983 to January 1991. Mr. Deukmejian also served the State of California as Attorney General from 1979 to 1982, as a State Senator from 1967 to 1978 and as a State Assemblyman from 1963 to 1966. Mr. Deukmejian has been a director of Burlington Northern Santa Fe Pacific Corporation, a railroad company, since September 1995, and was a director of one of its predecessors, Santa Fe Corporation, from January 1991 until September 1995.

     Mr. Farley, age 62, became a director of HSI in January 1994 (upon consummation of the HSI Combination). Mr. Farley served as a director of QualMed from February 1991 until February 1995, and is a senior partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley has been a director of the Public Service Company of Colorado, a public gas and electric company, since 1983 and a director/advisor of Norwest Banks of Pueblo and Sunset since 1985. Mr. Farley has been a member of the Board of Regents of Santa Clara University, a Jesuit institution, since 1987.

     Mr. Foley, age 64, has been Chairman, President and Chief Executive Officer of DHL Airways, Inc. since 1988. Mr. Foley is also a director of Continental Airlines and Glenborough Realty Trust. He has served as a director of FHC since 1996.

     Mr. Fowler, age 71, is President and owner of Fowler International Corporation, an international consulting firm, and Chairman of the Board of SPD Technologies, Inc., an electrical equipment manufacturer. Prior thereto, Mr. Fowler served in the United States Navy and retired as Vice Admiral, U.S. Navy, and Commander of the Naval Sea Systems Command. He has served as a director of FHC since 1988.

     Mr. Greaves, age 59, who serves as a consultant to HSI, served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 31, 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to HSI) since its incorporation in June 1990. Mr. Greaves is the former Chairman of the Board of Directors, President and Chief Executive Officer of Health Net. Prior to joining Health Net, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves currently serves as a Commissioner on the California Senate Advisory Commission on Life and Health Insurance and as a member of the Board of Directors of the Group Health Association of America.

     Mr. Hanselman, age 68, has been a corporate director of and consultant to various companies since 1986. Mr. Hanselman is also a director of Arvin Industries, Becton, Dickinson and Company, BEC Group, Inc., the Bradford Funds, Gryphon Holdings Inc. and IMCO Recycling, Inc. He has served as a director of FHC since 1990.

     Dr. Hasan, age 58, became Chairman of the Board of Directors, President and Chief Executive Officer of HSI on March 31, 1995. Dr. Hasan was the Co-Chairman, Co-President and Co-Chief Executive Officer of HSI from January 1994 (upon consummation of the HSI Combination) until March 31, 1995. Dr. Hasan has served as Chairman of the Board of Directors of QualMed since its formation in 1985. Dr. Hasan assumed the additional position of Chief Executive Officer of QualMed in June 1990. Effective March 2, 1991, Dr. Hasan also became President of QualMed, an office he held until February 1995. A board-certified neurologist in Pueblo, Colorado since June 1975, Dr. Hasan maintained a limited practice until July 1992. From 1980 to 1984, Dr. Hasan was a director of the Colorado Medical Society and Parkview Episcopal Medical Center. In 1989, he was appointed by the Governor of Colorado to the Colorado Health Data Commission, on which he continued to serve until 1993. Dr. Hasan served as a Clinical Assistant Professor of Neurology at the University of Colorado from 1976 until 1990 and has been a member of the London Royal College of Physicians since 1964.

     Mr. Stegemeier, age 68, is Chairman Emeritus of the Board of Directors of Unocal Corporation and served as Chairman and Chief Executive Officer of Unocal Corporation from July 1988 until his retirement in May 1994. Mr. Stegemeier is also a director of Wells Fargo Bank, Halliburton Company, Northrop Grumman Corporation, Outboard Marine Corporation and Pacific Enterprises. He has served as a director of FHC since 1993.

     Mr. Troubh, age 70, is a financial consultant in New York City. Mr. Troubh is also a director of ADT Limited, America West Airlines, Inc., Applied Power, Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson and Company, Diamond Offshore Drilling, Inc., General American Investors Company, Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., Triarc Companies, Inc. and WHX Corporation. He has served as a director of FHC since 1991.

COMMITTEES OF THE BOARD OF DIRECTORS

     Pursuant to the Merger Agreement, each of the committees of the New FHS Board will initially consist of four members made up of an equal number of designees of each of FHC and HSI. Committee membership will be determined by the New FHS Board shortly after the completion of the Merger. Following the Merger, the committees of the New FHS Board will consist of an audit committee, a compensation and stock option committee, an investment policy committee and a nominating committee, all of which will be initially comprised entirely of independent directors, except the investment policy committee, which will initially consist of Mr. Crowley, Dr. Hasan and two independent directors. Initially there will be no executive committee of the New FHS Board.

COMPENSATION OF DIRECTORS

     Directors who are employees of New FHS will not receive any compensation for service on the New FHS Board. The specific terms of the compensation to be paid to non-employee directors of New FHS have not yet been determined.

EXECUTIVE OFFICERS

     The executive officers for New FHS following the Merger are expected to include the following individuals from HSI and FHC:

Daniel D. Crowley.......  Chairman
Malik M. Hasan, M.D.....  President and Chief Executive Officer
Jay M. Gellert..........  Executive Vice President and Chief Operating Officer
Jeffrey L. Elder........  Senior Vice President and Chief Financial Officer
Kirk A. Benson..........  Senior Vice President
Dale T. Berkbigler,       Chief Medical Officer
  M.D...................
Allen J. Marabito,        Senior Vice President and General Counsel
  Esq...................
B. Curtis Westen,         Senior Vice President, General Counsel and Secretary
  Esq. .................
                          President and Chief Operating Officer -- Government
Steven D. Tough.........  Programs

EXECUTIVE COMPENSATION

     The New FHS Board will rely on its compensation and stock option committee, which will be composed of non-employee directors, to recommend the form and amount of compensation to be paid to New FHS's executive officers. For information regarding employment agreements with certain of the above individuals, see "Conflicts of Interest and Interests of Certain Persons in the Merger."

     For information regarding employment arrangements of, and compensation earned in 1995 by, executive officers of HSI see the HSI Form 10-K for the year ended December 31, 1995, the HSI Form 10-Q for the quarter ended September 30, 1995 and the 1996 Notice of Annual Meeting and Proxy Statement of HSI, the relevant portions of which are incorporated by reference into the HSI Form 10-K for the year ended December 31, 1995 and for information regarding compensation earned in the fiscal year ended June 30, 1996 by executive officers of FHC see the FHC Form 10-K for the year ended June 30, 1996, as amended.

              STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           FIVE-PERCENT STOCKHOLDERS

     Ownership of HSI Common Stock. The following table sets forth the beneficial ownership of HSI Common Stock as of January 1, 1997, by (a) each person known by HSI to own beneficially more than 5% of the outstanding shares of HSI Class A Common Stock, (b) each director of HSI and (c) all directors and executive officers as a group. The following table also sets forth the expected beneficial ownership of New FHS Common Stock by such individuals and entities as of the Effective Time.

                                                                            NEW FHS COMMON STOCK
                                             HSI COMMON STOCK(1)          AT THE EFFECTIVE TIME(1)
    NAME OF INDIVIDUAL OR NUMBER OF       -------------------------       -------------------------
  PERSONS IN GROUP AND GREATER THAN 5%                  PERCENTAGE                      PERCENTAGE
                HOLDERS                    SHARES       OF CLASS(2)        SHARES       OF CLASS(2)
----------------------------------------  ---------     -----------       ---------     -----------
Malik M. Hasan, M.D.(3).................  5,016,826         16.9%         5,016,826         4.7%
Dale T. Berkbigler, M.D.(4).............    512,843          1.8%           512,843           *
Lawrence E. Austin, M.D.(5).............    421,615          1.4%           421,615           *
J. Thomas Bouchard(6)...................     25,000            *             25,000           *
Charles T. Braden(7)....................    108,550            *            108,550           *
George Deukmejian(8)....................     26,399            *             26,399           *
Thomas T. Farley(9).....................     63,000            *             63,000           *
Michael E. Gallagher(10)................     12,603            *             12,603           *
Jay M. Gellert(11)......................    100,000            *            100,000           *
Roger F. Greaves(12)....................     38,943            *             38,943           *
Kenneth M. Kizer, M.D.(13)..............     15,500            *             15,500           *
Douglas M. Mancino(14)..................     20,781            *             20,781           *
Robert L. Montgomery(15)................     22,056            *             22,056           *
J. Kevin Murphy(16).....................     35,500            *             35,500           *
All executive officers and directors as
  a group (22 persons)(17)..............  6,736,458         22.1%         6,736,458         6.3%
FMR Corp.(18)...........................  2,316,715          8.0%         2,316,715         2.2%
Heine Securities Corporation(19)........  3,438,100         11.8%         8,545,800(20)     8.1%

---------------
  *  Represents less than 1% of the outstanding shares in the class.

 (1) The information contained in this table is based upon information furnished to HSI by the persons named above or obtained from records of HSI. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of January 1, 1997 that such person or group of persons has the right to acquire within 60 days after such date.

 (2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 710,000 shares with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, and an aggregate of 84,042 shares owned by Dr. Hasan's wife (2,209 shares) or held by the Hasan Family Foundation (a private charitable foundation of which Mrs. Hasan is the chairperson) (81,833 shares), as to which shares Dr. Hasan disclaims beneficial ownership. This number of shares does not include 135,582 shares held by three trusts, the beneficiaries of which are the three children of Dr. and Mrs. Hasan and the sole trustee of which is an unrelated third party.

 (4) Includes 137,000 shares with respect to which Dr. Berkbigler has the right to acquire beneficial ownership by virtue of outstanding vested options and 373,586 shares held by Berkbigler Family Partners, Ltd., of which Dr. Berkbigler is the general partner.

 (5) Includes 20,000 shares with respect to which Dr. Austin has the right to acquire beneficial ownership by virtue of outstanding vested options and 50,632 shares owned by Dr. Austin's wife, as to which shares Dr. Austin disclaims beneficial ownership.

 (6) Includes 25,000 shares with respect to which Mr. Bouchard has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (7) Includes 90,769 shares beneficially owned by Mr. Braden and held under the Health Net Associate Trust Agreement (the "Trust Agreement") among Mr. Braden and other current and former employees, directors and officers of HSI and Health Net and 17,781 shares with respect to which Mr. Braden has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (8) Includes 25,699 shares with respect to which Mr. Deukmejian has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 700 shares held in the C. George Deukmejian Defined Benefit Pension Plan, of which Mr. Deukmejian is a trustee.

 (9) Includes 30,000 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options. Such amount also includes 10,500 shares which are held in the Petersen & Fonda, P.C. Profit Sharing Trust FBO Thomas T. Farley and 10,000 shares held by the Farley Family Trust over which trust Mr. Farley has investment power. Mr. Farley disclaims beneficial ownership of the shares held by the Farley Family Trust.

(10) Includes 8,603 shares with respect to which Mr. Gallagher has the right to acquire beneficial ownership by virtue of outstanding vested options. This number does not include 50,000 cash-only SARs held by Mr. Gallagher which were granted to Mr. Gallagher during his service as President and Chief Executive Officer of Health Net.

(11) Includes 100,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options.

(12) Includes 28,843 shares beneficially owned by Mr. Greaves under a certain trust agreement, pursuant to which trust Mr. Greaves is a Trustee. Such amount also includes 10,000 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options. Such number does not include 1,338,095 other shares held under the trust agreement, the beneficial owners of which shares are other individuals and of which shares Mr. Greaves disclaims beneficial ownership.

(13) Excludes all of the 19,297,642 shares of HSI Class B Common Stock held by CWF of which Dr. Kizer is a director. Dr. Kizer disclaims any beneficial interest in such HSI Class B Common Stock. Includes 15,000 shares with respect to which Dr. Kizer has the right to acquire beneficial ownership by virtue of outstanding vested options.

(14) Includes 2,700 shares held by the McDermott, Will & Emery Profit Sharing Trust, of which trust Mr. Macino is a beneficiary, and 17,781 shares with respect to which Mr. Mancino has the right to acquire beneficial ownership by virtue of outstanding vested options.

(15) Includes 20,000 shares with respect to which Mr. Montgomery has the right to acquire beneficial ownership by virtue of outstanding vested options.

(16) Includes 30,000 shares with respect to which Mr. Murphy has the right to acquire beneficial ownership by virtue of outstanding vested options.

(17) Includes an aggregate of 1,412,864 shares with respect to which all executive officers and directors as a group have the right to acquire beneficial ownership by virtue of outstanding vested options.

(18) HSI has been advised by FMR Corp. as follows: FMR Corp. owns and controls Fidelity Management and Research Company, an investment company, which directly owns 2,120,375 shares of HSI Common Stock. FMR Corp. has sole power to dispose of all such shares. The sole power to vote or direct the voting of these 2,120,375 shares resides with the Board of Trustees of Fidelity Management and Research Company. Also includes 195,800 shares owned by Fidelity Management Trust Company, a subsidiary of FMR Corp. The address of FMR Corp. is: 82 Devonshire Street, Boston, Massachusetts 02109.

(19) HSI has been advised by Heine Securities Corporation ("HSC") as follows:
     HSC is an investment adviser registered under the Investment Advisers Act of 1940. One or more of HSC's advisory clients is the legal owner of an aggregate of 3,438,100 shares of HSI Common Stock. Pursuant to investment advisory agreements with its advisory clients, HSC has sole investment discretion and voting authority with respect to such shares. Michael F. Price is President of HSC, in which capacity he exercises voting control and dispositive power over the securities reported herein by HSC. Mr. Price, therefore, may be deemed to have indirect beneficial ownership over such shares. Neither Mr. Price nor HSC has any interest in dividends or proceeds from the sale of such shares, owns any such shares for his or its own account, and disclaims beneficial ownership of all the shares owned by HSC's advisory clients reported herein by HSC. The address of each of HSC and Mr. Price is: 51 John F. Kennedy Parkway, Short Hills, NJ 07078.

(20) This figure includes the 5,107,700 shares of New FHS Common Stock held by Franklin Mutual Advisers, Inc. ("FMAI") as indicated in the table on Page
     62. Heine Securities Corporation is an advisory client of FMAI and is the beneficial owner of the New FHS stock held by FMAI.

     The California Wellness Foundation ("CWF"), an independent, private foundation created to improve the health of the people of California, owns 19,297,642 shares of HSI Class B Common Stock, which constitutes all of the outstanding shares of such HSI Class B Common Stock. CWF received all of such shares as a charitable recipient in connection with the conversion of Health Net (now a subsidiary of HSI) from not-for-profit to for profit status. The address of CWF is: 6320 Canoga Avenue, #1700, Woodland Hills, California 91367.

     Ownership of FHC Common Stock. The following table sets forth the beneficial ownership of FHC Common Stock as of January 1, 1997, by (a) each person known by FHC to own beneficially more than 5% of the outstanding shares of FHC Common Stock, (b) each director of FHC and (c) all directors and executive officers of FHC as a group. The following table also sets forth the expected beneficial ownership of New FHS Common Stock by such individuals and entities as of the Effective Time.

                                                                                NEW FHS COMMON STOCK
                                                    FHC COMMON STOCK(1)       AT THE EFFECTIVE TIME(1)
                                                  ------------------------    -------------------------
        NAME OF INDIVIDUAL OR NUMBER OF                        PERCENTAGE                   PERCENTAGE
  PERSONS IN GROUP AND GREATER THAN 5% HOLDERS     SHARES      OF CLASS(2)     SHARES       OF CLASS(2)
------------------------------------------------  ---------    -----------    ---------     -----------
Daniel D. Crowley(3)............................    941,200      1.6%         1,223,560       1.1%
David A. Boggs(4)...............................     14,000       *              18,200        *
Jeffrey L. Elder(5).............................    140,000       *             182,000        *
Patrick Foley...................................          0       *                   0        *
Earl B. Fowler(6)...............................     27,424       *              35,651        *
Richard W. Hanselman(7).........................     18,099       *              23,528        *
Ross D. Henderson, M.D.(8)......................     84,440       *             109,772        *
Richard J. Stegemeier(9)........................     15,000       *              19,500        *
Steven D. Tough(10).............................    147,500       *             191,750        *
Raymond S. Troubh(11)...........................     30,349       *              39,453        *
All directors and executive officers as a group
  (12 persons)(12)..............................  1,219,677      2.0%         1,585,580       1.5%
Sanford C. Bernstein & Co., Inc.(13)............  5,358,361      9.1%         6,965,869       6.6%
Neuberger & Berman L.P.(14).....................  5,796,900      9.8%         7,535,970       7.2%
Franklin Mutual Advisers, Inc.(15)..............  3,929,000      6.7%         8,545,800(16)   8.1%
Harris Associates L.P.(17)......................  3,630,250      6.2%         4,719,325       3.8%

---------------
  *  Represents less than 1% of the outstanding shares in the class.

 (1) The information contained in this table is based upon information furnished to FHC by the persons named above or obtained from records of FHC. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of January 1, 1997 that such person or group of persons has the right to acquire within 60 days after such date.

 (2) For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Includes 870,000 shares (1,131,000 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Crowley has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (4) Includes 14,000 shares (18,200 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Boggs has the right to acquire beneficial ownership by virtue of outstanding vested options and/or outstanding options that vest within 60 days of January 1, 1997.

 (5) Includes 140,000 shares (182,000 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Elder has the right to acquire beneficial ownership by virtue of outstanding vested options.

 (6) Includes 17,099 shares (22,228 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Fowler has the right to acquire beneficial ownership by virtue of outstanding vested options and/or options that vest within 60 days of January 1, 1997.

 (7) Includes 17,099 shares (22,228 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Hanselman has the right to acquire beneficial ownership by virtue of outstanding vested options and/or options that vest within 60 days of January 1, 1997.

 (8) Includes 1,500 shares (1,950 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Dr. Henderson has the right to acquire beneficial ownership by virtue of outstanding vested options and/or options that vest within 60 days of January 1, 1997.

 (9) Includes 15,000 shares (19,500 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Stegemeier has the right to acquire beneficial ownership by virtue of outstanding vested options and/or options that vest within 60 days of January 1, 1997.

(10) Includes 89,166 shares (115,915 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Tough has the right to acquire beneficial ownership by virtue of outstanding vested options.

(11) Includes 17,099 shares (22,228 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which Mr. Troubh has the right to acquire beneficial ownership by virtue of outstanding vested options and/or options that vest within 60 days of January 1, 1997.

(12) Includes an aggregate of 1,035,962 shares (1,346,750 New FHS shares as adjusted to reflect the Exchange Ratio) with respect to which all executive officers and directors as a group (12 persons) have the right to acquire beneficial ownership by virtue of outstanding vested options and/or options that vest within 60 days of January 1, 1997.

(13) FHC has been advised that Sanford C. Bernstein & Co., Inc. is the holder of these shares as beneficial owner on behalf of its clients. The address of Sanford C. Bernstein & Co., Inc. is 767 Fifth Avenue, New York, New York 10153-0185.

(14) FHC has been advised by Neuberger & Berman L.P. as follows: Neuberger & Berman L.P. is deemed to be a beneficial owner for purposes of Rule 13(d) of the Securities and Exchange Act of 1934, as amended, since it has shared power to make decisions whether to retain or dispose of the securities of many unrelated clients. Neuberger & Berman L.P. does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Partner(s) of Neuberger & Berman L.P. own 29,300 shares (38,090 New FHS shares as adjusted to reflect the Exchange Ratio). Partner(s) own these shares in their own personal securities account. Neuberger & Berman L.P. disclaims beneficial ownership of these shares since these shares were purchased with each partner(s)' personal funds and each partner has exclusive dispositive and voting power over the shares held in their respective accounts. With regard to 3,025,000 shares (3,932,500 New FHS shares as adjusted to reflect the Exchange Ratio), Neuberger & Berman L.P. and Neuberger & Berman Management Inc. are deemed to be beneficial owners for purposes of Rule 13(d) since they both have shared power to make decisions whether to retain or dispose of the securities. Neuberger & Berman L.P. and Neuberger & Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger & Berman's various Funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer. No other Neuberger & Berman L.P. advisory client has an interest of more than 5% of the outstanding FHC Common Stock. The address of Neuberger & Berman L.P. is 605 Third Avenue, 40th Floor, New York, New York 10158.

(15) FHC has been advised by Franklin Mutual Advisers, Inc. as follows: Franklin Mutual Advisers, Inc. ("FMAI") is an investment adviser registered under the Investment Advisers Act of 1940. One or more of FMAI's advisory clients are the beneficial owners of 3,929,000 shares (5,107,700 new FHS shares as adjusted to reflect the Exchange Ratio). Pursuant to investment advisory agreements with its advisory clients, FMAI has sole investment discretion and voting authority with respect to such securities. FMAI has no interest in dividends or proceeds from the sale of such securities and disclaims beneficial ownership of all the securities owned by FMAI's advisory clients. The address of FMAI is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(16) This figure includes the 3,438,100 shares of New FHS Common Stock held by Heine Securities Corporation ("Heine") as indicated in the table on Page
     60. Heine is an advisory client of FMAI, and is the beneficial owner of the New FHS stock held by FMAI.

(17) FHC has been advised by Harris Associates L.P. ("Harris") as follows:
     Harris has been granted the power to vote shares in circumstances it determines to be appropriate in connection with assisting its clients to whom it renders financial advice in the ordinary course of its business, either by providing information or advice to the persons having such power, or by exercising the power to vote when it determines such action appropriate in connection with matters which are submitted to a security holders' vote. In addition, Harris serves as investment advisor to Harris Associates Investment Trust (the "Trust"), and various officers and directors of Harris are also officers and directors of the Trust. Harris does not consider the Trust to be controlled by such persons. The series of the Trust designated The Oakmark Fund beneficially owns 2,000,000 shares (2,600,000 New FHS shares as adjusted to reflect the Exchange Ratio) which are included as shares beneficially owned by Harris, because of Harris' power to manage the Trust's investments. In addition, other Harris customers may own shares which are not included in the aggregate number of shares reported herein, because Harris is not deemed the beneficial owner (as defined in Rule 13d-3) of such shares. The address of Harris Associates L.P. is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.

                              THE MERGER AGREEMENT

GENERAL

     The Merger Agreement contemplates the Merger of Merger Subsidiary with and into FHC with FHC surviving the Merger as a wholly-owned subsidiary of HSI. In connection with the Merger, HSI will be renamed Foundation Health Systems, Inc. The Merger will become effective in accordance with the Certificate of Merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that such filing will be made immediately after the closing under the Merger Agreement, which closing, in turn, should occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. The Merger Agreement obligates HSI to have the shares of New FHS Common Stock to be issued in connection with the Merger approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. The following is a description of all the material terms of the Merger Agreement and is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference herein and attached hereto as Appendix I.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time, (a) each issued and outstanding share of FHC Common Stock (excluding shares held in the treasury of FHC or owned by HSI, Merger Subsidiary or any other wholly-owned subsidiary of HSI or FHC) will be converted into the right to receive 1.3 shares of New FHS Common Stock, (b) each share of FHC Common Stock owned by HSI, Merger Subsidiary or any other wholly owned subsidiary of HSI or FHC or held in the treasury of FHC will be canceled and retired, (c) each issued and outstanding share of the capital stock of Merger Subsidiary shall be converted into and become one fully paid and nonassessable share of FHC Common Stock, (d) each HSI stockholder will continue to own their existing shares following the Merger and (e) each outstanding and unexercised option to purchase shares of FHC Common Stock will be assumed by HSI and converted into an option to purchase shares of New FHS Common Stock. The number of shares of New FHS Common Stock to be subject to such new option will be determined by multiplying the number of shares of FHC Common Stock subject to the original option by the Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under the original option divided by the Exchange Ratio. Such new option will have substantially similar terms and conditions as in effect immediately prior to the Effective Time except to the extent that such terms or conditions change in accordance with their terms, or terms of employment agreements, if applicable, as a result of the transactions relating to the Merger.

     For a further discussion of the treatment of FHC stock options and other employee benefit plans under the Merger Agreement, see "-- Stock Option Plans and Benefit Plans" and "Conflicts of Interest and Interests of Certain Persons in the Merger".

EFFECTIVE TIME

     Subject to the terms and conditions of the Merger Agreement, as soon as reasonably practicable (and in any event within two business days) after all of the conditions to each party's obligations under the Merger Agreement have been satisfied or waived, an appropriate Certificate of Merger will be executed and filed in accordance with the relevant provisions of the DGCL, and the Merger Agreement will be effective at the Effective Time.

EXCHANGE OF SHARES

     Subject to the terms and conditions of the Merger Agreement, at the Effective Time HSI will deposit certificates representing shares of New FHS Common Stock with Harris Trust and Savings Bank, or such other bank or trust company designated by HSI and reasonably acceptable to FHC (the "Exchange Agent") for conversion of shares as described above under "-- Consideration to be Received in the Merger." As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of FHC Common Stock (i) a letter of transmittal specifying the terms of the exchange, and (ii) instructions for

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surrendering FHC certificates in exchange for New FHS certificates. In exchange for such share certificates, holders will receive New FHS Common Stock certificates representing such number of shares as described under "-- Consideration to be Received in the Merger." Holders of unexchanged shares of FHC Common Stock will not be entitled to receive any dividends or other distributions payable by New FHS until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

     No fractional shares of New FHS Common Stock will be issued to holders of FHC Common Stock. For each fractional share that would otherwise be issued, the Exchange Agent will pay a cash payment (without interest) in an amount equal to such fraction multiplied by the average closing price per share of HSI Common Stock on the NYSE or on such exchange as HSI Common Stock shall be listed during the three trading days immediately prior to the Effective Time.

CORPORATE ORGANIZATION AND GOVERNANCE

     Certificate of Incorporation and Bylaws. Pursuant to the Merger Agreement, at or prior to the Effective Time, the Certificate of Incorporation of HSI will be amended to change the name of HSI to Foundation Health Systems, Inc. and to increase the number of authorized shares of New FHS Common Stock to 380 million consisting of 350 million shares of New FHS Common Stock and 30 million shares of New FHS Class B Common Stock. In addition, the Merger Agreement provides that the HSI Bylaws will be amended and restated in the form of Appendix III. The Merger Agreement also provides that, following the Effective Date (subject to appropriate regulatory approvals), the California HMO operations of FHC will be consolidated and operated as part of Health Net and the headquarters of all the California HMO operations will be located in Woodland Hills, California.

     Board. The Merger Agreement provides that, at the Effective Time, and for five years thereafter, the New FHS Board will consist of 11 members, six of whom (Daniel D. Crowley and five other independent directors) initially will be designated by the FHC Board (such individuals and their replacements are referred to as the "FHC Designees") and five of whom (Malik M. Hasan, M.D. and four other independent directors) initially will be designated by the HSI Board (such individuals and their replacements are referred to as the "HSI Designees"); provided that, if at any time during the Transition Period, Dr. Hasan is not Chief Executive Officer of New FHS and a member of the New FHS Board, then prior to the next meeting of the New FHS Board following such occurrence, the other HSI Designees will select another director to replace Dr. Hasan, and either (i) an FHC Designee will resign so that the New FHS Board will consist of 10 directors, of whom five will be HSI Designees and five will be FHC Designees or (ii) the directors will take action to increase the New FHS Board size to 12, and the HSI Designees will select a director to fill the vacancy created by such increase in the New FHS Board size. Following any date that the New FHS Board consists of 10 or 12 directors, as the case may be, such New FHS Board of Directors will be entitled to increase the size of the New FHS Board by one in order to fill the new directorship with the new Chief Executive Officer of New FHS.

     The Merger Agreement provides further that, as of the Effective Date, the designees for the classes of the New FHS Board expiring in 1997, 1998 and 1999 shall consist of: (i) for the 1997 class, four members, consisting of Mr. Crowley, Dr. Hasan (or their respective replacements, if applicable), one independent director appointed from the HSI Designees and one independent director appointed from the FHC Designees; (ii) for the 1998 class, three members, consisting of two independent directors appointed from the FHC Designees and one independent director appointed from the HSI Designees; and
(iii) for the 1999 class, four members, consisting of two independent directors appointed from the FHC Designees and two independent directors appointed from the HSI Designees.

     The Merger Agreement defines an "independent director" as (i) any individual who is not a past or present employee or officer of HSI, FHC or their affiliates or any affiliate of such an employee or officer and (ii) notwithstanding clause (i), any of the existing directors of FHC and HSI (other than such individuals who are officers or employees of HSI or FHC as of October 1, 1996); provided that after the Effective Date, each independent director shall have no financial relationship with FHC (other than employment or

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

retirement or awards granted prior to the Effective Date and benefits and future director compensation and benefits) and provided that with respect to such independent directors whose law firms are providing legal services to HSI, such law firms may complete work under existing assignments that, in the judgment of HSI, cannot be reasonably terminated; provided further that such financial relationship restriction will not apply to New FHS director George Deukmejian with respect to his current law firm.

     As of the Effective Date, and during the Transition Period, the audit, nominating and compensation and stock option committees of the New FHS Board will consist of four independent directors, two of whom will be HSI Designees and two of whom will be FHC Designees. The investment policy committee will consist of an equal number of HSI Designees and FHC Designees, including initially Dr. Hasan and Mr. Crowley. There will be no executive committee during the Transition Period. During the Transition Period, the Chairmen of each of the nominating committee and the audit committee will be selected from the FHC Designees, and the Chairmen of each of the compensation and stock option committee and the investment policy committee will be selected from the HSI Designees. Following the Transition Period, a majority of the New FHS Board will select the directors (which do not have to be independent directors unless required by law or applicable stock exchange regulation) to serve on the committees of the New FHS Board. See "Directors and Management of New FHS Following the Merger -- Directors" and "Directors and Management of New FHS Following the Merger -- Committees of the Board of Directors."

     Super-Majority Protection. The Merger Agreement provides that as of the Effective Date, and during the Transition Period, the affirmative vote of at least eight of the members of the New FHS Board shall be required for it to approve, authorize or otherwise take any action pursuant to certain sections of the New Bylaws, including (i) the sections with respect to annual meetings and special meetings of stockholders (in each case only with respect to the applicable portion of meetings for the election or removal of directors, amendment of the New Bylaws or other actions inconsistent with the terms of the Merger Agreement), (ii) the section with respect to the number, qualification and election of members of the New FHS Board, (iii) the section with respect to other committees of the New FHS Board, and (iv) the article with respect to amending the New Bylaws. In addition, the Merger Agreement provides that until the date two years after Mr. Crowley is no longer employed by New FHS as an employee or officer, the employment agreements entered into between the HSI or FHC on the one hand and Mr. Crowley on the other hand shall not be renewed, extended or amended, nor may Mr. Crowley be rehired without the affirmative vote of at least eight of the members of the New FHS Board. The Merger Agreement also provides that, until the earlier of the date: (i) 18 months after the Effective Date or (ii) six months following the date of Mr. Crowley's death, resignation or removal as Chairman of the New FHS Board, Dr. Hasan shall not be removed or otherwise replaced as the Chief Executive Officer of New FHS without the affirmative vote of at least eight of the members of the New FHS Board.

CERTAIN CONDITIONS

     Conditions of Each Party's Obligations to Effect the Merger. The obligation of each party to the Merger Agreement to consummate the Merger is subject to the following: (a) the Merger Agreement and the transactions contemplated thereby have been duly approved by HSI's and FHC's stockholders and the amendment to the HSI Charter has been duly approved by HSI's stockholders; (b) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective under the Securities Act of 1933, as amended (the "Securities Act") and is not the subject of any stop order or proceedings seeking a stop order, and this Joint Proxy Statement/Prospectus as of the Effective Time is not subject to any proceedings commenced or overtly threatened by the SEC; (c) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which makes the Merger illegal or otherwise prohibits consummation of the Merger, or which imposes material conditions with respect thereto; (d) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (e) all requisite filings with all governmental entities as are required pursuant to applicable laws, rules, regulations and such governmental entities, to the extent required by applicable law, have approved the transactions contemplated by the Merger Agreement, except where the failure to obtain any such approval would not, individually or in the aggregate,

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

have a Material Adverse Effect (as hereinafter defined) on HSI or the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated by the Merger Agreement ("Requisite Government Approvals"); (f) listing on the NYSE of shares of New FHS Common Stock to be issued in the Merger has been approved on notice of issuance thereof; and (g) each of FHC and HSI shall have received a letter from Deloitte & Touche LLP to the effect that the transactions contemplated by the Merger Agreement qualify for pooling of interests accounting treatment. The conditions to a party's obligations to effect the Merger may be waived by the party entitled to assert the condition. If any material condition to the Merger is waived, HSI and FHC and their respective boards of directors will consult with legal counsel as to the necessity of amending this Joint Proxy Statement/Prospectus and resoliciting proxies for the Special Meetings. Notwithstanding the foregoing, it is the intent of each company to amend this Joint Proxy Statement/Prospectus and resolicit proxies in the event that the companies waive the conditions relating to pooling of interests accounting treatment or the requirement that the transaction be a tax-free reorganization.

     Conditions to the Obligations of FHC. The obligation of FHC to consummate the Merger is further subject to each of the following conditions, among others:
(a) HSI has performed in all material respects its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of HSI contained in the Merger Agreement are true and accurate in all material respects at and as of the Effective Time with the same force and effect as if they had been made as of such date, except as contemplated by the Merger Agreement, and FHC has been provided with an officers' certificate of HSI to such effect; (b) HSI shall have obtained all written consents, assignments, waivers and authorizations (other than the Requisite Governmental Approvals contemplated above) that are required to be obtained as a result of the Merger, except those for which failure to obtain such consents, assignments, waivers or authorizations would not have a Material Adverse Effect on HSI and the Surviving Corporation, taken as a whole or upon the consummation of the transactions contemplated thereby; (c) FHC shall have received a letter from HSI's independent auditors as to certain accounting matters related to HSI's financial statements; and (d) FHC shall have received an opinion from its tax counsel substantially to the effect that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Code.

     Conditions to the Obligations of HSI and Merger Subsidiary. The obligation of HSI and Merger Subsidiary to consummate the Merger is further subject to each of the following conditions, among others: (a) FHC has performed in all material respects its agreements contained in the Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of FHC contained therein are true and accurate in all material respects at and as of the Effective Time with the same force and effect as if they had been made as of such date, except as contemplated by the Merger Agreement, and HSI has received an officers' certificate of FHC to such effect;
(b) FHC shall have obtained all written consents, assignments, waivers and authorizations (other than the Requisite Governmental Approvals contemplated above) that are required to be obtained as a result of the Merger, except those for which failure to obtain such consents, assignments, waivers or authorizations would not have a Material Adverse Effect on HSI and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated thereby; (c) HSI shall have received an opinion from FHC's independent auditors as to certain accounting matters related to FHC's financial statements; and (d) any Care Center Operations subject to the Stock and Note Purchase Agreement (the "FPA Agreement"), dated June 28 1996 between FPA Medical Management, Inc., FHC and certain other parties thereto which are not sold by FHC in accordance with the FPA Agreement shall have, under a budget prepared by FHC and delivered to HSI no later than the Effective Time, projected pre-tax operating losses for the 12-month period ended December 31, 1997 of less than $15 million; provided that a Care Center Operation that is to be sold pursuant to a binding agreement subject to only customary closing conditions that are reasonably expected to be satisfied, shall not be deemed to be retained for purposes of this condition. However, with respect to subsection (d) above, all of the Care Center Operations were sold to FPA as of November 29, 1996 pursuant to the FPA Agreement.

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

     "Material Adverse Effect" means, with respect to any person or entity, a material adverse effect on the financial condition, business, properties, assets, liabilities (including contingent liabilities), results of operations of such person or entity and its subsidiaries, taken as a whole, other than any such adverse effects relating to general economic, market-wide or general industry conditions.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of FHC relating to, among other things: (a) FHC's and its subsidiaries' organization, good standing and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) certain consents and approvals; (d) non-contravention of the Merger Agreement with governing documents of FHC, laws or regulations, court orders and material agreements and licenses; (e) the absence of material liens arising from the Merger Agreement; (f) capital structure; (g) documents filed by FHC with the SEC and the accuracy of information supplied in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (h) the absence of certain changes or events (including any Material Adverse Change in FHC); (i) the absence of material litigation; (j) certain tax matters; (k) certain matters relating to employment agreements and employee benefit plans;
(l) certain environmental matters; (m) certain labor matters; (n) compliance with laws; (o) the absence of brokers or finders entitled to a commission as a result of the Merger other than the financial advisor of FHC; (p) opinions of financial advisors; (q) certain accounting matters; and (r) the cancellation of the FHC rights agreement.

     The Merger Agreement also contains various customary representations and warranties of HSI relating to, among other things: (a) HSI's, its subsidiaries' and Merger Subsidiary's organization, good standing and similar corporate matters; (b) authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) certain consents and approvals; (d) non-contravention of the Merger Agreement with governing documents of HSI and Merger Subsidiary, laws or regulations, court orders and material agreements and licenses; (e) the absence of material liens arising from the Merger Agreement;
(f) capital structure; (g) organization of the Merger Subsidiary and no prior activities of the Merger Subsidiary; (h) documents filed by HSI with the SEC and the accuracy of information supplied in connection with the Registration Statement and this Joint Proxy Statement/Prospectus; (i) the absence of certain changes or events (including any Material Adverse Change in HSI); (j) the absence of material litigation; (k) certain tax matters; (l) certain matters relating to employment agreements and employee benefit plans; (m) certain environmental matters; (n) certain labor matters; (o) compliance with laws; (p) the absence of brokers or finders entitled to a commission as a result of the Merger other than the financial advisors of HSI; (q) opinions of financial advisors; (r) certain accounting matters; and (s) the HSI rights agreement not being triggered by the Merger Agreement.

CERTAIN COVENANTS

     The Merger Agreement provides that, prior to the Effective Time, FHC, HSI, or their respective subsidiaries will each conduct its operations in the ordinary and usual course consistent with past practices or will use its best efforts to preserve intact their respective business organizations' goodwill, to keep available the services of their respective present officers and key employees and to preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. In addition, without limiting the generality of the foregoing, each of FHC and HSI has agreed that prior to the Effective Time, it and each of its subsidiaries will not, except as otherwise permitted by the Merger Agreement (a) amend or propose to amend their respective charters or bylaws (other than as contemplated by the Merger Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (b)(i) issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options of, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of October 1, 1996; (ii) acquire or agree to

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acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to it and its subsidiaries taken as a whole; provided, however, that the foregoing shall not restrict HSI or FHC from entering into any such acquisition transaction in which the aggregate value of the consideration paid therein shall be less than $10,000,000, provided that the aggregate value of all acquisition transactions entered into by HSI or FHC pursuant to the preceding proviso shall not exceed $10,000,000, and provided further, with respect to FHC only, that FHC shall be permitted to consummate those acquisition transactions pending as of the date of the Merger Agreement which have previously been disclosed to HSI; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any material assets or interests therein other than in the ordinary course of business and consistent with past practice or necessary to fulfill any of the conditions set forth in the Merger Agreement provided that the party taking the action consults with the other party prior to taking any such action; (iv) subject to certain exceptions, incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) subject to certain exceptions, redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or long-term debt, other than as required by the governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees, except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business consistent with past practice; (d) adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after October 1, 1996; (e) waive, amend or otherwise alter their respective rights agreements;
(f) make any material commitment or enter into any material contract or agreement except in the ordinary course of business consistent with past practice; (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structures or ownership of any of its subsidiaries; (h) except as required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (i) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business; (j) make any material tax election or settle or compromise any material tax election or settle or compromise any material income tax liability; (k) settle or compromise any pending or threatened law suit, action or claim relating to the transactions contemplated by the Merger Agreement; (l) subject to certain exemptions, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise); (m) except in connection with the exercise of its fiduciary duties by its board of directors as set forth in the Merger Agreement, waive, amend or allow to lapse any material term or condition in its rights agreement or any confidentiality or "standstill" agreement to which it is a party; or (n) take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or adversely affect the ability of New FHS to account for the Merger as a pooling of interests.

     Access to Information and Confidentiality. The Merger Agreement provides that, subject to compliance with applicable law, upon reasonable notice, each of FHC and HSI and its respective subsidiaries will give to each other and the representatives of the other, reasonable access during normal business hours to their respective offices, properties, books and records, will furnish to each other and the representatives of the other such financial and operating data as such persons may reasonably request and will instruct their respective employees, counsel and financial advisors to cooperate with the other in the other's investigation of the business of the other and its subsidiaries and in the planning for the combination of the businesses of FHC and HSI following the consummation of the Merger. The Merger Agreement further provides that, unless

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otherwise required by law, the parties will hold any such information that is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party. In the event of termination of the Merger Agreement for any reason, each party agrees to promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material are required to be destroyed and each party agrees to use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes, and such destruction (and best efforts) are required to be certified in writing to the other party by an authorized officer supervising such destruction.

     Notices of Certain Events. The Merger Agreement also provides that each of FHC and HSI will, upon obtaining knowledge of any of the following, promptly notify the other of (i) any material notice or other material communication from any governmental entity in connection with the Merger and (ii) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against itself or any of its subsidiaries which, if pending on October 1, 1996, would have been required to have been disclosed pursuant to the Merger Agreement or which relate to the consummation of the Merger.

     Agreement to Cooperate; Further Assurances. The Merger Agreement provides that, subject to the terms and conditions thereof, each of FHC and HSI will use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, subject to the requisite vote of stockholders of FHC and HSI including providing information and using all reasonable efforts to (i) promptly obtain all necessary or appropriate waivers, consents and approvals, and promptly effect all necessary registrations and filings (including filings under the HSR Act and with the agencies governing insurance, health maintenance organizations or other managed health care organizations of the various states), (ii) promptly effect, if necessary, the sale of assets or modification of contracts by either party so long as such sales of assets or modification of contracts by either party would not constitute a Material Adverse Effect on New FHS and the Surviving Corporation, taken as a whole, or adversely affect the ability of New FHS to account for the Merger as a pooling of interests, (iii) promptly obtain necessary consents from both parties' bank lenders or mutually or separately restructure their credit agreements so that obtaining such consents shall not delay or prevent consummation of the transactions contemplated by the Merger Agreement and (iv) promptly take all actions necessary or desirable to ensure that the Merger will be accounted for as a pooling of interests. FHC further agrees that it will not waive, amend or otherwise alter any provision under the FPA Agreement without the prior written consent of HSI. The Merger Agreement also provides that, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party will take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

ASSUMPTION OF INDENTURE

     As of the Effective Time, New FHS will take all actions necessary to assume the existing obligations of FHC under that certain Indenture related to FHC's
7 3/4% Senior Notes due June 1, 2003.

NO SOLICITATION OF TRANSACTIONS

     Pursuant to the Merger Agreement, each of FHC and HSI has agreed that it will not, directly or indirectly, through any of its officers, directors, employees, representatives, agents or subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of tender offer) or similar transactions involving such party or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (each, an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person or entity relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Nothing contained in the Merger Agreement, however, prevents FHC or HSI or their

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respective boards of directors from (A) furnishing nonpublic information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to such party or the stockholders of such party, if and only to the extent that (1) the board of directors of such party determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to such party's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal, a "Superior Proposal") and the board of directors of such party determines in good faith, based upon the written opinion of its outside legal counsel, that such action is necessary for such party to comply with its fiduciary duties to stockholders under applicable law and (2) prior to furnishing such nonpublic information to, or entering into discussion or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement on terms specified in the Merger Agreement; or (B) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with regard to an Acquisition Proposal. Each of FHC and HSI has agreed further to (i) promptly notify the other party after receipt by it (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, identifying such person (ii) promptly notify the other party after receipt of any request for nonpublic information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries' properties, books or records by any person, identifying such person and the information requested by such person, that may be considering making, or has made, an Acquisition Proposal and promptly provide the other party with any nonpublic information which is given to such person pursuant to this paragraph, and (iii) keep the other party advised of the status and principal financial terms of any such Acquisition Proposal, indication or request unless the board of directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, based upon the written opinion of its outside legal counsel, that the nondisclosure of the information required pursuant to this clause (iii) to the other party is necessary for such board of directors to comply with its fiduciary duties to its stockholders under applicable law.

CONTINUANCE OF EXISTING INDEMNIFICATION RIGHTS

     Pursuant to the Merger Agreement, from and after the Effective Time, and for a period of six years thereafter, (i) New FHS will continue and guarantee the performance of the indemnification rights of present and former directors and officers of HSI and FHC provided for in the Certificate of Incorporation, Bylaws and certain indemnification agreements of HSI and FHC as in effect on October 1, 1996, with respect to indemnification for acts and omissions occurring prior to the Effective Time, and (ii) for six years after the Effective Time, New FHS will cause to be maintained the current policies of the officers' and directors' liability insurance maintained by HSI and FHC covering persons who are presently covered by each company's officers' and directors' liability insurance policies with respect to acts and omissions occurring prior to the Effective Time; provided that policies with third party insurers of similar or better A.M. Best rating whose terms, conditions and coverage are no less advantageous may be substituted therefor, and provided further that in no event shall New FHS be required to expend to maintain or procure insurance coverage an amount in excess of 150% of the current annual premiums for the twelve-month period ended June 30, 1997.

STOCK OPTION PLANS AND BENEFIT PLANS

     The Merger Agreement provides that each of FHC and HSI will take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of FHC Common Stock (an "FHC Option") granted under any of FHC's stock option plans (the "FHC Stock Option Plans") to be automatically converted at the Effective Time into an option (a "New FHS Option") to purchase a number of shares of New FHS Common Stock equal to the number of shares of FHC Common Stock that could have been purchased under the FHC Option multiplied by the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of New FHS Common Stock equal to the option exercise price determined pursuant to the FHC Option divided by the Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent). Such New FHS Option will otherwise be subject to substantially similar terms and conditions as the FHC Option. The Merger Agreement also provides that New FHS will (i) as of the Effective Time, assume all of FHC's obligations with respect to FHC Options as so converted, (ii) on or prior to the Effective Time, reserve for issuance the number of shares of HSI Common Stock that will become subject to New FHS Options pursuant to the Merger Agreement, (iii) from and after the Effective Time, upon exercise of the New FHS Options in accordance with the terms thereof, make available for issuance all shares of New FHS Common Stock covered thereby and (iv) at the Effective Time, issue to each holder of an outstanding FHC Option a document evidencing the foregoing assumption by New FHS.

     HSI has agreed to file as soon as practicable, but in no event later than 30 days after the Effective Time, a Registration Statement on Form S-8, or Form S-3 as required, under the Securities Act covering the shares of New FHS Common Stock issuable upon the exercise of the New FHS Options created upon the assumption by New FHS of FHC Options. HSI has also agreed to use its best efforts to cause such registration statements to become effective on or about the Effective Time or as soon thereafter as practicable and to maintain such registrations in effect until the exercise or expiration of such New FHS Options.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of HSI or FHC: (a) by mutual consent of the HSI Board and the FHC Board; (b) by HSI or FHC, if (i) the Effective Date has not occurred on or before March 31, 1997 (or April 30, 1997 if the only condition remaining unfulfilled at March 31, 1997 is approval by any required governmental entity), except that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation thereunder has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date, (ii) any governmental entity, the consent of which is a condition to the obligations of HSI and FHC to consummate the transactions contemplated by the Merger Agreement, has determined not to grant its consent and all appeals of such determination have been taken and have been unsuccessful or (iii) any court of competent jurisdiction has issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment of decree has become final and nonappealable; (c) by HSI or FHC, if, at the FHC Special Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of FHC has not been obtained (see "The Merger and The Special Meetings -- Voting Rights; Votes Required for Approval"); (d) by HSI or FHC, if, at the HSI Special Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of HSI has not been obtained (see "The Merger and The Special Meetings -- Voting Rights; Votes Required for Approval"); (e) by HSI, if (i) there has been a breach by FHC of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in a Material Adverse Effect to HSI and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated thereby; which has not been cured within 10 business days following receipt by the breaching party of notice of such breach, except that the right to terminate the Merger Agreement pursuant to this clause will not be available to HSI if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, (ii) the FHC Board has withdrawn or modified in a manner adverse to HSI its approval or recommendation of the transactions contemplated by the Merger Agreement or recommended another Acquisition Proposal or (iii) subject to the following paragraph, the HSI Board has withdrawn or modified in a manner adverse to FHC its approval or recommendation of the transactions contemplated by the Merger Agreement to permit HSI to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; (f) by FHC, if (i) there has been a breach by HSI of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in a Material Adverse Effect to HSI and the Surviving Corporation, taken as a whole, or upon consummation of the transactions contemplated thereby which has not been cured within ten business days following receipt by the breaching party of notice of such breach, except that the right to terminate the Merger Agreement pursuant to this clause will not be available if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, (ii) the HSI Board has withdrawn or modified in a manner adverse to FHC its approval or recommendation of the transactions contemplated by the Merger Agreement or recommended another Acquisition Proposal, or (iii) subject to the following paragraph, the FHC Board has withdrawn or modified in a manner adverse to HSI its approval or recommendation of the transactions contemplated by the Merger Agreement to permit FHC to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; or (g) by HSI or FHC at any time following the date 30 days after the required notice is delivered by the other party concerning the receipt of an Acquisition Proposal unless, prior to termination under this clause, the party which gave such notice provides written notice to the other party that such Acquisition Proposal has been rejected or withdrawn or the party is no longer engaged in negotiations or discussions with such other person concerning the Acquisition Proposal; provided that the 30 day time period shall be reduced with respect to any subsequent Acquisition Proposal made by a Person whose Acquisition Proposal was previously rejected or withdrawn as provided in this clause to a number of days equal to 30 minus the number of days lapsed from the receipt of any notice of any prior Acquisition Proposal from such Person until the rejection or withdrawal of any such prior Acquisition Proposal(s).

     The Merger Agreement also provides that each of HSI and FHC will provide to the other written notice prior to any termination of the Merger Agreement described in clause (e)(iii) or clause (f)(iii) of the preceding paragraph, respectively, advising the other that its board of directors has received a Superior Proposal. At any time after the fourth business day following such notice, the notifying party may terminate the Merger Agreement as described in clause (e)(iii) or clause (f)(iii) of the preceding paragraph, as the case may be, only if (a) the FHC Board or the HSI Board determines that such Superior Proposal remains more favorable to its respective stockholders than the transactions contemplated by the Merger Agreement by HSI or FHC, and (b) the requisite termination fee shall have been paid to the other. The Merger Agreement will become void (except with respect to certain provisions thereof regarding confidentiality (see "-- Certain Covenants -- Access to Information and Confidentiality" above) and expenses and fees (including termination fees) (see "-- Expenses" and "-- Termination Fees")) and there will be no liability on the part of HSI, Merger Subsidiary or FHC or their respective officers or directors, except for any breach of a party's obligations with respect to certain provisions of the Merger Agreement regarding the effect of termination, confidentiality, expenses and fees (including termination fees). No party to the Merger Agreement will, however, be relieved from liability for any willful or intentional breach thereof.

TERMINATION FEES

     Termination Fees Payable by FHC. The Merger Agreement obligates FHC to pay to HSI a termination fee, so long as FHC is not entitled to terminate the Merger Agreement due to a material uncured breach of the Merger Agreement by HSI, in the amount of (a) $40 million (less amounts previously paid, if applicable) if
(i) the FHC Board withdraws or adversely modifies its approval or recommendation of the Merger or recommends another Acquisition Proposal (whether or not to permit FHC to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal), (ii) prior to termination of the Merger Agreement resulting from failure to obtain the requisite stockholder vote or from the commission of a material uncured breach by FHC of any covenant or agreement set forth in the Merger Agreement, a Transaction Proposal (as defined below) has been publicly announced, or (iii) within one year of termination of the Merger Agreement resulting from failure to obtain the requisite stockholder vote or from the commission of a material uncured breach by FHC of any covenant or agreement set forth in the Merger Agreement, FHC (or any of its significant subsidiaries) consummates or enters into an agreement to consummate a Transaction Proposal with another person, (b) $20 million if (i) the Merger Agreement is terminated as a result of FHC materially breaching any covenant or agreement set forth in the Merger Agreement, which breach has not been cured within 10 business days following receipt by FHC of notice of such breach, or (ii) the Merger Agreement is terminated as a result of FHC receiving a Transaction Proposal and such Transaction Proposal was not withdrawn or rejected or negotiations or discussions with such other person had not been terminated within 30 days of notice of such Transaction Proposal being provided to HSI and, within one year of such termination of the Merger Agreement, FHC (or any of its significant subsidiaries) consummates or enters into an agreement to consummate a Transaction Proposal with another person, or (c) $5 million if, at FHC's stockholders meeting, the requisite vote of the stockholders of FHC in favor of the Merger shall not have been obtained. In addition, FHC must reimburse HSI for all costs and expenses incurred in connection with the Merger Agreement up to $5 million if (a) the agreement is terminated because the requisite vote of the stockholders of FHC in favor of the Merger has not been

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

obtained, (b) FHC is not obligated to pay a termination fee because no Transaction Proposal has been publicly announced prior to termination of the Merger Agreement resulting from failure to obtain the requisite stockholder vote and (c) FHC is not entitled to terminate the Merger Agreement due to a material uncured breach of the Merger Agreement by HSI.

     "Transaction Proposal" means a proposal or offer (other than by HSI or FHC)
(i) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange
Act) of a 20% or greater equity interest in either HSI or FHC or their respective Significant Subsidiaries (as defined in the Merger Agreement) holding substantially all of the assets of HSI or FHC and their respective subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of a 20% or greater equity interest in either HSI or FHC or their respective Significant Subsidiaries holding substantially all of the assets of HSI or FHC and their respective subsidiaries, (ii) to purchase all or substantially all of the business or assets of HSI and FHC or their respective subsidiaries or (iii) to otherwise effect a business combination involving HSI or FHC or any of their respective Significant Subsidiaries holding substantially all of the assets of HSI or FHC and their respective subsidiaries.

     Termination Fees Payable by HSI. The Merger Agreement obligates HSI to pay to FHC a termination fee, so long as HSI is not entitled to terminate the Merger Agreement due to a material uncured breach of the Merger Agreement by FHC, in the amount of (a) $40 million (less amounts previously paid, if applicable) if
(i) the HSI Board withdraws or adversely modifies its approval or recommendation of the Merger or recommends another Acquisition Proposal (whether or not to permit HSI to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal), (ii) prior to termination of the Merger Agreement resulting from failure to obtain the requisite stockholder vote or from the commission of a material uncured breach by HSI of any covenant or agreement set forth in the Merger Agreement, a Transaction Proposal has been publicly announced, or (iii) within one year of termination of the Merger Agreement resulting from failure to obtain the requisite stockholder vote or from the commission of a material uncured breach by HSI of any covenant or agreement set forth in the Merger Agreement, HSI (or any of its significant subsidiaries) consummates or enters into an agreement to consummate a Transaction Proposal with another person, (b) $20 million if (i) the Merger Agreement is terminated as a result of HSI materially breaching any covenant or agreement set forth in the Merger Agreement, which breach has not been cured within 10 business days following receipt by HSI of notice of such breach, or
(ii) the Merger Agreement is terminated as a result of HSI receiving a Transaction Proposal and such Transaction Proposal was not withdrawn or rejected or negotiations or discussions with such other person had not been terminated, within 30 days of notice of such Transaction Proposal being provided to FHC and, within one year of such termination of the Merger Agreement, HSI (or any of its significant subsidiaries) consummates or enters into an agreement to consummate a Transaction Proposal with another person, or (c) $5 million if, at HSI's stockholders meeting, the requisite vote of the stockholders of HSI in favor of the Merger shall not have been obtained. In addition, HSI must reimburse FHC for all costs and expenses incurred in connection with the Merger Agreement up to $5 million if (a) the agreement is terminated because the requisite vote of the stockholders of HSI in favor of the Merger has not been obtained, (b) HSI is not obligated to pay a termination fee because no Transaction Proposal has been publicly announced prior to termination of the Merger Agreement resulting from failure to obtain the requisite stockholder vote and (c) HSI is not entitled to terminate the Merger Agreement due to a material uncured breach of the Merger Agreement by FHC.

EXPENSES

     Except as set forth above, each of FHC and HSI will bear its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, except that the expenses (excluding fees of counsel and accountants) incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus, as well as the filing fees related thereto and any filing fee required in connection with the filing of premerger notifications under the HSR Act, will be shared equally by FHC and HSI.

      CONFLICTS OF INTEREST AND INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the respective recommendations of the HSI Board and the FHC Board with respect to the Merger, stockholders of HSI and stockholders of FHC should be aware that certain officers of HSI and FHC, including some officers who are also directors, have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of HSI and stockholders of FHC generally. Three executive officers of HSI, Malik M. Hasan, M.D., Dale T. Berkbigler, M.D. and Jay M. Gellert, were also members of the HSI 14-person Board of Directors when the HSI Board approved the Merger. Three executive officers of FHC, Daniel D. Crowley, Jeffrey L. Elder and Steven D. Tough, were also members of FHC's 10-person Board of Directors when the FHC Board approved the Merger.

EMPLOYMENT AND CONSULTING AGREEMENTS

     In consideration for amending and waiving certain terms of their existing employment agreements, on October 1, 1996, HSI and FHC entered into new employment agreements with each of Daniel D. Crowley, Kirk A. Benson, Steven D. Tough, Jeffrey L. Elder and Allen J. Marabito, which were further amended on December 16, 1996 and which will become effective upon the consummation of the Merger and which supersede their prior employment agreements with FHC. Pursuant to the employment agreements, Mr. Crowley will serve as the Chairman of the New FHS Board, Mr. Benson will serve as a Senior Vice President, Mr. Tough will serve as President and Chief Operating Officer of government operations, Mr. Elder will serve as Senior Vice President and Chief Financial Officer and Mr. Marabito will serve as Senior Vice President and General Counsel.

     Pursuant to Mr. Crowley's employment agreement, Mr. Crowley will serve as Chairman of the New FHS Board for one year. He will receive a base salary of $825,000 per annum and will be entitled to participate in all employee benefit programs. However, in lieu of participating in FHC's existing management incentive plan, he will receive a bonus of $3,500,000 if he remains employed as Chairman for one full year after the Merger or if his employment is terminated earlier by New FHS without "Cause" or by Mr. Crowley for "Good Reason" (as defined below).

     Pursuant to their two-year employment agreements, Messrs. Benson and Tough will receive base salaries of $400,000 and $350,000 per annum, respectively, and will be entitled to participate in all employee benefit programs. In lieu of participating in FHC's existing management incentive plan, Messrs. Benson and Tough will receive bonuses of $1,120,000 and $1,000,000, respectively, if they remain employed by FHS for one full year after the Merger or if their employment is terminated earlier by New FHS without "Cause" or by the executive for "Good Reason." Mr. Tough's bonus will be payable at an earlier date if he remains employed by New FHS for three months after a full-time replacement for his position has commenced employment with New FHS.

     Pursuant to their two-year employment agreements, Messrs. Elder and Marabito will receive base salaries of $315,000 and $265,000 per annum, respectively, and will be entitled to participate in all employee benefit programs. In lieu of participating in FHC's existing management incentive plan, Messrs. Elder and Marabito will each receive bonuses of (i) $250,000, if they remain employed by New FHS for six months after the Merger, and an additional
(ii) $441,000 and $371,000, respectively, if they remain employed by New FHS for one full year after the Merger; provided, however, that both bonuses will be payable earlier if the executive's employment is terminated by New FHS without "Cause" or by the executive for "Good Reason."

     Each of the employment agreements contains severance provisions which are substantially equivalent in amount to those contained in the executives' prior employment agreements with FHC. Under their new employment agreements, Messrs. Crowley and Benson are entitled to receive severance payments (equal to approximately 2.99 times base salary and bonus) of $8,372,000 and $2,208,488, respectively, upon their termination of employment for any reason other than for "Cause." Under his new employment agreement, Mr. Tough is entitled to receive a severance payment (equal to approximately 2.99 times base salary and bonus) of $1,985,733 upon termination of his employment (i) during the term of his agreement by New FHS without "Cause" or by Mr. Tough for "Good Reason," (ii) by Mr. Tough for any reason three months after a full time replacement for his position has commenced employment, or (iii) by Mr. Tough for any reason

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

during the 90 day period commencing on the first anniversary of the Merger. Under their new employment agreements, Messrs. Elder and Marabito are entitled to receive severance payments (equal to approximately 2.99 times base salary and bonus) of $1,847,421 and $1,601,643, respectively, upon termination of their employment (i) during the term of their agreements by New FHS without "Cause" or by the executive for "Good Reason" or (ii) by the executive for any reason during the period commencing 90 days after and ending 450 days after the Merger. Each of the five executives and their dependents will receive health insurance coverage for the lifetime of the executive following termination of employment.

     For purposes of the employment agreements, "Cause" means a willful act by the executive which constitutes gross misconduct or fraud and which is materially injurious to New FHS or conviction of, or a plea of guilty or no contest to, a felony. "Good Reason" is defined as a reduction in base salary, a substantial reduction in authority or responsibility or relocation of 100 miles or more.

     Immediately following termination of employment (other than by the executive's death or by New FHS's termination for "Cause"), each of Messrs. Crowley, Benson and Tough have agreed to enter into consulting and non-compete agreements with New FHS. Messrs. Crowley's and Benson's agreements will each have a three-year term. In consideration of their agreements, Messrs. Crowley and Benson will receive $6 million and $2 million, respectively, during the first 12 months of the consulting and non-compete agreements, $2 million and $750,000, respectively, during the second 12 months and $1 million and $750,000, respectively, during the third 12 months. Mr. Tough's consulting and non-compete agreement will have a one-year term during which he will receive $1 million in consideration of his agreements. Payments under the consulting and non-compete agreements are required to be made only if the executive remains employed by New FHS for one year after the Merger (unless earlier terminated by New FHS without "Cause" or by the executive for "Good Reason," or in the case of Mr. Tough, three months after his replacement has commenced employment). Messrs. Crowley and Benson may voluntarily terminate their consulting and non-compete agreements after one year, after which payments thereunder shall cease. Mr. Tough has expressed his intention to terminate employment with New FHS approximately three months after consummation of the Merger.

     Upon consummation of the Merger, all amounts which may be due the executives under the terms of the employment agreements and the consulting and non-compete agreements will be placed in rabbi trusts for the benefit of each executive.

     In consideration for Dr. Hasan's waiver of certain terms of his employment agreement with HSI dated August 28, 1993, as amended on April 25, 1994, Dr. Hasan's employment agreement is expected to be amended in order to (i) add a provision providing for a three year pay to stay bonus of up to $1.33 million per year which will be subject to certain performance objectives to be determined by the HSI Board and (ii) to increase the base amount of Dr. Hasan's 36 month severance benefit to include an amount equal to the average of the annual bonus paid to Dr. Hasan (excluding the pay to stay bonus referred to in clause (i) above) for the three fiscal years ending before the date of his resignation or termination.

     For information regarding employment arrangements of Dr. Berkbigler and Messrs. Gellert and Westen see the HSI Form 10-K for the year ended December 31, 1995, the HSI Form 10-Q for the quarter ended September 30, 1995 and the 1996 Notice of Annual Meeting and Proxy Statement of HSI, the relevant portions of which are incorporated by reference into the HSI Form 10-K for the year ended December 31, 1995.

INDEMNIFICATION AND INSURANCE

     New FHS is required by the Merger Agreement to provide indemnification and liability insurance arrangements for officers and directors of FHC and HSI. See "The Merger Agreement -- Continuance of Existing Indemnification Rights."

                            CERTAIN OTHER AGREEMENTS

VOTING AGREEMENT

     Dr. Hasan, the beneficial owner of 4,306,826 shares of HSI Common Stock (the "Shares") and options to purchase 710,000 shares of the HSI Common Stock, has entered into a voting agreement with FHC with respect to such Shares and Options, dated October 1, 1996 (the "Voting Agreement"). Pursuant to the Voting Agreement, Dr. Hasan has agreed, among other things, (i) to appear or cause the holder of record (the "Record Holder") to appear, at any annual or special meeting of the stockholders of HSI for the purpose of obtaining a quorum, (ii) to vote, or cause the Record Holder to vote, all of the Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, (iii) to vote or cause the Record Holder to vote the Shares against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of HSI under the Merger Agreement, or which could reasonably be expected to result in any of the conditions of HSI's obligations under the Merger Agreement not being fulfilled and (iv) to vote or cause the Record Holder to vote, such Shares against (a) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving HSI or any of its subsidiaries, and (b) a sale or transfer of a material amount of the assets of HSI or any of its subsidiaries. Notwithstanding the foregoing, the Voting Agreement shall not prohibit or restrain Dr. Hasan from complying with his fiduciary obligations as a director or officer of HSI.

     Dr. Hasan has further agreed, pursuant to the Voting Agreement, that he will not, prior to the termination of the Voting Agreement, either directly or indirectly, offer, agree or otherwise sell, assign, pledge, hypothecate, transfer, exchange or dispose of any Shares, any options or warrants to purchase any shares of HSI Common Stock, or any securities or rights convertible into or exchangeable for shares of HSI Common Stock, owned either directly or indirectly by Dr. Hasan or with respect to which Dr. Hasan has the power of disposition, whether now or hereafter acquired, other than pursuant to the Merger without the prior written consent of FHC; provided, however, that prior to the termination of the Voting Agreement Dr. Hasan may dispose of up to 250,000 of the Shares at his sole discretion.

CWF AGREEMENT

     HSI entered into an agreement with FHC, dated October 1, 1996 (the "CWF Agreement") with respect to certain rights of CWF, the holder of 19,297,642 shares of non-voting HSI Class B Common Stock which constitutes all of the outstanding shares of such HSI Class B Common Stock, under the HSI Charter, that certain Shareholder Agreement, dated January 28, 1992 (the "Shareholder Agreement") and that certain Registration Rights Agreement, dated March 2, 1995 (the "Registration Rights Agreement"). Pursuant to the CWF Agreement, HSI has agreed (i) to take all steps necessary to prevent the occurrence of an Adjustment Event (as such term is defined in the HSI Charter), including, without limitation, the payment in accordance with its terms of that certain Senior Secured Promissory Note by Health Net dated as of January 28, 1992 in favor of CWF (the "Note") with a principal balance of $19.4 million as of December 1, 1996 and, upon the occurrence of a Default or an Event of Default (as defined in the Note), HSI will, or will cause Health Net to, either pre-pay the Note in full, including all accrued and unpaid interest, or obtain a waiver of the applicable Default and/or Event of Default from CWF and an agreement of CWF that CWF will not be entitled to elect a majority of the members to the HSI Board as a result of such Default and/or Event of Default (notwithstanding the provisions of the HSI Charter), (ii) to take all necessary actions to ensure that an Adjustment Event does not occur including, without limitation, insuring that an Event of Default does not occur under the Note and (iii) to maintain at all times cash or borrowing capacity in an amount required to repay the Note in full, including all accrued and unpaid interest.

     HSI has further agreed pursuant to the CWF Agreement that without the prior written consent of FHC, HSI will not (i) waive any provisions of the Shareholder Agreement restricting CWF's ability to transfer or otherwise dispose of its shares of HSI Class B Common Stock or (ii) otherwise amend or modify any terms of the Shareholder Agreement or the Registration Rights Agreement. In addition, HSI will request an agreement from CWF in order to prevent CWF from demanding the registration of its shares of HSI Class B Common

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

Stock under the Shareholder Agreement or the Registration Rights Agreement prior to the Effective Date. HSI will take all necessary actions in accordance with the terms of the Shareholder Agreement to postpone for as long as possible the registration of HSI Class B Common Stock held by CWF under the Shareholder Agreement if a demand for registration is made by CWF pursuant to Article IV of such Shareholder Agreement. In addition, HSI will take all necessary actions under the Registration Rights Agreement to postpone for as long as possible the registration of HSI Class B Common Stock held by CWF pursuant thereto, including, without limitation, exercising its right to delay such registration for 60 days.

AMENDMENTS TO THE RIGHTS AGREEMENTS

     HSI Amendment. HSI entered into an amendment on October 1, 1996 (the "HSI Amendment") with Harris Trust and Savings Bank (the "HSI Rights Agent") to the Rights Agreement dated as of June 1, 1996 (the "HSI Rights Agreement"), by and between HSI and the HSI Rights Agent. Pursuant to the HSI Amendment, the Merger Agreement and the issuance of New FHS Common Stock to the stockholders of FHC in connection with the transactions contemplated by the Merger Agreement are exempt from the triggering events which would cause the occurrence of Distribution Date (as defined in the HSI Rights Agreement).

     The HSI Amendment further provides that (i) until the Effective Time, Dr. Hasan will be exempt from the definition of an Acquiring Person (as defined in the HSI Rights Agreement) so long as he is the beneficial owner of less than 20% of the shares of HSI Common Stock and that after the Effective Time, Dr. Hasan is only exempt from the definition of an Acquiring Person so long as he is the beneficial owner of less than 15% of the HSI Common Stock; and (ii) for the period of two years following the Effective Time, so long as Dr. Hasan is the Chief Executive Officer and a director of New FHS, Dr. Hasan may not be declared an Adverse Person (as defined in the HSI Rights Agreement) unless such determination is made by the vote of at least eight members of the New FHS Board.

     FHC Amendment. FHC entered into an Amendment on October 1, 1996 (the "FHC Amendment") with ChaseMellon Shareholder Services, L.L.C. (the "FHC Rights Agent") to the Rights Agreement, dated September 27, 1991 (the "FHC Rights Agreement"), by and between FHC and the FHC Rights Agent. Pursuant to the FHC Amendment, HSI and Merger Subsidiary are exempt from the definition of Acquiring Person (as defined under the FHC Rights Agreement) to the extent HSI or Merger Subsidiary acquires any FHC Common Stock in connection with the transactions contemplated by the Merger Agreement, so that the Merger Agreement or the transactions contemplated thereby will not cause a Distribution Date (as defined under the FHC Rights Agreement). The FHC Amendment also modifies the circumstances under which the FHC Board of Directors may terminate the FHC Rights Agreement and further provides that the Rights (as defined in the FHC Rights Agreement) will terminate without any payment or notice to any holder thereof immediately prior to the Effective Time.

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

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon consummation of the Merger, the stockholders of FHC will become stockholders of New FHS and their rights will cease to be defined and governed by the Restated Certificate of Incorporation of FHC (the "FHC Charter") and the Bylaws of FHC (the "FHC Bylaws") and will be defined and governed by the New Charter and the New Bylaws which will be in effect as of the Effective Time. Provisions of the New Charter and the New Bylaws will alter the present rights of the FHC stockholders and certain of these provisions are summarized below. Also see "Directors and Management of New FHS Following the Merger" and "The Merger Agreement -- Corporate Organization and Governance." These summaries are qualified in their entirety by reference to the New Charter, the New Bylaws (which are included as Appendices II and III, respectively, to this Joint Proxy Statement/Prospectus), the FHC Charter and the FHC Bylaws.

CAPITAL STOCK

     FHC. The FHC Charter authorizes 100,000,000 shares of FHC Common Stock and 1,000,000 shares of Preferred Stock.

     New FHS. The New Charter authorizes 350,000,000 shares of New FHS Class A Common Stock, 30,000,000 shares of New FHS Class B Common Stock and 10,000,000 shares of Preferred Stock, $.001 par value per share, of New FHS ("New FHS Preferred Stock").

BOARD OF DIRECTORS

     FHC. The FHC Bylaws provide that the number of directors shall be established from time to time by resolution of the FHC Board. The current number of directors is fixed at 11 with one vacancy on the FHC Board. The FHC Charter provides that the FHC Board shall be composed of at least nine directors, one-third of the authorized number of directors must be persons who are not officers of FHC, are not related to FHC, do not represent concentrated or family holdings of FHC Common Stock and, in the view of FHC Board, are free of any relationship that would interfere with the exercise of independent judgment. All of the directors stand for reelection at each annual meeting of stockholders.

     The FHC Charter provides for cumulative voting. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as a stockholder may choose. Without cumulative voting, absent any other special provision, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting. Cumulative voting may permit the election to the FHC Board of a candidate who does not have the support of the holders of a majority of the outstanding shares but who does have the support of a significant number of shares of FHC Common Stock. Since the FHC Charter permits cumulative voting, if less than the entire board is to be removed, no director of FHC may be removed without cause if the number of shares voted against such a removal would be sufficient to elect the director under cumulative voting.

     New FHS. The New Charter and the New Bylaws provide that the New FHS Board will consist of not less than three nor more than 20 directors, the exact number of which shall be fixed from time to time by the New FHS Board. The New Bylaws and the Merger Agreement provide that at the Effective Time, and for five years thereafter, the New FHS Board will consist of 11 members, six of whom initially will be FHC Designees and five of whom initially will be HSI Designees; provided that if at any time during the Transition Period, Dr. Hasan is not the Chief Executive Officer of New FHS and a member of the New FHS Board, then prior to the next meeting of the New FHS Board following such occurrence, the other HSI Designees will select another to replace Dr. Hasan, and either (i) an FHC Designee will resign so that the New FHS Board will consist of 10 directors, of whom five will be HSI Designees and five will be FHC Designees, or (ii) the directors will take action to increase the size of the New FHS Board to 12 and the HSI Designees will select a director to fill the vacancy created by such increase in the New FHS Board size. Following any date that the New FHS Board consists of 10 or 12 directors, as the case may be, such New FHS Board will be entitled to

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

increase the size of the New FHS Board by one in order to fill the new directorship with the new Chief Executive Officer of New FHS.

     The New Charter does not provide for cumulative voting. The Merger Agreement provides further that, as of the Effective Date, the designees for the classes of New FHS Board expiring in 1997, 1998 and 1999 shall consist of: (i) for the 1997 class, four members, consisting of Mr. Crowley, Dr. Hasan (or their respective replacements, if applicable), one independent director appointed from the HSI Designees and one independent director appointed from the FHC Designees;
(ii) for the 1998 class, three members, consisting of two independent directors appointed from the FHC Designees and one independent director appointed from the HSI Designees; and (iii) for the 1999 class, four members, consisting of two independent directors appointed from the HSI Designees and two independent directors appointed from the FHC Designees. Each director of New FHS is elected for a three-year term.

     The New Charter provides that subject to any rights of holders of outstanding preferred stock, any director or the entire New FHS Board may be removed only for cause by an affirmative vote of 66 2/3% of the then outstanding shares of Voting Stock (as defined in the New Charter); provided that if a proposal to remove a director for cause is made by or on behalf of an Interested Stockholder (as defined in the New Charter) or a director affiliated with an Interested Stockholder, then such removal shall require the affirmative vote of a majority of shares of Voting Stock held by stockholders other than the Interested Stockholder (the "Disinterested Shares").

     The New Bylaws and the Merger Agreement define an "independent director" as
(i) any individual who is not a past or present employee or officer of HSI, FHC or their affiliates or any affiliate of such an employee or officer and (ii) notwithstanding clause (i), any of the existing directors of the FHC and HSI (other than such individuals who are officers or employees of HSI or FHC as of October 1, 1996); provided that after the Effective Date, each independent director shall have no financial relationship with FHC (other than employment or retirement or awards granted prior to the Effective Date and benefits and future director compensation and benefits) and provided that with respect to such independent directors whose law firms are providing legal services to HSI, such law firms may complete work under existing assignments that, in the judgment of HSI, cannot be reasonably terminated; provided further that such financial relationship restriction will not apply to New FHS director George Deukmejian with respect to his current law firm.

     In the event of death, resignation, removal or failure to stand for reelection of any of the directors originally designated by FHC or HSI, the vacancy on the New FHS Board and any committee will be filled with a replacement FHC Designee or HSI Designee, as the case may be. The New Bylaws provide that the New FHS Board will waive all age limitations related to a person's ability to serve as a director on the New FHS Board.

BOARD COMMITTEES

     FHC. The FHC Charter requires the FHC Board to designate an audit committee of at least three independent directors, a compensation committee of at least three non-employee directors (a majority of which are independent directors as defined in "-- Board of Directors -- FHC" above) and a nominating committee of at least five members, a majority of which is to be comprised of FHC's Chief Executive Officer and independent directors. The FHC Board may designate other board committees as desired.

     New FHS. The New Bylaws provide that as of the Effective Date and during the Transition Period, the audit, nominating and compensation and stock option committees of the New FHS Board will consist of four independent directors, two of whom shall be HSI Designees and two of whom shall be FHC Designees. The investment policy committee shall consist of an equal number of HSI Designees and FHC Designees, including initially Dr. Hasan and Mr. Crowley. There shall be no executive committee during the Transition Period. During the Transition Period, the Chairman of each of the nominating committee and the audit committee will be selected from the FHC Designees and the Chairman of each of the compensation and stock option committee and the investment policy committee will be selected from the HSI Designees. Following the Transition Period, a majority of the New FHS Board may select the directors (who do not have to be

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

independent directors unless required by law or applicable stock exchange regulations) to serve on the committees of the New FHS Board.

VOTING POWER

     Upon consummation of the Merger, based upon the capitalization of HSI and FHC on January 1, 1996: (a) holders of FHC Common Stock will hold approximately
76.7 million shares of New FHS Common Stock, constituting approximately 61% of all of the outstanding common stock of New FHS (including the non-voting New FHS Class B Common Stock held by CWF) and 72% of the voting power of New FHS, and
(b) holders of HSI Common Stock will hold approximately 29.2 million shares of New FHS Common Stock, constituting approximately 39% of all of the outstanding common stock of New FHS (including New FHS Class B Common Stock held by CWF) and 28% of the voting power of New FHS. Following the Merger, neither the holders of HSI Common Stock nor FHC Common Stock will possess the same relative voting power in matters put to a vote of holders of voting stock of New FHS as they possessed prior to the Merger with respect to voting power in their respective companies. See "Stock Ownership of Directors, Executive Officers and Five Percent Stockholders -- Ownership of HSI Common Stock" and "Stock Ownership of Directors, Executive Officers and Five Percent Stockholders -- Ownership of FHC Common Stock."

SPECIAL VOTING REQUIREMENTS

     FHC. The FHC Charter does not contain a provision with respect to voting requirements for certain business combinations. Therefore, approval of business combinations involving FHC is controlled by the DGCL which generally requires the vote of the holders of a majority of shares entitled to vote for the mergers of FHC or sale of substantially all of its assets.

     New FHS. The New Charter provides that Business Combinations with an Interested Stockholder require, with certain exceptions, the affirmative vote of the holders of at least 80% of the outstanding Voting Stock. This provision is designed to provide an incentive to an Interested Stockholder to treat the stockholders within a class equally and to discourage discriminatory two-tiered transactions and to encourage an Interested Stockholder to furnish timely information regarding Business Combinations.

CHARTER AMENDMENTS

     FHC. The FHC Charter provides that the approval of the holders of at least 80% of the shares of FHC Common Stock then outstanding is required to amend, alter, change or repeal certain provisions of the FHC Charter. These provisions include elimination of cumulative voting rights, the number of directors and the independent director requirements discussed above, filling vacancies of the board and committees and this supermajority vote requirement.

     New FHS. The New Charter requires the affirmative vote of the holders of at least 80% of the outstanding Voting Stock in order to amend certain of its provisions relating to composition of the HSI Board and stockholder meetings, indemnification by HSI, liability of directors and Business Combinations. These voting requirements make it more difficult for stockholders to make changes in the New Charter that would be designed to facilitate the exercise of control over New FHS. In addition, the requirement for approval by at least an 80% stockholder vote will enable the holders of a minority of the voting securities of New FHS to prevent the holders of a majority or more of such securities from amending such provisions of the New Charter.

AMENDMENT OF BYLAWS

     FHC. The FHC Charter and Bylaws provide that any bylaw may be adopted, amended or repealed by the vote of the holders of a majority of the shares of common stock then entitled to vote at an election of directors. In addition, the FHC Charter and the FHC Bylaws expressly grant to its directors the power to make, alter, amend or repeal any bylaws, except as described above, without any action on the part of the stockholders, by the affirmative vote of a majority of the entire FHC Board.

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

     New FHS. The New Charter provides that the New Bylaws are subject to adoption, amendment, repeal or recession either by (i) 75% of the authorized number of directors and, if one or more Interested Stockholders exists, by a majority of the directors who are Continuing Directors (as defined in the New Charter) or (ii) the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock and, if such adoption, amendment, repeal or rescission is proposed by or on behalf of an Interested Stockholder or a director affiliated with an Interested Stockholder, by the affirmative vote of the holders of a majority of the Disinterested Shares. In addition, during the Transition Period, the affirmative vote of at least eight of the directors will be required by the New FHS Board to approve, authorize or take any action with respect to calling special meetings of stockholders or presenting matters to the stockholders at an annual meeting with respect to the applicable portion of meetings for election or removal of directors, amendment of the New Bylaws or other actions inconsistent with the terms of the Merger Agreement. These provisions will make it more difficult for New FHS's stockholders to make changes to the New Bylaws.

                             DESCRIPTION OF NEW FHS
                       CAPITAL STOCK FOLLOWING THE MERGER

     In connection with the Merger, HSI will be renamed Foundation Health Systems Inc. The summary of the terms of the capital stock of New FHS set forth below does not purport to be complete and is qualified in its entirety by reference to the New Charter and New Bylaws. Copies of the New Charter and New Bylaws, in substantially the forms to be adopted immediately prior to the Effective Time, are attached as Appendices II and III. See "Comparison of Stockholders' Rights."

AUTHORIZED CAPITAL STOCK

     Under the New Charter, the total number of shares of all classes of stock that New FHS has authority to issue is 390,000,000 shares, par value $.001 per share, of which 350,000,000 are shares of New FHS Common Stock, 30,000,000 are shares of New FHS Class B Common Stock and 10,000,000 are shares of New FHS Preferred Stock.

COMMON STOCK

     Class A Common Stock. Holders of shares of New FHS Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior rights of the holders of New FHS Preferred Stock, holders of New FHS Common Stock are entitled to receive dividends when, as and if declared by the New FHS Board out of funds legally available therefor, and to share ratably in the assets of New FHS legally available for distribution to the stockholders in the event of liquidation or dissolution. The New FHS Common Stock has no preemptive rights and no subscription or redemption privileges. The New FHS Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. All the outstanding shares of the New FHS Common Stock are fully paid and not liable for further call or assessment.

     The New FHS Common Stock is more fully described in HSI's Registration Statement on Form 8-A, dated January 21, 1994, which is incorporated by reference into this Joint Proxy Statement/Prospectus.

     Class B Common Stock. The holder of New FHS Class B Common Stock shall have no right to vote on any matters to be voted on by the stockholders of New FHS (including, without limitation, any election or removal of the directors of New
FHS), and the New FHS Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters. No amendment, modification or waiver of any provision of the portion of Article IV of the New Charter entitled "Class B Common Stock" or any provision of the New Charter applicable to or affecting the rights of the New FHS Class B Common Stock (or the number required to approve such amendment, modification or waiver) will be effective without the prior written consent of the holders of a majority of shares of New FHS Class B Common Stock at the time outstanding.

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

     Subject to the prior rights of the holders of New FHS Preferred Stock, a holder of New FHS Class B Common Stock is entitled to receive dividends and other distributions in cash, common stock or property of New FHS as may be declared by the New FHS Board on New FHS Common Stock out of the assets or funds of New FHS legally available therefor. The New FHS Class B Common Stock has no preemptive rights and no subscription or redemption privileges. All the outstanding shares of New FHS Class B Common Stock are fully paid and not liable for further call or assessment.

     Upon the occurrence of an Adjustment Event (as defined below), the holders of New FHS Class B Common Stock, voting as a class, are entitled to elect a number of members of the New FHS Board equal to the number of members of the New FHS Board then serving plus one. The remaining members of the New FHS Board shall be elected separately by the holders of New FHS Common Stock. At such time as all Adjustment Events which gave rise to the exercise of voting rights shall have been cured and no other Adjustment Event shall have occurred and remain uncured, the contingent rights of the holder of the New FHS Class B Common Stock shall cease, subject to renewal from time to time upon the same terms and conditions. When the limited rights of the holder of the New FHS Class B Common Stock to vote have ceased, the term of office of the persons elected by it as directors pursuant thereto as a result of an Adjustment Event shall terminate and the vacancies may (but need not) be filled by the remaining members of the New FHS Board.

     The term "Adjustment Event" means any one or more Events of Default (each as defined in the instrument listed in (i) through (vi) below) occurring under
(i) a certain Senior Note; (ii) a certain Subordinated Note; (iii) a certain Senior Security Agreement; (iv) a certain Subordinated Security Agreement; (v) a certain Cash Pledge Agreement; and (vi) a certain Sinking Fund Agreement.

     Upon transfer of any whole number or all of the shares of New FHS Class B Common Stock to a third party unaffiliated with CWF, the transferred shares of New FHS Class B Common Stock will be converted into fully paid and nonassessable shares of New FHS Common Stock at the rate of one share of New FHS Common Stock for each share of New FHS Class B Common Stock so converted. Such conversion shall be effected at the time the holder of New FHS Class B Common Stock surrenders such holder's certificate or certificates for New FHS Class B Common Stock to be transferred, duly endorsed, at the office of HSI or any transfer agent for New FHS Class B Common Stock. Promptly thereafter, New FHS shall issue and deliver to the assignee a certificate or certificates for the number of shares of New FHS Common Stock for which such assignee shall be entitled, as described above. Such conversion shall be deemed to have been made at the close of business on the date of such surrender and the person or persons entitled to receive shares of New FHS Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of New FHS Common Stock on that date.

     HSI is required, pursuant to the HSI Charter, and New FHS will be required, pursuant to the New Charter, to, at all times, reserve and keep available out of the authorized and unissued shares of New FHS Common Stock, solely for the purpose of effecting the conversion of the outstanding New FHS Class B Common Stock, such number of shares of New FHS Common Stock as shall from time to time be sufficient to effect a conversion of all shares of New FHS Class B Common Stock, and if, at any time, the number of authorized and unissued shares of New FHS Common Stock shall not be sufficient to effect conversion of the then outstanding New FHS Class B Common Stock, HSI is required pursuant to the HSI Charter (and New FHS will be required pursuant to the New Charter) to take such corporate action as may be necessary to increase the number of authorized and unissued shares of New FHS Common Stock to such number as shall be sufficient for such purposes.

PREFERRED STOCK

     No shares of New FHS Preferred Stock will be issued or outstanding immediately following the Effective Time. New FHS is authorized to issue from time to time in one or more series, and the New FHS Board is authorized to fix the dividend rights, dividend rates, any conversion rights or rights of exchange, any voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred

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

Stock and the number of shares constituting such series and the designation thereof. HSI has no present plans to issue any shares of HSI Preferred Stock.

     Depending upon the rights of New FHS Preferred Stock, the issuance of New FHS Preferred Stock could have an adverse effect on holders of New FHS Common Stock by delaying or preventing a change in control of New FHS following the Merger, making removal of the management of New FHS following the Merger more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of New FHS Common Stock.

PREEMPTIVE RIGHTS

     No holder of any shares of any class of stock of New FHS will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

TRANSFER AGENT AND REGISTRAR

     The principal transfer agent and registrar for New FHS Common Stock after the Merger will be designated by HSI and FHC prior to the completion of the Merger.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF FHC COMMON STOCK

     It is a condition to the Merger that the shares of New FHS Common Stock issuable in connection with the Merger be approved for listing on the NYSE upon official notice of issuance. If the Merger is consummated, FHC Common Stock will cease to be listed on the NYSE.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This Joint Proxy Statement/Prospectus does not cover any resales of the New FHS Common Stock to be received by the stockholders of FHC upon consummation of the Merger, and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale.

     All shares of New FHS Common Stock received by FHC stockholders in the Merger will be freely transferable, except that shares of New FHS Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of FHC prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 144 and 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of FHC generally include individuals or entities that control, are controlled by, or are under common control with, FHC and may include certain officers, directors and principal stockholders of New FHS. The Merger Agreement requires FHC to use reasonable efforts to cause its affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of New FHS Common Stock issued to such persons in the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

     In addition, pursuant to the Merger Agreement, HSI and FHC each have agreed to use reasonable efforts to cause their affiliates to execute written agreements prohibiting such affiliates from transferring their HSI Common Stock or FHC Common Stock, respectively, during the period commencing 30 days prior to the Effective Time and ending at such time as financial results covering at least 30 days of combined operations of FHC and HSI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided that such agreements will not prohibit Dr. Hasan from transferring up to 250,000 shares of HSI Common Stock.

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

                         PROPOSED HSI CHARTER AMENDMENT

     At the HSI Special Meeting, the HSI stockholders will be asked to consider and vote upon an amendment to the HSI Charter (the "Charter Amendment"), which would (i) change the name of HSI to Foundation Health Systems, Inc. and (ii) increase the number of authorized shares of HSI Common Stock to 380,000,000, consisting of 350,000,000 shares of HSI Common Stock and 30,000,000 shares of HSI Class B Common Stock.

     At the close of business on the HSI Record Date, there were 29,136,310 shares of HSI Common Stock outstanding. It is expected that after consummation of the Merger there will be approximately 105.8 million shares of New FHS Common Stock outstanding. Following the Merger, without an increase in the number of authorized shares of New FHS Common Stock, New FHS would only have approximately
2.9 million shares of New FHS Common Stock available for future issuances (assuming conversion of all New FHS Class B Common Stock and the exercise of all oustanding options). Although there are no present plans or commitments for their use, such shares would be available for issuance without further action by stockholders except as required by law or applicable stock exchange requirements.

     HSI believes it is desirable to authorize additional shares of New FHS Common Stock so that there will be sufficient shares available for issuance for purposes that the New FHS Board may hereafter determine to be in the best interests of New FHS and its stockholders. Such purposes could include the offer of shares for cash, the declaration of stock splits and stock dividends, mergers and acquisitions and other general corporate purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis. However, the current rules of the NYSE would require stockholder approval if the number of shares of New FHS Common Stock to be issued in any given transaction or series of transactions would equal or exceed 20% of the number of shares of New FHS Common Stock outstanding immediately prior to such issuance. The terms of any future issuance of shares of New FHS Common Stock will be dependent largely on market and financial conditions and other factors existing at the time of issuance.

     Although there is no current intention to issue any additional shares of New FHS Common Stock as an anti-takeover defense, the issuance of additional shares could be used to create impediments to or otherwise discourage persons attempting to gain control of New FHS. For example, the issuance of additional shares could be used to dilute the voting power of shares then outstanding. Shares of New FHS Common Stock could also be issued to persons or entities who would support the New FHS Board in opposing a takeover bid which the New FHS Board determines to not be in the best interests of New FHS and its stockholders. There is no present intention to propose any anti-takeover measures in future proxy solicitations.

     If the Charter Amendment is approved, Article IV, Section 1 of the New Charter would read in its entirety as follows:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Ninety Million (390,000,000) shares as follows: (a) Three Hundred Fifty Million (350,000,000) shares of Class A Common Stock, $.001 par value per share ("Class A Common Stock"), (b) Thirty Million (30,000,000) shares of Class B Convertible Common Stock, $.001 par value per share ("Class B Common Stock") and (c) Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share ("Preferred Stock")."

     Approval of the Charter Amendment will require the affirmative vote of a majority of the outstanding shares of HSI Common Stock entitled to vote thereon. A vote in favor of the Merger will automatically constitute a vote in favor of the Charter Amendment.

     The HSI Board has unanimously determined that the Charter Amendment is advisable and fair to and in the best interests of the HSI stockholders. THE HSI BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF HSI VOTE IN FAVOR OF THE CHARTER AMENDMENT.

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

                                 LEGAL MATTERS

     The validity of the New FHS Common Stock to be issued in connection with the Merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom (Illinois). Pillsbury Madison & Sutro LLP has rendered the opinion referred to under the caption "The Merger and the Special Meetings -- Material Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference from FHC's Annual Report on Form 10-K, as amended, for the year ended June 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to FHC's restatement of its financial statements to consolidate its affiliated physician-owned medical practices), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of income, changes in stockholders' equity and cash flows of CareFlorida Health Systems, Inc. and its subsidiaries for the year ended December 31, 1993 incorporated by reference herein from FHC's Annual Report on Form 10-K, as amended, for the year ended June 30, 1996, have been incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Thomas-Davis Medical Centers, P.C. and subsidiaries for the year ended December 31, 1993 and for the year then ended have been audited by Stevenson, Jones & Holmaas, P.C., independent auditors, as stated in their report which is incorporated by reference herein from FHC's Annual Report on Form 10-K, as amended, for the year ended June 30, 1996, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Intergroup Healthcare Corporation as of December 31, 1993 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as stated in their report which is incorporated by reference herein from FHC's Annual Report on Form 10-K, as amended, for the year ended June 30, 1996, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules incorporated into this Joint Proxy Statement/Prospectus by reference from HSI's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules of HSI, except for the financial statements and related financial statement schedules of QualMed for the year ended December 31, 1993 appearing in HSI's 1995 Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements, except with respect to QualMed information included therein, are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of QualMed consolidated with those of HSI for the year ended December 31, 1993 (not separately included in HSI's 1995 Annual Report on Form 10-K) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

     Any HSI stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1997 annual meeting of HSI must submit such proposal to the Secretary of HSI by December 1, 1996. In addition, the current HSI Bylaws provide that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 1997 annual meeting of HSI must give at least 60 days' advance notice, subject to certain exceptions, and that notice must meet certain other requirements set forth in the HSI Bylaws. A copy of the applicable current HSI Bylaws may be obtained from the Secretary of HSI. The provisions in the HSI Bylaws relevant to the foregoing will be continued unchanged in the New Bylaws.

     FHC expects to hold an annual meeting of stockholders in the fourth calendar quarter of 1997 unless the Merger is completed. SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Any FHC stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1997 annual meeting of FHC must submit such proposal to the Secretary of FHC by July 1, 1997. In addition, the FHC Bylaws provide that any FHC stockholder wishing to make a nomination for director, or wishing to introduce a proposal on other business, at the 1997 annual meeting of FHC must notify the Secretary of FHC of such stockholder's intentions and provide certain other information in advance of such meeting, in accordance with the procedures detailed in the FHC Bylaws. A copy of the FHC Bylaws may be obtained from the Secretary of FHC.

                      WHERE YOU CAN FIND MORE INFORMATION

     HSI and FHC file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information filed at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. HSI's and FHC's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     HSI filed a Registration Statement on Form S-4 to register with the SEC the New FHS Common Stock to be issued to FHC stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of HSI in addition to being a joint proxy statement of HSI and FHC for the Special Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows HSI and FHC to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that HSI and FHC can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about each of HSI and FHC and its finances.

                HSI
-----------------------------------
  SEC FILINGS (FILE NO. 1-12718)                           PERIOD
-----------------------------------   ------------------------------------------------
Annual Report on Form 10-K.........   Year ended December 31, 1995
Quarterly Reports on Form 10-Q.....   Quarters ended March 31, 1996, June 30, 1996 and
                                      September 30, 1996
Current Reports on Form 8-K........   Dated April 10, 1996, April 26, 1996 and October
                                      1, 1996
Registration Statement on Form        Dated January 21, 1994
  8-A..............................

                FHC
-----------------------------------
  SEC FILINGS (FILE NO. 1-10540)                           PERIOD
-----------------------------------   ------------------------------------------------
Annual Report on Form 10-K,
  as amended.......................   Year ended June 30, 1996
Quarterly Report on Form 10-Q......   Quarter ended September 30, 1996
Current Report on Form 8-K.........   Dated October 1, 1996

     All reports and other documents filed by either HSI or FHC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of its Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     HSI has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to HSI, and FHC has supplied all such information relating to FHC.

     If you are a stockholder, HSI and FHC may have sent you some of the documents incorporated by reference, but you can obtain any of them through HSI and FHC or the SEC. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

        Health Systems International, Inc.       Foundation Health Corporation
        Investor Relations Department            Director of Investor Relations
        21600 Oxnard Street                      3400 Data Drive
        Woodland Hills, California 91367         Rancho Cordova, California 95670
        Tel: (818) 719-6978                      Tel: (916) 631-5000

     If you would like to request documents from either HSI or FHC, please do so by February 3, 1997 to receive them before the Special Meetings.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NEITHER HSI NOR FHC HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 6, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF THE NEW FHS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS

                                  DEFINED TERM                                       PAGE
--------------------------------------------------------------------------------  ----------
Acquisition Proposal............................................................          71
Adjustment Event................................................................          84
Antitrust Division..............................................................          47
BCC.............................................................................          26
Cause...........................................................................          77
Certificate of Merger...........................................................          23
Charter Amendment...............................................................          86
Code............................................................................           7
Comparable Companies............................................................          42
CWF.............................................................................           8
CWF Agreement...................................................................           8
DGCL............................................................................          47
Disinterested Shares............................................................          81
DOC.............................................................................           6
Effective Date..................................................................          23
Effective Time..................................................................          23
Exchange Act....................................................................          72
Exchange Ratio..................................................................           3
FHC.............................................................................  Cover Page
FHC Amendment...................................................................          79
FHC Board.......................................................................           2
FHC Bylaws......................................................................          80
FHC Charter.....................................................................          80
FHC Common Stock................................................................  Cover Page
FHC Designees...................................................................          66
FHC Meeting.....................................................................  Cover Page
FHC Option......................................................................          72
FHC Proposal....................................................................          23
FHC PSP.........................................................................          24
FHC Record Date.................................................................           2
FHC Rights Agent................................................................          79
FHC Rights Agreement............................................................          79
FHC Stock Option Plans..........................................................          72
FPA.............................................................................          20
FPA Agreement...................................................................          68
FTC.............................................................................          47
Good Reason.....................................................................          77
Historical Exchange Ratio.......................................................          42
HMO.............................................................................           1
HSI.............................................................................  Cover Page
HSI Amendment...................................................................          79
HSI Board.......................................................................           2
HSI Charter.....................................................................           1
HSI Combination.................................................................          57
HSI Common Stock................................................................  Cover Page
HSI Designees...................................................................          66
HSI Financial Advisors..........................................................          40
HSI Meeting.....................................................................  Cover Page
HSI Proposals...................................................................          23
HSI Record Date.................................................................           1
HSI Rights Agent................................................................          79

                                  DEFINED TERM                                       PAGE
--------------------------------------------------------------------------------  ----------
HSI Rights Agreement............................................................          79
HSI PSP.........................................................................          24
HSR Act.........................................................................           6
Independent director............................................................          66
IRS.............................................................................          46
Knox-Keene Act..................................................................          47
LTM.............................................................................          44
Material Adverse Effect.........................................................          69
Merger..........................................................................  Cover Page
Merger Agreement................................................................  Cover Page
Merger Subsidiary...............................................................  Cover Page
Morgan Stanley..................................................................          26
Morgan Stanley Opinion..........................................................          36
NCQA............................................................................          18
New Bylaws......................................................................           6
New Charter.....................................................................           6
New FHS.........................................................................  Cover Page
New FHS Board...................................................................           4
New FHS Class B Common Stock....................................................           3
New FHS Common Stock............................................................  Cover Page
New FHS Option..................................................................          72
New FHS Preferred Stock.........................................................          80
Note............................................................................          78
NYSE............................................................................           3
PPO.............................................................................           1
Pro Forma Combined Entity.......................................................          42
Record Holder...................................................................          78
Registration Rights Agreement...................................................          78
Requisite Government Approvals..................................................          68
Salomon.........................................................................          29
Salomon Opinion.................................................................          41
SEC.............................................................................  Cover Page
Securities Act..................................................................          67
Shareholder Agreement...........................................................          78
Shares..........................................................................          78
Shattuck Hammond................................................................          29
Shattuck Hammond Opinion........................................................          41
Smith Barney....................................................................          29
Special Meetings................................................................  Cover Page
Superior Proposal...............................................................          72
Surviving Corporation...........................................................          23
Transaction Proposal............................................................          75
Transition Period...............................................................          57
Volpe Welty.....................................................................          29
Voting Agreement................................................................          78
WellPoint.......................................................................          26

                                                                      APPENDIX I
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     dated

                                October 1, 1996

                                  by and among

                       HEALTH SYSTEMS INTERNATIONAL, INC.

                              FH ACQUISITION CORP.

                                      and

                         FOUNDATION HEALTH CORPORATION

================================================================================

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
                                  ARTICLE I
                                  THE MERGER
  1.01.  The Merger.....................................................................     1
  1.02.  Conversion of Capital Stock....................................................     2
  1.03.  Exchange of Certificates.......................................................     2
  1.04.  Time and Place of Closing......................................................     4

                                  ARTICLE II
                            OTHER MATTERS RELATING
                   TO CORPORATE ORGANIZATION AND GOVERNANCE

  2.01.  Actions to Be Taken............................................................     4
  2.02.  HMO Operations.................................................................     6
  2.03.  The Surviving Corporation......................................................     6

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  3.01.  Corporate Existence and Power..................................................     7
  3.02.  Corporate Authorization........................................................     7
  3.03.  Governmental Authorization.....................................................     7
  3.04.  Non-Contravention..............................................................     8
  3.05.  Capitalization.................................................................     8
  3.06.  SEC Reports and Financial Statements...........................................     9
  3.07.  Absence of Certain Changes or Events...........................................    10
  3.08.  Disclosure Documents...........................................................    10
  3.09.  Litigation.....................................................................    10
  3.10.  Taxes..........................................................................    10
  3.11.  Employee Benefit Plans; ERISA..................................................    11
  3.12.  Environmental Matters..........................................................    12
  3.13.  Labor Matters..................................................................    13
  3.14.  Compliance with Laws...........................................................    13
  3.15.  Finders' Fees..................................................................    13
  3.16.  Opinions of Financial Advisor..................................................    13
  3.17.  Accounting Matters.............................................................    13
  3.18.  Company Rights Plan............................................................    13
  3.19.  Takeover Status................................................................    13
  3.20.  Directors' Resignation.........................................................    13

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT

  4.01.  Corporate Existence and Power..................................................    14
  4.02.  Corporate Authorization........................................................    14
  4.03.  Governmental Authorization.....................................................    14
  4.04.  Non-Contravention..............................................................    15
  4.05.  Capitalization.................................................................    15
  4.06.  Organization of Merger Sub.....................................................    16
  4.07.  No Prior Activities............................................................    16
  4.08.  SEC Reports and Financial Statements...........................................    16

                                                                                          PAGE
                                                                                          ----
  4.09.  Absence of Certain Changes or Events...........................................    16
  4.10.  Disclosure Documents...........................................................    17
  4.11.  Litigation.....................................................................    17
  4.12.  Taxes..........................................................................    17
  4.13.  Employee Benefit Plans; ERISA..................................................    17
  4.14.  Environmental Matters..........................................................    19
  4.15.  Labor Matters..................................................................    19
  4.16.  Compliance with Laws...........................................................    19
  4.17.  Finders' Fees..................................................................    19
  4.18.  Opinions of Financial Advisors.................................................    19
  4.19.  Accounting Matters.............................................................    19
  4.20.  Parent Rights Plan.............................................................    19
  4.21.  Takeover Status................................................................    19
  4.22.  CWF Agreements.................................................................    19
  4.23.  Directors' Resignation.........................................................    20

                                  ARTICLE V
                           COVENANTS OF THE COMPANY

  5.01.  Conduct of Business of the Company Pending the Effective Time..................    20
  5.02.  Access to Financial and Operational Information................................    21
  5.03.  Notices of Certain Events......................................................    22
  5.04.  Letter of Company's Accountants................................................    22
  5.05.  Opinions of Financial Advisor..................................................    22

                                  ARTICLE VI
                             COVENANTS OF PARENT

  6.01.  Conduct of Business of Parent Pending the Effective Time.......................    23
  6.02.  Access to Financial and Operational Information................................    24
  6.03.  Notices of Certain Events......................................................    25
  6.04.  Letter of Parent's Accountants.................................................    25
  6.05.  Opinion of Financial Advisors..................................................    25
  6.06.  Assumption of Indenture........................................................    25

                                 ARTICLE VII
                     COVENANTS OF PARENT AND THE COMPANY

  7.01.  Advice of Certain Changes......................................................    25
  7.02.  Agreement to Cooperate; Further Assurances.....................................    25
  7.03.  No Solicitation................................................................    26
  7.04.  Joint Proxy Statement; Registration Statement..................................    27
  7.05.  Stockholders' Meetings.........................................................    27
  7.06.  Confidential Information.......................................................    27
  7.07.  Communications.................................................................    27
  7.08.  Stock Option Plans and Benefit Plans...........................................    27
  7.09.  Registration of Company Stock Option Plans.....................................    28
  7.10.  Obligations of Merger Sub......................................................    28
  7.11.  Expenses.......................................................................    28
  7.12.  Continuance of Existing Indemnification Rights.................................    28
  7.13.  Affiliate Agreements...........................................................    29
  7.14.  Annual Meeting of Stockholders.................................................    29

                                                                                          PAGE
                                                                                          ----
                                 ARTICLE VIII
                           CONDITIONS TO THE MERGER

  8.01.  Conditions to Obligations of Parent and Merger Sub.............................    29
  8.02.  Conditions to Obligations of the Company.......................................    30
  8.03.  Conditions to Obligations of Each Party........................................    30

                                  ARTICLE IX
                           TERMINATION OF AGREEMENT

  9.01.  Termination....................................................................    31
  9.02.  Certain Actions Prior to Termination...........................................    32
  9.03.  Effect of Termination..........................................................    33
  9.04.  Termination Fee................................................................    33

                                  ARTICLE X
                                MISCELLANEOUS

 10.01.  Further Assurances.............................................................    35
 10.02.  Survival.......................................................................    35
 10.03.  Notices........................................................................    35
 10.04.  Governing Laws and Consent to Jurisdiction.....................................    36
 10.05.  Binding upon Successors and Assigns; Assignment................................    36
 10.06.  Severability...................................................................    36
 10.07.  Entire Agreement; No Third Party Beneficiaries.................................    36
 10.08.  Other Remedies.................................................................    36
 10.09.  Amendment and Waivers..........................................................    36
 10.10.  No Waiver......................................................................    36
 10.11.  Construction of Agreement......................................................    36
 10.12.  Counterparts...................................................................    37
 10.13.  Treatment Under Section 280G of the Code.......................................    37

EXHIBITS

Exhibit A   Form of Voting Agreement

Exhibit B   Form of CWF Agreement

Exhibit C   Form of Health Systems' Amended Bylaws

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into the 1st day of October, 1996, by and among Health Systems International, Inc., a Delaware corporation ("Parent"), FH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Foundation Health Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, as a merger of equals, the business combination transaction provided for herein in which Merger Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the "Merger");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties' willingness to enter into this Agreement, (i) Malik M. Hasan, M.D. has entered into a Voting Agreement substantially in the form of Exhibit A and (ii) the Parent and the Company have entered into an agreement with respect to certain contractual agreements between Parent and the California Wellness Foundation, a California nonprofit public benefit corporation ("CWF"), substantially in the form of Exhibit B;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER.

     (a) At the Effective Time (as defined below) and subject to the terms and conditions hereof and the provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub will be merged with and into the Company in accordance with Delaware Law, the separate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company and Merger Sub are sometimes hereinafter referred to collectively as the "Constituent Corporations."

     (b) Subject to the terms and conditions hereof, the Merger shall be consummated as promptly as practicable (and in any event within two business days) after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in
Article VIII, by duly filing an appropriate certificate of merger (the "Certificate of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Delaware Law or at such later time as is specified in the Certificate of Merger (the "Effective Time"). The date on which the Effective Time shall occur is referred to herein as the "Effective Date." This Agreement is intended by the parties to constitute the agreement of merger contemplated by Section 251 of Delaware Law.

     (c) The separate corporate existence of the Company, as the Surviving Corporation, with all its purposes, objects, rights, privileges, powers, certificates and franchises, shall continue unimpaired by the Merger. The Surviving Corporation shall succeed to all the properties and assets of the Constituent

Corporations and to all debts, causes of action and other interests due or belonging to the Constituent Corporations and shall be subject to, and responsible for, all the debts, liabilities and duties of the Constituent Corporations with the effect set forth in Section 259 of Delaware Law.

     SECTION 1.02. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") or capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary (as hereinafter defined) of Parent or the Company shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Class A Common Stock, par value $.001 per share, of Parent (the "Parent Common Stock") owned by the Company shall remain unaffected by the Merger.

          (c) Exchange Ratio for Company Common Stock. Subject to Section 1.03(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 1.02(b)) shall be converted into the right to receive 1.3 (the "Exchange Ratio") fully paid and nonassessable shares of Parent Common Stock, including the corresponding number of rights (the "Parent Rights") to purchase shares of Series A Participating Preferred Stock of Parent (the "Parent Series A Preferred Stock") pursuant to the Rights Agreement dated as of June 1, 1996, between Parent and Harris Trust and Savings Bank as Rights Agent (the "Parent Rights Agreement"). Each Company Right (as defined in Section 3.05) shall terminate without any payment or notice to any holder thereof immediately prior to the Effective Time. All references in this Agreement to the Parent Common Stock to be received pursuant to the Merger shall be deemed to include the Parent Rights. All such shares of Company Common Stock, together with the associated Company Rights, if any, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares and/or Company Rights, if any, shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.03, without interest.

     SECTION 1.03. EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. As of the Effective Time, Parent shall deposit with Harris Trust and Savings Bank or such other bank or trust company designated by Parent (and reasonably acceptable to the Company) (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
1.02 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 1.02 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Merger Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.03. Lost and mutilated shares of Company Common Stock shall be treated in the same manner as they are currently treated by the Company.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.03(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.03(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 1.03(c) or 1.03(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

     (e) Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in connection with the Merger. All shares of Parent Common Stock to which a holder of shares of Company Common Stock is entitled in connection with the Merger shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to Article I shall be entitled to receive from the Exchange Agent a cash payment (without interest) equal to such fraction multiplied by the average closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. ("NYSE") or on such exchange as Parent Common Stock shall be listed during the three trading days immediately prior to the Effective Time.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

     (g) No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 1.04. TIME AND PLACE OF CLOSING. The closing of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, Four Embarcadero Center, San Francisco, California, 94111, as promptly as practicable (and in any event within two business days) after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article VIII, or at such other place or time as the Parent and the Company may agree.

                                   ARTICLE II

                             OTHER MATTERS RELATING
                    TO CORPORATE ORGANIZATION AND GOVERNANCE

     SECTION 2.01. ACTIONS TO BE TAKEN.

     The following actions shall be taken:

          (a) The Certificate of Incorporation of Parent shall be amended, as of the Effective Time, to (i) change the name of Parent to Foundation Health Systems, Inc. and (ii) to increase the number of authorized Shares of Parent Common Stock to 350,000,000 (as so amended the "Parent Amended Certificate").

          (b) As of the Effective Time, the Third Amended and Restated Bylaws of Parent shall be amended and restated to read in their entirety as set forth in Exhibit C hereto (the "Parent Amended Bylaws"). As of the Effective Time, in the event of a conflict the terms and provisions of the Parent Amended Bylaws shall supersede those found herein.

          (c) Except as hereinafter provided, the number of directors comprising the full board of directors of Parent as of the Effective Time and for five years thereafter shall be 11 directors. Initially, six of such directors (Daniel D. Crowley and five other Independent Directors) shall be designated by the Company (such individuals and their replacements are referred to as the "Company Designees") and five of such directors (Dr. Hasan and four other Independent Directors) shall be designated by Parent (such individuals and their replacements are referred to as the "Parent Designees"); provided that for a period beginning on the Effective Date and up to, but not including, the election of directors at the May, 2000 annual meeting of Parent's stockholders (the "Transition Period"), if Dr. Hasan, at any time, is not the Chief Executive Officer of Parent and not on the Parent board of directors, then prior to the next meeting of the board of directors following such occurrence, the other Parent Designees will select a Parent Replacement Designee to replace Dr. Hasan as director, and either
     (i) a Company Designee will resign so that the board of directors shall consist of 10 directors, of whom five shall be Parent Designees and five shall be Company Designees or (ii) the directors will take actions to increase the board size to 12 and Parent Designees will select a Parent Replacement Designee to fill the vacancy created by such increase in the board's size. Following any date that the board of directors consists of 10 or 12 directors, pursuant to the preceding sentence, such board of directors shall be entitled to increase the size of the board of directors by one in order to fill such new directorship with the new Chief Executive Officer of Parent. The Company and Parent will select their other designees by November 1, 1996, from the current Independent Directors of their respective boards of directors. If any of the Company Designees or Parent Designees are unable to serve as directors for any reason prior to closing, the Company or Parent, as the case may be, shall appoint a Company Replacement Designee or Parent Replacement Designee as soon as reasonably practicable. A Parent Replacement Designee shall mean an Independent Director designated to replace a Parent Designee by the other remaining Parent Designees and shall be selected from (i) the Independent Directors of the Parent's board of directors as of the date hereof or (ii) any other individual who qualifies as an Independent Director and who is approved by at least one Company Designee, which approval shall not be unreasonably withheld. A Company Replacement Designee shall mean an Independent Director designated to replace a Company Designee by the other remaining Company Designees and shall be selected from (i) the Independent Directors of the Company's board of directors as of the date hereof or (ii) any other individual who qualifies as an Independent Director and who is approved by at least one Parent Designee, which approval shall not be unreasonably withheld.

          (d) As of the Effective Date, the designees for the classes of the board of directors expiring in 1997, 1998 and 1999 shall consist of (i) for the 1997 class, four members for the class, consisting of Mr. Crowley, Dr. Hasan (or their respective replacements, if applicable), one Independent Director appointed from the Parent Designees and one Independent Director appointed from the Company Designees, (ii) for the 1998 class, three members for the class, consisting of two Independent Directors appointed from the Company Designees and one Independent Director appointed from the Parent Designees and (iii) for the 1999 class, four members for the class, consisting of two Independent Directors appointed from Parent Designees and two Independent Directors appointed from the Company Designees.

          (e) Except as provided in Subsection (c) above, the nominating committee will nominate for election to the board of directors at Parent's 1997, 1998 and 1999 annual meetings, the Company Designees and Parent Designees appointed to the class pursuant to this Section 2.01 whose term expires at such meeting.

          (f) As of the Effective Date and during the Transition Period, the audit, nominating and compensation and stock option committees of the Parent's board of directors shall consist of four Independent Directors, two of whom shall be Parent Designees and two of whom shall be Company Designees. Following the Transition Period a majority of the board of directors shall select the directors (which do not have to be Independent Directors unless required by law or applicable exchange regulations) to serve on the committees to the Parent's board of directors. The investment policy committee shall consist of an equal number of Parent Designees and Company Designees, including initially Dr. Hasan and Mr. Crowley. There shall be no executive committee during the Transition Period. During the Transition Period, the Chairman of the nominating committee will be selected from the Company Designees; the Chairman of the audit committee will be selected from the Company Designees; the Chairman of the compensation and stock option committee will be selected from the Parent Designees; and the Chairman of the investment policy committee will be selected from the Parent Designees.

          (g) For purposes of this Section 2.01 an "Independent Director" shall mean (i) any individual who is not a past or present employee or officer of the Parent, the Company or their Affiliates or any Affiliate of such an employee or officer or (ii) notwithstanding clause (i), any of the existing directors of the Company and Parent (other than such individuals who are officers or employees of the Parent or the Company, as of the date hereof); provided that, after the Effective Date, each Independent Director shall have no financial relationship with the Company (other than employment or retirement awards granted prior to the Effective Date and benefits and future director compensation and benefits); provided that with respect to such Independent Directors whose law firms are providing legal services to Parent, such law firms may complete work under existing assignments that, in the judgment of the Parent, cannot be reasonably terminated. For purposes of this Agreement "Affiliate" or "Affiliates" shall be defined as
     (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any family members of such Person. For purposes of this definition, "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity. "Control" when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly and indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          (h) As of the Effective Time, Parent's board of directors shall cause the following individuals to be designated as officers of Parent, and Parent will honor the employment contracts and related agreements which exist with or have been entered into in connection with this Agreement with such individuals as follows: Mr. Crowley as Chairman of the Board of Parent; Dr. Hasan as Chief Executive Officer and President of Parent; Jay
     M. Gellert as Chief Operating Officer of the Parent; Jeffrey L. Elder as Treasurer of the Parent; and B. Curtis Westen, Esq. as Secretary of the Parent. Mr. Crowley will be Chairman of the Board for the period ending on the earlier of: (i) the date one (1) year following the Effective Date, or
     (ii) the date of Mr. Crowley's death, resignation or removal as Chairman of the Board, upon which date Dr. Hasan shall become Chairman of the Board and Chief Executive Officer. Parent will honor all other employment contracts which have been previously entered into or have been entered into in connection with this Agreement, by Parent and/or Company with employees of Parent or the Company.

          (i) Beginning on the Effective Date and (i) during the Transition Period, (w) the affirmative vote of at least eight (8) of the members of the board of directors shall be required for the board of directors to approve, authorize or otherwise take any action pursuant to the following sections of the Parent Amended Bylaws: Article II, Sections 2.2 and 2.3 (in each case only with respect to the applicable portion of meetings for the election or removal of directors, amendment of the Bylaws or other actions inconsistent with the terms of this Agreement); Article III, Section 3.2;
     Article IV, Section 4.6; and all of XI, (x) in the event of the death, resignation, removal or failure to stand for reelection of any of the directors originally designated by the Company or Parent, the vacancy or nomination shall be filled with a Company Replacement Designee, or a Parent Replacement Designee, as the case may be, (y) in the event of the death, resignation or removal of any member of a committee, the vacancy will be filled with a Company Designee or Parent Designee director, as the case may be, to maintain an equal representation on such committee and (z) the board of directors of Parent will waive all age limitations related to a person's ability to serve as a director on the board of directors of Parent; (ii) until the date two (2) years after Mr. Crowley is no longer employed by Parent as an employee or officer, the employment agreements entered into between the Parent or Company on the one hand and Mr. Crowley on the other hand shall not be renewed, extended or amended, nor may Mr. Crowley be rehired without the affirmative vote of at least eight (8) of the members of the board of directors; and (iii) until the earlier of the date: (y) 18 months after the Effective Date or (z) six months following the date of Mr. Crowley's death, resignation or removal as Chairman of the Board of Parent, Dr. Hasan shall not be removed or otherwise replaced as the Chief Executive Officer of Parent without the affirmative vote of at least eight (8) of the members of the board of directors of Parent.

          (j) During the Transition Period, the board of directors of each of the direct or indirect Subsidiaries of Parent following the Effective Date shall be the Chief Operating Officer and Chief Financial Officer of Parent and to the extent applicable the chief operating officer of each such Subsidiary and such other individuals reasonably required in the opinion of the Chief Operating Officer and Chief Financial Officer of Parent or otherwise as required by contract, or by any applicable law or regulation, or as set forth in Section 2.01 of the Company Disclosure Schedule, provided that the board of directors of the current Subsidiaries of the Parent will not be changed unless authorized by the Chief Operating Officer and the Chief Financial Officer of the Parent.

     SECTION 2.02. HMO OPERATIONS. Following the Effective Date, the Company's California HMO operations will be consolidated with, and operated as part of Health Net and the headquarters of all such California HMO operations will be located in Woodland Hills, California.

     SECTION 2.03. THE SURVIVING CORPORATION.

     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

     (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     (c) Directors and Officers. At and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws, the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the disclosure schedule referring specifically to this Agreement (the "Company Disclosure Schedule") which has been delivered to Parent on or prior to the execution hereof or as disclosed with reasonable specificity in public filings made by the Company with the Securities and Exchange Commission ("SEC") since June 30, 1995, the Company represents and warrants to Parent as set forth below:

     SECTION 3.01. CORPORATE EXISTENCE AND POWER. Each of the Company and its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power required to carry on its business as now conducted. Each of the Company and its Significant Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Significant Subsidiary" shall have the meaning set forth in Rule 1.02 of Regulation S-X of the SEC; a "Material Adverse Effect," with respect to any person or entity, shall mean a material adverse effect on the financial condition, business, properties, assets, liabilities (including contingent liabilities), results of operations of such person or entity and its Subsidiaries, taken as a whole other than any such adverse effects relating to general economic, market wide or general industry conditions; "Material Adverse Change" shall mean a change or a development that would have a Material Adverse Effect; and "person" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof, or any other entity. The Company has delivered or made available to Parent true and complete copies of the Certificate of Incorporation and Bylaws of the Company and each of its Significant Subsidiaries as currently in effect.

     SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by the Company's stockholders to the extent required by applicable law. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     SECTION 3.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity") other than:

     (a) the filing of the Certificate of Merger in accordance with Delaware
Law;

     (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

     (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act");

     (d) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act");

     (e) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations;

     (f) compliance with Federal, foreign and state laws, rules and regulations governing insurance, health maintenance organizations, health care services plans, hospitals, third party administrators or other managed health care organizations or antitrust; and

     (g) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain
(i) would not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation or (ii) would not materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby and operate its business as heretofore operated.

     SECTION 3.04. NON-CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not:

          (a) contravene or conflict with any provision of the respective charters or bylaws (or similarly governing documents) of the Company or any of its Significant Subsidiaries;

          (b) assuming compliance with the matters referred to in Section 3.03 and assuming the requisite approval of the Company's stockholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets;

          (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of, or loss of a material benefit under, (i) any material agreement, contract or other instrument binding upon the Company or any Subsidiary of the Company or,
     (ii) assuming compliance with the matters referred to in Section 3.03, any material license, franchise, permit or other similar authorization held by the Company or any Subsidiary of the Company; or

          (d) result in the creation or imposition of any Lien (as defined below) on any material asset of the Company or any Subsidiary of the Company;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company and would not materially impair the Company's ability to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 3.05. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share ("Company Preferred Stock"). As of August 31, 1996, there were outstanding:

          (i) 58,960,724 shares of Company Common Stock (excluding 100,000 shares held in treasury) (including the corresponding number of rights (the "Company Rights") to purchase shares of Series A Participating Preferred Stock of the Company (the "Company Series A Preferred Stock") pursuant to the Rights Agreement dated as of September 27, 1991, as amended, between Company and Chemical Trust Company of California as Rights Agent (the "Company Rights Agreement");

          (ii) no shares of Company Preferred Stock; and

          (iii) Company Options to purchase an aggregate of 3,754,665 shares of Company Common Stock.

All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement and except for changes since August 31, 1996 resulting from the exercise of options to purchase shares of Company Common Stock ("Company Options"), there are outstanding, other than Company Options issued after the date hereof pursuant to non-discretionary obligations under existing director and employee benefit arrangements, as set forth in the Company Disclosure Schedule, (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). Except as contemplated by this Agreement, other than Company Options issued after the date hereof pursuant to non-discretionary obligations under existing director and employee benefit arrangements, as set forth in the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. As of the Effective Time, certain of the Company Options which are outstanding will be fully vested pursuant to the terms of existing employment agreements as set forth in the Company Disclosure Schedule. No holder of Company Securities has, as of the date hereof, any contractual right to include any such securities in any registration statement proposed to be filed by the Company under the Securities Act. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests of any Subsidiary of the Company. Neither the Company nor its Subsidiaries owns directly or indirectly any equity interest or equity investment in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

     SECTION 3.06. SEC REPORTS AND FINANCIAL STATEMENTS. Each periodic report, registration statement and definitive proxy statement filed by the Company with the SEC since July 1, 1993 (as such documents have since the time of their filing been amended and each document filed between the date hereof and the Effective Time, the "Company SEC Reports"), which include all the documents (other than preliminary material) that the Company was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports. None of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of the Company included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since June 30, 1996, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of June 30, 1996 (including the notes thereto) (the "Company

Balance Sheet"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after June 30, 1996 in the ordinary course of business and consistent with past practices,
(iv) as described in the Company SEC Reports or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     SECTION 3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date hereof, since July 1, 1996, the Company and its Subsidiaries have conducted their respective business only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which would have a Material Adverse Effect on the Company.

     SECTION 3.08. DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by the Company for inclusion in (i) the joint proxy statement/prospectus relating to the meetings of the Company's and Parent's stockholders to be held in connection with the Merger (as the same may be amended or supplemented from time to time, the "Joint Proxy Statement"), and
(ii) the registration statement on Form S-4 or other appropriate registration form to be filed with the SEC by Parent in connection with the offer and issuance of the Parent Common Stock in or as a result of the Merger (as the same may be amended or supplemented from time to time, the "Registration Statement") including the Joint Proxy Statement included therein, will, in the case of the Joint Proxy Statement, either at the time of mailing of the Joint Proxy Statement to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub for inclusion therein.

     SECTION 3.09. LITIGATION. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of the Company, including, without limitation, any claims for indemnification arising under any agreement to which the Company or any of its Subsidiaries is a party, which has or which, individually or in the aggregate, would have a Material Adverse Effect on the Company. The Company is not subject to or in default with respect to any writ, order, judgment, injunction or decree which has or which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     SECTION 3.10. TAXES.

     (a) The Company and each of its Subsidiaries (i) has filed (or the Company has had timely filed on their behalf) or will file or cause to be filed when due (taking into account extensions) with the appropriate Federal, state, local, foreign and other governmental agencies, all material tax returns, estimates, reports and documents of a similar nature relating to taxes required to be filed by it, and all such returns, estimates and reports are or will be at the time of filing, true, complete and correct in all material respects, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Company Balance Sheet all material Federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees and charges of any nature whatsoever, and unemployment and social security taxes and income tax withholding, including interest and penalties thereon ("Taxes") and there are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by the Company that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and (iii) has or will establish in accordance with its normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Effective Time.

     (b) Neither the Company nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

     (c) Neither the Company nor any of its Subsidiaries is a party to or is bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group other than one of which Company was the common parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by the Company (or a return for a group consisting solely of its Subsidiaries and predecessors).

     SECTION 3.11. EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) employment, severance, collective bargaining or material consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any current or former executive officer or other current or former key employee of the Company or any Subsidiary of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the Company of the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee extending for a period longer than six months, or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company Disclosure Schedule contains a true and correct description of the annual compensation, bonus plans and awards, options, SAR's, deferred compensation and all other material benefits for each of the executive officers of the Company.

     (b) Neither the Company nor any corporation or other entity which under
Section 4001(b) of ERISA is under common control with the Company (a "Company ERISA Affiliate") maintains any "Employee Pension Benefit Plan" ("Pension Plan") or any "Employee Welfare Benefit Plan" ("Welfare Plan") as such terms are defined in Sections 3(2) and 3(1) respectively of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to ERISA. Each Pension Plan and Welfare Plan of the Company and the Company ERISA Affiliates has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws. Neither the Company nor any Company ERISA Affiliate is subject to potential liability under Section 4069(a) of ERISA.

     (c) No Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor are any such plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such plan or by any other parties.

     (d) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in material liability to the Company or any Company ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. The Company has no knowledge of any breach of fiduciary responsibility under Part 4 of Title I of ERISA which has resulted in or would result in any material liability to the Company, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan of the Company or any Company ERISA Affiliate.

     (e) Neither the Company nor any Company ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither the Company nor any Company ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any material withdrawal liability with respect to the Company or any Company ERISA Affiliate.

     (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company ERISA Affiliate that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

     (g) The Company has delivered or made available to Parent full and complete copies or descriptions of, and the Company Disclosure Schedule contains a complete list of each Pension Plan, Welfare Plan and each other material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which the Company or any Company ERISA Affiliate is a party or by which the Company or any Company ERISA Affiliate or any property or asset of the Company or any Company ERISA Affiliate is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement. Certain of the employment agreements contain change in control provisions which will be triggered as of the Effective Time, as set forth in the Company Disclosure Schedule.

     (h) The Company has delivered or made available to Parent, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and the Company is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     SECTION 3.12. ENVIRONMENTAL MATTERS.

     (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each, an "Action") by any Governmental Entity or other party with respect to any (i) alleged violation by the Company or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by the Company or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had or would have, a Material Adverse Effect on the Company.

     (b) Neither the Company nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by the Company or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have a Material Adverse Effect on the Company.

     (c) For the purposes of this Agreement, the following terms have the following meanings:

          "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

          "Environmental Liabilities" shall mean all liabilities which (i) arise under or relate to Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Time.

          "Hazardous Substances" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that is regulated under or by any applicable Environmental Law.

          "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     SECTION 3.13. LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Subsidiary, and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees.

     SECTION 3.14. COMPLIANCE WITH LAWS. Except for violations which do not have and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 3.15. FINDERS' FEES. Except for Morgan Stanley & Co. Incorporated (the "Company Financial Advisor") there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries nor any of their respective directors, officers or employees who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.16. OPINIONS OF FINANCIAL ADVISOR. The Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

     SECTION 3.17. ACCOUNTING MATTERS. Neither the Company nor, to its knowledge, any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16").

     SECTION 3.18. COMPANY RIGHTS PLAN. Under the terms of the Company Rights Agreement, as amended as of the date hereof, the transactions contemplated by this Agreement will not cause a Distribution Date (as defined therein) to occur or cause the rights issued pursuant to the Company Rights Agreement to become exercisable, and as a result of the terms of the Company Rights Agreement such rights will be cancelled and cease to exist immediately prior to the Effective Time.

     SECTION 3.19. TAKEOVER STATUS. The Board of Directors of the Company has taken all appropriate action so that neither Parent nor Merger Sub will be an "interested stockholder" within the meaning of Section 203 of the Delaware Law by virtue of Company's entry into this Agreement or the Company Stock Option Agreement and the consummation of the transactions contemplated thereunder.

     SECTION 3.20. DIRECTORS' RESIGNATION. Each of the directors of the Company has agreed to take all actions necessary or desirable to effect the terms of
Section 2.01, including the adoption of a resolution providing for the resignation of such directors (other than the directors set forth in the Company Disclosure Schedule Section 2.01) from the Board of Directors of the Company to be effective as of the Effective Date.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Except as disclosed in a document referring specifically to this Agreement (the "Parent Disclosure Schedule") which has been delivered to the Company on or prior to the execution hereof or as disclosed with reasonable specificity in public filings made by Parent with the SEC since January 1, 1995, Parent represents and warrants to the Company as set forth below:

     SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of Parent and its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all corporate power required to carry on its business as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and its Significant Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent. Parent has delivered or made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of Merger Sub, Parent and each of its Significant Subsidiaries as currently in effect.

     SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within Parent's and Merger Sub's corporate powers and have been duly authorized by all necessary corporate action, except for the approval of this Agreement and the transactions contemplated hereby by Parent's stockholders to the extent required by applicable law and NYSE rules and regulations. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Entity other than:

          (a) the filing of the Certificate of Merger in accordance with Delaware Law;

          (b) compliance with any applicable requirements of the HSR Act;

          (c) compliance with any applicable requirements of the Exchange Act;

          (d) compliance with any applicable requirements of the Securities Act;

          (e) compliance with any applicable foreign or state securities or "blue sky" laws, rules or regulations;

          (f) compliance with Federal, foreign and state laws, rules and regulations governing insurance, health maintenance organizations, health care services plans, third party administrators, hospitals or other managed health care organizations or antitrust; and

          (g) such other filings or registrations with, or authorizations, consents or approvals of, Governmental Entities, the failure of which to make or obtain (i) would not reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation, or (ii) would not materially adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby and operate their businesses as heretofore operated.

     SECTION 4.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not:

          (a) contravene or conflict with any provisions of the respective charters or bylaws (or similarly governing documents) of Parent or any of its Significant Subsidiaries;

          (b) assuming compliance with the matters referred to in Section 4.03 and assuming the requisite approval of Parent's stockholders of the transactions contemplated by this Agreement, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets;

          (c) conflict with or result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in any third party having any right of termination, amendment, acceleration or cancellation of or loss of a material benefit under, (i) any material agreement, contract or other instrument binding upon Parent or any Subsidiary of Parent or (ii) assuming compliance with the matters referred to in Section 4.03, any material license, franchise, permit or other similar authorization held by Parent or any Subsidiary of Parent; or

          (d) result in the creation or imposition of any Lien on any material asset of Parent or any Subsidiary of Parent;

except, with respect to clauses (b), (c) and (d) above, for contraventions, defaults, losses, Liens and other matters referred to in such clauses that in the aggregate would not be reasonably expected to have a Material Adverse Effect on Parent and would not materially impair Parent's ability to consummate the transactions contemplated by this Agreement.

     SECTION 4.05. CAPITALIZATION. The authorized capital stock of Parent consists of 135,000,000 shares of Parent Common Stock, 30,000,000 shares of Class B Common Stock and 10,000,000 shares, $.001 par value per share, of preferred stock ("Parent Preferred Stock"). As of September 27, 1996, there were outstanding:

          (a) 29,091,964 shares of Parent Common Stock (excluding 3,194,374 shares held in treasury);

          (b) 19,297,642 shares of Class B Common Stock (the "CWF Common
     Stock");

          (c) no shares of Parent Preferred Stock; and

          (d) Parent Options to purchase an aggregate of 2,235,564 shares of Parent Common Stock.

All outstanding shares of Parent Common Stock and CWF Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free from any preemptive rights. Except as set forth in this Section and as otherwise contemplated by this Agreement, and except for changes since September 27, 1996 resulting from the exercise of options to purchase shares of Parent Common Stock ("Parent Options"), there are outstanding, other than Parent Options issued, after the date hereof, pursuant to non-discretionary obligations under existing director and employee benefit arrangements, (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and
(iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Parent (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Parent Securities"). Except as contemplated by this Agreement, other than Parent Options issued, after the date hereof, pursuant to non-discretionary obligations under existing director and employee benefit arrangements, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. As of the Effective Date, all of the Parent Options which are outstanding will be fully vested pursuant to the terms of existing Parent employee stock options plans. Other than the Registration Rights Agreement, dated as of March 2, 1995 (the "CWF Registration Rights Agreement"), by and between Parent and CWF and the Amended Foundation Shareholder Agreement, dated as of January 28, 1992, by and between Parent and CWF, no holder of Parent

Securities has, as of the date hereof, any contractual right to include any such securities in any registration statement proposed to be filed by Parent under the Securities Act. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction on its rights as owner thereof (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), other than those imposed by applicable law. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests of any Subsidiary of Parent. Neither the Parent nor its Subsidiaries owns directly or indirectly any equity interest or equity investment in, nor is the Parent or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any equity investment in, any corporation, limited liability company, partnership, joint venture, business, trust or entity.

     SECTION 4.06. ORGANIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding. All the issued and outstanding capital stock of Merger Sub is owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

     SECTION 4.07. NO PRIOR ACTIVITIES. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.08. SEC REPORTS AND FINANCIAL STATEMENTS. Each form, report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 1994 (as such documents have since the time of their filing been amended and each document filed between the date hereof and the Effective Time, the "Parent SEC Reports"), which include all the documents (other than preliminary material) that Parent was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Reports. None of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Parent included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1995, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited balance sheet of Parent and its Subsidiaries as of December 31, 1995 (including the notes thereto) (the "Parent Balance Sheet"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1995 in the ordinary course of business and consistent with past practices, (iv) as described in the Parent SEC Reports or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     SECTION 4.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since January 1, 1996, Parent and its Subsidiaries have conducted their respective business only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which would have a Material Adverse Effect on Parent.

     SECTION 4.10. DISCLOSURE DOCUMENTS. None of the information supplied or to be supplied by Parent for inclusion in the Joint Proxy Statement and the Registration Statement, will, in the case of the Joint Proxy Statement, either at the time of mailing of the Joint Proxy Statement to stockholders of Parent or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the Registration Statement, either at the time the Registration Statement is filed with the SEC or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Registration Statement and Joint Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act, except that no representation or warranty is made by Parent with respect to information supplied by the Company for inclusion therein.

     SECTION 4.11. LITIGATION. There is no action, suit, proceeding, claim or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their assets or against or involving any of its officers, directors or employees in connection with the business or affairs of Parent, including, without limitation, any claims for indemnification arising under any agreement to which Parent or any of its Subsidiaries is a party, which has or which, individually or in the aggregate, would have a Material Adverse Effect on Parent. Parent is not subject to or in default with respect to any writ, order, judgment, injunction or decree which has or which would have, individually or in the aggregate, a Material Adverse Effect on Parent.

     SECTION 4.12. TAXES.

     (a) Parent and each of its Subsidiaries (i) have filed (or have had timely filed on their behalf) or will file or cause to be filed when due (taking into account extensions) with the appropriate Federal, state, local, foreign and other governmental agencies, all material tax returns, estimates, reports and documents of a similar nature relating to taxes required to be filed by them, and all such returns, estimates and reports are or will be at the time of filing, true, complete and correct in all material respects, (ii) either paid when due and payable or established adequate reserves or otherwise accrued on the Parent Balance Sheet all material Taxes, and there are no material Taxes, interest, penalties, assessments or deficiencies claimed in writing by any Taxing authority and received by Parent that, in the aggregate, would result in any Tax liability in excess of the amount of the reserves or accruals, and (iii) have or will establish in accordance with their normal accounting practices and procedures accruals and reserves that, in the aggregate, are adequate for the payment of all material Taxes not yet due and payable and attributable to any period preceding the Effective Time.

     (b) Neither Parent nor any predecessor corporation, nor any of their respective Subsidiaries, has executed or filed with the IRS or any other Taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes.

     (c) Neither Parent nor any of its Subsidiaries is a party to or is bound by (or will prior to the Effective Date become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement or other similar arrangement which includes a party other than Parent and its Subsidiaries. Neither Parent nor any of its Subsidiaries has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Parent (or a return for a group consisting solely of its Subsidiaries and predecessors).

     SECTION 4.13. EMPLOYEE BENEFIT PLANS; ERISA.

     (a) Neither Parent nor any of its Subsidiaries is a party to any oral or written (i) employment, severance, collective bargaining or material consulting agreement not terminable on 60 days' or less notice, (ii) agreement with any current or former executive officer or other current or former key employee of Parent or any Subsidiary of Parent (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any Subsidiary of Parent of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than six months or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment, (iii) agreement, plan or arrangement under which any person may receive payments subject to the tax imposed by Section 4999 of the Code, or (iv) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, the benefits of which would be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Parent Disclosure Schedule contains a true and correct description of the annual compensation, bonus plans and awards, options, SARs, deferred compensation and all other material benefits for each of the executive officers of the Parent.

     (b) Neither Parent nor any corporation or other entity which under Section 4001(b) of ERISA is under common control with Parent (a "Parent ERISA Affiliate") maintains any Pension Plan or any Welfare Plan which is subject to ERISA. Each Pension Plan and Welfare Plan of the Parent and the Parent ERISA Affiliates has been maintained in all material respects in compliance with its terms and all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable laws. Neither Parent nor any Parent ERISA Affiliate is subject to potential liability under Section 4069(e) of ERISA.

     (c) No Pension Plan or Welfare Plan of the Parent or any Parent ERISA Affiliate is currently subject to an audit or other investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity nor are any such plans subject to any lawsuits or legal proceedings of any kind or to any material pending disputed claims by employees or beneficiaries covered under any such plan or by any other parties.

     (d) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, resulting in material liability to Parent or any Parent ERISA Affiliate has occurred with respect to any Pension Plan or Welfare Plan. Parent has no knowledge of any breach of fiduciary responsibility under
Part 4 of Title I of ERISA which has resulted in or would reasonably be expected to result in any material liability to Parent, any trustee, administrator or fiduciary of any Pension Plan or Welfare Plan of the Parent or any Parent ERISA Affiliate.

     (e) Neither Parent nor any Parent ERISA Affiliate, since January 1, 1986, has maintained or contributed to, or been obligated or required to contribute to, a "Multiemployer Plan," as such term is defined in Section 4001(a)(3) of ERISA. Neither Parent nor any Parent ERISA Affiliate has either withdrawn, partially or completely, or instituted steps to withdraw, partially or completely, from any Multiemployer Plan nor has any event occurred which would enable a Multiemployer Plan to give notice of and demand payment of any material withdrawal liability with respect to Parent or any Parent ERISA Affiliate.

     (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of Parent or any Parent ERISA Affiliate that, individually or collectively, could give rise to the payment of any material amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

     (g) Parent has delivered or made available to the Parent full and complete copies or descriptions of, and the Parent Disclosure Schedule contains a complete list of each Pension Plan, Welfare Plan and each other material agreement, policy, plan or other arrangement, whether written or oral, express or implied, fixed or contingent, to which Parent or any Parent ERISA Affiliate is a party or by which Parent or any Parent ERISA Affiliate or any property or asset of Parent or any Parent ERISA Affiliate is bound, which is or relates to a pension, option, bonus, deferred compensation, retirement, stock purchase, profit-sharing, severance pay, health, welfare, incentive, vacation, sick leave, medical disability, hospitalization, life or other insurance or fringe benefit plan, policy or arrangement.

     (h) Parent has delivered or made available to the Company, for each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, a copy of the most recent determination letter issued by the IRS to the effect that each such Plan is so qualified and that each trust created thereunder is tax exempt under Section 501 of the Code, and Parent is unaware of any fact or circumstances that would jeopardize the qualified status of each such Pension Plan or the tax exempt status of each trust created thereunder.

     SECTION 4.14. ENVIRONMENTAL MATTERS.

     (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each an "Action") by any Governmental Entity or other party with respect to any
(i) alleged violation by Parent or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by Parent or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had or would reasonably be expected to have, a Material Adverse Effect on the Company.

     (b) Neither Parent nor any of its Subsidiaries has any material Environmental Liabilities and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by Parent or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

     SECTION 4.15. LABOR MATTERS. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any such Subsidiary, and, to the knowledge of Parent, there are no activities or proceedings of any labor union to organize any such employees.

     SECTION 4.16. COMPLIANCE WITH LAWS. Except for violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

     SECTION 4.17. FINDERS' FEES. Except for Salomon Brothers Inc, Shattuck Hammond Partners, Inc., Volpe, Welty & Company and Smith Barney Inc. (the "Parent Financial Advisors"), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries nor any of their respective directors, officers or employees who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 4.18. OPINIONS OF FINANCIAL ADVISORS. Parent has received the opinion of each of Salomon Brothers Inc and Shattuck Hammond Partners, Inc. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Parent.

     SECTION 4.19. ACCOUNTING MATTERS. Neither Parent nor, to its best knowledge, any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the transactions to be effected pursuant to Article I of this Agreement in accordance with the pooling-of-interest method of accounting under the requirements of APB No. 16.

     SECTION 4.20. PARENT RIGHTS PLAN. Under the terms of the Parent Rights Agreement, as amended as of the date hereof, the transactions contemplated by this Agreement will not cause a Distribution Date (as defined therein) to occur or cause the rights issued pursuant to the Parent Rights Agreement to become exercisable.

     SECTION 4.21. TAKEOVER STATUS. The Board of Directors of Parent has taken all appropriate action so that the Company will not be an "interested stockholder" within the meaning of Section 203 of the Delaware Law by virtue of the Parent's or Merger Sub's entry into the Parent Stock Option Agreement and the consummation of the transactions contemplated thereunder.

     SECTION 4.22. CWF AGREEMENTS. Following the repayment of the Nonnegotiable Senior Secured Promissory Note, by Health Net, a California Corporation, dated January 28, 1992 (the "Note"), all of the agreements listed in Article IV, Section D (v) of Parent's Certificate of Incorporation will be terminated and no "event of default" may occur so as to cause an "Adjustment Event" as defined in such provision. As of the date hereof, the aggregate principal amount of the Note outstanding is approximately $20 million. Except as provided in Parent's Certificate of Incorporation or required by law, CWF has no other voting rights with respect to the CWF Common Stock. Other than indebtedness owed to CWF pursuant to the Note, neither Parent nor any of its Subsidiaries owes any indebtedness to CWF or any of its affiliates.

     SECTION 4.23. DIRECTORS' RESIGNATION. Each of the directors of Parent has agreed to take all actions necessary or desirable to effect the terms of Section 2.01, including the adoption of a resolution providing for the resignation of such directors (other than Dr. Hasan and the other Parent Designees) from the Board of Directors of Parent and adoption of Parent Amended Bylaws to be effective as of the Effective Date.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, the Company agrees that:

     SECTION 5.01. CONDUCT OF BUSINESS OF THE COMPANY PENDING THE EFFECTIVE TIME. Except as expressly permitted or contemplated by this Agreement, or by the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement or as specifically contemplated by the Company Disclosure Schedule, prior to the Effective Time, without the consent of Parent, which consent shall not be unreasonably withheld, the Company will not, and will cause each of its Subsidiaries not to:

          (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by Subsidiaries to other Subsidiaries or to the Company;

          (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; provided, however, that the foregoing shall not restrict the Company from entering into any such acquisition transaction in which the aggregate value of the consideration paid therein shall be less than $10,000,000, provided that the aggregate value of all acquisition transactions entered into by the Company pursuant to the preceding proviso shall not exceed $10,000,000; and provided further that the Company shall be permitted to consummate those acquisition transactions pending as of the date hereof which have previously been disclosed to Parent; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice or necessary to fulfill conditions set forth in Article VIII provided that the Company has consulted with Parent prior to taking any such action; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or in connection with those acquisition or disposition transactions pending as of the date hereof which have been previously disclosed to Parent; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt other than as required by governing instruments relating thereto; or
     (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business consistent with past practice;

          (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

          (e) waive, amend or otherwise alter the Company Rights Agreement;

          (f) make any material commitment or enter into any material contract or agreement except in the ordinary course of business consistent with past practice;

          (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (j) make any material tax election or settle or compromise any material income tax liability;

          (k) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company incurred in the ordinary course of business consistent with past practice;

          (m) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in Section 7.03, waive, amend or allow to lapse any material term or condition of the Company Rights Agreement or any confidentiality or "standstill" agreement to which the Company or any Subsidiary is a party; or

          (n) take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests.

     SECTION 5.02. ACCESS TO FINANCIAL AND OPERATIONAL INFORMATION. Subject to compliance with applicable law, upon reasonable notice, the Company will, and will cause each of its Subsidiaries to, give Parent, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request (other than proprietary information related to CHAMPUS, the disclosure of which could have an adverse effect on the Company's business); and will instruct and request the Company's directors, officers, employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder; and provided further that notwithstanding the provision of information by Company to Parent or any investigation by Parent prior to or after the date hereof, Company shall not be deemed to make any representation or warranty regarding the Company except as expressly set forth in this Agreement. The financial and operating data requested pursuant to this Section 5.02 shall specifically include, but shall not be limited to, all materials relating to any actual or threatened adverse actions, denials or revocations of accreditation, sanctions or investigations by the National Committee on Quality Assurance, the Joint Commission on Hospital Accreditation, the Health Care Financing Administration or any other state or federal agency (including CHAMPUS) and any notice of termination from any employee group or program representing 10% or more of the revenue of any Subsidiary. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and in the event of termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction. All non-public information obtained pursuant to this Section
5.02 shall be governed by the Confidentiality Agreement dated August 22, 1996 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 5.03. NOTICES OF CERTAIN EVENTS. The Company shall, upon obtaining knowledge of any of the following, promptly notify Parent of:

          (a) any material notice or other material communication from any Governmental Entity in connection with the Merger; and

          (b) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or which relate to the consummation of the Merger.

     SECTION 5.04. LETTER OF COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accounts in connection with registration statements similar to the Registration Statement.

     SECTION 5.05. OPINIONS OF FINANCIAL ADVISOR. Subject to the exercise of its fiduciary duties by the Board of Directors of the Company as set forth in
Section 7.03, the Company shall use all reasonable efforts to cause the Company Financial Advisor to provide its opinion to the effect that, as of a date no earlier than three business days prior to the date that the Joint Proxy Statement is mailed to stockholders of Parent and the Company, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock, and shall include such updated opinion in the Joint Proxy Statement.

                                   ARTICLE VI

                              COVENANTS OF PARENT

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, Parent agrees that:

     SECTION 6.01. CONDUCT OF BUSINESS OF PARENT PENDING THE EFFECTIVE
TIME. Except as expressly permitted or contemplated by this Agreement or by the Parent Disclosure Schedule, Parent shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use its best efforts to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement or as specifically contemplated by the Parent Disclosure Schedule, prior to the Effective Time, without the consent of the Company, which consent shall not be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to:

          (a) amend or propose to amend their respective charters or bylaws (other than as contemplated by this Agreement); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for dividends and distributions paid by Subsidiaries to other Subsidiaries or to Parent;

          (b) (i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class, any debt or equity securities convertible into or exchangeable for such capital stock or any other equity related right (including any phantom stock or SAR rights), other than any such issuance pursuant to options, warrants, rights or convertible securities outstanding as of the date hereof in accordance with their terms; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to Parent and its Subsidiaries taken as a whole; provided, however, that the foregoing shall not restrict Parent from entering into any such acquisition transaction in which the aggregate value of the consideration paid therein shall be less than $10,000,000, provided that the aggregate value of all acquisition transactions entered into by Parent pursuant to the preceding proviso shall not exceed $10,000,000; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to Parent and its Subsidiaries taken as whole, other than in the ordinary course of business and consistent with past practice or necessary to fulfill conditions set forth in Article VIII, provided that the Parent has consulted with the Company prior to the taking any such action; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice or in connection with those acquisition or disposition transactions pending as of the date hereof which have been previously disclosed to the Company; (v) redeem, purchase, acquire or offer to purchase or acquire any (x) shares of its capital stock or (y) long-term debt, other than as required by the governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (c) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other arrangements or agreements with any directors, officers or key employees, except for (i) normal salary increases and merit bonuses, (ii) arrangements in connection with employee transfers or (iii) agreements with new employees, in each case, in the ordinary course of business consistent with past practice;

          (d) adopt, enter into or amend any, or become obligated under any new bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof;

          (e) waive, amend or otherwise alter the Parent Rights Agreement;

          (f) make any material commitment or enter into any material contract or agreement except in the ordinary course of business consistent with past practice;

          (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Parent;

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

          (j) make any material tax election or settle or compromise any material income tax liability;

          (k) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

          (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Parent of incurred in the ordinary course of business consistent with past practice;

          (m) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Parent as set forth in Section 7.03, waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Parent or any Subsidiary is a party; or

          (n) take or agree to take any of the foregoing actions or any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests.

     SECTION 6.02. ACCESS TO FINANCIAL AND OPERATIONAL INFORMATION. Subject to compliance with applicable law, upon reasonable notice, Parent will, and will cause each of its Subsidiaries to, give the Company, its directors, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data as such persons may reasonably request (other than proprietary information related to CHAMPUS, the disclosure of which could have an adverse effect on the Parent's business) and will instruct and request Parent's directors, officers, employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and its Subsidiaries and in the planning for the combination of the businesses of the Company and Parent following the consummation of the Merger; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Parent to the Company hereunder; and provided further that notwithstanding the provision of information by Parent to Company or any such investigation by Company, Parent shall not be deemed to make any representation or warranty regarding the Company except as expressly set forth in this Agreement. The financial and operating data requested pursuant to this Section
6.02 shall specifically include, but shall not be limited to, all materials relating to any actual or threatened adverse actions, denials or revocations of accreditation, sanctions or investigations by the National Committee on Quality Assurance, the Joint Commission on Hospital Accreditation, the Health Care Financing Administration or any other state or federal agency (including CHAMPUS) and any notice of termination from any employee group or program representing 10% or more of the revenue of any Subsidiary. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party and in the event of termination of this Agreement for any reason, each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party. In addition, in the event of such termination, all documents, memoranda, notes and other writing whatsoever prepared by each party based on the information in such material shall be destroyed (and each party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other party by an authorized officer supervising such destruction. All non-public information obtained pursuant to this Section 6.02 shall be governed by the Confidentiality Agreement.

     SECTION 6.03. NOTICES OF CERTAIN EVENTS. Parent shall, upon obtaining knowledge of any of the following, promptly notify the Company of:

          (a) any material notice or other material communication from any Governmental Entity in connection with the Merger; and

          (b) any actions, suits, claims, investigations or other judicial proceedings commenced or threatened against Parent or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or which relate to the consummation of the Merger.

     SECTION 6.04. LETTER OF PARENT'S ACCOUNTANTS. Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, Parent's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     SECTION 6.05. OPINION OF FINANCIAL ADVISORS. Subject to the exercise of its fiduciary duties by the Board of Directors of Parent as set forth in Section 7.03, Parent shall use all reasonable efforts to cause the Parent Financial Advisors to provide its opinion to the effect that, as of a date no earlier than three business days prior to the date that the Joint Proxy Statement is mailed to stockholders of Parent and the Company, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Parent, and shall include such updated opinion in the Joint Proxy Statement.

     SECTION 6.06. ASSUMPTION OF INDENTURE. As of the Effective Date, Parent will take all actions necessary to assume the existing obligations of the Company under the Indenture related to the 7 3/4% Senior Notes due June 1, 2003.

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

     From the date hereof until the occurrence of the earlier of (i) the Effective Time or (ii) termination of this Agreement pursuant to Section 9.01 hereof, the Company and Parent agree that:

     SECTION 7.01. ADVICE OF CERTAIN CHANGES. Each party will promptly advise each other party to this Agreement in writing to the extent such party has knowledge (i) of the occurrence of any event subsequent to the date of this Agreement that would render any representation or warranty of such party contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue, inaccurate or misleading in any material respect and
(ii) of any Material Adverse Change with respect to such party.

     SECTION 7.02. AGREEMENT TO COOPERATE; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use all reasonable efforts to take, or cause to be taken, all

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

action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the requisite vote of stockholders of the Company and Parent, including providing information and using all reasonable efforts to (i) promptly obtain all necessary or appropriate waivers, consents and approvals, and promptly effect all necessary registrations and filings (including filings under the HSR Act and with the agencies governing insurance, health maintenance organizations or other managed health care organizations of the various states), (ii) promptly effect, if necessary, the sale of assets or modification of contracts by either party so long as such sales of assets or modification of contracts by either party would not constitute a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole or adversely affect the ability of Parent to account for the Merger as a pooling-of-interests, (iii) promptly obtain necessary consents from both parties' bank lenders or mutually or separately restructure their credit agreements so that obtaining such consents shall not delay or prevent consummation of the transactions contemplated by this Agreement and (iv) promptly take all actions necessary or desirable to ensure that the Merger will be accounted for as a pooling-of-interests. The Company further agrees that it will not waive, amend or otherwise alter any provision under the FPA Agreement (as defined below), without the prior written consent of Parent. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

     SECTION 7.03. NO SOLICITATION.

     (a) Each of the Company and Parent shall not, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative or agent of such party or any of its Subsidiaries, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving such party or any of its Subsidiaries, other than the transactions contemplated by or described in this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or Parent or their respective Boards of Directors from (A) furnishing nonpublic information or data to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to such party or the stockholders of such party, if and only to the extent that (1) the Board of Directors of such party determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to such party's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the Board of Directors of such party determines in good faith, based upon the written opinion of its outside legal counsel, that such action is necessary for such party to comply with its fiduciary duties to its stockholders under applicable law and (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Confidentiality Agreement; or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each of the Company and Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) The Company and Parent shall each (i) promptly notify the other party after receipt by it (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, identifying such person (ii) promptly notify the other party after receipt of any request for nonpublic information relating to it or any of its Subsidiaries or for access to its or any of its Subsidiaries' properties, books or records by any person, identifying such person and the information requested by such person, that may be considering making, or has made, an Acquisition Proposal and promptly provide the other party with any nonpublic information which is given to such person pursuant to this Section 7.03(b), and
(iii) keep the other party advised of the status and principal financial terms of any such Acquisition Proposal, indication or request unless the board of directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, based upon the written opinion of its outside legal counsel, that the nondisclosure of the information required pursuant to this subsection (iii) to the other party is necessary for such board of directors to comply with its fiduciary duties to its stockholders under applicable law.

     SECTION 7.04. JOINT PROXY STATEMENT; REGISTRATION STATEMENT.

     (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and, in connection therewith, Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of this Agreement and the transactions contemplated hereby, and the recommendation of the Board of Directors of the Company in favor of this Agreement and the transactions contemplated hereby; provided that the Board of Directors of either party may modify or withdraw such recommendation if such Board of Directors believes in good faith that a Superior Proposal has been made and shall have determined in good faith, based upon the written opinion of its outside legal counsel, that the modification or withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

     (b) The Company and Parent shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act.

     SECTION 7.05. STOCKHOLDERS' MEETINGS. Each of the Company and Parent shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated hereby. Subject to Sections 7.03 and 7.04, the Company and Parent will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof (and in any event within 75 days of the date on which the Registration Statement shall be declared effective by the SEC) each party shall use all reasonable efforts to solicit from stockholders of such party proxies in favor of such matters. Subject to Sections 7.03 and 7.04, each of the Company and Parent agrees that except as permitted by this Agreement it will not take any action or enter into any transaction prior to the meetings of stockholders referred to above that would be reasonably likely to cause a delay in the effectiveness of the Registration Statement or require a recirculation of the Joint Proxy Statement following its initial mailing to stockholders.

     SECTION 7.06. CONFIDENTIAL INFORMATION. The Company and Parent acknowledge that the Confidentiality Agreement shall remain in full force and effect at all times prior to the Effective Time and after any termination of this Agreement except as provided in such Confidentiality Agreement, and reaffirm their agreement to comply with the terms thereof.

     SECTION 7.07. COMMUNICATIONS. Neither the Company nor Parent will furnish any communication or otherwise make any public statement to its stockholders or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of the other as to the content thereof, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or the rules of the NYSE.

     SECTION 7.08. STOCK OPTION PLANS AND BENEFIT PLANS.

     (a) The Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised Company Option granted under the Company's stock option plans listed on Schedule 3.11 of the Company Disclosure Schedule (the "Company Stock Option Plans"), to be automatically converted at the Effective Time into an option (a "New Parent Option") to purchase a number of shares of Parent Common

Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio (with the resulting number of shares rounded down to the nearest whole share), at a price per share of Parent Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio (with the resulting exercise price rounded up to the nearest whole cent). Such New Parent Option shall otherwise be subject to substantially similar terms and conditions as the Company Option. Parent shall (i) as of the Effective Time, assume all of the Company's obligations with respect to Company Options as so converted, (ii) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to New Parent Options pursuant to this Section 7.08, (iii) from and after the Effective Time, upon exercise of the New Parent Options in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock covered thereby and (iv) at the Effective Time, issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption by Parent.

     (b) It is the intention of the parties that Company Options assumed by Parent qualify following the Effective Time of the Merger as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options prior to the Effective Time.

     (c) Subject to applicable collective bargaining agreements, for a period of three years following the Effective Time, any reductions in workforce in respect of employees of Parent and the Surviving Corporation shall be made on a fair and equitable basis, without regard to whether employment was with Parent or the Company or their respective Subsidiaries, and any employee whose employment is terminated or job is eliminated by Parent or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent or any of its Subsidiaries.

     SECTION 7.09. REGISTRATION OF COMPANY STOCK OPTION PLANS. Parent will file on, or as soon as practicable after, the Effective Date but in no event later than 30 days after the Effective Date a registration statement on Form S-8, or Form S-3 as required, under the Securities Act covering the shares of Parent Common Stock issuable upon the exercise of New Parent Options created upon the assumption by Parent of Company Options under Section 7.08, and will use its reasonable efforts to cause such registration statement to become effective on the Effective Date or as soon thereafter as practicable and to maintain such registration statement in effect until the exercise or expiration of each such New Parent Option.

     SECTION 7.10. OBLIGATIONS OF MERGER SUB. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub will not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Parent.

     SECTION 7.11. EXPENSES. Except as otherwise provided in Section 9.04 hereof and in addition to the amounts that may be owed pursuant to Section 9.04 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all expenses (excluding fees of counsel and accountants) incurred in connection with printing and mailing the Joint Proxy Statement and the Registration Statement (as well as the filing fee relating thereto) and obtaining regulatory approvals (including all filing fees and local counsel fees) shall be shared equally by Parent and the Company.

     SECTION 7.12. CONTINUANCE OF EXISTING INDEMNIFICATION RIGHTS.

     (a) From and after the Effective Time, and for a period of six years thereafter and for so long as such matters that have arisen prior to the end of such six-year period remain outstanding, Parent shall continue and guarantee the performance of the indemnification rights of present and former directors and officers of the Company and Parent provided for in the Certificate of Incorporation, Bylaws and Indemnification Agreements of the Company and Parent as in effect on the date of this Agreement, and with respect to indemnification for acts and omissions occurring prior to the Effective Time.

     (b) For six years after the Effective Time, Parent shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by the Company and Parent covering persons who are presently covered by the Company's and Parent's officers' and directors' liability insurance policies with respect to actions and omissions occurring prior to the Effective Time to the extent available; provided that policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are no less advantageous to the insureds may be substituted therefor; and provided further that in no event shall Parent be required to expend to maintain or procure insurance coverage pursuant to this Section 7.12 an amount per annum in excess of 150% of the current annual premiums for the twelve-month period ended June 30, 1997 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

     SECTION 7.13. AFFILIATE AGREEMENTS. Each of Parent and the Company (each of which is referred to in this Section 7.13 as a "Subject Company") shall, within 30 days of the date hereof, cause to be delivered to the other a list, reviewed by its counsel, identifying all persons who are, in its opinion, at the time of the meeting of the Subject Company's stockholders to be held in accordance with Article I, "affiliates" of the Subject Company for purposes of Rule 145 promulgated by the SEC under the Securities Act. Each Subject Company shall furnish such information and documents as the other may reasonably request in connection with the review of such list. Each Subject Company shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 7.13 to execute a written agreement on or prior to the Effective Date in a form satisfactory to the other (an "Affiliate Agreement"), that such person (a) will not offer or sell or otherwise dispose of any of the shares of Parent Common Stock issued to such person pursuant to the Merger in violation of the Securities Act, and (b) will not offer or sell or otherwise dispose of any of the shares of Company Common Stock or Parent Common Stock in a manner or at a time that will disqualify Parent from accounting for the transactions contemplated by this Agreement in accordance with the pooling-of-interests method of accounting.

     SECTION 7.14. ANNUAL MEETING OF STOCKHOLDERS. Parent and the Company each shall defer and/or postpone the holding of its annual meeting of stockholders indefinitely pending consummation of the Merger unless Parent or the Company is otherwise required to hold an annual meeting by an order from a court of competent jurisdiction.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     SECTION 8.01. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub hereunder to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a) Covenants; Accuracy of Representations and Warranties. (i) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time; (ii) the representations and warranties of the Company contained in Article III shall be true and accurate at the date of this Agreement and, as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement) except for inaccuracies in any such representation and warranties that would not, individually or in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Company; and (iii) the Company shall have provided Parent with a certificate executed by two executive officers of the Company, dated as of the Effective Date, to such effect.

          (b) Consents. The Company shall have obtained all written consents, assignments, waivers or authorizations, other than those governmental approvals contemplated by Section 8.03(d), that are required to be obtained by the Company as a result of the Merger, except those for which failure to obtain such consents, assignments, waivers or authorizations would not, individually or in the aggregate, have a

     Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby.

        (c) Letter of Company's Accountants. Parent shall have received the letter of Deloitte & Touche LLP referred to in Section 5.04 hereof.

          (d) Care Center Operations. Any physician practice groups, medical groups and/or care centers (the "Care Center Operations") which are subject to the Stock and Note Purchase Agreement, as amended, dated June 28, 1996 (the "FPA Agreement"), by and between the Company, FPA Medical Management, Inc. and certain other parties thereto, which are not sold by the Company in accordance with the FPA Agreement shall have, under a budget prepared by the Company and delivered to Parent no later than the Effective Time, which is reasonably acceptable to Parent, projected pre-tax operating losses (exclusive of any extraordinary charges, restructuring charges and losses on sales of assets) for the 12 month period ended December 31, 1997 of less than $15 million; provided that a Care Center Operation that is to be sold pursuant to a binding agreement that is subject to only customary closing conditions that are reasonably expected to be satisfied shall not be deemed to be retained for purposes of this condition.

     SECTION 8.02. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company hereunder to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a) Covenants; Accuracy of Representations and Warranties. (i) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time;
     (ii) the representations and warranties of Parent set forth in Article IV shall be true and accurate at the date of this Agreement and as of the Effective Time with the same force and effect as if they had been made as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date and except as contemplated by this Agreement) except, in each case, for inaccuracies in any such representation and warranties that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Parent; and (iii) Parent shall have provided the Company with a certificate executed by two executive officers of Parent, dated as of the Effective Date, to such effect.

          (b) Consents. Parent shall have obtained all written consents, assignments, waivers or authorizations, other than the governmental approvals contemplated by Section 8.03(d), that are required to be obtained by Parent as a result of the Merger, except those for which failure to obtain such consents, assignments, waivers or authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby.

        (c) Letter of Parent's Accountants. The Company shall have received the letter of Deloitte & Touche LLP referred to in Section 6.04 hereof.

          (d) Tax Opinion. The Company shall have received an opinion in form and substance reasonably satisfactory to it from Pillsbury Madison & Sutro LLP, counsel to the Company, dated the Effective Date, substantially to the effect that the Merger shall be treated as reorganization within the meaning of Section 368(a) of the Code subject to reasonable assumptions or representations including those of Company and Parent typical to opinions of this nature.

     SECTION 8.03. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of each of the following conditions:

          (a) Stockholder Approval. Parent's and the Company's stockholders shall have duly approved this Agreement and the transactions contemplated hereby, all in accordance with applicable laws and regulatory requirements and the Parent's stockholders shall have approved the amendment to the Parent's Certificate of Incorporation required under Section 2.01.

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

          (b) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and the Joint Proxy Statement shall as of the Effective Time not be subject to any proceedings commenced or overtly threatened by the SEC.

          (c) Illegality or Legal Constraint. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement or imposes material conditions with respect thereto (each party agreeing to use all reasonable efforts to have any such order, decree or injunction lifted).

          (d) Governmental Approvals. The parties hereto shall have made the requisite filings with all Governmental Entities as shall be required pursuant to applicable laws, rules and regulations, and such Governmental Entities, to the extent required by applicable law, shall have approved the transactions contemplated by this Agreement, except where the failure to obtain any such approval would not, individually or in the aggregate, have a Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby.

          (e) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (f) NYSE Listing. Listing on the NYSE of shares of Parent Common Stock to be issued in the Merger shall have been approved on notice of issuance thereof.

          (g) Pooling Letters. Each of Parent and the Company shall have received a letter of its independent public accountants, dated the Effective Date, in form and substance reasonably satisfactory to it stating that the transactions effected pursuant to Article I of this Agreement will qualify as transactions to be accounted for in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16 (each being referred to as a "Pooling Letter").

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

     SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time whether before or after the approval by the stockholders of the Company or Parent:

          (a) by mutual consent of the Boards of Directors of Parent and the Company;

          (b) by Parent or the Company, if (i) the Effective Date shall not have occurred on or before March 31, 1997 (or April 30, 1997 if the only condition remaining unfulfilled at March 31, 1997 is approval by any required Governmental Entity and Parent and Company are continuing to seek to obtain such approval), (ii) any Governmental Entity, the consent of which is a condition to the obligations of Parent and the Company to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

          (c) by Parent or the Company, if, at the meeting of the Company stockholders (including any adjournment or postponement thereof) called pursuant to Section 7.05 hereof, the requisite vote of the stockholders of the Company for the Merger shall not have been obtained;

          (d) by Parent or the Company, if, at the meeting of Parent stockholders (including any adjournment or postponement thereof) called pursuant to Section 7.05 hereof, the requisite vote of stockholders

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

     of Parent for the Merger and to amend the Certificate of Incorporation shares shall not have been obtained;

          (e) by Parent, if (i) there has been a breach by the Company of any representation or warranty set forth in this Agreement, which breach would result in Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby, which has not been cured within ten business days following receipt by the breaching party of notice of such breach; (ii) there has been a material breach by the Company of any covenant or agreement set forth in this Agreement, which breach has not been cured within ten business days following receipt by the Company of notice of such breach; (iii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the transactions contemplated by this Agreement or recommended another Acquisition Proposal; or (iv) subject to Section 9.02 hereof, the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the transactions contemplated by this Agreement in order to permit the Parent to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e)(i) or (ii) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

          (f) by the Company, if (i) there has been a breach by Parent of any representation or warranty set forth in this Agreement, which breach would result in Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole, or upon the consummation of the transactions contemplated hereby, which has not been cured within ten business days following receipt by the Parent of notice of such breach; (ii) there has been a material breach by Parent of any covenant or agreement set forth in this Agreement, which breach is not cured within ten days following receipt by the Parent of notice of such breach; (iii) the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the transactions contemplated by this Agreement or recommended another Acquisition Proposal; or (iv) subject to Section 9.02 hereof, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the transactions contemplated by this Agreement in order to permit the Company to execute a definitive agreement providing for the transaction or transactions contemplated by a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(f)(i) or (ii) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

          (g) by Parent or the Company at any time following the date 30 days after notice is delivered by the other party as required in Section 7.03(b)(i) concerning the receipt of an Acquisition Proposal unless, prior to termination under this subsection (g), the party which gave such notice provides written notice to the other party that such Acquisition Proposal has been rejected or withdrawn or the party is no longer engaged in negotiations or discussions with such other person concerning the Acquisition Proposal; provided that the 30 day time period shall be reduced with respect to any subsequent Acquisition Proposal made by a Person whose Acquisition Proposal was previously rejected or withdrawn as provided in this subsection (g) to a number of days equal to 30 minus the number of days lapsed from the receipt of any notice of any prior Acquisition Proposal from such Person until the rejection or withdrawal of any such prior Acquisition Proposal(s).

     SECTION 9.02. CERTAIN ACTIONS PRIOR TO TERMINATION.

     (a) Parent shall provide to the Company the written notice required by
Section 7.03(b) prior to any termination of this Agreement pursuant to Section 9.01(e)(iv) advising the Company that the Board of Directors of Parent has received a Superior Proposal. At any time after the fourth business day following such notice, Parent may terminate this Agreement as provided in
Section 9.01(e)(iv) only if (i) the Board of Directors of Parent determines that such Superior Proposal remains more favorable to its stockholders than the transactions contemplated by this Agreement (which determination shall be made in light of any revised proposal made by the Company prior to the expiration of such four-business day period) and (ii) the termination fee contemplated by Section 9.04(d) shall have been paid to the Company.

     (b) The Company shall provide to Parent the written notice required by
Section 7.03(b) prior to any termination of this Agreement pursuant to Section 9.01(f)(iv) advising Parent that the Board of Directors of the Company has received a Superior Proposal. At any time after the fourth business day following such notice, the Company may terminate this Agreement as provided in
Section 9.01(f)(iv) only if (i) the Board of Directors of the Company determines that such Superior Proposal remains more favorable to its stockholders than the transactions contemplated by this Agreement (which determination shall be made in light of any revised proposal made by Parent prior to the expiration of such four-business day period) and (ii) the termination fee contemplated by Section 9.04(a) shall have been paid to the Parent.

     SECTION 9.03. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01 hereof, this Agreement shall forthwith become void (except as set forth in the last three sentences of each of Sections 5.02 and 6.02 and in Sections 7.06, 7.07,
7.11 and 9.04) and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective officers or directors, except for any breach of a party's obligations under this Section 9.03, in the last two sentences of Sections 5.02 and 6.02 and in Sections 7.06, 7.07, 7.11 and 9.04. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful or intentional breach of this Agreement.

     SECTION 9.04. TERMINATION FEE.

     (a) Notwithstanding any other provision of this Agreement so long as the Company is not entitled to terminate this Agreement by reason of Section 9.01(f)(ii), (i) if this Agreement is terminated pursuant to Section 9.01(e)(iii) or Section 9.01(f)(iv), then the Company shall promptly pay to Parent a fee of $40,000,000; (ii) if this Agreement is terminated pursuant to
Section 9.01(e)(ii), then the Company shall promptly pay to Parent a fee of $20,000,000; (iii) if this Agreement is terminated pursuant to Section 9.01(c), then the Company shall promptly pay to Parent a fee of $5,000,000; (iv) (A) after the date hereof and prior to the termination of this Agreement pursuant to
Section 9.01(e)(ii) or Section 9.01(c), there shall have been publicly announced a Transaction Proposal (as defined below) involving the Company or its Significant Subsidiaries (whether or not such offer or proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting of the Company's stockholders), then, in lieu of the fees payable pursuant to Section 9.04(a)(ii) or (iii), the Company shall pay to Parent a fee equal to $40,000,000 minus any amounts as may have been previously paid by the Company pursuant to this Section 9.04(a) or (c) or (B) if within one year of any termination pursuant to Section 9.01(e)(ii) or Section 9.01(c), the Company or its Significant Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal with another Person, then the Company, upon the signing of a definitive agreement relating to such a Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, the Company shall pay to Parent a fee equal to $40,000,000 minus any amounts as may have been previously paid by the Company pursuant to this Section 9.04(a) or (c); or (v) if within one year of the termination of this Agreement pursuant to Section 9.01(g) by Parent, the Company or its Significant Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal with another Person, then the Company, upon the signing of a definitive agreement relating to such a Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, the Company shall pay to Parent a fee equal to $20,000,000.

     (b) As used in this Section 9.04 "Transaction Proposal" shall mean a proposal or offer (other than by another party hereto) (i) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a 20% or greater equity interest in either Company or Parent or their respective Significant Subsidiaries holding substantially all of the assets of the Company or Parent and their respective Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of a 20% or greater equity interest in either Company or Parent or their respective Significant Subsidiaries holding substantially all of the assets of the Company or Parent and their respective Subsidiaries, (ii) to purchase all or substantially all of the business or assets of the Company and Parent or their respective Subsidiaries or (iii) to otherwise effect a business combination involving the Company or Parent or any of their respective Significant Subsidiaries holding substantially all of the assets of the Company or Parent and their respective Subsidiaries.

     (c) If this Agreement is terminated pursuant to Section 9.01(c) and if the Company is not obligated to pay a termination fee to Parent pursuant to Section 9.04(a)(iv)(A), and if the Company is not entitled to terminate this Agreement by reason of Section 9.01(f)(ii), then promptly after such termination, the Company shall reimburse Parent for all of the costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (upon receipt of reasonable documentation in respect thereto) up to an aggregate of $5,000,000. The obligation to pay any termination fee or expenses pursuant to Section 9.04(a) or 9.04(c) shall be in addition to any other rights or remedies that may be available to Parent, including, without limitation, the expenses to be paid by the Company pursuant to Section 7.11 hereof. The Company shall make all such payments promptly (and in any event within two days of receipt by the Company of written notice from Parent) by wire transfer of immediately available funds to an account designated by Parent.

     (d) Notwithstanding any other provision of this Agreement, so long as Parent is not entitled to terminate this Agreement by reason of Section 9.01(e)(ii), (i) if this Agreement is terminated pursuant to Section 9.01(f)(iii) or Section 9.01(e)(iv), then the Parent shall promptly pay to the Company a fee of $40,000,000; (ii) if this Agreement is terminated pursuant to
Section 9.01(f)(ii), then the Parent shall promptly pay to the Company a fee of $20,000,000; (iii) if this Agreement is terminated pursuant to Section 9.01(d), then Parent shall promptly pay to the Company a fee of $5,000,000; (iv) (A) after the date hereof and prior to the termination of this Agreement pursuant to
Section 9.01(f)(ii) or Section 9.01(d), there shall have been publicly announced a Transaction Proposal involving Parent or its Significant Subsidiaries (whether or not such offer or proposal shall have been rejected or shall have been withdrawn prior to the time of such termination or of the meeting of Parent's stockholders), then, in lieu of the fees payable pursuant to Section 9.04((d)(ii) or (iii), Parent shall pay to the Company a fee equal to $40,000,000 minus any amounts as may have been previously paid by the Parent pursuant to this Section 9.04(d) or (e) or (B) if within one year of any termination pursuant to Section 9.01(f)(ii) or Section 9.01(d), Parent or its Significant Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, a Transaction Proposal with another Person, then Parent, upon the signing of a definitive agreement relating to such a Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, Parent shall pay to the Company a fee equal to $40,000,000 minus any amounts as may have been previously paid by Parent pursuant to this Section 9.04(d) or (e); or (v) if within one year of the termination of this Agreement pursuant to Section 9.01(g) by the Company, Parent or its Significant Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate, or consummates, a Transaction Proposal with another Person, then Parent, upon the signing of a definitive agreement relating to such a Transaction Proposal, or, if no such agreement is signed, then upon consummation of any such Transaction Proposal, Parent shall pay to the Company a fee equal to $20,000,000.

     (e) If this Agreement is terminated pursuant to Section 9.01(d) and if Parent is not obligated to pay a termination fee to the Company pursuant to
Section 9.04(d)(iv)(A), and if Parent is not entitled to terminate this Agreement by reason of Section 9.01(e)(ii), then promptly after such termination, Parent shall reimburse the Company for all of the costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (upon receipt of reasonable documentation in respect thereto) up to an aggregate of $5,000,000. The obligation to pay any termination fee or expenses pursuant to Section 9.04(d) or 9.04(e) shall be in addition to any other rights or remedies that may be available to the Company, including, without limitation, the expenses to be paid by Parent pursuant to
Section 7.11 hereof. Parent shall make all such payments promptly (and in any event within two days of receipt by Parent of written notice from the Company) by wire transfer of immediately available funds to an account designated by the Company.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.01. FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement. The covenants and agreements contained in this Agreement shall survive the Effective Time and if the Agreement is terminated the provisions of Section 9.03 shall apply.

     SECTION 10.02. SURVIVAL. None of the representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement in accordance with Article IX shall survive the termination of this Agreement or the Effective Time; provided, however, the termination of this Agreement shall not relieve any party hereto from any liability for any willful breach of this Agreement.

     SECTION 10.03. NOTICES. Whenever any party hereto desires or is required to give any notice, demand, or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service or mailed, United States registered or certified mail, postage prepaid, or sent by prepaid overnight courier or confirmed telecopier, addressed as follows:

                            Parent and Merger Sub:

                                   Health Systems International, Inc.
                                   225 North Main Street
                                   Pueblo, Colorado 81003
                                   Attention: General Counsel

                            With copy to:

                                   Skadden, Arps, Slate, Meagher & Flom
                                   300 South Grand Avenue
                                   Los Angeles, California 90071
                                   Telecopy: (213) 687-5600
                                   Attention: Brian J. McCarthy & Peter C. Krupp

                            The Company:

                                   Foundation Health Corporation
                                   3400 Data Drive
                                   Rancho Cordova, California 95670
                                   Attention: General Counsel

                            With copy to:

                                   Fried, Frank, Harris, Shriver & Jacobson
                                   One New York Plaza
                                   New York, NY 10004
                                   Telecopy: (212) 859-4000
                                   Attention: Arthur Fleischer, Jr.

                            With copy to:

                                   Pillsbury Madison & Sutro LLP
                                   235 Montgomery Street
                                   San Francisco, California 94104
                                   Telecopy: (415) 983-1200
                                   Attention: Linda C. Williams

     Such communications shall be effective when they are received by the addressee thereof. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     SECTION 10.04. GOVERNING LAWS AND CONSENT TO JURISDICTION. The laws of the State of Delaware (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties. Each of the parties hereof irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (and the Delaware State and Federal courts having jurisdiction over appeals therefrom) in respect of the transactions contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

     SECTION 10.05. BINDING UPON SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement and the provisions hereof shall be binding upon each of the parties, their permitted successors and assigns. This Agreement may not be assigned by any party without the prior consent of the other.

     SECTION 10.06. SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     SECTION 10.07. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Voting Agreement, Confidentiality Agreement and the other agreements and instruments referenced herein or therein (a) constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and (b) except for the provisions of
Section 7.12, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

     SECTION 10.08. OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     SECTION 10.09. AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default, unless such waiver so expressly states. At any time before or after approval of this Agreement and the Merger by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented by the parties hereto with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof with respect to the Exchange Ratio without further approval by the stockholders of the Company, and no other amendment shall be made which by law requires further approval by such stockholders without such further approval.

     SECTION 10.10. NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     SECTION 10.11. CONSTRUCTION OF AGREEMENT. A reference to an Article, Section or an Exhibit shall mean an Article of, a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

     SECTION 10.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

     SECTION 10.13. TREATMENT UNDER SECTION 280G OF THE CODE. In the absence of a change in relevant "authority" (as such term is defined in Treasury Regulation
Section 1.6662-4(d)(3)(iii) for purposes of Section 6662 of the Code), with respect to any income tax filing relating to Sections 280G or 4999 of the Code,
(1) Parent intends to take, and to cause its subsidiaries to take, the position that none of the execution of this Agreement, the approval of this Agreement by stockholders of the Company, or the consummation of the Merger shall constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 280G of the Code, and (2) Parent intends not to withhold from any amounts payable to any Company employee by reason of consummation of the transactions contemplated hereby (including by reason of any termination of employment of any such employee within specified periods following the Effective
Time) any amounts in respect of the excise tax described in Section 4999 of the Code.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          HEALTH SYSTEMS INTERNATIONAL, INC.

                                          By         /s/ JAY GELLERT
                                          --------------------------------------
                                             Name: Jay Gellert
                                             Title: President and Chief
                                          Operating Officer

                                          FH ACQUISITION CORP.

                                          By         /s/ JAY GELLERT
                                          --------------------------------------
                                             Name: Jay Gellert
                                             Title: President

                                          FOUNDATION HEALTH CORPORATION

                                          By      /s/ DANIEL D. CROWLEY

                                          --------------------------------------
                                             Name: Daniel D. Crowley
                                             Title: Chairman, President and
                                                    Chief Executive Officer

                              DEFINED TERMS INDEX

     The following defined terms have the meaning defined in the indicated Section of the Agreement and Plan of Reorganization:

TERM                                                         SECTION REFERENCE
----                                                         -----------------
Acquisition Proposal.........................                     7.03(a)
Action.......................................                 3.12(a), 4.14(a)
Affiliate....................................                     2.01(g)
Affiliate Agreement..........................                       7.13
Agreement....................................              Introductory Paragraph
Care Center Operations.......................                     8.01(d)
Certificates.................................                     1.03(b)
Certificate of Merger........................                     1.01(b)
Code.........................................                     Recitals
Company......................................              Introductory Paragraph
Company Balance Sheet........................                       3.06
Company Common Stock.........................                       1.02
Company Designees............................                     2.01(c)
Company Disclosure Schedule..................        Art. III's Introductory Paragraph
Company ERISA Affiliate......................                     3.11(b)
Company Financial Advisors...................                       3.15
Company Options..............................                       3.05
Company Preferred Stock......................                       3.05
Company Replacement Designee.................                     2.01(c)
Company Rights...............................                       3.05
Company Rights Agreement.....................                       3.05
Company SEC Reports..........................                       3.06
Company Securities...........................                       3.05
Company Series A Preferred Stock.............                       3.05
Company Stock Option Plans...................                     7.08(a)
Confidentiality Agreement....................                       5.02
Constituent Corporations.....................                     1.01(a)
CWF..........................................                     Recitals
CWF Common Stock.............................                     4.05(b)
CWF Registration Rights Agreement............                       4.05
Delaware Law.................................                     1.01(a)
Effective Date...............................                     1.01(b)
Effective Time...............................                     1.01(b)
Employee Pension Benefit Plan................                     3.11(b)
Employee Welfare Benefit Plan................                     3.11(b)
Environmental Laws...........................                     3.12(c)
Environmental Liabilities....................                     3.12(c)
ERISA........................................                     3.11(b)
Exchange Act.................................                     3.03(c)
Exchange Agent...............................                     1.03(a)
Exchange Fund................................                     1.03(a)
Exchange Ratio...............................                     1.02(c)
FPA Agreement................................                     8.01(d)
Governmental Entity..........................                       3.03

TERM                                                         SECTION REFERENCE
----                                                         -----------------
Hazardous Substances.........................                     3.12(c)
HSR Act......................................                     3.03(b)
Independent Directors........................                     2.01(g)
include, includes, including.................                      10.11
Joint Proxy Statement........................                       3.08
Lien.........................................           Paragraph following 3.04(d)
Material Adverse Change......................                       3.01
Material Adverse Effect......................                       3.01
Maximum Premium..............................                     7.12(b)
Merger.......................................                     Recitals
Merger Sub...................................              Introductory Paragraph
New Parent Option............................                     7.08(a)
Note.........................................                       4.22
NYSE.........................................                     1.03(e)
Parent.......................................              Introductory Paragraph
Parent Amended Bylaws........................                     2.01(b)
Parent Amended Certificate...................                     2.01(a)
Parent Balance Sheet.........................                       4.08
Parent Common Stock..........................                     1.02(b)
Parent Designees.............................                     2.01(c)
Parent Disclosure Schedule...................         Art. IV's Introductory Paragraph
Parent ERISA Affiliate.......................                     4.13(b)
Parent Financial Advisors....................                       4.17
Parent Options...............................                       4.05
Parent Preferred Stock.......................                       4.05
Parent Replacement Designee..................                     2.01(c)
Parent Rights................................                     1.02(c)
Parent Rights Agreement......................                     1.02(c)
Parent SEC Reports...........................                       4.08
Parent Series A Preferred Stock..............                     1.02(c)
Parent Securities............................           Paragraph following 4.05(d)
Pension Plan.................................                     3.11(b)
person.......................................                       3.01
Registration Statement.......................                       3.08
Regulated Activity...........................                     3.12(c)
SEC..........................................        Art. III's Introductory Paragraph
Securities Act...............................                     3.03(d)
Significant Subsidiary.......................                       3.01
Subject Company..............................                       7.13
Superior Proposal............................                     7.03(a)
Surviving Corporation........................                     1.01(a)
Taxes........................................                     3.10(a)
Transaction Proposal.........................                     9.04(b)
Transition Period............................                     2.01(c)
Welfare Plan.................................                     3.11(b)
without limitation...........................                      10.11

                                                                     APPENDIX II

                          FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       HEALTH SYSTEMS INTERNATIONAL, INC.

     Health Systems International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Health Systems International, Inc. Health Systems International, Inc. was originally incorporated under the name of HN Management Holdings, Inc., and the original Certificate of Incorporation was filed with the Delaware Secretary of State on June 7, 1990.

     2. The First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on July 19, 1991.

     3. The Second Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 15, 1992.

     4. The Third Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 28, 1994.

     5. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Fourth Amended and Restated Certificate of Incorporation amends and restates the provisions of the Third Amended and Restated Certificate of Incorporation of the corporation.

     6. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

                                      NAME

The name of the corporation (hereinafter called the "Corporation") is Foundation
                              Health Systems, Inc.

                                   ARTICLE II

                               PRINCIPAL OFFICES

     The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent is The Corporation Trust Company.

                                  ARTICLE III

                                    PURPOSE

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

     SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Ninety Million (390,000,000) shares as follows: (a) Three Hundred Fifty Million (350,000,000) shares of Class A Common Stock, $.001 par value per share ("Class A Common Stock"), (b) Thirty Million (30,000,000) shares of Class B Convertible Common Stock, $.001 par value per share ("Class B Common Stock"), and (c) Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share ("Preferred Stock").

     SECTION 2. The designations, preferences, qualifications, privileges, limitations and restrictions of the classes of stock of the Corporation and the express grant of authority to the Board of Directors of the Corporation (the "Board of Directors") to fix by resolution the designations, preferences, qualifications, privileges, limitations and restrictions relating to the classes of stock of the Corporation which are not fixed by this Certificate of Incorporation are as follows:

                              CLASS A COMMON STOCK

          A. DIVIDENDS.

     Subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon from time to time by the Board of Directors out of assets or funds of the Corporation legally available therefor.

          B. VOTING.

          (i) At every meeting of the stockholders, every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his or her name on the transfer books of the Corporation.

          (ii) The provisions of this Article IV of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the affirmative vote of the holders of a majority of the shares of Class A Common Stock.

                              CLASS B COMMON STOCK

          C. DIVIDENDS.

     Subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, common stock or property of the Corporation as may be declared on the Class A Common Stock from time to time by the Board of Directors out of the assets or funds of the Corporation legally available therefor.

          D. VOTING.

          (i) The holders of Class B Common Stock shall have no right to vote on any matters to be voted on by the stockholders of the Corporation (including, without limitation, any election or removal of the directors of the Corporation), and the Class B Common Stock shall not be included in determining the number of shares voting or entitled to vote on such matters. No amendment, modification or waiver of any provision of this portion of Article IV titled Class B Common Stock or any provision of this Certificate of Incorporation applicable to or affecting the rights of the Class B Common Stock (or the number required to approve such amendment, modification or waiver) will be effective without the prior written consent of the holders of a majority of shares of Class B Common Stock at the time outstanding.

     No amendment, modification or waiver of any provision of this portion of
     Article IV titled Class B Common Stock will extend to or affect any obligation not expressly amended, modified or waived or impair any right consequent thereon. No course of dealing, and no failure to exercise or delay in exercising any right, remedy, power or privilege under this portion of Article IV titled Class B Common Stock will act as a waiver, amendment or modification of any provision of this portion of Article IV entitled Class B Common Stock.

          (ii) Upon the occurrence of an Adjustment Event (as defined below), the holders of Class B Common Stock shall, voting as a class, be entitled to elect a number of members of the Board of Directors equal to the number of members of the Board of Directors then serving plus one (1). The remaining members of the Board of Directors shall be elected separately by the holders of Class A Common Stock. At such time as all Adjustment Events which gave rise to the exercise of voting rights provided for in this paragraph shall have been cured and no other Adjustment Event shall have occurred and remain uncured, the contingent rights of the holders of the Class B Common Stock shall cease, subject to renewal from time to time upon the same terms and conditions.

          (iii) At any time after the voting power to elect members of the Board of Directors shall have become vested in the holders of the Class B Common Stock as provided above, the President or any Executive Vice President of the Corporation may, and upon the request of the record holders of Class B Common Stock shall, call a special meeting of the holders of Class A Common Stock and Class B Common Stock and such other classes of the Corporation's stock as shall then have the right to vote for the election of directors, to be held at the place and upon the notice provided in the Bylaws of the Corporation for the holding of meetings of the stockholders. If the meeting shall not be so called within ten (10) days after personal service of the request, or within fifteen (15) days after mailing of the request by registered mail within the United States of America, then the record holders of the Class B Common Stock may call the meeting, and may call for the meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation.

          (iv) When the limited rights of the holders of Class B Common Stock to vote as provided above have ceased, the term of office of the persons elected by it as directors pursuant thereto as a result of an Adjustment Event shall terminate and the vacancies may (but need not) be filled by the remaining members of the Board of Directors.

          (v) The term "Adjustment Event" shall mean any one or more of the following events, which shall be deemed to have occurred ninety (90) days after the date on which the holders of Class B Common Stock give notice in writing ("Notice") to the Corporation of the Adjustment Event:

          (1) There shall have occurred an Event of Default (as defined below) under that certain Nonnegotiable Senior Secured Promissory Note by Health Net, a California corporation ("Health Net"), in the original principal amount of One Hundred Fifty Million Dollars ($150,000,000).

          (2) There shall have occurred an Event of Default (as defined below) under that certain Nonnegotiable Subordinated Secured Promissory Note by Health Net, in the original principal amount of Seventy-five Million Dollars ($75,000,000).

          (3) There shall have occurred an Event of Default (as defined below) under that certain Senior Security Agreement dated as of January 28, 1992, by and between The California Wellness Foundation, a California nonprofit public benefit corporation (the "Foundation"), and Health Net.

          (4) There shall have occurred an Event of Default (as defined below) under that certain Subordinated Security Agreement dated as of January 28, 1992, by and between the Foundation and Health Net.

          (5) There shall have occurred an Event of Default (as defined below) under that certain Cash Pledge Agreement dated as of January 28, 1992, by and between the Foundation and Health Net.

          (6) There shall have occurred an Event of Default (as defined below) under that certain Sinking Fund Agreement dated as of January 28, 1992, by and between the Foundation and Health Net.

     The term "Event of Default" as used above shall have the meaning ascribed to it in the document listed in subsections D(v)(1)-(6) above.

          E. CONVERSION.

          (i) Upon the transfer of any whole number of all of the shares of Class B Common Stock to a third party affiliated with the original owner, the transferred shares of Class B Common Stock shall convert into fully paid and nonnegotiable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock so converted. The conversion shall be effected at the time the holders of Class B Common Stock surrender such holders' certificate or certificates for Class B Common Stock to be transferred, duly endorsed, at the office of the Corporation or any transfer agent for Class B Common Stock. Promptly thereafter, the Corporation shall issue and deliver to the assignee, a certificate or certificates for the number of shares of Class A Common Stock to which the assignee shall be entitled as aforesaid. The conversion shall be deemed to have been made at the close of business on the date of the surrender and the person or persons entitled to receive shares of Class A Common Stock issuable on the conversion shall be treated for all purposes as the record holder or holders of the shares of Class A Common Stock on that date.

          (ii) The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the outstanding Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect a conversion of all shares of Class B Common Stock, and if, at any time, the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect conversion of the then outstanding Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class A Common Stock to such number as shall be sufficient for such purposes.

          F. REDEMPTION.

     The Corporation shall have the right to redeem the Class B Common Stock in accordance with that certain Amended Foundation Shareholder Agreement (the "Agreement") dated as of January 28, 1992, by and among the Corporation, the Foundation and the holders of Class A Common Stock listed on Schedule 1 to the Agreement; a copy of the Agreement is available for inspection at the Corporation's principal place of business.

        G. ADJUSTMENTS.

     The initial number of shares of Class A Common Stock into which shares of Class B Common Stock are convertible shall be subject to adjustment from time to time, after the date hereof, in case the Corporation shall:

          (i) Pay a dividend in, or make a distribution of, shares of Class A Common Stock;

          (ii) Subdivide its outstanding shares of Class A Common Stock into a greater number of such shares;

          (iii) Combine its outstanding shares of Class A Common Stock into a smaller number of such shares; or

          (iv) Consolidate or merge with or into another corporation (other than a consolidation or merger which does not result in any reclassification or change of the Class A Common Stock), or sell or convey all or substantially all of the Corporation's assets as an entirety to another corporation.

     The total number of shares of Class A Common Stock and the number of shares of capital stock convertible into Class A Common Stock shall be adjusted so that the holder of Class B Common Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock which it would have owned or have been entitled to receive immediately following the happening of any of the events described above had such Class B Common Stock been converted immediately following the happening of such event. An adjustment made pursuant to this Section shall, in the case of a stock dividend or distribution, become effective as of the record date therefor and, in the case of a subdivision, combination, grant, conveyance or merger, be made as of the effective date thereof.

                                   PREFERRED STOCK

     The Board of Directors is authorized to provide, by resolution, for the issuance of one or more series of Preferred Stock out of the unissued shares of Preferred Stock. Except as may be required by law, the shares in any series of Preferred Stock or any shares of stock of any other class need not be identical to any other series of Preferred Stock or any other class. Before any shares of Preferred Stock of any series are issued, the Board of Directors shall fix, and is hereby expressly empowered to fix, by resolution, the following provisions regarding such shares:

          (i) The designations of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

          (ii) Whether the shares of such series shall have voting rights, and, if so, the terms of the voting right, which may be general or limited;

          (iii) The dividends, if any, payable on the Series, whether any dividends shall be cumulative, and, if so, from what dates; the conditions and dates upon which the dividends shall be payable; the preference or relation which the dividends shall bear to the dividends payable on any shares of stock of any other series of Preferred Stock;

          (iv) Whether the shares of the series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of the redemption;

          (v) The amount or amounts payable upon shares of the series, and the rights of the holders of such series in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

          (vi) Whether the shares of the series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which such retirement or sinking fund shall be applied to the purchase or redemption of the shares of the series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          (vii) Whether the shares of the series shall be convertible into, or exchangeable for, shares of Class A Common Stock or any other series of Preferred Stock or any other securities (whether or not issued by the Corporation), and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          (viii) The limitations and restrictions, if any, to be effective upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, Class A Common Stock, Class B Common Stock or shares of stock of any other class or any other series of Preferred Stock;

          (ix) The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of the series or any other series of Preferred Stock or any other class of stock;

          (x) The ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

          (xi) Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

     The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

                                   ARTICLE V

                       COMPOSITION OF BOARD OF DIRECTORS
                            AND STOCKHOLDER MEETINGS

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than twenty directors, the exact number of directors to be determined in accordance with the Bylaws of the Corporation. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting of stockholders beginning in 1994, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

          SECTION 2. Subject to the rights of holders of any series of Preferred Stock then outstanding or any other securities of the Corporation (including Class B Common Stock pursuant to Section 2(D) of Article IV hereof), any vacancy on the Board of Directors that results from an increase in the number of directors (subject to Section 1 of this Article
     V) may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

          SECTION 3. Subject to the rights of holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed only for cause by an affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Voting Stock (as defined in Article VIII); provided, however, that if a proposal to remove a director for cause is made by or on behalf of an Interested Stockholder (as defined in Article VIII) or a director affiliated with an Interested Stockholder, then such removal shall require the affirmative vote of the holders of a majority of the Disinterested Shares. For purposes of this Section 3 of Article V, "Disinterested Shares" means, as to any Interested Stockholder, shares of Voting Stock held by stockholders other than such Interested Stockholder. For purposes of this
     Section 3 of Article V, "cause" shall mean the willful and continuous failure of a director substantially to perform his or her duties to the Corporation (other than a failure resulting from incapacity because of physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

          SECTION 4. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation or of any other securities of the Corporation (including Class B Common Stock pursuant to Section 2(D) of Article IV hereof) shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

          SECTION 5. Election of directors need not be by ballot unless the Bylaws so provide.

          SECTION 6. In addition to the powers and authorities hereinabove or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the Board of Directors which would have been valid if that bylaw had not been made.

          SECTION 7. The Board of Directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal (collectively referred to as a "Change") the Bylaws of the Corporation; provided that any Change of the Bylaws must be approved either by (i) seventy-five percent (75%) of the authorized number of directors and, if one or more Interested Stockholder exists, by a majority of the directors who are Continuing Directors (as defined in Article VIII), or (ii) the affirmative vote of the holders of not less than eighty percent (80%) of the then outstanding shares of Voting Stock and, if the Change is proposed by or on behalf of an Interested Stockholder or a director affiliated with an Interested Stockholder, by the affirmative vote of the holders of a majority of the Disinterested Shares.

          SECTION 8. No action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken by written consent without a meeting of such stockholders.

          SECTION 9. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, or by a majority of the members of the Board of Directors; provided, however, that where a proposal requiring stockholder approval is made by or on behalf of an Interested Stockholder or director affiliated with an Interested Stockholder, or where an Interested Stockholder otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Continuing Directors shall also be required to call a special meeting of stockholders for the purpose of considering such proposal or obtaining such approval. Such special meeting may not be called by any other person or persons or in any other manner.

                                   ARTICLE VI

                                INDEMNIFICATION

     SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines or payments paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law, as from time to time in effect. To the maximum extent permitted by law, the Corporation shall advance expenses (including attorneys' fees) incurred by such person indemnified hereunder in defending any civil, criminal, administrative or investigative action, suit or proceeding upon an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such rights of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 6.1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Section 6.1 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions.

                                  ARTICLE VII

                     LIABILITY FOR BREACH OF FIDUCIARY DUTY

     No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of a director occurring prior to such amendment.

                                  ARTICLE VIII

                             BUSINESS COMBINATIONS

     SECTION 1. In addition to any affirmative vote required by law or this Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in Section 2 of this Article VIII, a Business Combination (as defined below) with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate (as defined below) or Associate (as defined below) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by the Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

     SECTION 2. The provisions of Section 8.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following paragraph (a) or (b) are met, or in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as defined below), if the conditions specified in the following paragraph (a) are met:

          (a) The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder of the Continuing Directors.

          (b) All of the following conditions shall have been met:

             (i) The aggregate amount of cash and the Fair Market Value (as defined below), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock (as defined below) in such Business Combination shall be at least equal to the highest amount determined under clauses (1) and (2) below.

          (A) (if applicable) the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of Class A Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Class A Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, subdivision or reclassification with respect to the Class A Common Stock; and

          (B) The Fair Market Value per share of the Class A Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to the Common Stock.

             (ii) The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (A), (B) and (C) below:

          (A) (if applicable) the highest per-share price (including any brokerage commission, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

          (B) The Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock; and

          (C) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

     The provisions of this paragraph (b) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

             (iii) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously issued by the Interested Stockholder.

             (iv) After the Determination Date or prior to the consummation of such Business Combination, (A) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (B) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock) except as approved by a majority of the Continuing Directors; (C) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (D) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving the effect thereto, would not result in any increase in the Interested Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

             (v) After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

             (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (or any subsequent provisions replacing such Exchange Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or unfairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

             (vii) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

     SECTION 3. The following definitions shall apply with respect to this
Article VIII:

          (a) The term "Business Combination" shall mean:

             (i) any merger or consolidation of the Corporation or any Subsidiary (as defined below) with (x) any Interested Stockholder or (y) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which, together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock) or five percent (5%) of the stockholders' equity (in the case of transactions in Capital Stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

             (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's Bylaws or to this Certificate of Incorporation proposed by or on behalf of an Interested Stockholder or any Affiliate or associate of any Interested Stockholder; or

             (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

             (v) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to
        (iv).

          (b) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article IV of this Certificate of Incorporation. The term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally. The term "Common Stock" shall mean collectively the Class A Common Stock, the Class B Common Stock and any other classes of common stock of the Corporation as may be issued from time to time under Article IV of this Certificate of Incorporation.

          (c) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

          (d) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or the Co-Presidents of the Corporation on the date of the filing of this Certificate of Incorporation) who (i) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (ii) is an Affiliate or Associate (other than the Co-Presidents of the Corporation on the date of the filing of this Certificate of Incorporation) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

          (e) A person shall be a "beneficial owner" of any Capital Stock (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 8.3, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (e) of Section 8.3 but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (f) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

          (g) The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (d) of this Section 8.3, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

          (h) The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of the continuing Directors.

          (i) "Fair Market Value" means (i) in the case of cash, the amount of such cash; (ii) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (iii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

          (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (b)(i) and (b)(ii) of Section 8.2 shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

     SECTION 4. A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this Article VIII, on the basis of information known to them after reasonable inquiry, all questions arising under this Article VIII, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether a Proposed Action (as defined below) is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, (v) whether the assets that are the subject of any Business Combination have or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregated Fair Market Value of Ten Million Dollars ($10,000,000) or more and (vi) who have assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

     SECTION 5. Nothing contained in this Article VIII shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     SECTION 6. The fact that any Business Combination complies with the provisions of Section 8.2 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such Business Combination.

     SECTION 7. For purposes of this Article VIII, a Business Combination or any proposal to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article VIII (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder or a person who thereafter would become such if (i) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (ii) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person, a majority of the Continuing Directors makes a good-faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

     SECTION 8. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the Bylaw of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VIII; provided, however, that this
Section 8.8 shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section 3, paragraph (h), of this Article VIII.

                                   ARTICLE IX

                               BOOKS AND RECORDS

     The books and records of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE X

                  RIGHT TO AMEND CERTIFICATE OF INCORPORATION

     The Corporation reserves the right to Change (as defined in Article V) any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that subject to the powers and rights provided for herein with respect to Preferred Stock issued by the Corporation, if any, but notwithstanding anything else contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the then outstanding shares of the Voting Stock (as defined in Article VIII), voting together as a single class, shall be required to Change Article V, Article VI, Article VII, Article VIII or this Article X.

                                                                    APPENDIX III

                               FOURTH AMENDED AND

                                RESTATED BYLAWS

                                       OF

                       HEALTH SYSTEMS INTERNATIONAL, INC.

                                   ARTICLE I

                                    OFFICES

     SECTION 1.1 REGISTERED OFFICE. The registered office of Health Systems International, Inc. (the "Corporation") in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

     SECTION 1.2 EXECUTIVE OFFICES. The Corporation will maintain its executive offices in such location as may be determined by the Corporation's board of directors (the "Board of Directors").

     SECTION 1.3 OTHER OFFICES. The Corporation may also have an office or offices and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or outside of the State of Delaware, as the Board of Directors may from time to time determine or as the business of the Corporation requires.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     SECTION 2.1 PLACE OF MEETING. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation by the Board of Directors, stockholders' meetings shall be held at the principal executive office of the Corporation.

     SECTION 2.2 ANNUAL MEETINGS. The annual meeting of the Stockholders for the election of directors and for the transaction of such other business as may properly come before such meeting shall be held on the second Friday of May each year at 10:00 A.M., if not a legal holiday under the laws of the place where such meeting is to be held, and if a legal holiday, then on the next succeeding day not a legal holiday under the laws of that place, or on such other date and at such hour as may be fixed from time to time by a majority of the Board of Directors.

     SECTION 2.3 SPECIAL MEETINGS. Subject to the rights of the holders of any class or series of stock having a preference over the Corporation's common stock (the "Common Stock") as to dividends or upon liquidation, special meetings of the Stockholders for any purpose or purposes may be called only by a majority of the entire Board of Directors. Only the business specified in the notice of any special meeting of the Stockholders shall come before such meeting.

     SECTION 2.4 NOTICE OF MEETINGS. Written notice of each meeting of the Stockholders, whether annual or special, shall be given, either by personal delivery or by mail, not less than 10 days nor more than 60 days before the date of such meeting to each Stockholder of record entitled to notice of the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States of America mail, postage prepaid, directed to the Stockholder at the Stockholder's address as it appears on the records of the Corporation. Each notice shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called.

     Notice of any meeting of Stockholders shall be deemed waived by any Stockholder who shall attend the meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice or who shall waive notice thereof as provided in Article X of these Bylaws. Notice of adjournment of a meeting of Stockholders need not be given if the time and place to which it is adjourned are announced at the meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

     SECTION 2.5 QUORUM. The holders of a majority of the votes entitled to be cast by the Stockholders entitled to vote, which if any vote is to be taken by classes shall mean the holders of a majority of the votes entitled to be cast by the Stockholders of each class, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Stockholders.

     SECTION 2.6 ADJOURNMENTS. In the absence of a quorum, the holders of a majority of the votes entitled to be cast by the Stockholders, present in person or by proxy, may adjourn the meeting from time to time. Whether or not a quorum is present at such meeting, the chairman of the meeting may adjourn the meeting from time to time. At any adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

     SECTION 2.7 ORDER OF BUSINESS. At each meeting of the Stockholders, the Chairman of the Board, or, in his absence, such person designated by the Board of Directors, shall act as chairman.

     SECTION 2.8 LIST OF STOCKHOLDERS. It shall be the duty of the Secretary or other officer of the Corporation who has charge of the stock ledger to prepare and make, at least 10 days before each meeting of the Stockholders, a complete list of the Stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the Stockholder's name. The list shall be produced and kept available at the times and places required by law.

     SECTION 2.9 VOTING. Each Stockholder of record of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation shall be entitled at each meeting of the Stockholders to that number of votes for each share of the stock as may be fixed in the Corporation's Certificate of Incorporation (the "Certificate of Incorporation") or in the resolution or resolutions adopted by the Board of Directors providing for the issuance of the stock. Unless specifically provided otherwise in the Certificate of Incorporation or in resolutions adopted by the Board of Directors providing for the issuance of a class or series of Common Stock, each Stockholder of record of Common Stock shall be entitled at each meeting of the Stockholders to one vote for each share of the stock registered in that Stockholder's name on the books of the Corporation:

          (a) on the date fixed pursuant to Section 7.6 of Article VII of these Bylaws as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting; or

          (b) if no record date shall have been fixed, then at the close of business on the day next preceding the day on which notice of the meeting is given, or if notice is waived, then at the close of business on the day next preceding the day on which the meeting is held.

     Each Stockholder entitled to vote at any meeting of the Stockholders may authorize not in excess of three persons to act for the Stockholder by a proxy signed by the Stockholder or the Stockholder's attorney-in-fact. Any proxy shall be delivered to the Secretary of the Corporation at or prior to the time designated for holding the meeting, but in any event not later than the time designated in the order of business for so delivering proxies. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

     Except as provided in the Certificate of Incorporation, at each meeting of the Stockholders, all corporate actions to be taken by vote of the Stockholders shall be authorized by a majority of the votes cast by the Stockholders entitled to vote thereon, present in person or represented by proxy, and where a separate vote by class is required, a majority of the votes cast by the Stockholders of that class, present in person or represented by proxy, shall be the act of the class.

     Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot, In the case of a vote by written ballot, each ballot shall be signed by the Stockholder voting, or by the Stockholder's proxy, and shall state the number of shares voted.

     SECTION 2.10 INSPECTORS. Either the Board of Directors or, in the absence of designation of inspectors by the Board of Directors, the chairman of the meeting of the Stockholders may, in its or such person's discretion, appoint one or more inspectors to act at any meeting of the Stockholders. The inspectors shall perform such duties as shall be specified by the Board of Directors or the chairman of the meeting. Inspectors need not be Stockholders. No director or nominee for the office of director shall be appointed as an inspector.

     SECTION 2.11 CONSENT IN LIEU OF MEETING. Notwithstanding anything contained in these Bylaws to the contrary, no action required or permitted to be taken at any meeting of Stockholders of this Corporation may be taken by written consent without a meeting of Stockholders.

                                  ARTICLE III

                               BOARD OF DIRECTORS

     SECTION 3.1 GENERAL POWERS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all powers of the Corporation and do all lawful acts and things as are not by law or by the Certificate of Incorporation directed or required to be exercised or done by the Stockholders.

     SECTION 3.2 NUMBER, QUALIFICATION AND ELECTION. Subject to Article XIII, the Board of Directors shall consist of not less than three (3) nor more than twenty (20) directors, the exact number of which shall be fixed from time to time by the Board of Directors.

     Each of the directors of the Corporation shall hold office for the term for which he is elected and until (i) his successor has been elected and qualified or (ii) his earlier death, resignation or removal. The directors of the Corporation shall be classified, with respect to the time for which they hold office, into three classes as nearly equal in number as possible: Class I whose term expires at the annual meeting of Stockholders held in 1997, Class II whose term expires at the annual meeting of Stockholders held in 1998 and Class III whose term expires at the annual meeting of Stockholders held in 1999, with each class to hold office until its successors are elected and qualified. If the number of directors is changed by the Board of Directors, then any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal as possible; provided that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of the Stockholders, subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of their election.

     Directors need not be Stockholders. In any election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed to be elected.

     SECTION 3.3 NOTIFICATION OF NOMINATIONS. Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors shall be made by the Nominating Committee as provided in Article IV,
Section 4.4, or by any Stockholder entitled to vote for the election of directors.

     A Stockholder's nomination shall be made by giving timely notice in proper written form thereof to the Secretary of the Corporation. To be timely, a Stockholder's notice shall be delivered to or mailed and received at the executive offices of the Corporation not less than 60 calendar days nor more than 90 calendar days prior to the meeting; provided that, in the event that less than 40 calendar days' notice or prior public disclosure of the date of the meeting is given or made to the Stockholders, notice by the Stockholder to be timely must be so received not later than the close of business on the tenth calendar day following the day on which the notice of the date of the meeting was mailed or public disclosure was made.

     To be in proper written form, a Stockholder's notice shall set forth in writing: (i) as to each person whom the Stockholder proposes to nominate for election as a director, all information relating to that person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, including, but not limited to, the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) as to the Stockholder giving the notice, (w) the name and record address, as they appear on the Corporation's books, of the Stockholder, (x) the class and number of shares of stock of the Corporation which are owned beneficially or of record by the Stockholder, (y) a description of all arrangements or understandings between the Stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the Stockholder and (z) a representation that the Stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. At the request of the Board of Directors, any person nominated by the Nominating Committee for election as a director shall furnish to the Secretary of the Corporation the information required to be set forth in a Stockholder's notice of nomination which pertains to the nominee.

     In the event that a Stockholder seeks to nominate one or more directors, the Secretary shall appoint an inspector, who shall not be affiliated with the Corporation, to determine whether the Stockholder has complied with this Section
3.3. If the inspector shall determine that the Stockholder has not complied with this Section 3.3, then the inspector shall direct the chairman of the meeting to declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

     SECTION 3.4 QUORUM AND MANNER OF ACTING. Except as may otherwise be provided by these Bylaws or the Certificate of Incorporation, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn the meeting to another time and place. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

     SECTION 3.5 PLACE OF MEETING. The Board of Directors may hold its meetings, both regular and special, at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine, or as shall be specified or fixed in the respective notices or waivers of notice thereof.

     SECTION 3.6 REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday under the laws of the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

     SECTION 3.7 SPECIAL MEETINGS. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or by a majority of the Board of Directors.

     SECTION 3.8 NOTICE OF MEETINGS. Notice of regular meetings of the Board of Directors or of any adjourned meeting thereof need not be given. Notice of each special meeting of the Board of Directors shall be mailed to each director, addressed to the director at the director's residence or usual place of business, at least one calendar day before the day on which the meeting is to be held or shall be sent to the director at such place by telegraph or be given personally or by telephone or telecopy not later than one calendar day before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend the meeting without protesting, prior to or at its commencement, the lack of notice. Every notice shall state the time and place but need not state the purpose of the meeting.

     SECTION 3.9 ORDER OF BUSINESS. The Chairman of the Board shall preside at meetings of the Board of Directors and shall call such meetings to order and may adjourn such meetings from time to time. In the absence of the Chairman of the Board, the President and Chief Executive Officer shall preside at meetings of the Board of Directors.

     SECTION 3.10 PARTICIPATION IN MEETING BY MEANS OF COMMUNICATIONS EQUIPMENT. Any one or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board of Directors or of any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

     SECTION 3.11 ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the members of the Board of Directors or of the committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or of the committee.

     SECTION 3.12 RESIGNATIONS. Any director of the Corporation may at any time resign by giving written notice to the Board of Directors, the Chairman of the Board, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt thereof; and, unless otherwise specified therein, the acceptance of the resignation shall not be necessary to make it effective.

     SECTION 3.13 REMOVAL OF DIRECTORS. Any director may be removed at any time only for cause by an affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of voting stock. A vacancy in the Board of Directors caused by any removal may be filled by the Stockholders at that meeting or as provided in Section 3.14 of these Bylaws.

     SECTION 3.14 VACANCIES. Subject to Article XIII, in the case of any vacancy on the Board of Directors or in the case of any newly created directorship, a director elected to fill the vacancy or the newly created directorship for the unexpired portion of the term being filled shall be filled by the Nominating Committee. The director elected to fill a vacancy shall hold office for the unexpired term in respect of which the vacancy occurred and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal in the manner provided by these Bylaws.

     SECTION 3.15 COMPENSATION. Each director who shall not at the time also be a salaried officer or employee of the Corporation or any of its subsidiaries (hereinafter referred to as an "outside director"), in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees for attendance at meetings of the Board of Directors or of committees of the Board of Directors, or both, as the Board of Directors shall from time to time determine. In addition, each director, whether or not an outside director, shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person's duties as a director. Nothing contained in this Section 3.15 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving proper consideration therefor.

                                   ARTICLE IV

                                   COMMITTEES

     SECTION 4.1 COMMITTEES. The standing committees of the Board of Directors of the Corporation shall be a Compensation and Stock Option Committee, an Audit Committee, an Investment Policy Committee and a Nominating Committee. Subject to
Article XIII, members of each committee of the Board of Directors, including committees established under Section 4.6 hereof, shall be designated by a majority of the Board of Directors. Subject to the terms of Article XIII, the Chairman of the Board shall appoint the chairman of each committee.

     SECTION 4.2 COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee shall have the exclusive power:

          (a) To recommend to the Board of Directors the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the two most highly compensated Corporate Officers of the Corporation, which recommendation shall be subject to ratification, modification or rejection by the Board of Directors;

        (b) To approve the compensation, including direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any, of the other Corporate Officers not covered in Subsection (a) above and all other officers from Senior Vice-Presidents and above of the Corporation and its operating Subsidiaries;

          (c) To review and approve, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than those identified in (a) and (b) above, and such compensation and benefit matters shall be deemed within the Committee's general oversight;

          (d) To recommend to the Board of Directors corporate-wide policies with respect to direct regular compensation, stock options or other appropriate incentive plans, and perquisites, if any;

          (e) To administer the Corporation's stock option or other stock-based and equity-based plans (the "Plans");

          (f) To fulfill the purposes of the Plans, including, without limitation, through the conditional grant of options and other benefits under the Plans;

          (g) To recommend to the Board of Directors any revisions or additions to the Plans;

          (h) To recommend to the Board of Directors appropriate actions with respect to modification, revision or termination of trusteed employee benefit or welfare plans (such as 401(k) or pension plans), with action with respect to such trusteed plans being reserved to the Board of Directors; and

          (i) To review and report to the Board of Directors, when so requested, on any compensation matter.

     SECTION 4.3 AUDIT COMMITTEE. The Audit Committee shall have the following responsibilities:

          (a) To review the scope, cost, and results of the independent audit of the Corporation's books and records, including the annual financial statements, through conferences and direct communication with the independent auditors;

          (b) To review the results of the independent audit of the annual financial statements with management and the internal auditors;

          (c) To review the adequacy of the Corporation's accounting, financial, and operating controls, and the recommendations of the independent auditors related thereto, through conferences and direct communication with the internal auditors and other responsible corporate executives;

          (d) To recommend annually to the Board of Directors the selection of the independent auditors;

          (e) To approve the appointment or removal of the independent audit manager;

          (f) To consider proposals made by the Corporation's independent auditors for consulting work other than normal auditing and to judge whether or not such work could result in a loss of "independence"; and

          (g) To review and report to the Board of Directors, when so requested, on any accounting or financial matters.

     SECTION 4.4 NOMINATING COMMITTEE. Subject to the terms of Article XIII, the Nominating Committee shall have the following responsibilities:

          (a) To review qualifications of candidates for Board of Directors membership from whatever source received;

          (b) (i) To nominate candidates for election to the Board of Directors at each annual meeting of Stockholders of the Corporation and (ii) to fill vacancies on the Board of Directors which occur between annual meetings of Stockholders;

          (c) To recommend to the Board of Directors criteria relating to tenure as a director, such as retirement age, limitations on the number of times a director may stand for reelection, the continuation of directors in an honorary or similar capacity and the definition of independence as it relates to the directors; and

          (d) To recommend to the Board of Directors the actual assignments of individual directors (by name) to Board of Directors committees.

     SECTION 4.5 INVESTMENT POLICY COMMITTEE. The Investment Policy Committee shall have the following responsibilities:

          (a) To review the Corporation's investment policies and guidelines;

          (b) To monitor performance of the Corporation's investment portfolio;

          (c) To review the Corporation's financial structure and operations in light of the Corporation's long-term objectives and to coordinate such review with the Audit Committee; and

          (d) To review and recommend to the Board of Directors appropriate action on proposed acquisitions and divestitures.

     SECTION 4.6 OTHER COMMITTEES. The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate from among its members one or more other committees, each of which shall have such authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating such committee.

     SECTION 4.7 PROCEDURES. Any committee of the Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as the committee may deem to be proper. A majority of the members of a committee of the Board of Directors shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at a meeting at which a quorum is present shall be the act of the committee. No meeting of any committee of the Board of Directors may be held unless notice has been given and/or waived by the members of the committee. Meetings may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of any committee of the Board of Directors shall be called at the request of any member thereof. Notice of each committee meeting of the Board of Directors shall be sent by mail, telegraph or telephone or delivered personally to each member thereof not later than one calendar day before the day on which the meetings is to be held, but notice need not be given to any member who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend the meeting without protesting prior to or at its commencement the lack of notice. Any special meeting of any committee of the Board of Directors shall be a legal meeting without any notice thereof having been given if all of the members thereof shall be present thereat and shall not protest the holding of the meeting. Any committee of the Board of Directors shall keep written minutes of its proceedings and shall report on its proceedings to the Board of Directors.

                                   ARTICLE V

                                    OFFICERS

     SECTION 5.1 ELECTION. Subject to Article XIII, the officers of the Corporation shall be a Chairman of the Board (who must be a director), a President and Chief Executive Officer, a Chief Operating Officer, a Secretary and a Treasurer and any other officer designated as a Corporate Officer from time to time by a resolution of the Board of Directors, each of whom shall be elected by the Board of Directors and shall hold office for such term and shall exercise such powers and perform such duties as set forth in these Bylaws and as shall be determined from time to time by the Board of Directors (collectively, the Chairman of the Board, President and Chief Executive Officer, Chief Operating Officer, Secretary and Treasurer, the "Corporate Officers"). The Board of Directors or the President and Chief Executive Officer, in its or his discretion, may also choose one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers, each of whom shall hold office for such term and shall exercise such powers and perform such duties as set forth in these Bylaws and as shall be determined from time to time by the Board of Directors, if such officer was appointed by the Board of Directors, or the President and Chief Executive Officer, if such officer was appointed by the President and Chief Executive Officer. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation. Subject to Article XIII, any vacancy occurring in any office of the Corporation shall be

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

filled by the Board of Directors or by President and Chief Executive Officer in accordance with this Section 5.1.

     SECTION 5.2 REMOVAL. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Subject to Article XIII, any officer (including any Corporate Officer) may be removed at any time by the affirmative vote of a majority of the Board of Directors. Subject to Article XIII, any officer other than a Corporate Officer may be removed at any time by the Chairman of the Board or the President and Chief Executive Officer or by the affirmative vote of a majority of the Board of Directors.

     SECTION 5.3 RESIGNATION. Any officer may resign at any time by giving notice to the Board of Directors, the President and Chief Executive Officer or the Secretary of the Corporation. Any resignation shall take effect at the date of receipt of the notice of resignation or at any later date specified therein, but the acceptance of the resignation shall not be necessary to make it effective.

     SECTION 5.4 VACANCIES. A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for election to the office.

     SECTION 5.5 CHAIRMAN OF THE BOARD. The duties of the Chairman of the Board shall be to preside at meetings of the Board of Directors and, if present, to preside at the meetings of the Stockholders. Subject to Article XIII, the Chairman of the Board shall preside as chairman of the meetings of the Board of Directors or of any committee on which he serves, and shall preside as chairman of the Stockholder meetings. The Chairman shall work in cooperation with the President and Chief Executive Officer to prepare agendas and presentations for all meetings of the Board of Directors and of Stockholders. Except where by law the signature of the President is required the Chairman of the Board shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation that may be authorized by the Board of Directors. The Chairman of the Board shall perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Bylaws or by the Board of Directors, subject to the terms of applicable employment agreements.

     SECTION 5.6 PRESIDENT AND CHIEF EXECUTIVE OFFICER. The President and Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chairman of the Board, the President and Chief Executive Officer shall preside at all meetings of the Stockholders and the Board of Directors and otherwise exercise and discharge all the duties of the Chairman. The President and Chief Executive Officer shall perform such other duties as the Board of Directors may from time to time determine, subject to the terms of applicable employment agreements.

     SECTION 5.7 CHIEF OPERATING OFFICER. The Chief Operating Officer shall, subject to the control of the President and Chief Executive Officer, have general supervision of the executives in charge of the business of the Corporation in each region or territory in which the Corporation operates and shall see that all orders of the President and Chief Executive Officer are carried into effect. The Chief Operating Officer shall perform such other duties as the Chairman of the Board may from time to time determine, subject to the terms of applicable employment agreements. During the absence or disability of the President, the Chief Operating Officer shall exercise all the powers and discharge all the duties of the President and Chief Executive Officer.

     SECTION 5.8 TREASURER. The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chairman of the Board or the Board of Directors.

     SECTION 5.9 EXECUTIVE VICE PRESIDENTS, SENIOR VICE PRESIDENTS AND VICE PRESIDENTS. Each Executive Vice President, Senior Vice President and Vice President shall have such powers and duties as shall be prescribed by the President and Chief Executive Officer or the Board of Directors.

     SECTION 5.10 SECRETARY. The Secretary shall see that all notices required to be given by the Corporation are duly given and served. The Secretary shall be custodian of the seal of the Corporation and shall affix the

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

seal or cause it to be affixed to all certificates of stock of the Corporation (unless the seal of the Corporation on the certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws. The Secretary shall have charge of the stock ledger and also of the other books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law are properly kept and filed, and the Secretary shall in general perform all of the duties incident to the office of Secretary and such other duties as from time to time may be assigned by the Chairman of the Board or the Board of Directors.

     SECTION 5.11 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. The Assistant Treasurers and Assistant Secretaries, if any, shall perform such duties as shall be assigned to them by the Chairman of the Board or the Board of Directors, and in the absence of the Secretary or Treasurer, as the case may be, or in the event of his disability or refusal to act, shall perform the duties of the Secretary or Treasurer, respectively, and when so acting shall have all the powers of and be subject to all the restrictions upon the Secretary or Treasurer, respectively.

                                   ARTICLE VI

                                INDEMNIFICATION

     SECTION 6.1 DIRECTORS AND OFFICERS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. To the maximum extent permitted by law, the Corporation shall advance expenses (including attorneys' fees) incurred by any person indemnified hereunder in defending any civil, criminal, administrative or investigative action, suit or proceeding upon any undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification and advancement of expenses shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this Section 6.1 shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this
Section 6.1 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     SECTION 6.2 AGENTS AND EMPLOYEES. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. Such right of indemnification shall not be deemed to be exclusive of any other right to which such person may be entitled apart from the foregoing provisions.

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

                                  ARTICLE VII

                                 CAPITAL STOCK

     SECTION 7.1 CERTIFICATES OF SHARES. Certificates representing shares of stock of each class of the Corporation, whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of the Corporation by, the Chairman of the Board or the President and Chief Executive Officer or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof. Any or all signatures may be facsimiles if countersigned by a transfer agent or registrar. If any officer, transfer agent or registrar whose manual or facsimile signature is affixed to any certificate ceases to be an officer, transfer agent or registrar before the certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the officer, transfer agent or registrar were still such at the date of its issue.

     SECTION 7.2 TRANSFER OF SHARES. Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation by the holder thereof or by such holder's attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, if any, and on surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of all taxes thereon. The person in whose name such shares of stock stand on the books of the Corporation shall be deemed to be the owner thereof for all purposes as regards the Corporation; provided that whenever any transfer of shares of stock shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the stock ledger entry for the transfer. No transfer of shares of stock shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

     SECTION 7.3 ADDRESSES OF STOCKHOLDERS. Each Stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notice of meetings and all other corporate notices may be served or mailed to such person, and, if any Stockholder shall fail to designate such address, corporate notices may be served upon such person by mail directed to the person at the person's post office address, if any, as the same appears on the stock record books of the Corporation or at such person's last known post office address.

     SECTION 7.4 LOST, DESTROYED AND MUTILATED CERTIFICATES. The holder of any share of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificate therefor. The Corporation may issue to such holder a new certificate or certificates for such shares of stock, upon the surrender of the mutilated certificates or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction. The Board of Directors, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and such transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any certificate or the issuance of a new certificate.

     SECTION 7.5 REGULATIONS. The Board of Directors may make such additional rules and regulations as it may deem to be expedient concerning the issue and transfer of certificates representing shares of stock of each class of the Corporation and may make such rules and take such action as it may deem to be expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

     SECTION 7.6 FIXING DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD. In order that the Corporation may determine the Stockholders entitled to notice of or to vote at any meeting of the Stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment or any right, or entitled to exercise any right in respect of any change, conversion or exchange of stock or for the purpose of any lawful action, the Board of Directors may fix, in advance, a record date, which shall not be

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

more than 60 calendar days nor less than 10 calendar days before the date of such meeting, nor more than 60 calendar days prior to any other action. A determination of the Stockholders entitled to notice or to vote at a meeting of the Stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

                                  ARTICLE VIII

                                      SEAL

     The Board of Directors shall provide a corporate seal, which shall bear the full name of the Corporation and such other words and figures as the Board of Directors may approve and adopt. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                                   ARTICLE IX

                                  FISCAL YEAR

     The fiscal year of the Corporation shall end on the 31st day of December in each year.

                                   ARTICLE X

                                WAIVER OF NOTICE

     Whenever any notice whatsoever is required to be given by these Bylaws, by the Certificate of Incorporation or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing, which writing shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed to be equivalent to such notice.

                                   ARTICLE XI

                                   AMENDMENTS

     The Board of Directors shall have the power to amend, alter or repeal these Bylaws and to adopt new Bylaws from time to time by an affirmative vote of seventy-five percent (75%) of the entire Board of Directors, as then constituted.

                                  ARTICLE XII

                                 MISCELLANEOUS

     SECTION 12.1 EXECUTION OF DOCUMENTS. The Board of Directors or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have the power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, checks and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize such officers, employees and agents to delegate such power (including, but not limited to, the authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board of Directors or any such committee may determine. In the absence of such designation referred to in the first sentence of this Section 12.1, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.

     SECTION 12.2 DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or any committee thereof

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

or any officer of the Corporation to whom power in that respect shall have been delegated by the Board of Directors or any such committee shall select.

     SECTION 12.3 CHECKS. All checks, drafts, and other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board of Directors or of any committee thereof.

     SECTION 12.4 PROXIES IN RESPECT OF STOCK OR OTHER SECURITIES OF OTHER CORPORATIONS. The Board of Directors or any committee thereof shall designate the officers of the Corporation who shall have the authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation and to vote or consent in respect of such stock or securities. Such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights, and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem to be necessary or proper so that the Corporation may exercise its powers and rights. In the absence of any such designation, the President shall have the authority granted under this Section 12.4.

     SECTION 12.5 BYLAWS SUBJECT TO LAW AND CERTIFICATE OF INCORPORATION. Each provision of these Bylaws is subject to any contrary provision contained in the Certificate of Incorporation or of any applicable law as from time to time may be in effect, and, to the extent any such provision is inconsistent therewith, such provision shall be superseded thereby for as long as and in any case in which it is inconsistent, but for all other purposes these Bylaws shall continue in full force and effect.

                                  ARTICLE XIII

                           TRANSITION PERIOD MATTERS

     Notwithstanding anything else contained in these Bylaws to the contrary, the provisions of this Article XIII are intended to reflect certain transitional matters set forth in the Agreement and Plan of Merger, dated October 1, 1996, by and among the Corporation, FH Acquisition Corp. and Foundation Health Corporation ("FHC") (the "Merger Agreement"). The provisions set forth below shall become effective as of the Effective Date:

          A. The designees for the classes of the Board of Directors expiring in 1997, 1998 and 1999 as set forth in Section 3.2 hereof shall consist of (i) for the 1997 class, four members for the class, consisting of Daniel D. Crowley, Malik M. Hasan, M.D. (or their respective replacements), one Independent Director appointed from the Corporation's Designees and one Independent Director appointed from FHC's Designees, (ii) for the 1998 class, three members for the class, consisting of two Independent Directors appointed from FHC's Designees and one Independent Director appointed from the Corporation's Designees and (iii) for the 1999 class, four members for the class, consisting of two Independent Directors appointed from the Corporation's Designees and two Independent Directors appointed from FHC's Designees. For purposes of these Bylaws, the "FHC Designees" shall mean the directors selected by FHC as set forth in Section 2.01(c) of the Merger Agreement and any FHC Replacement Designees (as defined below), the "Corporation Designees" shall mean the directors selected by the Corporation as set forth in Section 2.01(c) of the Merger Agreement and any Corporation Replacement Designees (as defined below).

          B. During the Transition Period (as defined below), the committees of the Board shall be constituted as follows:

             (i) the Compensation and Stock Option Committee shall consist of four members, two Independent Directors selected from FHC's Designees and two Independent Directors selected from the Corporation's Designees, and the Chairman of such Committee shall be selected from the Corporation's Designees;

             (ii) the Audit Committee shall consist of four members, two Independent Directors selected from FHC's Designees and two Independent Directors selected from the Corporation's Designees, and the Chairman of such Committee shall be selected from FHC's Designees;

             (iii) the Investment Policy Committee shall consist of an equal number of FHC's Designees (initially including Mr. Crowley and one Independent Director) and Corporation's Designees (initially including Dr. Hasan and one Independent Director), and the Chairman of such Committee shall be selected from the Corporation's Designees;

             (iv) the Nominating Committee shall consist of four members, two Independent Directors selected from FHC's Designees and two Independent Directors selected from the Corporation's Designees, and the Chairman of such Committee shall be selected from FHC's Designees; and

             (v) there will be no Executive Committee.

     Following the Transition Period a majority of the Board of Directors shall select the directors (which do not have to be Independent Directors unless required by law or applicable exchange regulation) to serve on the committees to the Board of Directors.

          C. The Board of Directors shall cause the following individuals to be designated as Corporate Officers of the Corporation, and the Corporation will honor the employment contracts and related agreements which exist or are entered into simultaneously with such individuals and certain other individuals, as described in the Merger Agreement, as follows: Mr. Crowley as Chairman of the Board, Dr. Hasan as Chief Executive Officer and President, Jay M. Gellert as Chief Operating Officer, Jeffrey L. Elder as Treasurer and B. Curtis Westen, Esq., as Secretary. Mr. Crowley will be Chairman of the Board for the period ending on the earlier of: (i) the date one (1) year following the Effective Date, or (ii) the date of Mr. Crowley's death, resignation or removal as Chairman of the Board, upon which date Dr. Hasan shall become Chairman of the Board and Chief Executive Officer.

          D. During the period beginning on the Effective Date and:

             (i) except as hereinafter provided, ending on the date five (5) years following the Effective Date the number of directors comprising the full Board of Directors shall be eleven (11), and initially six (6) of such directors (Mr. Crowley and five (5) other Independent Directors) shall be designated by FHC and five (5) of such directors (Dr. Hasan and four (4) other Independent Directors) shall be designated by the Corporation; provided that for a period beginning on the Effective Date and up to, but not including, the election of directors at the May 2000 Annual Meeting of Stockholders (the "Transition Period"), if Dr. Hasan, at any time, is not the Chief Executive Officer of the Corporation and not on the Board of Directors, then prior to the next meeting of the Board of Directors following such occurrence, the other Corporation Designees will select a Corporation Replacement Designee to replace Dr. Hasan as director, and either (y) an FHC Designee will resign so that the Board shall consist of ten (10) directors, of whom five shall be Corporation Designees and five shall be FHC Designees, or (z) the directors will take actions to increase the board size to twelve (12) and the Corporation Designees shall select a Corporation Replacement Designee to fill the vacancy created by such increase in the board's size and following any date that the Board of Directors consists of ten
        (10) or twelve (12) directors pursuant to this paragraph, such Board shall be entitled to increase the size of the Board by one (1) in order to fill such new directorship with the new Chief Executive Officer of the Corporation. A Corporation Replacement Designee shall mean an Independent Director designated to replace a Corporation Designee by the other remaining Corporation Designees and shall be selected from (i) the Independent Directors of the Corporation's board of directors as of the date of the Merger Agreement or (ii) any other individual who qualifies as an Independent Director and who is approved by at least one FHC Designee, which approval shall not be unreasonably withheld. An FHC Replacement Designee shall mean an Independent Director designated to replace an FHC Designee by the other remaining FHC Designees and shall be selected from (i) the Independent Directors of FHC's board of directors as of the date of the Merger Agreement or (ii) any other individual who qualifies as an Independent Director and who is approved by at least one Corporation Designee, which approval shall not be unreasonably withheld;

             (ii) during the Transition Period, except as provided in clause (i) above, the nominating committee shall nominate for election to the board of directors at the 1997, 1998 and 1999 Annual Meetings of Stockholders, the FHC Designees and Corporation Designees appointed to the class pursuant to these Bylaws and the Merger Agreement;

             (iii) during the Transition Period, (w) the affirmative vote of at least eight (8) of the members of the Board shall be required for the Board of Directors to approve, authorize or otherwise take any action pursuant to Article II, Sections 2.2 and 2.3 (in each case only with respect to the applicable portion of the meetings for the election or removal of directors, amendment of the Bylaws or other actions inconsistent with the terms of the Merger Agreement); Article III,
        Section 3.2; Article IV, Section 4.6; and all of Article XI, (x) in the event of the death, resignation, removal or failure to stand for reelection of any of the directors originally designated by FHC or the Corporation pursuant to the Merger Agreement, the vacancy shall be filled with an FHC Replacement Designee or a Corporation Replacement Designee, as the case may be, (y) in the event of the death, resignation or removal of any member of a committee, the vacancy will be filled with an FHC Designee or a Corporation Designee director, as the case may be, to maintain an equal representation on such committee, and (z) the Board of Directors of the Corporation shall waive all age limitations related to a persons' ability to serve as a director on the Board of Directors of the Corporation;

             (iv) until the date (2) years after Mr. Crowley is no longer employed by the Corporation as an employee or officer, the employment agreements entered into between the Corporation or FHC on the one hand and Mr. Crowley on the other hand shall not be renewed, extended or amended, nor may Mr. Crowley be rehired without the affirmative vote of at least eight (8) of the members of the Board of Directors; and

             (v) until the earlier of the date: (y) 18 months after the Effective Date or (z) six months following the date of Mr. Crowley's death, resignation or removal as Chairman of the Board, Dr. Hasan shall not be removed or otherwise replaced as the Chief Executive Officer without the affirmative vote of at least eight (8) of the members of the Board of Directors.

          E. No action may be taken which could be deemed to be inconsistent with this Article XIII or the terms of the Merger Agreement, including without limitation the provisions of Sections 2.01, 2.02, 7.08 and 7.12 of the Merger Agreement without the consent of at least eight (8) members of the Board of Directors.

          F. For the purposes of this Article XIII, an "Independent Director" shall mean (i) any individual who is not a past or present employee or officer of the Corporation, FHC or their Affiliates or any Affiliate of such an employee or officer or (ii) notwithstanding clause (i), any of the existing directors of FHC and the Corporation (other than such individuals who were officers or employees of the Corporation or FHC as of September 30, 1996); provided that, after the Effective Date each Independent Director shall have no financial relationship with the Corporation (other than employment and retirement awards granted prior to the Effective Date and benefits and future director compensation and benefits); provided that with respect to such Independent Directors whose law firms are providing legal services to the Corporation, such law firms may complete work on existing assignments that in the judgment of the Corporation cannot be reasonably terminated; provided further that such financial relationship restriction will not apply to New FHS director George Deukmejian, with respect to his current law firm. For the purposes of these Bylaws, "Affiliate" or "Affiliates" shall be defined as (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any family members of such Person. For purposes of this definition, "Person" shall mean any individual, partnership, firm, corporation, association, joint venture, trust or other entity. "Control" when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly and indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                                                                     APPENDIX IV
[MORGAN STANLEY LETTERHEAD]

                                                     MORGAN STANLEY & CO.
                                                     INCORPORATED
                                                     1585 BROADWAY
                                                     NEW YORK, NEW YORK 10036
                                                     (212) 761-4000

                                                     January 6, 1997

Board of Directors
Foundation Health Corporation
3400 Data Drive
Rancho Cordova, CA 95670

Dear Sirs:

     We understand that Foundation Health Corporation (the "Company"), Health Systems International, Inc. ("Parent") and FH Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of October 1, 1996 (the "Merger Agreement"), which provides, among others things, for the merger ("Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held in treasury or owned by Parent or any wholly owned subsidiary of Parent, will be converted into the right to receive 1.300 (the "Exchange Ratio") shares of Class A Common Stock, par value $0.001 per share, of Parent (the "Parent Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of the Company Common Stock.

     For purposes of this opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information of the Company and Parent, respectively;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent prepared by the management of the Company and Parent, respectively;

        (iii) analyzed certain summary financial projections concerning the Company prepared by the management of the Company;

        (iv) analyzed certain summary financial projections concerning Parent prepared by the management of Parent;

        (v) reviewed and discussed with senior executives of the Company the past and current operations and financial condition and the prospects of the Company;

        (vi) reviewed and discussed with senior executives of Parent the past and current operations and financial condition and the prospects of Parent and analyzed the estimated pro forma impact of the Merger, including on the combined company's earnings per share, consolidated capitalization and financial ratios;

        (vii) reviewed and discussed with senior executives of the Company and Parent the strategic objectives of the Merger and the long-term benefits expected to result from the Merger,

                                                                  MORGAN STANLEY

January 6, 1997
Page 2
              including without limitation, certain estimates and timing of synergies and other cost savings for the combined company;

        (viii) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

        (ix) compared the financial performance of the Company and Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other comparable publicly traded companies and their securities;

        (x) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

        (xi) reviewed the Merger Agreement and certain related documents; and

        (xii) considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the financial projections, including estimates of the long-term benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Parent. Furthermore, we have not assumed responsibility for conducting a physical inspection of the properties or facilities of the Company or Parent or for making or obtaining any independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986 and that the Merger will be accounted for as a "pooling of interest" business combination in accordance with U.S. generally accepted accounting principles. We have also assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services. Morgan Stanley & Co. Incorporated and its affiliates in the past have provided financial advisory and financing services to the Company and have received fees for rendering these services.

     It is understood that this opinion letter is for the information of the Board of Directors of the Company, and we consent to the inclusion of this opinion letter in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Company Common Stock should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion that as of the date hereof, that the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ CHARLES R. CORY
                                          Charles R. Cory
                                          Managing Director

                                                                      APPENDIX V

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10008

                                                         [SALOMON BROTHERS LOGO]

January 6, 1997

Board of Directors
Health Systems International, Inc.
21600 Oxnard St.
Suite 1700
Woodland Hills, CA 91367

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $.001 (the "Company Class A Common Stock"), and the holders of Class B common stock, par value $.001 per share (collectively, the "Company Common Stock"), of Health Systems International, Inc., a Delaware corporation (the "Company"), of the exchange ratio of shares of the Company's Class A Common Stock which holders of shares of Common Stock, par value $.01 per share ("Foundation Common Stock"), of Foundation Health Corporation, a Delaware corporation ("Foundation"), would receive in connection with the proposed business combination pursuant to an Agreement and Plan of Merger dated October 1, 1996 (the "Merger Agreement") among the Company, Foundation Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Foundation (the "Combination").

     In the Combination, Merger Sub would merge with and into Foundation and Foundation would become a wholly owned subsidiary of the Company, and each issued and outstanding share of Foundation Common Stock, other than shares canceled in the merger, would be converted into the right to receive 1.3 shares of Company Class A Common Stock (the "Exchange Ratio"). We understand that the Company intends to account for the Combination as a pooling of interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

     In arriving at our opinion, we have reviewed a draft of the Merger Agreement and its related exhibits. We have reviewed certain publicly available business and financial information relating to the Company and Foundation, as well as certain other information, including financial projections, which the Company and Foundation provided to us. We have discussed the past and current operations and financial condition and prospects of the Company and Foundation, including the possible benefits of operational synergies following the completion of the Combination, with certain members of their respective senior managements and independent outside auditors. We also have considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which we deemed relevant, including our knowledge of the managed health care industry as well as our experience in connection with similar transactions and securities valuation generally.

     We have assumed and relied upon the accuracy and completeness of the information which we have reviewed for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for independent evaluation or appraisal of the assets of the Company and Foundation. With respect to the financial projections of the Company and Foundation, we have assumed that

                    ---------------------------------------

                  SALOMON BROTHERS INC & WORLDWIDE AFFILIATES
                    ---------------------------------------

       Atlanta - Bangkok - Beijing - Boston - Chicago - Frankfurt - Hong
                Kong - London - Los Angeles - Madrid - Melbourne
              Mexico City - Milan - New York - Osaka - Paris - San
   Francisco - Seoul - Singapore - Sydney - Taipei - Tokyo - Tunisia - Zurich

SALOMON BROTHERS INC

Health Systems International Inc.
Board of Directors
January 6, 1997
Page 2                                                   [SALOMON BROTHERS LOGO]

they have been prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Foundation, as the case may be, as to the future performance of such entity, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have also assumed that the parties will complete the Combination in accordance with the terms of the Merger Agreement. We have also assumed that the definitive Merger Agreement and related exhibits will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the drafts of such documents we have reviewed.

     Our opinion is necessarily based upon the business, market economic and other conditions as they exist on, and can be evaluated as of, the date of this letter, and does not address the Company's underlying business decision to enter into the Combination or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Combination. We were not requested to, and did not, solicit third party offers to acquire all or any part of the Company. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Company Common Stock following the completion of the Combination, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic considerations and other factors that generally influence the price of securities.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Combination and will receive a fee for our services. The payment of a substantial portion of this fee is contingent upon the completion of the Combination. Salomon Brothers has provided certain investment banking services to the Company in the past and received customary compensation, including acting as a managing underwriter in connection with the Company's equity offering in 1995. We also provide investment banking services to Foundation and in the past we have received customary compensation for such services, including (i) acting as Foundation's financial advisor in connection with its simultaneous acquisitions in 1994 of Thomas-Davis Medical Centers, P.C. and related affiliate, Intergroup Healthcare Corporation and (ii) acting as Foundation's lead manager in connection with its $125 million note offering in 1993. Also, in the ordinary course of our business, we actively trade the securities of the Company and Foundation for our own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in any filing which the Company makes with the Securities and Exchange Commission with respect to the Combination (and included in a proxy statement relating to the Combination).

     Based upon the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the holders of the Company Common Stock.

                                            Very truly yours,

                                            SALOMON BROTHERS INC

                                                                     APPENDIX VI

                     [Shattuck Hammond Partners Letterhead]

January 6, 1997

Board of Directors
Health Systems International, Inc.
21600 Oxnard Street
Suite 1700
Woodland Hills, CA 91367

Ladies and Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of Class A Common Stock, par value $.001 per share (the "Company Class A Common Stock"), and the holders of Class B common stock, par value $.0001 per share (collectively the "Company Common Stock"), of Health Systems International, Inc., a Delaware corporation (the "Company"), of the exchange ratio of shares of the Company Class A Common Stock, which holders of shares of Common Stock, par value $.01 per share ("Foundation Common Stock"), of Foundation Health Corporation, a Delaware corporation ("Foundation"), would receive in connection with the proposed business combination pursuant to an Agreement and Plan of Merger dated October 1, 1996 (the "Merger Agreement") among the Company, Foundation Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Foundation (the "Combination").

     In the Combination, Merger Sub would merge into Foundation and Foundation would become a wholly owned subsidiary of the Company, and each issued and outstanding share of Foundation Common Stock, other than shares canceled in the merger, would be converted into the right to receive 1.3 shares of Company Class A Common Stock (the "Exchange Ratio"). We understand that the Company intends to account for the combination as a pooling of interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

     In arriving at our opinion, we have reviewed a draft of the Merger Agreement and its related exhibits. We have reviewed certain publicly available business and financial information relating to the Company and Foundation, as well as certain other information, including financial projections, which the Company and Foundation provided to us. We have discussed the past and current operations and financial condition and prospects of the Company and Foundation, including the possible benefits of operational synergies following the completion of the Combination, with certain members of their respective senior managements and independent outside auditors. We have also considered such other information, financial studies and analyses, investigations and financial, economic, market and trading criteria which we deemed relevant, including our knowledge of the managed health care industry as well as our experience in connection with similar transactions and securities valuation generally.

Board of Directors
Health Systems International, Inc.
January 6, 1997
Page 2

     We have assumed and relied upon the accuracy and completeness of the information which we have reviewed for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for independent evaluation or appraisal of the assets of the Company and Foundation. With respect to the financial projections of the Company and Foundation, we have assumed that they have been prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Foundation, as the case may be, as to the future performance of such entities, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have also assumed that the parties will complete the Combination in accordance with the terms of the Merger Agreement. We have also assumed that the definitive Merger Agreement and related exhibits will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the drafts of such documents we have reviewed.

     Our opinion is necessarily based upon the business, market economic and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not, address the Company's underlying business decision to enter into the Combination or, constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Combination. We were not requested to, and did not, solicit third party offers to acquire all or any part of the Company. Our opinion as expressed below does not imply a conclusion as to the likely trading range for Company Common Stock following the completion of the Combination, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic considerations and other factors that generally influence the price of securities.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Combination and will receive a fee for our services. The payment of a substantial portion of this fee is contingent upon the completion of the Combination. Shattuck Hammond Partners Inc. has provided certain investment banking services to the Company in the past and received customary compensation. Shattuck Hammond Partners Inc. is currently providing certain other investment banking services to the Company which services are not related to the Combination.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without prior written consent, except that this opinion may be included in any filing which the Company makes with the Securities and Exchange Commission with respect to the Combination.

     Based upon the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the public stockholders of the Company.

                                          Very truly yours,

                                          SHATTUCK HAMMOND PARTNERS INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any of its directors of officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     HSI's Third Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws contain provisions permitted by the DGCL (under which HSI is organized) which, in general terms, provide that directors and officers will be indemnified by HSI for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of HSI, if they meet certain specified conditions. In addition, HSI's Certificate contains provisions permitted by the DGCL, which limit the monetary liability of directors of HSI for certain breaches of their fiduciary duty of care and provide for the advancement by HSI to directors and officers of expenses incurred by them in defending suits arising out of their services as such. HSI has also entered into agreements with its directors and certain of its officers which essentially provide that HSI will indemnify such directors and officers to the extent set forth in the Certificate and Bylaws of HSI. In addition, HSI maintains a directors' and officers' liability insurance policy.

     Pursuant to Section 7.12 of the Merger Agreement, HSI has agreed that, for a period of six years following the Effective Time, (a) HSI will continue and guarantee the performance of the indemnification rights of present and former directors and officers of HSI and FHC provided for in the Certificate of Incorporation, Bylaws and Indemnification Agreements of HSI and FHC, with respect to indemnification for acts and omissions occurring prior to the Effective Time, and (b) HSI will cause to be maintained the current policies of the officers' and directors' liability insurance maintained by HSI and FHC covering persons who are presently covered by each company's officers' and directors' liability insurance policies with respect to acts and omissions occurring prior to the Effective Time; provided that policies with third party insurers of similar or better A.M. Best rating whose terms, conditions and coverage are no less advantageous may be substituted therefor, and provided further that in no event shall HSI be required to expend to maintain or procure insurance coverage an amount in excess of 150% of the current annual premiums for the twelve-month period ended June 30, 1997.

ITEM 21. EXHIBITS

     (a) Exhibits

       EXHIBIT
       NUMBER
---------------------
           2.5       -- Agreement and Plan of Merger, dated October 1, 1996, by and among
                        Health Systems International, Inc., FH Acquisition Corporation and
                        Foundation Health Corporation (included as Appendix I to the Joint
                        Proxy Statement/Prospectus).
           3.1       -- Third Amended and Restated Certificate of Incorporation of HSI
                        (included as Exhibit 4.1 to the HSI Registration Statement on Form
                        S-8 (File no. 33-74780) which is incorporated by reference herein).
           3.2       -- Third Amended and Restated By-Laws of HSI (included as Exhibit 4.1 to
                        HSI's Quarterly Report on Form 10-Q for the quarter ended September
                        30, 1995, which is incorporated by reference herein).
           3.2.1     -- Amendment to Third Amended and Restated By-Laws of HSI (included as
                        Exhibit 3.2.1 to HSI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, which is incorporated by reference herein).
           4.1       -- Form of Class A Common Stock Certificate of HSI (included as Exhibit
                        4.2 to HSI's Registration Statement on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.2       -- Form of Class B Common Stock Certificate of HSI (included as Exhibit
                        4.3 to HSI's Registration Statement on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.1     -- Nonnegotiable Senior Secured Promissory Note in the original principal amount of $150,000,000, dated January 28, 1992, made by
                        Health Net in favor of The California Wellness Foundation (filed as
                        Exhibit 4.8 to HSI's Registration Statement on Forms S-1 and S-4
                        (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.2     -- Nonnegotiable Subordinated Secured Promissory Note in the original principal amount of $75,000,000, dated January 28, 1992, made by
                        Health Net in favor of The California Wellness Foundation (filed as
                        Exhibit 4.9 to HSI's Registration Statement on Forms S-1 and S-4
                        (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.3     -- Senior Security Agreement, dated January 28, 1992, between Health Net and The California Wellness Foundation (filed as Exhibit 4.10 to
                        HSI's Registration Statements on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.4     -- Subordinated Security Agreement, dated January 28, 1992, between
                        Health Net and The California Wellness Foundation (filed as Exhibit
                        4.11 to HSI's Registration Statements on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.5     -- Cash Pledge Agreement, dated January 28, 1992, by and between Health
                        Net and The California Wellness Foundation (filed as Exhibit 4.12 to
                        HSI's Registration Statements on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).

       EXHIBIT
       NUMBER
---------------------
           4.3.6     -- Sinking Fund Agreement, dated January 28, 1992, between Health Net and The California Wellness Foundation (filed as Exhibit 4.13 to
                        HSI's Registration Statements on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.7     -- Charitable Contribution Grant and Subordination Agreement, dated
                        January 28, 1992, between Health Net and The California Wellness
                        Foundation (filed as Exhibit 4.14 to HSI's Registration Statements on
                        Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein).
           4.3.8     -- Guaranty Agreement, dated January 28, 1992, between Health Net and
                        The California Wellness Foundation (filed as Exhibit 4.15 to HSI's
                        Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and
                        33-72892-01, respectively, which is incorporated by reference herein).
           5.1       -- Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the validity of the securities being registered, a copy of which is filed herewith.
           8.1       -- Opinion of Pillsbury Madison & Sutro LLP regarding certain federal income tax matters, a copy of which is filed herewith.
           9.1       -- Voting Agreement, dated October 1, 1996, between Malik M. Hasan and
                        Foundation Health Corporation, a copy of which is filed herewith.
          10.1       -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Daniel D.
                        Crowley, a copy of which is filed herewith. (Including, as Exhibit A, the Consulting Agreement, dated October 1, 1996, by and among these same parties.)
          10.2       -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Kirk A. Bensen, a
                        copy of which is filed herewith. (Including, as Exhibit A, the
                        Consulting Agreement, dated October 1, 1996, by and among these same parties.)
          10.3       -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Steven D. Tough,
                        a copy of which is filed herewith. (Including, as Exhibit A, the
                        Consulting Agreement, dated October 1, 1996, by and among these same parties.)
          10.4       -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Jeffrey L. Elder,
                        a copy of which is filed herewith.
          10.5       -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Allen J.
                        Marabito, a copy of which is filed herewith.
          23.1       -- Consent of Deloitte & Touche LLP (HSI), a copy of which is filed herewith.
          23.2       -- Consent of Deloitte & Touche LLP (FHC), a copy of which is filed herewith.
          23.3       -- Consent of Ernst & Young LLP (FHC), a copy of which is filed herewith.
          23.4       -- Consent of Ernst & Young LLP (HSI), a copy of which is filed herewith.
          23.5       -- Consent of Coopers & Lybrand LLP, a copy of which is filed herewith.
          23.6       -- Consent of Stevenson, Jones & Holmans, P.C., a copy of which is filed herewith.

       EXHIBIT
       NUMBER
---------------------
          23.7       -- Consent of Skadden, Arps, Slate, Meagher & Flom (Included in the
                        Opinion filed as Exhibit 5.1 to this Registration Statement and incorporated by reference herein.)
          23.8       -- Consent of Pillsbury Madison & Sutro LLP (Included in the Opinion
                        filed as Exhibit 8.1 to this Registration Statement and incorporated by reference herein).
          23.9       -- Consent of Salomon Brothers Inc (Included in the Opinion filed as
                        Appendix V to the Joint Proxy Statement/Prospectus and incorporated by reference herein.)
          23.10      -- Consent of Shattuck Hammond Partners Inc. (Included in the Opinion
                        filed as Appendix VI to the Joint Proxy Statement/Prospectus and
                        incorporated by reference herein.)
          23.11      -- Consent of Morgan Stanley & Co., Incorporated (Included in the
                        Opinion filed as Appendix IV to the Joint Proxy Statement/Prospectus and incorporated by reference herein.)
          24.1       -- Powers of attorney (included on the signature page contained in Part
                        II of this Registration Statement and incorporated by reference herein).
          99.1       -- HSI Proxy/Voting Instruction Card, a copy of which is filed herewith.
          99.2       -- FHC Proxy/Voting Instruction Card, a copy of which is filed herewith.
          99.3       -- Consent of Persons About to Become Directors, a copy of which is filed herewith.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pueblo, state of Colorado on January 5, 1997.

                                            HEALTH SYSTEMS INTERNATIONAL, INC.

                                            By:              /s/ MALIK M. HASAN,
                                            M.D.

                                            ------------------------------------
                                                    Malik M. Hasan, M.D.
                                            Chairman of the Board of Directors,
                                             Treasurer (Principal Financial and
                                                    Accounting Officer)
                                                and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Health Systems International, Inc. ("HSI") hereby constitutes and appoints Malik M. Hasan, M.D. and B. Curtis Westen, Esq., or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments or additional registration statements filed pursuant to Rule 462 of the Securities Act increasing the amount of securities for which registration is being sought), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and conforming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                 TITLE                      DATE
-----------------------------------------   ---------------------------------  ----------------
                  /s/ LAWRENCE E.                       Director                January 5, 1997
                 AUSTIN
-----------------------------------------
        Lawrence E. Austin, M.D.
            /s/ DALE T. BERKBIGLER,            Director and Executive Vice      January 5, 1997
                  M.D.                         President for Medical Affairs
-----------------------------------------
        Dale T. Berkbigler, M.D.
                   /s/ J. THOMAS                        Director                January 5, 1997
                BOUCHARD
-----------------------------------------
           J. Thomas Bouchard
               /s/ CHARLES T. BRADEN                    Director                January 5, 1997
-----------------------------------------
            Charles T. Braden
           /s/ GOV. GEORGE DEUKMEJIAN                   Director                January 5, 1997
-----------------------------------------
         Gov. George Deukmejian

                SIGNATURE                                 TITLE                      DATE
-----------------------------------------   ---------------------------------  ----------------
                   /s/ THOMAS T.                        Director                January 5, 1997
                 FARLEY
-----------------------------------------
            Thomas T. Farley
            /s/ MICHAEL E. GALLAGHER                    Director                January 5, 1997
-----------------------------------------
          Michael E. Gallagher
                      /s/ JAY M.              Director, President and Chief     January 5, 1997
                 GELLERT                             Operating Officer
-----------------------------------------
             Jay M. Gellert
                    /s/ ROGER F.                        Director                January 5, 1997
                 GREAVES
-----------------------------------------
            Roger F. Greaves
            /s/ MALIK M. HASAN, M.D.         Director, Chairman of the Board    January 5, 1997
-----------------------------------------         of Directors, Treasurer
          Malik M. Hasan, M.D.                   (Principal Financial and
                                               Accounting Officer) and Chief
                                                     Executive Officer
           /s/ KENNETH W. KIZER, M.D.                   Director                January 5, 1997
-----------------------------------------
         Kenneth W. Kizer, M.D.
              /s/ DOUGLAS M. MANCINO                    Director                January 5, 1997
-----------------------------------------
           Douglas M. Mancino
            /s/ ROBERT L. MONTGOMERY                    Director                January 5, 1997
-----------------------------------------
          Robert L. Montgomery
                                                        Director
-----------------------------------------
             J. Kevin Murphy

                                 EXHIBIT INDEX

    EXHIBIT NUMBER                                  DESCRIPTION                                PAGE
    --------------      -------------------------------------------------------------------    ----
               2.5   -- Agreement and Plan of Merger, dated October 1, 1996, by and among
                        Health Systems International, Inc., FH Acquisition Corporation and
                        Foundation Health Corporation (included as Appendix I to the Joint
                        Proxy Statement/Prospectus)........................................
               3.1   -- Third Amended and Restated Certificate of Incorporation of HSI
                        (included
                        as Exhibit 4.1 to the HSI Registration Statement on Form S-8 (File
                        no. 33-74780) which is incorporated by reference herein)...........
               3.2   -- Third Amended and Restated By-Laws of HSI (included as Exhibit 4.1 to HSI's Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1995, which is incorporated by reference herein).....
               3.2.1 -- Amendment to Third Amended and Restated By-Laws of HSI (included as
                        Exhibit 3.2.1 to HSI's Quarterly Report on Form 10-Q for the
                        quarter ended September 30, 1996, which is incorporated by reference herein)..................................................
               4.1   -- Form of Class A Common Stock Certificate of HSI (included as
                        Exhibit 4.2 to HSI's Registration Statement on Forms S-1 and S-4
                        (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)..................................
               4.2   -- Form of Class B Common Stock Certificate of HSI (included as
                        Exhibit 4.3 to HSI's Registration Statement on Forms S-1 and S-4
                        (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)..................................
               4.3.1 -- Nonnegotiable Senior Secured Promissory Note in the original principal amount of $150,000,000, dated January 28, 1992, made by
                        Health Net in favor of The California Wellness Foundation (filed as
                        Exhibit 4.8 to HSI's Registration Statement on Forms S-1 and S-4
                        (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)..................................
               4.3.2 -- Nonnegotiable Subordinated Secured Promissory Note in the original principal amount of $75,000,000, dated January 28, 1992, made by
                        Health Net in favor of The California Wellness Foundation (filed as
                        Exhibit 4.9 to HSI's Registration Statement on Forms S-1 and S-4
                        (File nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)..................................
               4.3.3 -- Senior Security Agreement, dated January 28, 1992, between Health
                        Net and The California Wellness Foundation (filed as Exhibit 4.10 to HSI's Registration Statements on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)..................................................
               4.3.4 -- Subordinated Security Agreement, dated January 28, 1992, between
                        Health Net and The California Wellness Foundation (filed as Exhibit
                        4.11 to HSI's Registration Statements on Forms S-1 and S-4 (File
                        nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)...............................................
               4.3.5 -- Cash Pledge Agreement, dated January 28, 1992, by and between
                        Health Net and The California Wellness Foundation (filed as Exhibit
                        4.12 to HSI's Registration Statements on Forms S-1 and S-4 (File
                        nos. 33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)...............................................
               4.3.6 -- Sinking Fund Agreement, dated January 28, 1992, between Health Net and The California Wellness Foundation (filed as Exhibit 4.13 to
                        HSI's Registration Statements on Forms S-1 and S-4 (File nos.
                        33-72892 and 33-72892-01, respectively, which is incorporated by reference herein)..................................................

    EXHIBIT NUMBER                                  DESCRIPTION                                PAGE
    --------------      -------------------------------------------------------------------    ----
               4.3.7 -- Charitable Contribution Grant and Subordination Agreement, dated
                        January 28, 1992, between Health Net and The California Wellness
                        Foundation (filed as Exhibit 4.14 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01,
                        respectively, which is incorporated by reference herein)...........
               4.3.8 -- Guaranty Agreement, dated January 28, 1992, between Health Net and
                        The California Wellness Foundation (filed as Exhibit 4.15 to HSI's
                        Registration Statements on Forms S-1 and S-4 (File nos. 33-72892
                        and 33-72892-01, respectively, which is incorporated by reference herein)............................................................
               5.1   -- Opinion of Skadden, Arps, Slate, Meagher & Flom regarding the validity of the securities being registered, a copy of which is filed herewith.....................................................
               8.1   -- Opinion of Pillsbury Madison & Sutro LLP regarding certain federal income tax matters, a copy of which is filed herewith..............
               9.1   -- Voting Agreement, dated October 1, 1996, between Malik M. Hasan and
                        Foundation Health Corporation, a copy of which is filed
                        herewith...........................................................
              10.1   -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Daniel D.
                        Crowley, a copy of which is filed herewith. (Including, as Exhibit
                        A, the Consulting Agreement, dated October 1, 1996, by and among these same parties.)...............................................
              10.2   -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Kirk A. Bensen, a copy of which is filed herewith. (Including, as Exhibit A, the
                        Consulting Agreement, dated October 1, 1996, by and among these same parties.).....................................................
              10.3   -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Steven D.
                        Tough, a copy of which is filed herewith. (Including, as Exhibit A, the Consulting Agreement, dated October 1, 1996, by and among these same parties.).....................................................
              10.4   -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Jeffrey L.
                        Elder, a copy of which is filed herewith...........................
              10.5   -- Amended and Restated Employment Agreement, dated December 16, 1996, by and among HSI, Foundation Health Corporation and Allen J.
                        Marabito, a copy of which is filed herewith........................
              23.1   -- Consent of Deloitte & Touche LLP (HSI), a copy of which is filed herewith...........................................................
              23.2   -- Consent of Deloitte & Touche LLP (FHC), a copy of which is filed herewith...........................................................
              23.3   -- Consent of Ernst & Young LLP (FHC), a copy of which is filed herewith...........................................................
              23.4   -- Consent of Ernst & Young LLP (HSI), a copy of which is filed herewith...........................................................
              23.5   -- Consent of Coopers & Lybrand LLP, a copy of which is filed herewith...........................................................
              23.6   -- Consent of Stevenson, Jones & Holmans, P.C., a copy of which is filed herewith.....................................................
              23.7   -- Consent of Skadden, Arps, Slate, Meagher & Flom (Included in the
                        Opinion filed as Exhibit 5.1 to this Registration Statement and incorporated by reference herein.).................................
              23.8   -- Consent of Pillsbury Madison & Sutro LLP (Included in the Opinion
                        filed as Exhibit 8.1 to this Registration Statement and
                        incorporated by reference herein)..................................

    EXHIBIT NUMBER                                  DESCRIPTION                                PAGE
    --------------      -------------------------------------------------------------------    ----
              23.9  --  Consent of Salomon Brothers Inc (Included in the Opinion filed as
                        Appendix V to the Joint Proxy Statement/Prospectus and incorporated by reference herein.)..............................................
              23.10  -- Consent of Shattuck Hammond Partners Inc. (Included in the Opinion
                        filed as Appendix VI to the Joint Proxy Statement/Prospectus and
                        incorporated by reference herein.).................................
              23.11  -- Consent of Morgan Stanley & Co., Incorporated (Included in the
                        Opinion filed as Appendix IV to the Joint Proxy
                        Statement/Prospectus and incorporated by reference herein.)........
              24.1  --  Powers of attorney (included on the signature page contained in
                        Part II of this Registration Statement and incorporated by reference herein)..................................................
              99.1  --  HSI Proxy/Voting Instruction Card, a copy of which is filed herewith...........................................................
              99.2  --  FHC Proxy/Voting Instruction Card, a copy of which is filed herewith...........................................................
              99.3  --  Consent of Persons About to Become Directors, a copy of which is filed herewith.....................................................